                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration File No.: 333-32821



   This Prospectus Supplement relates to an effective registration statement under the Securities Act of 1933, and is subject to completion or amendment.

                SUBJECT TO COMPLETION DATED SEPTEMBER 24, 1997

         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 22, 1997

                              14,000,000 Shares

                           CALENERGY COMPANY, INC.


                       [CALENERGY COMPANY, INC. LOGO]


                                 Common Stock

                              ($.0675 par value)




All of the 14,000,000 shares of Common Stock (the "Common Stock") of CalEnergy Company, Inc., a Delaware corporation (the "Company"), offered hereby are being sold by the Company. Of the 14,000,000 shares of Common Stock being offered, 8,400,000 shares are initially being offered in the United States and Canada (the "U.S. Shares") by the U.S. Underwriters (the "U.S. Offering") and 3,600,000 shares are initially being concurrently offered outside the United States and Canada (the "International Shares," and together with the U.S. Shares, the "Shares") by the Managers (the "International Offering," and together with the U.S. Offering, the "Offering"). The offering price and underwriting discounts and commissions of the U.S. Offering and the International Offering are identical. Up to 2,000,000 shares of Common Stock being offered pursuant to this Prospectus Supplement are expected to be purchased by Walter C. Scott, Jr., Chairman and President of Peter Kiewit Sons, Inc., and/or by certain affiliated trusts and other entities directly or indirectly related to Mr. Scott, directly from the Company at a price equal to the Price to Public set forth below (the "Direct
 Sale"). Any shares not sold in the Direct Sale will be sold in the Offering.

The net proceeds of the Offering and the Direct Sale, together with the net proceeds of certain senior notes concurrently being offered by the Company (the "Debt Offering"), will be used to fund the Energy Project Joint Venture Acquisition and the Stock Repurchase, as such terms are hereinafter defined (collectively, the "Acquisition"). The closing of the Offering will occur prior to, and is not conditioned upon, the closing of the Acquisition. The Closing of the Offering is not conditioned upon the closing of the Direct Sale or the Debt Offering.

The Common Stock of the Company is listed on the New York Stock Exchange, the Pacific Stock Exchange and the London Stock Exchange under the symbol "CE". On September 23, 1997, the last reported sale price of the Common Stock on the New York Stock Exchange Composite Tape was $34 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   UNDERWRITING
                    PRICE TO       DISCOUNTS AND     PROCEEDS TO
                     PUBLIC       COMMISSIONS (1)    COMPANY (2)
                --------------- -----------------  ---------------
Per Share .....        $                 $                $
Total (3) .....      $                 $                $

------------
(1) Does not include Underwriting Discounts and Commissions on the Direct Sale, which are described under "Underwriting."
(2) Includes proceeds to the Company from the Direct Sale. Before deduction of expenses payable by the Company estimated at $750,000 and Underwriting Discounts and Commissions in connection with the Direct Sale.
(3) The Company has granted the U.S. Underwriters and the Managers an option exercisable from time to time for 30 days from the date of this
    Prospectus Supplement, to purchase a maximum of 2,100,000 additional shares to cover over-allotments, if any. If the option is exercised in
    full, the total Price to Public will be $       , Underwriting Discounts
    and Commissions will be $        and Proceeds to Company will be $       .

   The U.S. Shares are offered by the several U.S. Underwriters when, as and if issued by the Company, delivered to and accepted by the U.S. Underwriters and subject to their right to reject orders in whole or in part. It is expected that the U.S. Shares will be ready for delivery on or about October
  , 1997 against payment in immediately available funds.

                         JOINT BOOK RUNNING MANAGERS

    CREDIT SUISSE FIRST BOSTON                           LEHMAN BROTHERS

DONALDSON, LUFKIN & JENRETTE                               MERRILL LYNCH & CO.
       SECURITIES CORPORATION

                  PROSPECTUS SUPPLEMENT DATED       , 1997.

             THE COMPANY'S POWER GENERATION PROJECT PORTFOLIO(1)


                                          CURRENT                                                                      POLITICAL
                              FACILITY    NET MW   POST-ACQUISITION                           COMMERCIAL    U.S. $       RISK
PROJECT                        NET MW      OWNED    NET MW OWNED(2)   FUEL      LOCATION      OPERATION    PAYMENTS    INSURANCE
---------------------------- ---------- ---------  ---------------- -------  -------------- ------------  ----------  ----------
PROJECTS IN OPERATION
Coso .......................      264        127           127         Geo     California      1987-90        Yes          No
Imperial Valley ............      268        268           268         Geo     California      1986-96        Yes          No
Saranac ....................      240        180           180         Gas      New York         1994         Yes          No
Power Resources ............      200        200           200         Gas        Texas          1988         Yes          No
NorCon .....................       80         64            64         Gas    Pennsylvania       1992         Yes          No
Yuma .......................       50         50            50         Gas       Arizona         1994         Yes          No
Roosevelt Hot Springs ......       23         17            17         Geo        Utah           1984         Yes          No
Desert Peak ................       10         10            10         Geo       Nevada          1985         Yes          No
Mahanagdong ................      165         74           149         Geo     Philippines       1997         Yes         Yes
Malitbog ...................      216        216           216         Geo     Philippines     1996-97        Yes         Yes
Upper Mahiao ...............      119        119           119         Geo     Philippines       1996         Yes         Yes
Teesside Power Limited .....    1,875        202           289         Gas       England         1993          No          No
                                -----      -----         -----
Total Projects in Operation     3,510      1,527         1,689

PROJECTS UNDER CONSTRUCTION
Casecnan ...................      150         52           105        Hydro    Philippines       1999         Yes         Yes
Dieng Unit I ...............       55         26            52         Geo      Indonesia        1997         Yes         Yes
Patuha Unit I ..............       80         35            70         Geo      Indonesia        1999         Yes         Yes
Viking .....................       50         18            25         Gas       England         1998          No          No
                                -----      -----         -----
Total Projects Under
 Construction ..............      335        131           252

AWARDED AND OTHER
DEVELOPMENT PROJECTS
Salton Sea Mineral
  Extraction  ..............       15         15            15         Geo     California        1999         Yes          No
Telephone Flat .............       30         30            30         Geo     California        2000         Yes          No
Dieng ......................      345        162           324         Geo      Indonesia      1998-99        Yes         Yes
Patuha .....................      320        141           282         Geo      Indonesia        1999         Yes         Yes
Bali .......................      400        120           240         Geo      Indonesia        2000         Yes         Yes
Ijen .......................      400        120           240         Geo      Indonesia        2001         Yes         Yes
Alto Peak ..................       70         70            70         Geo     Philippines       1999         Yes         Yes
Exeter Power Limited .......       50         18            25         Gas       England         1999          No          No
                                -----      -----         -----
Total Awarded and Other
 Projects ..................    1,630        676         1,226
                                -----      -----         -----
Total Power Generation
 Projects...................    5,475      2,334         3,167
                                =====      =====         =====

------------
(1) For more detailed information, see the charts and related footnotes on pages S-19 to S-22 and pages S-29 to S-33 herein.
(2)     Gives effect to the Acquisition, as defined herein. See "Recent
        Developments."

    THE COMPANY'S PRODUCING GAS FIELD OPERATIONS AND FIELDS IN DEVELOPMENT

                                SHARE OF              CURRENT        POST-ACQUISITION
PRODUCING GAS FIELD      PROVEN RESERVES BCF(1)  % WORKING INTEREST % WORKING INTEREST             LOCATION
-------------------      ----------------------  ------------------ ------------------             --------

   Windemere...........            17.0                 14.0%                20%              U.K. Offshore (North Sea)
   Victor .............            11.8                  3.5%                 5%              U.K. Offshore (North Sea)
   Schooner ...........            15.1                  1.4%                 2%              U.K. Offshore (North Sea)

FIELDS IN DEVELOPMENT          SIZE KM(2)
----------------------         ----------
   Gingin Concession ..           2,960                  6.3%                 9%(2)      S.W. Australia Onshore (Perth Basin)
   Pila Concession ....          14,000                 70.0%               100%             N.W. Poland (Polish Trough)

------------
(1) As defined herein. Gingin and Pila have no current Proven reserves. For further details, see pages S-22 and S-31.
(2) Currently owns 9% of Gingin Concession with right to earn up to a 50% working interest.

                THE COMPANY'S DISTRIBUTION AND SUPPLY BUSINESS
   (SELECTED DATA ON NORTHERN AS OF AND FOR THE YEAR ENDED MARCH 31, 1997)

Operating Revenue .......................     pounds sterling 954.1 million
                                                             ($1.5 billion)
Number of Customers .....................                       1.5 million
Kilometers of Distribution Lines ........                            43,211
Square Kilometers of Authorized Area ....                            14,400

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERAGE TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                        PROSPECTUS SUPPLEMENT SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus Supplement and accompanying Prospectus. Certain capitalized terms used but not defined in this summary are used herein as defined elsewhere in this Prospectus Supplement. Unless otherwise indicated or unless the context otherwise requires, the information contained in this Prospectus Supplement assumes that the U.S. Underwriters' over-allotment option is not exercised. The term "Company" refers to CalEnergy Company, Inc. ("CalEnergy") and its operating subsidiaries (including Northern) and joint ventures, and "Northern" refers to Northern Electric plc and its operating subsidiaries, unless the context otherwise requires.

   This Prospectus Supplement contains forward-looking statements which involve risks and uncertainties. The Company's actual results in the future could differ significantly from the results discussed or implied in this Prospectus Supplement or incorporated by reference herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is incorporated by reference herein, "The Business of the Company" in this Prospectus Supplement and "Risk Factors" in the accompanying Prospectus, as well as those discussed elsewhere in this Prospectus Supplement and accompanying Prospectus or incorporated by reference herein or therein.

   In this Prospectus Supplement, references to "U.S. dollars," "dollars," "U.S. $," "$" or "cents" are to the currency of the United States and references to " pounds sterling," "pounds," "sterling," "pounds sterling," "pence" or "p" are to the currency of the United Kingdom.

                                 THE COMPANY

OVERVIEW

   CalEnergy Company, Inc. is a fast-growing global power company whose goal is to be a leading provider of low cost and reliable energy services throughout the world as governments privatize or deregulate electricity and gas markets. CalEnergy was founded in 1971 and, through its subsidiaries, manages and owns interests in over 5,000 megawatts ("MW") of power generation facilities in operation, construction and development worldwide, including 20 generating facilities which it currently operates. In addition, through its subsidiary, Northern Electric plc ("Northern"), the Company is engaged in the distribution of electricity to approximately 1.5 million customers primarily in northeast England as well as the supply of electricity and gas (together with other related business activities) throughout England and Wales. The Company has achieved significant growth in earnings and assets over the past five years through: (i) acquisitions that complement and diversify the Company's existing business, broaden the geographic locations of and fuel sources used by its projects and enhance its competitive capabilities; (ii) enhancement of the financial and technical performance of existing and acquired projects;
and (iii) development and construction of new plants and facilities ("greenfield development").

    A condensed financial structure overview reflecting the current ratings of the principal senior debt issuances by CalEnergy and its subsidiaries is presented below.(1)

                                          -------------
                                            CalEnergy
                                          Company, Inc.
                                             Ba2/BB+
                                          -------------
                                                |
     ------------------------------------------------------------------------------------
     |              |                  |                |              |                |
-----------   --------------    ----------------   ------------   ----------    -----------------
CE Electric    Coso Funding        Salton Sea      CE Indonesia   CE Casecnan         Other
(U.K.) plc         Corp.          Funding Corp.    Funding Corp.    Project      Subsidiaries and
Baa1/BBB+/A    Baa2/BBB/BBB         Baa3/BBB-       Baa3/BBB-       Ba2/BB        Projects (U.S.,
              (Coso Projects)   (Imperial Valley   (Indonesian                     Philippines,
                                    Projects)        Projects)                  Australia, Poland
                                                                                   and Others)
-----------   --------------    ----------------   ------------   ----------    -----------------
     |
------------
Northern
Electric plc
A3/BBB+/A
------------

(1) The debt ratings reflected above have been published by Moody's Investors Services, Inc. and Standard & Poor's Rating Service, respectively, and, in the case of CE Electric, Northern and Coso, by Duff & Phelps Credit Rating Co., in respect of certain senior indebtedness of the respective issuers shown. These ratings may be changed from time to time by the ratings agencies. On September 9, 1997, Standard & Poor's Ratings Service placed Northern and CE Electric UK plc on CreditWatch, with negative implications in connection with the Acquisition.

SIGNIFICANT GROWTH IN OPERATING RESULTS

   The Company's management team has a proven track record of project development, operation and acquisition integration. Since the arrival of the current management team in 1991, the Company's operating and financial results have improved significantly as a result of cutting costs, improving operating efficiency at its existing plants, bringing all new greenfield projects into operation on time and within budget and implementing an aggressive international expansion and acquisition strategy. The senior management team has an average of twelve years of independent power experience and owns approximately 3% of the outstanding Common Stock of the Company on a fully diluted basis after giving effect to the Offering.

   The market capitalization of the Company has risen at a compound annual rate of 33% from approximately $499 million in December 1991 to approximately $2,419 million in June 1997, the revenues of the Company have risen at a compound annual rate of 46% from approximately $127 million in 1992 to approximately $576 million in 1996 and net income available to common stockholders has risen at a compound annual rate of 33% from approximately $30 million in 1992 to approximately $92 million in 1996. As the charts below show, from 1992 through 1996, the Company's EBITDA (as defined in footnote
(1) below) and total assets have increased by a compound annual growth rate of 47% and 77%, respectively.

        [CHART OMITTED: BAR GRAPH REPRESENTED AS TABULAR MATERIAL]

                       HISTORICAL GROWTH IN EBITDA (1)
                                 (Millions)

     1992      1993       1994       1995       1996     7/96-6/97 (2)
     ----      ----       ----       ----       ----     -------------
   $82,346   $102,459   $129,939   $271,383   $385,028     $624,706

------------
(1) As used in this chart, "EBITDA" means the Company's earnings, before interest, taxes, depreciation and amortization. Information concerning EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative to either (i) operating income (determined in accordance with Generally Accepted Accounting Principles ("GAAP")) or (ii) cash flow from operating activities (determined in accordance with GAAP).
(2)    Unaudited EBITDA for the twelve month period ended June 30, 1997.


        [CHART OMITTED: BAR GRAPH REPRESENTED AS TABULAR MATERIAL]

                      HISTORICAL GROWTH IN TOTAL ASSETS
                                 (Millions)

     1992       1993       1994        1995        1996       June 30, 1997
     ----       ----       ----        ----        ----       -------------
  $580,550    $715,984  $1,131,145  $2,654,038  $5,712,907     $6,275,061

    On July 24, 1997, the Company reported operating results for the quarter ended June 30, 1997. Revenues increased 353% to approximately $525.0 million for the three months ended June 30, 1997, from approximately $115.8 million for the same period in 1996. Net income available to holders of Common Stock for the quarter rose 60% to approximately $30.9 million or $0.47 per share of Common Stock with 66.0 million average shares of Common Stock outstanding, compared to approximately $19.3 million or $0.35 per share of Common Stock with 55.4 million average shares of Common Stock outstanding for the same period in 1996. For the six month period ended June 30, 1997, revenues increased 429% to approximately $1,091.0 million from $206.2 million for the same period in 1996. Net income available to holders of Common Stock rose 73% to $58.3 million or $0.89 per share of Common Stock with 65.8 million average shares of Common Stock outstanding, compared to approximately $33.7 million or $0.62 per share of Common Stock with 54.8 million average shares of Common Stock outstanding for the same period in 1996.

RECENT SUCCESSFUL ACQUISITIONS

   In the last three years, the Company has consummated several significant acquisitions, each of which has been successfully integrated and immediately accretive to earnings. In January 1995, the Company acquired Magma Power Company ("Magma"), a publicly-traded United States independent power producer with 228 MW of aggregate net operating capacity and 154 MW of aggregate net ownership capacity, for approximately $958 million. The Magma acquisition, combined with the Company's previously existing assets, has made the Company the world's largest independent geothermal power producer (based on the Company's estimate of aggregate MW of electric generating capacity in operation and construction).

   In April 1996, the Company completed the purchase for approximately $70 million of its partner's interests in four electric generating plants in Southern California, resulting in sole ownership of the Imperial Valley Projects' 228 MW of aggregate net operating capacity.

   In August 1996, the Company acquired Falcon Seaboard Resources, Inc. ("Falcon Seaboard") for approximately $226 million, thereby acquiring ownership in 520 MW of natural gas-fired electric production facilities located in New York, Texas and Pennsylvania and a related gas transmission pipeline.

   In December 1996, the Company acquired a majority of the common shares of Northern. Northern is one of the twelve regional electricity companies (each, a "REC") which came into existence as a result of the restructuring and subsequent privatization of the electricity industry in the United Kingdom in 1990. Northern distributes electricity in its authorized area located in northeast England which covers approximately 14,400 square kilometers and has a population of approximately 3.2 million people. Northern also supplies electricity and gas inside and outside its authorized area and owns interests in three producing gas field operations in the North Sea.

PENDING ENERGY PROJECT JOINT VENTURE ACQUISITION AND STOCK REPURCHASE

   On September 11, 1997, the Company announced that it had signed a definitive agreement (the "KDG Agreement") with Kiewit Diversified Group Inc. ("KDG"), a wholly-owned subsidiary of Peter Kiewit Sons Inc. ("PKS"), to acquire all of KDG's ownership interest in the various international power generation projects (the "Energy Project Joint Venture Acquisition") which are jointly owned with the Company and managed by the Company as well as to repurchase all of KDG's outstanding ownership interests in the Company's Common Stock (the "Stock Repurchase," and together with the Energy Project Joint Venture Acquisition, the "Acquisition").

   KDG's ownership interest in the Company consists of 20,231,065 shares of Common Stock (including options to acquire 1,000,000 shares of Common Stock) which currently represent approximately 30% of the Company's outstanding shares (26% on a fully diluted basis prior to the Offering), as well as the following power project interests: 45% of the 165 net MW Mahanagdong project, 35% of the 150 net MW Casecnan project, 47% of the 400 net MW Dieng project, 44% of the 400 net MW Patuha project, 30% of the 400 net MW Bali project and 30% of CE Electric UK (the parent of Northern), each as defined herein. The Company is the managing partner and operator of each such project (collectively, the "Joint Venture Energy Projects"). In addition, KDG's 50% interest in all other power project opportunities which the Company has in development under the international joint venture agreement with KDG are being transferred to the Company. Upon consummation of the Acquisition, the Company will immediately add over 1,000 net MW of generating capacity in operation, construction and development to its project portfolio (including approximately 850 net MW of operating, construction and advanced stage development projects reflected in the charts on the inside front cover page of this Prospectus Supplement). See "Recent Developments."

   The KDG Agreement provides that the Company will pay $1,155,000,000 for KDG's ownership interest in the Joint Venture Energy Projects and the Company's Common Stock. Final closing of the transaction is expected to occur in January 1998. The Company intends to fund the Acquisition with available cash, the net proceeds of this Offering, the Direct Sale and the Debt Offering.

   Concurrently with the Offering and the Direct Sale, the Company is offering $350 million of senior notes pursuant to the registration statement of which this Prospectus Supplement and the Prospectus is a part. These debt securities will be senior unsecured obligations of the Company ranking pari passu in right of payment with all other existing and future senior unsecured obligations of the Company and will rank senior to all other existing and future subordinated debt of the Company. See "Recent Developments" and "Use of Proceeds."

BENEFITS OF THE PENDING ACQUISITION

   The Company believes the following benefits will be realized from the Acquisition, thereby enhancing its competitive position:

   o  Accretive to earnings beginning in 1998;

   o Addition of 1,000 MW net ownership without incurring any additional development or administration costs;

   o Increased size (the Company is already the largest independent geothermal power producer in the world) which provides opportunities for cost efficiencies, further enhancement of the Company's international reputation and credibility with sovereign governments and state utility customers and enhancement of its ability to successfully compete for new projects; and

   o Increased ownership percentage and resulting cash flows from subsidiaries with an investment grade credit rating.

STRATEGY

   The Company's growth strategy remains focused upon taking advantage of the investment opportunities created by the continuing deregulation and privatization in energy sectors throughout the world. In order to effectively execute its growth strategy, the Company has organized its operations into three geographic regions (the Americas, Asia and Europe) and two markets (emerging and mature). As a market evolves in its life cycle from emerging to mature, the investment opportunities available to the Company will evolve from generation to distribution and supply.

   In each market, the Company's strategy is comprised of the following key elements:

   o GROWTH THROUGH INTERNATIONAL AND DOMESTIC ACQUISITIONS. The Company has successfully completed four acquisitions in the past three years, each of which was immediately accretive to earnings. The Company believes several of these acquisitions provided it with specialized skills and experience that enhance its competitive position in the areas it has targeted for future growth. For example, the Company's acquisition of Northern, a United Kingdom ("UK") regional electric company engaged in electric distribution and gas distribution and supply, is the first step in its planned expansion into those sectors in the U.S. and elsewhere throughout the world. In addition, since the United Kingdom is progressively deregulating its electric and gas supply sectors, the Company believes that its Northern management team has the knowledge and skills to compete in a competitive supply market. Northern also possesses the sophisticated billing and information systems that are believed by the Company to be critically important components of the skill and technology base necessary to compete effectively in a deregulated environment.

        The Company believes that the electric industry in the United States will also progressively deregulate over the next three to five years and will largely follow the regulatory model established in the United Kingdom (with incentive based rates or price caps). As currently regulated U.S. electric distributors and electric and gas suppliers attempt to rationalize their businesses to maintain profitability in a price competitive market, the Company believes that opportunities will become available to low cost and reliable providers of energy services to gain market share in energy supply and provide additional services to competitors (such as utility line construction and maintenance services, metering, customer billing and information systems services).

        As a result, the Company believes that by acquiring a U.S. utility operation and transferring the knowledge, skills and systems gained at Northern, it can create a platform from which a U.S. energy distribution and supply business can be profitably established and expanded in a deregulated market. In this context, the Company recently sought to acquire a U.S. utility, New York State Electric & Gas Corporation ("NYSEG"), through a two-step tender offer. When its minimum tender condition was not met, the Company did not increase its offer price and chose not to further pursue the NYSEG acquisition. Consistent with its disciplined approach to acquisitions, the Company will continue to evaluate other available opportunities from time to time, but will not agree to pay prices which it believes to be unjustified in its acquisition analysis. The Company still intends to acquire a U.S. utility operation in the next few years, although it currently has no specific acquisition plans.

   o GROWTH THROUGH GREENFIELD DEVELOPMENT OF ENERGY PROJECTS. The Company continues to view the international power generation sector as an attractive market for the development of new greenfield energy opportunities, an area in which it has demonstrated substantial expertise. In the past three years, the Company has developed and financed seven new international power projects, three of which have already completed construction on schedule and within budget and are now earning revenues and the remaining four of which are still in their scheduled construction phases.

        With the acquisition of Sovereign Exploration Ltd. (now CalEnergy Gas
      UK) as part of the Northern acquisition, the Company has expanded its development strategy to include integrated generation and upstream natural gas operations. The addition of gas exploration, production and technical storage capabilities allows the Company to expand its number of target markets throughout the world. In addition, utilization of its geotechnical expertise in this manner allows early entrance with limited upfront capital expenditures into markets in which the Company might not otherwise have power development opportunities. The integration of power generation plants with the upstream gas sources in competitive energy markets will also produce market arbitrage opportunities to sell either gas or electricity depending upon market conditions at the time. The Company has recently announced two upstream gas projects, one in Western Australia at the Gingin field in the Perth Basin and one in Poland at the large Pila Concession.

        Furthermore, the Company continues to view Asia as a primary development region in the near term. The Company presently plans to continue to focus its development efforts on power projects and other energy opportunities in the Philippines, Indonesia, Australia and New Zealand and to opportunistically pursue power projects elsewhere in Asia, including China and India. The Company also continues to pursue development opportunities in the Americas and European regions.

    o PROFIT ENHANCEMENT THROUGH OPERATING EFFICIENCIES WHILE MAINTAINING QUALITY AND RELIABILITY OF SERVICE. The Company aggressively pursues profitability improvements through efficiency and productivity gains at existing operations. Since 1991, the cost of production per kilowatt hour ("kWh") at the Company's Coso Projects has declined from
       2.7 cents/kWh to 1.9 cents/kWh. Since 1994, the cost of production per kWh at the Imperial Valley Projects (as defined herein) has declined from 5.3 cents/kWh to 3.5 cents/kWh. In each case, the Company has achieved these efficiencies while maintaining high reliability and safety in its operation. Through continuing advancements in drilling technology, reservoir modeling and well maintenance techniques, the production capacity of new and existing wells has been improved or maintained and, as a result, the useful output of the various geothermal resources has been improved or maintained.

   o CONTINUED DIVERSIFICATION OF REVENUE BASE AND FUEL SOURCES. The Company believes that it presently has a diversified revenue base, distributed among its net ownership of 1,527 MW in twenty-one operating projects and its ownership of an operating electric utility.

        Other than the revenues of Northern, which are largely derived from its electric distribution and supply activities, substantially all of the Company's current revenues are based on long-term contracts with seven large U.S. utility companies and the foreign governments of the Philippines (sovereign ratings of Ba1/BB+) and Indonesia (sovereign ratings of Baa3/BBB).

        The Company intends to seek continued diversification of its revenue base and fuel sources through acquisitions and greenfield development. As the table on the inside front cover page of this Prospectus Supplement shows, the Company's existing power development backlog is expected to result in a substantial increase in the Company's net ownership interest in MW in operation from 1,527 MW of current net ownership interest to 3,167 MW by 2001.

       By the year 2000, based upon the Company's existing project backlog, the Company expects approximately two-thirds of the power project portfolio in operation to be comprised of international projects (based on net MW owned).

   o MAINTENANCE OF PRUDENT FINANCIAL AND RISK MANAGEMENT PRACTICES. The Company has consistently maintained, and intends in the future to maintain what it believes to be prudent financial and risk management practices. A primary objective of the Company is to structure project financing for development projects which can be rated investment grade by Moody's Investor Services Inc. and Standard & Poor's Ratings Services. Its Coso projects are rated Baa2/BBB; its Salton Sea Funding Corp. is rated Baa3/BBB-; its Northern Electric subsidiary is rated A3/BBB+; its CE Electric UK Holdings subsidiary is rated Baa1/BBB+; and its Indonesia Projects received ratings of Baa3(implied)/BBB-. The debt ratings reflected above have been published by Moody's Investors Services, Inc. and Standard & Poor's Ratings Services, respectively, in respect of certain senior indebtedness of the respective issuers shown. These ratings may be changed from time to time by the ratings agencies. The project financing structures engaged in to date by the Company include as a fundamental protection for the Company's other assets the requirement that (with certain minimal exceptions) the funds borrowed for the purpose of financing a project are to be financed primarily or entirely under loan agreements and related documents which provide that the loans are to be repaid solely from the project's revenues and that the security granted to secure the loan obligation be limited to the capital stock, assets, contracts and cash flow of the plant or its holding company. Under this type of financing structure, the lenders cannot seek recourse against the Company or its other subsidiaries or projects. The Company intends to continue to structure future projects in a manner which minimizes the exposure of the Company's other assets through appropriate non-recourse project financings.

   o CONTINUED ADHERENCE TO STRICT PROJECT EVALUATION CRITERIA. The Company intends to operate only in those countries where economic fundamentals are believed to be attractive and risks can be contractually mitigated or adequately covered by insurance. The Company's international investment criteria generally includes giving due consideration, where appropriate, to the following:

        o  Sovereign guarantees;
        o  Significant demand for new power generating facilities;
        o An established legal system providing for enforceability of contracts and regulations;
        o Contracts with utilities, governments or other parties with acceptable creditworthiness which provide for primarily US$-denominated payments and certain contractual protections regarding currency convertibility and transferability;
        o Fixed-price date-certain, turnkey construction contracts with liquidated damages and performance security provisions; and
        o  Availability of political risk insurance.

           The Company intends to continue to focus upon only those development opportunities where it is permitted, directly or indirectly, to acquire a majority ownership interest and exercise operational control over the newly developed or acquired projects.

                              ---------------

   The principal executive offices of the Company are located at 302 South 36th Street, Suite 400, Omaha, Nebraska 68131 and its telephone number is
(402) 341-4500. The Company was incorporated in 1971 under the laws of the State of Delaware.

                       THE OFFERING AND THE DIRECT SALE

Common Stock offered by the
 Company:

U.S. Offering .................  8,400,000 Shares

International Offering ........  3,600,000 Shares

Direct Sale ...................  2,000,000 Shares

Total .........................  14,000,000 Shares

Common Stock to be outstanding
after the Offering and the
Direct Sale (1) ...............  77,085,687 Shares

Common Stock to be outstanding
after the Offering, Direct Sale
and the Acquisition ...........  57,854,622 Shares

Common Stock Listing ..........  New York Stock Exchange, London Stock
                                 Exchange and Pacific Stock Exchange

Listing Symbol ................  CE

Debt Offering .................  Concurrently with the Offering and the
                                 Direct Sale, the Company is offering
                                 $350,000,000 of senior notes (the "Debt
                                 Offering").

Use of Proceeds ...............  The Company will use the net proceeds from the Offering, the Direct Sale, the Debt
                                 Offering and available cash on hand from the
                                 general corporate funds of the Company to
                                 complete the Acquisition. The closing of the
                                 Offering will occur in advance of, and is
                                 not conditioned upon, the closing of the
                                 Acquisition. The closing of the Debt
                                 Offering is expected to occur concurrently
                                 with or shortly after the closing of the
                                 Offering and the closing of the Direct Sale
                                 is expected to occur concurrently with the
                                 closing of the Offering. The closing of the
                                 Offering is not conditioned upon the closing
                                 of the Direct Sale or the Debt Offering. See
                                 "Use Of Proceeds."
------------
(1) Based on the number of shares of Common Stock outstanding as of August 31, 1997. Does not reflect the expected repurchase of 19,231,065 shares of Common Stock from KDG pursuant to the Stock Repurchase and does not include (i) 5,141,688 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options (excluding 1,000,000 shares of Common Stock which are subject to options held by KDG which will be canceled upon the closing of the Acquisition) and (ii) shares of Common Stock issuable upon the conversion of the Company's various series of convertible preferred securities of subsidiary trusts.

    SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
         (ALL DATA IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

   The following table presents summary historical consolidated financial and operating data of the Company as of and for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997. The unaudited consolidated financial statements of the Company as of and for the six months ended June 30, 1996 and 1997 reflect all adjustments necessary in the opinion of the Company's management (consisting of normal recurring accruals) for a fair presentation of such data. The financial data set forth below should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                       YEAR ENDED                     SIX MONTHS ENDED
                                                      DECEMBER 31,                      JUNE 30, (3)
                                         -----------------------------------------------------------------
                                             1994       1995(1)       1996(2)        1996         1997
                                         ----------- ------------  ------------ ------------  ------------
STATEMENT OF OPERATIONS DATA:
 Total revenues ........................  $  185,854   $  398,723   $  576,195    $  206,150   $1,090,970
 Operating revenues ....................     154,562      335,630      518,934       180,679    1,048,511
 Income from operations ................      55,836       97,051      135,713        49,270      117,528
 Interest expense, net of capitalized
  interest .............................      52,906      102,083      126,038        47,996      119,506
 Net income(4) .........................      36,827       63,415       92,461        33,733       58,337
 Net income per share--primary(5)  .....        0.89         1.25         1.60           .62          .89
 Net income per share--fully diluted(5)         0.88         1.18         1.50           .59          .87
BALANCE SHEET DATA:
 Properties, plants, contracts and
  equipment, net .......................  $  561,643   $1,781,255   $3,348,583    $2,028,624   $3,666,627
 Total assets ..........................   1,131,145    2,654,038    5,712,907     2,975,127    6,275,061
 Subsidiary and project debt ...........     264,583      921,219    1,754,895     1,056,077    2,276,539
 Total indebtedness ....................     796,529    1,763,424    2,901,580     1,922,725    3,230,356
 Convertible preferred securities of
  subsidiary trusts (6) ................          --           --      103,930    $  103,930   $  283,930
 Stockholders' equity ..................     179,991      543,532      880,790       587,936      917,912
OTHER FINANCIAL DATA:
 Depreciation and amortization .........  $   21,197   $   72,249   $  118,586    $   43,713   $  137,912
 Capital expenditures ..................     119,013      398,623      341,706       218,704      182,190
 EBITDA(7)(8) ..........................     129,939      271,383      385,028       142,422      382,100
 Ratio of EBITDA to fixed charges(8)(9)          2.1          2.0          2.3           1.9          2.5
 Ratio of earnings to fixed charges(9)           1.7          1.5          1.6           1.4          1.7

------------
(1) Reflects the acquisition of Magma Power Company, which was completed on February 24, 1995.
(2) Reflects the acquisition of the remaining 50% of the Partnership Projects (as defined herein) on April 17, 1996, the acquisition of Falcon Seaboard on August 7, 1996 and the acquisition of majority ownership of Northern by CE Electric U.K. plc ("CE Electric") (which is 70% owned indirectly by the Company) on December 24, 1996. In March 1997, the Company completed the acquisition of Northern.
(3) The Company's operations have historically been seasonal in nature, with a disproportionate percentage of income earned in the quarter ended September 30; therefore, operating results and ratios for interim periods are not indicative of the results for the full year. As a result of the acquisition of Northern, the Company's historical results are expected to differ significantly from the Company's actual results in the future.
(4) The Company's 12% senior notes due 1995 were defeased in the first quarter of 1994 in connection with the issuance of the 10 1/4% senior discount notes due 2004, resulting in an extraordinary loss in 1994 in the amount of $2.0 million.
(5) The weighted average number of primary shares of Common Stock outstanding was 35.7 million, 50.0 million, 57.9 million, 54.8 million and 65.8 million, respectively, for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997. The number of fully diluted shares of Common Stock outstanding was 40.2 million, 57.7 million, 67.2 million, 64.7 million and 72.3 million, respectively, for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997.
(6) Also sometimes referred to herein as the "1996 TIDES" and the "6 1/4% Convertible Preferred Securities" (each as defined herein), or as "Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trusts." Subsequent to June 30, 1997, a subsidiary trust issued an additional $270 million of Company-obligated mandatorily redeemable convertible preferred securities.
(7) EBITDA means earnings before interest, taxes, depreciation and amortization.
(8) The 1994 EBITDA balances are before the extraordinary item associated with the defeasance of the Company's 12% senior notes due 1995. Information concerning EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative to either (i) operating income (determined in accordance with GAAP) or
       (ii) cash flow from operating activities (determined in accordance with GAAP).
(9) For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of the Company, including its proportionate share of the pre-tax income of the Coso Project (as defined herein) (and for the year ended December 31, 1996 and the six months ended June 30, 1997, the Partnership Projects (as defined herein)), and (b) fixed charges, less capitalized interest. "Fixed charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be representative of the interest factor (one-third of lease payments) and preferred stock dividend requirements of major subsidiaries.

               SUMMARY SELECTED PRO FORMA FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

   The following pro forma information reflects the Offering, the Direct Sale and the offering in August 1997 of $270 million of Company-obligated mandatorily redeemable convertible preferred securities and, in the case of the statement of operations data and the other financial data, the acquisitions described in footnote (2) below. The following pro forma as adjusted information gives effect to these transactions and to the Debt Offering and the Acquisition. In each case, the information is presented as if such transactions had occurred on June 30, 1997 with respect to the balance sheet data and on January 1, 1996 with respect to the statement of operations data and other financial data. The pro forma financial information set forth below should be read in conjunction with the historical and pro forma consolidated financial statements of the Company and the notes thereto appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Offering is not conditioned on the closing of the Acquisition, the Debt Offering or the Direct Sale. See "Recent Developments," "Use of Proceeds" and "Pro Forma Financial Data."

                                                               SIX MONTHS ENDED               YEAR ENDED
                                                               JUNE 30, 1997(1)          DECEMBER 31, 1996(2)
                                                          --------------------------- ---------------------------
                                                                          PRO FORMA                   PRO FORMA
                                                            PRO FORMA    AS ADJUSTED    PRO FORMA    AS ADJUSTED
                                                          ------------ -------------  ------------ -------------
STATEMENT OF OPERATIONS DATA:
 Total revenues .........................................  $1,090,970    $1,101,388    $2,162,381    $2,187,992
 Operating revenues .....................................   1,048,511     1,048,511     2,104,371     2,104,371
 Income before income taxes .............................     102,479        89,021        96,094        67,233
 Interest expense, net of capitalized interest  .........     125,780       152,942       264,066       322,418
 Net income .............................................      53,591        54,860        54,106        33,974
 Net income per share--primary ..........................         .67           .92           .75           .65
 Net income per share--fully diluted ....................         .67           .89           .74           .64
 Average number of common and common equivalent shares  .      79,833        59,916        71,870        52,077
 Fully diluted shares ...................................      86,269        66,352        72,712        52,919
BALANCE SHEET DATA:
 Properties, plants, contracts and equipment, net  ......  $3,666,627    $4,075,860           N/A           N/A
 Total assets ...........................................   7,049,061     7,085,545           N/A           N/A
 Subsidiary and project debt ............................   2,276,539     2,765,062           N/A           N/A
 Total indebtedness .....................................   3,230,356     4,068,879           N/A           N/A
 Convertible preferred securities of subsidiary
  trusts(3) .............................................     553,930       553,930           N/A           N/A
 Stockholders' equity ...................................   1,421,912       768,443           N/A           N/A
OTHER FINANCIAL DATA:
 Depreciation and amortization ..........................  $  137,912    $  138,583    $  203,348    $  204,689
 EBITDA(4)(5) ...........................................     382,100       396,475       585,749       616,581
 Ratio of EBITDA to fixed charges(5) ....................         2.3           2.0           1.8           1.5
 Ratio of earnings to fixed charges(6) ..................         1.5           1.3           1.2           1.0

------------
(1) The Company's operations have historically been seasonal in nature, with a disproportionate percentage of income earned in the quarter ended September 30; therefore, operating results and ratios for interim periods are not indicative of the results for the full year. As a result of the acquisition of Northern, the Company's historical results are expected to differ significantly from the Company's actual results in the future.
(2) Reflects the acquisition as of January 1, 1996 of the remaining 50% of the Partnership Projects (as defined herein) on April 17, 1996, the acquisition of Falcon Seaboard Resources, Inc. on August 7, 1996 and the acquisition of majority ownership of Northern by CE Electric (which is 70% owned indirectly by the Company) on December 24, 1996. In March 1997, the Company completed the acquisition of Northern.
(3) Also sometimes referred to herein as the "1996 TIDES" and the "6 1/4% Convertible Preferred Securities" or as "Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trusts." Subsequent to June 30, 1997, a subsidiary trust issued an additional $270 million of Company-obligated mandatorily redeemable convertible preferred securities.
(4) EBITDA means earnings before interest, taxes, depreciation and amortization.
(5) Information concerning EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative to either (i) operating income (determined in accordance with GAAP) or
       (ii) cash flow from operating activities (determined in accordance with GAAP).
(6) For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of the Company, including its proportionate share of the pre-tax income of the Coso Project (as defined herein) (and for the year ended December 31, 1996 and the six months ended June 30, 1997, the Partnership Projects (as defined herein)), and (b) fixed charges, less capitalized interest. "Fixed charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be representative of the interest factor (one-third of lease payments) and preferred stock dividend requirements of major subsidiaries.

                             RECENT DEVELOPMENTS

   On September 11, 1997, the Company announced that it had signed the KDG Agreement with KDG, to acquire KDG's entire ownership interest in the Joint Venture Energy Projects as well as to repurchase KDG's ownership interest in the Company's Common Stock.

   KDG's current ownership interest in the Company comprises 20,231,065 shares of Common Stock (including KDG's options to acquire 1,000,000 shares of Common Stock) which represent approximately 30% of the Company's outstanding shares of Common Stock (currently 26% on a fully diluted basis), as well as the following interests in each of the projects which KDG jointly owns with Company: 45% of the 165 net MW Mahanagdong project, 35% of the 150 net MW Casecnan project, 47% of the 400 net MW Dieng project, 44% of the 400 net MW Patuha project, 30% of the 400 net MW Bali project and 30% of CE Electric UK (the parent of Northern), each as defined herein. The Company is the managing partner and operator of each of the Joint Venture Energy Projects. In addition, KDG's 50% interests in all of the Company's other power project opportunities under the international joint venture agreement with KDG are being transferred to the Company. The Acquisition is not conditioned on consummation of this Offering, the Direct Sale or the Debt Offering.

   The KDG Agreement provides that the Company will pay $1,155,000,000 for KDG's ownership interests in the Joint Venture Energy Projects and the Company's Common Stock (subject to certain upward or downward adjustments not to exceed $20 million). The Acquisition has an outside closing date of February 20, 1998 and contains no express financing conditions although certain material adverse capital market events would provide the Company the right to terminate the KDG Agreement. Under the KDG Agreement, the Company is obligated to utilize its reasonable best efforts to secure financing for the Acquisition prior to February 20, 1998. If either party terminates the KDG Agreement as a result of a breach by the other party of its representations, warranties, covenants or agreements under the KDG Agreement, then the breaching party must pay a termination fee of $50 million.

   Concurrently with the execution of the KDG Agreement, the Company and KDG executed a Confidentiality, Standstill, and Noncompetition Agreement (the "CSN Agreement") which will terminate if the KDG Agreement were to be terminated. The CSN Agreement provides that for the period commencing on the date of the KDG Agreement and ending three years from the date of the closing of the Acquisition, subject to the limited exceptions provided therein, neither KDG nor an affiliate of KDG shall, through subsidiaries or affiliates, participate in the ownership, management, operation or control of any business that engages in the operation, development, supply or distribution of electrical power anywhere in the world, or engages in any business or activity that, through subsidiaries or affiliates, competes with any business or activity presently engaged in by the Company. In addition, for the period commencing on the date of the KDG Agreement and ending five years from the date of the closing of the Acquisition, KDG shall not, and shall cause its affiliates not to, among other things, unless and until KDG receives the prior written invitation or approval of a majority of directors of the Company, directly or indirectly (i) acquire, agree to acquire or make any proposal to acquire any securities of the Company or any of its subsidiaries, (ii) seek or propose, or, as to any of the following occurring prior to the closing under the KDG Agreement, unless approved by a majority of the current directors of the Company (excluding KDG's designees), vote in favor of, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its subsidiaries, or (iii) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, board of directors or policies of CalEnergy or any of its subsidiaries.

   Closing of the Acquisition is expected to occur in January 1998, although there can be no assurance that the Acquisition will be consummated. The Company intends to fund the Acquisition with available cash, the proceeds of the Offering, the Direct Sale and the Debt Offering. See the Company's Current Report on Form 8-K dated September 11, 1997, incorporated in the accompanying Prospectus by reference.

   The KDG Agreement has no impact on existing contractual arrangements with construction company affiliates of KDG who are constructing plants for the Company in Indonesia and the Philippines.

                                USE OF PROCEEDS

   The net proceeds to the Company of the Offering are estimated to be
approximately $        million (approximately $        million if the
over-allotment option is exercised in full). The net proceeds to the Company
of the Direct Sale are estimated to be approximately $        million.
Approximately $      million will be required to complete the Acquisition.
The net proceeds of the Offering and the Direct Sale (approximately $
million in the aggregate, assuming no exercise of the over-allotment option),
together with the expected net proceeds of $        million from the
concurrent Debt Offering described herein and cash on hand from general corporate funds of the Company in the amount of approximately $ million, will be used by the Company to complete the Acquisition as described herein. The closing of the Offering will occur in advance of, and is not conditioned upon, the closing of the Acquisition. The closing of the Debt Offering is expected to occur concurrently with or shortly after the closing of the Offering and the closing of the Direct Sale is expected to occur concurrently with the closing of the Offering, but the closing of the Offering is not conditioned upon the closing of the Direct Sale or the Debt Offering. If for any reason the Acquisition were not consummated, the net proceeds of the Offering would be used to make equity investments in future domestic or international energy projects, to fund possible future stock or asset acquisitions, for the possible repayment of debt and for other general corporate purposes.

              MARKET PRICES OF COMMON STOCK AND DIVIDEND POLICY

   The Common Stock is listed on the New York Stock Exchange (the "NYSE"), the Pacific Stock Exchange and the London Stock Exchange under the symbol "CE." The following table sets forth for the fiscal quarters indicated the high and low last reported sale prices of the Common Stock as reported on the NYSE Composite Tape.

                                          PRICE RANGE
                                       ------------------
                                         HIGH      LOW
                                       -------- --------
FISCAL YEAR ENDING DECEMBER 31, 1997
Third Quarter (through September 23)    $ 41.75  $ 32.75
Second Quarter .......................   41.625   32.625
First Quarter ........................   38.375   32.125
FISCAL YEAR ENDING DECEMBER 31, 1996
Fourth Quarter .......................   33.625   28.125
Third Quarter ........................   31.875   22.875
Second Quarter .......................   28.375    24.00
First Quarter ........................   26.875   18.375
FISCAL YEAR ENDING DECEMBER 31, 1995
Fourth Quarter .......................   20.875   17.875
Third Quarter ........................    21.50   16.125
Second Quarter .......................   17.125    15.50
First Quarter ........................   18.875   15.375

   On September 23, 1997, the last reported sale price of the Common Stock on the NYSE Composite Tape was $34 per share. As of September 19, 1997, there were approximately 1,077 holders of record of the Common Stock. The Company's present policy is to reinvest earnings in the business and pay no dividends on its Common Stock. In addition, certain of the Company's current debt indentures restrict the payment of cash dividends based upon a formula and limit the amount of dividends and other distributions generally to no more than 50% of the Company's accumulated adjusted consolidated net income as defined, subsequent to April 1, 1994, plus the proceeds of any stock issuances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements" appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                CAPITALIZATION
                                (IN THOUSANDS)

   The following table sets forth (i) the consolidated capitalization of the Company at June 30, 1997, (ii) the pro forma consolidated capitalization of the Company as if the Offering (based on an assumed price to the public of $36.00 per share), the Direct Sale, and the offering in August of $270 million of Company-obligated mandatorily redeemable convertible preferred securities had occurred on June 30, 1997, and (iii) the pro forma consolidated capitalization of the Company as adjusted for the consummation of the Debt Offering and the Acquisition. The table should be read in conjunction with the Company's historical and pro forma consolidated financial statements and the notes thereto, and the pro forma financial statements and the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Offering is not conditioned upon the closing of the Acquisition, the Debt Offering or the Direct Sale. See "Recent Developments," "Use of Proceeds" and "Pro Forma Financial Data."

                                                                            JUNE 30, 1997
                                                              -----------------------------------------
                                                                                           PRO FORMA
                                                                 ACTUAL      PRO FORMA    AS ADJUSTED
                                                              ------------ ------------  -------------
                                                                           (IN THOUSANDS)
Indebtedness:
Parent company debt:
 Senior discount notes ......................................  $  529,640    $  529,640    $  529,640
 Limited recourse senior secured notes (1) ..................     200,000       200,000       200,000
 Senior notes ...............................................     224,177       224,177       224,177
 Concurrent debt offering ...................................          --            --       350,000
Subsidiary and project debt (2):
 Construction loans .........................................     429,994       429,994       547,017
 Project finance loans ......................................     243,021       243,021       614,521
 Salton Sea notes and bonds .................................     493,868       493,868       493,868
 UK credit facility .........................................     674,163       674,163       674,163
 Northern Electric Bonds ....................................     435,493       435,493       435,493
                                                               ----------    ----------    ----------
Total consolidated indebtedness .............................   3,230,356     3,230,356     4,068,879
Deferred income .............................................      29,750        29,750        29,750
Company-obligated mandatorily redeemable convertible
 preferred securities of subsidiary trusts ..................     283,930       553,930       553,930
Preferred securities of subsidiary ..........................      59,101        59,101        59,101
Minority interest............................................     187,608       187,608         2,000
Stockholders' equity:
Preferred stock, no par value, 2,000 shares authorized  .....          --            --            --
Common stock, $.0675 par value, 180,000 shares authorized,
 63,858 shares issued and 63,669 outstanding--actual; 77,858 shares issued--pro forma and pro forma as adjusted; 77,669
 outstanding--pro forma; 58,438 outstanding--pro forma as
 adjusted ...................................................       4,311         5,256         5,256
Additional paid-in capital ..................................     560,478     1,063,533     1,042,221
Retained earnings ...........................................     355,857       355,857       355,857
Treasury stock, 189 common shares at cost--actual and
 pro forma; 19,420--pro forma as adjusted ...................      (5,687)       (5,687)     (639,110)
Cumulative effect of foreign currency translation adjustment        2,953         2,953         4,219
                                                               ----------    ----------    ----------
Total stockholders' equity ..................................     917,912     1,421,912       768,443
                                                               ----------    ----------    ----------
Total capitalization ........................................  $4,708,657    $5,482,657    $5,482,103
                                                               ==========    ==========    ==========

------------
(1) The limited recourse senior secured notes are recourse to the Company only to a limited extent, which is currently $0.
(2) Represents debt for which the repayment obligation is at the project or subsidiary level.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
          (ALL DATA IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

   The following tables set forth selected historical consolidated financial and operating data, which should be read in conjunction with the Company's consolidated financial statements and related notes included herein and incorporated by reference herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The selected consolidated data as of and for each of the five years in the period ended December 31, 1996 have been derived from the audited historical consolidated financial statements of the Company. The selected consolidated data as of and for the six months ended June 30, 1996 and 1997 have been derived from the unaudited historical consolidated financial statements of the Company and reflect all adjustments necessary in the opinion of the Company's management (consisting of normal recurring accruals) for a fair presentation of such data.

                                                                                                    SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                         JUNE 30,(2)(3)
                                   -------------------------------------------------------------------------------------
                                      1992        1993        1994       1995(1)     1996(2)       1996         1997
                                   ---------- ----------  ----------- -----------  ----------- -----------  ------------
STATEMENT OF OPERATIONS DATA:
Operating revenues ...............  $117,342    $132,059    $154,562    $355,112     $531,914    $180,679    $1,059,124
Interest and other income ........    10,187      17,194      31,292      43,611       44,281      25,471        31,846
                                    --------    --------    --------    --------     --------    --------    ----------
Total revenue ....................  $127,529    $149,253    $185,854    $398,723     $576,195    $206,150    $1,090,970
Plant operations, cost of sales,
 general and administrative,
 royalty and other expenses  .....    45,183      46,794      55,915     127,340      191,167      63,728       708,870
Depreciation and amortization  ...    16,754      17,812      21,197      72,249      118,586      43,713       137,912
Interest expense, net of
 capitalized interest ............    14,860      23,389      52,906     102,083      126,038      47,996       119,506
Dividends on convertible
 preferred securities of
 subsidiary trusts ...............        --          --          --          --        4,691       1,443         7,154
Provision for income taxes  ......    11,922      18,184      17,002      30,631       41,821      15,537        46,591
Income before extraordinary item
 and cumulative effect of
 accounting principle(6)..........    38,810      43,074      38,834      66,420       93,892      33,733        70,937
Minority Interest ................        --          --          --       3,005        1,431          --        12,600
Extraordinary item(4)(5) .........    (4,991)         --      (2,007)         --           --          --            --
Cumulative effect of change in
 accounting principle(6) .........        --       4,100          --          --           --          --            --
Net income .......................    33,819      47,174      36,827      63,415       92,461      33,733        58,337
Preferred dividends ..............     4,275       4,630       5,010       1,080           --          --            --
Net income available to common
 stockholders ....................    29,544      42,544      31,817      62,335       92,461      33,733        58,337
Income per share before
 extraordinary item and
 cumulative effect of change in
 accounting principle ............      0.92        1.00        0.95        1.25         1.60         .62           .89
Extraordinary item per share  ....     (0.13)         --       (0.06)         --           --          --            --
Cumulative effect of change in
 accounting principle per share ..        --        0.11          --          --           --          --            --
Net income per share--primary  ...      0.79        1.11        0.89        1.25         1.60         .62           .89
Net income per share--fully
 diluted .........................      0.79        1.09        0.88        1.18         1.50         .59           .87
Weighted average shares
 outstanding--primary ............    37,495      38,485      35,721      49,971       57,870      54,836        65,833
OTHER DATA:
Capital expenditures .............  $ 32,446    $ 87,191    $119,013    $398,623     $341,706    $218,704    $  182,190
EBITDA(7)(8) .....................    82,346     102,459     129,939     271,383      385,028     142,422       382,100
Ratio of EBITDA to fixed
 charges(7)(8)(9) ................       4.0         3.4         2.1         2.0          2.3         1.9           2.5
Ratio of earnings to fixed
 charges(9) ......................       3.2         2.8         1.7         1.5          1.6         1.4           1.7
Dividends declared per share  ....        --          --          --          --           --          --            --

                              S-15

                                                                                                    SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                         JUNE 30,(2)(3)
                                   ----------------------------------------------------------- ------------------------
                                      1992        1993        1994       1995(1)     1996(2)       1996         1997
                                   ---------- ----------  -----------  ----------- ----------- -----------  -----------
BALANCE SHEET DATA:
Cash and investments .............  $ 54,671    $127,756   $  254,004  $   72,114   $  424,500  $  253,661   $  406,241
Properties, plants, contracts and
 equipment, net ..................   393,958     463,514      561,643   1,781,255    3,348,583   2,028,624    3,666,627
Total assets .....................   580,550     715,984    1,131,145   2,654,038    5,712,907   2,975,127    6,275,061
Revolving credit facility ........        --          --           --          --       95,000          --           --
Senior discount notes ............        --          --      431,946     477,355      527,535     501,798      529,640
Senior notes .....................        --          --           --          --      224,150          --      224,177
Limited recourse senior secured
 notes ...........................        --          --           --     200,000      200,000     200,000      200,000
Convertible subordinated
 debentures ......................        --     100,000      100,000     100,000           --     100,000           --
Convertible debt .................        --          --           --      64,850           --      64,850           --
CalEnergy credit facility ........        --          --           --          --      100,000          --           --
12% Senior notes .................    35,730      35,730           --          --           --          --           --
Construction loans ...............        --          --       31,503     211,198      377,454     305,870      429,994
Project finance loans ............   263,604     246,880      233,080     257,933      270,844     187,172      243,021
Salton Sea notes and bonds  ......        --          --           --     452,088      538,982     563,035      493,868
UK Credit Facility ...............        --          --           --          --      128,423          --      674,163
Northern Electric Bonds ..........        --          --           --          --      439,192          --      435,493
Total liabilities ................   336,272     425,393      867,703   2,084,474    4,263,803   2,257,048    4,796,760
Redeemable preferred stock  ......    54,350      58,800       63,600          --           --          --           --
Company-obligated mandatorily
 redeemable convertible preferred
 securities of subsidiary trusts          --          --           --          --      103,930     103,930      283,930
Total stockholders' equity  ......   168,764     211,503      179,991     543,532      880,790     587,936      917,912

------------
(1) Reflects the acquisition of Magma Power Company which was completed on February 24, 1995.
(2) Reflects the acquisition of the remaining 50% of the Partnership Projects on April 17, 1996, the acquisition of Falcon Seaboard on August 7, 1996 and the acquisition of majority ownership of Northern by CE Electric (which is 70% owned indirectly by the Company) on December 24, 1996. In March, 1997, the Company completed the acquisition of Northern.
(3) The Company's operations are seasonal in nature, with a disproportionate percentage of the income earned in the quarter ending September 30; therefore, operating results and ratios for interim periods are not indicative of the results for a full fiscal year. As a result of the acquisition of Northern, the Company's historical results are expected to differ significantly from the Company's actual results in the future.
(4) The refinancing of the Coso Joint Ventures' project financing resulted in an extraordinary loss in 1992 in the amount of $5.0 million.
(5) The Company's 12% senior notes due 1995 were defeased in the first quarter of 1994 in connection with the issuance of the 10 1/4% senior discount notes due 2004, resulting in an extraordinary loss in 1994 in the amount of $2.0 million.
(6) On January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, resulting in a cumulative effect adjustment increasing net income by $4.1 million in 1993.
(7) EBITDA means earnings before interest, taxes, depreciation and amortization.
(8) Information concerning EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative to either (i) operating income (determined in accordance with U.S. GAAP) or (ii) cash flow from operating activities (determined in accordance with U.S. GAAP).
(9) For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of the Company, including its proportionate share of the pre-tax income of Navy I, Navy II and BLM (collectively, the "Coso Project") (and for the years ended December 31, 1995 and 1996, and the Partnership Projects (as defined herein)), and (b) fixed charges, less capitalized interest. "Fixed charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be representative of the interest factor (one-third of lease payments) and preferred stock dividend requirements of majority subsidiaries.

                   SELECTED PRO FORMA FINANCIAL INFORMATION
                    (In thousands, except per share data)

   The following pro forma information reflects the Offering, the Direct Sale and the offering in August 1997 of $270 million of Company-obligated mandatorily redeemable convertible preferred securities and, in the case of the statement of operations and other financial data, the acquisitions described in footnote (2) below. The following pro forma as adjusted information gives effect to these transactions and to the Debt Offering and the Acquisition. In each case, the information is presented as if such transactions had occurred on June 30, 1997 with respect to the balance sheet data and on January 1, 1996 with respect to the statement of operations data and other financial data. The pro forma financial information set forth below should be read in conjunction with the historical and pro forma consolidated financial statements of the Company and the notes thereto appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Offering is not conditioned on the closing of the Acquisition, the Debt Offering or the Direct Sale. See "Recent Developments," "Use of Proceeds" and "Pro Forma Financial Data."

                                                               SIX MONTHS ENDED               YEAR ENDED
                                                               JUNE 30, 1997(1)          DECEMBER 31, 1996(2)
                                                          --------------------------- ---------------------------
                                                                          PRO FORMA                   PRO FORMA
                                                            PRO FORMA    AS ADJUSTED    PRO FORMA    AS ADJUSTED
                                                          ------------ -------------  ------------ -------------
STATEMENT OF OPERATIONS DATA:
 Total revenues .........................................  $1,090,970    $1,101,388    $2,162,381    $2,187,992
 Operating revenues .....................................   1,048,511     1,048,511     2,104,371     2,104,371
 Income from operations before income taxes .............     102,479        89,021        96,094        67,233
 Interest expense, net of capitalized interest  .........     125,780       152,942       264,066       322,418
 Net income .............................................      53,591        54,860        54,106        33,974
 Net income per share--primary ..........................         .67           .92           .75           .65
 Net income per share--fully diluted ....................         .67           .89           .74           .64
 Average number of common and common equivalent shares  .      79,883        59,916        71,870        52,077
 Fully diluted shares ...................................      86,269        66,352        72,712        52,919
BALANCE SHEET DATA:
 Properties, plants, contracts and equipment, net  ......  $3,666,627    $4,075,860           N/A           N/A
 Total assets ...........................................   7,049,061     7,085,545           N/A           N/A
 Subsidiary and project debt ............................   2,276,539     2,765,062           N/A           N/A
 Total indebtedness .....................................   3,230,356     4,068,879           N/A           N/A
 Convertible preferred securities of subsidiary
  trusts(3) .............................................     553,930       553,930           N/A           N/A
 Stockholders' equity ...................................   1,421,912       768,443           N/A           N/A
OTHER FINANCIAL DATA:
 Depreciation and amortization ..........................  $  137,912    $  138,583    $  203,348    $  204,689
 EBITDA(4)(5) ...........................................     382,100       396,475       585,749       616,581
 Ratio of EBITDA to fixed charges(5) ....................         2.3           2.0           1.8           1.5
 Ratio of earnings to fixed charges(6) ..................         1.5           1.3           1.2           1.0

------------
(1) The Company's operations have historically been seasonal in nature, with a disproportionate percentage of income earned in the quarter ended September 30; therefore, operating results and ratios for interim periods are not indicative of the results for the full year. As a result of the acquisition of Northern, the Company's historical results are expected to differ significantly from the Company's actual results in the future.
(2) Reflects the acquisition as of January 1, 1996 of the remaining 50% of the Partnership Projects (as defined herein) on April 17, 1996, the acquisition of Falcon Seaboard Resources, Inc. on August 7, 1996 and the acquisition of majority ownership of Northern by CE Electric (which is 70% owned indirectly by the Company) on December 24, 1996. In March 1997, the Company completed the acquisition of Northern.
(3) Also sometimes referred to herein as the "1996 TIDES" and the "6 1/4% Convertible Preferred Securities" or as "Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trusts." Subsequent to June 30, 1997, a subsidiary trust issued an additional $270 million of Company-obligated mandatorily redeemable convertible preferred securities.
(4) EBITDA means earnings before interest, taxes, depreciation and amortization.
(5) Information concerning EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative to either (i) operating income (determined in accordance with GAAP) or
       (ii) cash flow from operating activities (determined in accordance with GAAP).
(6) For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of the Company, including its proportionate share of the pre-tax income of the Coso Project (as defined herein) (and for the year ended December 31, 1996 and the six months ended June 30, 1997, the Partnership Projects (as defined herein)), and (b) fixed charges, less capitalized interest. "Fixed charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be representative of the interest factor (one-third of lease payments) and preferred stock dividend requirements of major subsidiaries.

                         THE BUSINESS OF THE COMPANY

GENERAL

   The Company is a fast-growing global power company whose goal is to be a leading provider of low cost energy services throughout the world as governments privatize or deregulate electricity and gas markets. The Company was founded in 1971 and, through its subsidiaries, manages and owns interests in over 5,000 MW of power generation facilities in operation, construction and development worldwide, including 20 generating facilities which it currently operates. In addition, through its subsidiary, Northern, the Company is engaged in the distribution of electricity to approximately 1.5 million customers primarily in northeast England as well as the supply of electricity and gas (together with other related business activities) throughout the United Kingdom. The following section sets out certain information concerning the Company's power generation project portfolio, its upstream gas operations and the electric utility it owns in England.

   As is more fully discussed in the "Strategy" section at pages S-5 through S-8 hereof, the Company's strategy is comprised of the following key elements:

     o  Growth through international and domestic acquisitions.

     o  Growth through greenfield development of energy projects.

     o Profit enhancement through operating efficiencies while maintaining quality and reliability of service.

     o  Continued diversification of revenue base and fuel sources.

     o  Maintenance of prudent financial and risk management practices.

     o  Continued adherence to strict project evaluation criteria.

   The Company currently has net ownership interests of an aggregate of (i) 1,527 MW in 21 projects in operation representing an aggregate net capacity of 3,510 MW of electric generating capacity, (ii) 131 MW in four projects under construction representing an aggregate net capacity of 335 MW of electric generating capacity and (iii) 676 MW in eight projects in advanced development stages with signed power sales agreements or under award representing an aggregate net capacity of 1,630 MW of electric generating capacity. As shown in the charts below, upon consummation of the pending Acquisition, the Company will add to its portfolio over 1,000 MW of generating capacity in operation, construction or development (including approximately 850 net MW of operating, construction and advanced stage development projects reflected in the charts on the inside front cover page of this Prospectus Supplement).

    The following table sets out certain information concerning various Company projects in operation, under construction and in development pursuant to signed power sales agreements or awarded mandates.

                   INTERNATIONAL POWER GENERATION PROJECTS

PROJECTS IN OPERATION (1)






                                            CURRENT
                                FACILITY      NET         POST-                     PROJECT
                                  NET        OWNER     ACQUISITION                 COMMERCIAL
                       FUEL     CAPACITY   INTEREST      NET MW                    OPERATION      CONTRACT     CONTRACT
       PROJECT        SOURCE  (IN MW)(2)   (IN MW)       OWNED         LOCATION       DATE      EXPIRATION(3)    TYPE
-------------------  -------- ----------  ---------- -------------  ------------- ------------  ------------- ---------- --
UPPER MAHIAO (5)  .. GEO           119        119          119        LEYTE, THE        1996    CO+10         BUILD,
                                                                     PHILIPPINES                              OWN
                                                                                                              TRANSFER
MALITBOG (5) ....... GEO           216        216          216        LEYTE, THE     1996-97    CO+10         BUILD,
                                                                     PHILIPPINES                              OWN
                                                                                                              TRANSFER
MAHANAGDONG(5)(7)  . GEO           165         74          149        LEYTE, THE        1997    CO+10         BUILD,
                                                                     PHILIPPINES                              OWN
                                                                                                              TRANSFER
TEESSIDE POWER
 LIMITED ........... GAS         1,875        202          289         ENGLAND          1993    CO+15         NEGOT.
                              ----------  ---------- -------------

TOTAL IN OPERATION               2,375        611          773
                              ----------  ---------- -------------


                               (RESTUBBED FROM ABOVE TABLE)


                                       POLITICAL
                                          RISK
                                       INSURANCE
                                          AND
                                       PRIMARILY
                         POWER             US$
       PROJECT        PURCHASER(4)      CONTRACT
-------------------   ------------     ---------
UPPER MAHIAO (5)  ..  PNOC-                YES
                      EDC
                      (GOP)(6)
MALITBOG (5) .......  PNOC-                YES
                      EDC
                      (GOP)(6)
MAHANAGDONG(5)(7)  .  PNOC-                YES
                      EDC
                      (GOP)(6)
TEESSIDE POWER
 LIMITED ...........  VARIOUS               NO

TOTAL IN OPERATION



PROJECTS IN CONSTRUCTION




                                            CURRENT
                                FACILITY      NET         POST-                     PROJECT
                                  NET        OWNER     ACQUISITION                 COMMERCIAL
                       FUEL     CAPACITY   INTEREST      NET MW                    OPERATION      CONTRACT     CONTRACT
       PROJECT        SOURCE  (IN MW)(2)   (IN MW)       OWNED         LOCATION       DATE      EXPIRATION(3)    TYPE
-------------------  -------- ----------  ---------- -------------  ------------- ------------  ------------- ---------- --
CASECNAN(7)(8) ........ HYDRO        150          52          105         LUZON, THE        1999     CO+20            BUILD,
                                                                         PHILIPPINES                                   OWN
                                                                                                                     TRANSFER
DIENG UNIT I(4)(7)  ... GEO           55          26           52       CENTRAL JAVA,       1997     CO+30            BUILD,
                                                                          INDONESIA                                    OWN
                                                                                                                     TRANSFER
PATUHA UNIT I(7)(10)  . GEO           80          35           70       WESTERN JAVA,       1999     CO+30            BUILD,
                                                                          INDONESIA                                    OWN
                                                                                                                     TRANSFER
VIKING ................ GAS           50          18           25          ENGLAND          1998     CO+10            NEGOT.
                                 ----------  ---------- -------------

TOTAL IN CONSTRUCTION                335         131          252
                                 ----------  ---------- -------------


                                (RESTUBBED FROM ABOVE TABLE)


                                       POLITICAL
                                          RISK
                                       INSURANCE
                                          AND
                                       PRIMARILY
                            POWER          US$
       PROJECT           PURCHASER(4)   CONTRACT
-------------------      ------------  ---------
CASECNAN(7)(8) ......   NIA               YES
                        (GOP)(6)
DIENG UNIT I(4)(7)  .   PLN               YES
                        (GOI)
PATUHA UNIT I(7)(10)    PLN               YES
                        (GOI)
VIKING ..............   NORTHERN           NO

TOTAL IN CONSTRUCTION


 PROJECTS WITH SIGNED POWER SALES CONTRACTS OR AWARDED DEVELOPMENT RIGHTS



                                            CURRENT
                                FACILITY      NET         POST-                     PROJECT
                                  NET        OWNER     ACQUISITION                 COMMERCIAL
                       FUEL     CAPACITY   INTEREST      NET MW                    OPERATION      CONTRACT     CONTRACT
     PROJECT(9)       SOURCE  (IN MW)(2)   (IN MW)       OWNED         LOCATION       DATE      EXPIRATION(3)    TYPE
-------------------  -------- ----------  ---------- -------------  ------------- ------------  ------------- ----------
DIENG(10) .......... GEO           345         162          324      CENTRAL JAVA,       1998     CO+30            BUILD,
                                                                       INDONESIA                                    OWN
                                                                                                                  TRANSFER
PATUHA(10) ......... GEO           320         141          282      WESTERN JAVA,       1999     CO+30            BUILD,
                                                                       INDONESIA                                    OWN
                                                                                                                  TRANSFER
BALI(10) ........... GEO           400         120          240          BALI,           2000     CO+30            BUILD,
                                                                       INDONESIA                                    OWN
                                                                                                                  TRANSFER
IJEN(10) ........... GEO           400         120          240          BALI,           2001     CO+30            BUILD,
                                                                       INDONESIA                                    OWN
                                                                                                                  TRANSFER
ALTO PEAK .......... GEO            70          70           70        LEYTE, THE        1999     CO+10            BUILD,
                                                                      PHILIPPINES                                   OWN
                                                                                                                  TRANSFER
EXETER ............. GAS            50          18           25         ENGLAND          1999     CO+10            NEGOT.
TOTAL
 CONTRACTED/AWARDED              1,585         631        1,181
                              ----------  ---------- -------------
TOTAL INTERNATIONAL
 PROJECTS ..........             4,295       1,373        2,206
                              ==========  ========== =============


                                (RESTUBBED FROM ABOVE TABLE)


                                      POLITICAL
                                         RISK
                                      INSURANCE
                                         AND
                                      PRIMARILY
                           POWER          US$
     PROJECT(9)         PURCHASER(4)   CONTRACT
-------------------     ------------  ---------
DIENG(10) ..........        PLN          YES
                           (GOI)

PATUHA(10) .........        PLN          YES
                          (GOI)

BALI(10) ...........        PLN          YES
                           (GOI)

IJEN(10) ...........        PLN          YES
                           (GOI)

ALTO PEAK ..........      PNOC-EDC       YES
                          (GOP)(6)

EXETER .............      NORTHERN        NO
TOTAL
 CONTRACTED/AWARDED

TOTAL INTERNATIONAL
 PROJECTS ..........

------------
 (1)    The Company operates all such projects other than Teesside Power
        Limited.
 (2) Actual MW may vary depending on operating and reservoir conditions and plant design. Facility Net Capacity (in MW) represents facility gross capacity (in MW) less parasitic load. Parasitic load is electrical output used by the facility and not made available for sale to utilities or other outside purchasers. Net MW owned indicates current legal ownership, but, in some cases, does not reflect the current allocation of partnership distributions.
 (3)    Commercial Operation ("CO") plus number of years.
 (4) PNOC-Energy Development Corporation ("PNOC-EDC"); Government of the Philippines ("GOP"); P.T. PLN (Persero) ("PLN"); Government of Indonesia ("GOI"); and Philippine National Irrigation Administration ("NIA"), Northern Electric plc ("Northern").
 (5) Construction of these facilities has been completed and, accordingly, these facilities have been "deemed complete" by PNOC-EDC and are currently receiving the full capacity payments under the "take or pay" provisions of their contracts with PNOC-EDC, pending NPC making available to these projects a full capacity transmission line.
 (6) Government of the Philippines undertaking supports PNOC-EDC's and NIA's respective obligations.
 (7) PKS has elected to exercise its ownership option pursuant to its joint venture agreement with the Company which will be purchased as part of the Acquisition.
 (8)    NIA also purchases water from this facility.
 (9) Significant contingencies exist in respect of awards, including without limitation, the need to obtain financing, permits and licenses, and the completion of construction.
(10) See discussion of recent actions by the Government of Indonesia on page S-31.

                      DOMESTIC POWER GENERATION PROJECTS

PROJECTS IN OPERATION

                                  FACILITY
                                    NET         NET                             PROJECT
                                  CAPACITY   OWNERSHIP                        COMMERCIAL
                         FUEL     (IN MW)     INTEREST                         OPERATION     CONTRACT    CONTRACT      POWER
        PROJECT         SOURCE   (1)(2)(3)    (IN MW)         LOCATION           DATE       EXPIRATION     TYPE     PURCHASER(4)
---------------------  -------- ----------  ----------- -------------------  ------------ ------------  ---------- ------------
Navy I ............... Geo            88         41     China Lake, CA          8/1987      8/2011      SO4            Edison
BLM .................. Geo            88         42     China Lake, CA          3/1989      3/2019      SO4            Edison
Navy II .............. Geo            88         44     China Lake, CA          1/1990      1/2010      SO4            Edison
Vulcan ............... Geo            34         34     Imperial Valley, CA     2/1986      2/2016      SO4            Edison
Hoch (Del Ranch)  .... Geo            38         38     Imperial Valley, CA     1/1989     12/2018      SO4            Edison
Elmore ............... Geo            38         38     Imperial Valley, CA     1/1989     12/2018      SO4            Edison
Leathers ............. Geo            38         38     Imperial Valley, CA     1/1990     12/2019      SO4            Edison
Salton Sea I ......... Geo            10         10     Imperial Valley, CA     7/1987      6/2017      Negot.         Edison
Salton Sea II ........ Geo            20         20     Imperial Valley, CA     4/1990      4/2020      SO4            Edison
Salton Sea III ....... Geo            50         50     Imperial Valley, CA     2/1989      2/2019      SO4            Edison
Salton Sea IV ........ Geo            40         40     Imperial Valley, CA     6/1996     6/20/96      Negot.         Edison
Saranac .............. Gas           240        180     Plattsburgh, NY         6/1994      6/2009      Negot.         NYSEG
Power Resources ...... Gas           200        200     Big Spring, TX          6/1988      9/2003      Negot.          TUEC
NorCon ............... Gas            80         64     Erie, PA                12/1992    12/2017      Negot.          NIMO
Yuma Cogen............ Gas            50         50     Yuma, AZ                5/1994      5/2024      Negot.         SDG&E
Roosevelt Hot Springs                                                                                   Gathered
 (6).................. Geo            23         17     Milford, UT             5/1984      1/2021      Steam           UP&L
Desert Peak .......... Geo            10         10     Desert Peak, NV         12/1985        Not FixedNegot.          SPPC
                                   -----        ---
Total in Operation  ..             1,135        916
                                   =====        ===

PROJECTS IN CONSTRUCTION

   None

PROJECTS WITH SIGNED POWER SALES CONTRACTS OR AWARDED DEVELOPMENT RIGHTS



                                 FACILITY
                                   NET         NET                             PROJECT
                                 CAPACITY   OWNERSHIP                        COMMERCIAL
                         FUEL     (IN MW)    INTEREST                         OPERATION     CONTRACT     CONTRACT      POWER
       PROJECT          SOURCE   (1)(2)(3)    (IN MW)        LOCATION           DATE      EXPIRATION(5)    TYPE     PURCHASER(4)
---------------------  -------- ----------  ----------- -------------------  ------------ -------------  ---------- ------------
Salton Sea Mineral
 Extraction(7) ....... Geo            15          15    Imperial Valley, CA      TBD           TBD          TBD          TBD
Telephone Flat(7)(8)   Geo            30          30    Siskiyou County, CA      2000          CO+20        Negot.       BPA
                                   -----       -----
Total Contracted/
 Awarded .............                45          45
                                   -----       -----
Total Domestic
 Projects ............             1,180         961
                                   -----       -----
Total Projects .......             5,475       2,334
                                   -----       -----

------------
(1) Excludes royalty income received by Magma from the Mammoth and East Mesa plants.
(2) Actual MW may vary depending on operating and reservoir conditions and plant design. Facility Net Capacity (in MW) for projects in operation represents gross electric output of the facility less the parasitic load. Parasitic load is electrical output used by the facility and not made available for sale to utilities or other outside purchasers. Net MW owned indicates current ownership, but, in some cases, does not reflect the current allocation of partnership distributions.
(3) With respect to the Vulcan, Hoch (Del Ranch), Elmore, Leathers, Salton Sea I, Salton Sea II, Salton Sea III and Salton Sea IV Projects, this represents nominal nameplate.
(4) Southern California Edison Company ("Edison"); San Diego Gas & Electric Company ("SDG&E"); Utah

       Power & Light Company ("UP&L"); Sierra Pacific Power Company ("SPPC"); Bonneville Power Administration ("BPA"); New York State Electric & Gas Corporation ("NYSEG"); Texas Utilities Electric Company ("TUEC"); and Niagara Mohawk Power Corporation ("NIMO").
(5)    Commercial Operation (CO) plus number of years.
(6)    Represents the electrical equivalent of delivered steam.
(7) Actual MW may vary depending on operating and reservoir conditions and final plant design. Significant contingencies exist in respect of awards, including without limitation, the need to obtain financing, permits and licenses, and the completion of construction.
(8) The Newberry project has been moved to Telephone Flat to take advantage of better reservoir conditions at the latter location. A settlement agreement has been executed with BPA to recognize the move, subject to completion of certain activities including an environmental impact statement.

           PRODUCING GAS FIELD OPERATIONS AND FIELDS IN DEVELOPMENT

   CE Gas UK Limited. CE Gas UK Limited ("CE Gas") is a gas exploration and production company which is focused on developing integrated upstream gas projects. Its "upstream gas" business consists of the exploration, development and production, including transportation and storage, of gas for delivery to a point of sale into either a gas supply market or a power generation facility. CE Gas holds various interests in the southern basin of the United Kingdom sector of the North Sea, as described below. Also as is more fully discussed below, CE Gas has recently been involved in certain gas development and exploration activities relating to a large gas field prospect in Poland and the Gingin field in the Perth Basin in Australia.

    THE COMPANY'S PRODUCING GAS FIELD OPERATIONS AND FIELDS IN DEVELOPMENT

                               SHARE OF
                            PROVEN RESERVES         CURRENT        POST-ACQUISITION
PRODUCING GAS FIELDS            BCF(1)         % WORKING INTEREST % WORKING INTEREST                LOCATION
--------------------        ---------------       -------------       -------------               ------------

Windemere                         17.0                 14%                 20%             U.K. Offshore (North Sea)
Victor                            11.8                3.5%                  5%             U.K. Offshore (North Sea)
Schooner                          15.1                1.4%               2.07%             U.K. Offshore (North Sea)

FIELDS IN
 DEVELOPMENT(2)                 SIZE KM
-----------------           ---------------
Gingin Concession                2,960                6.3%                  9%(3)     S.W. Australia Onshore (Perth Basin)
Pila Concession                 14,000(4)              70%                100%            N.W. Poland (Polish Trough)

------------
(1) Gas reserves in Billion cubic feet (or "Bcf") as of December 31, 1996. The Classification "Proven" means reserves which geophysical, geological and engineering data indicate to be in place or recoverable (as the case may be) to a high degree of certainty (90% probability the reserves will exceed the estimate).
(2) No current Proven reserves. See further description of these development projects at pages S-29 through S-33.
(3) Currently CE Gas beneficially owns 9% of Gingin Concession with a right to earn up to a 50% working interest.
(4) Subject to 25% relinquishment after every 2 years during the 8 year contract term based on work program results.

    Set forth below is a map setting forth the location of the Company's North Sea producing gas interests, followed by certain additional information concerning these producing gas interests:



[GRAPHIC OMITTED: MAP DEPICTING THE LOCATION OF THE COMPANY'S NORTH SEA
                  PRODUCING GAS INTERESTS]



   Windemere Field (Producing). The Windemere Field is located in the Eastern part of the Southern North Sea approximately 62 miles east of Hull on the UK coast and has Proven reserves of 17 bcf net to CE Gas. The field is produced by an unmanned platform which houses two wells. The gas is transported via an 8" pipeline from the Markham Field where it is processed, compressed and delivered through the K13 pipeline system to the Den Helder terminal on the Netherlands coast. CE Gas holds a 20% working interest in this field which commenced production in April 1997 and currently has average daily production of 5.48 MM scf (standard cubic feet). Gas is sold to N.V. Nederlandse Gasunie.

   Victor Field (Producing). The Victor gas field is located in the central part of the Southern North Sea, approximately 80 miles east of the Theddlethorpe terminal on the UK coast and has Proven reserves of 11.8 bcf net to CE Gas. An unmanned platform is installed and the field produces from 5 production wells and a sixth subsea well tied back to the platform. The gas is exported through a 16" pipeline to the Viking field and then onwards to the Theddlethorpe shore terminal. The Victor field has been in production since September 1984, and currently has average daily production of 10.67 MM scf and sells its gas to British Gas Trading Limited. CE Gas holds a 5% working interest in this field.

   Schooner Field (Producing) The Schooner Field is located in the Northern part of the Southern North Sea and has Proven reserves of 15.1 bcf. The field is produced by an unmanned platform which is tied back through a 28km 16" flowline to the Murdoch platform. Production is achieved from four wells with a fifth well planned this year. The gas is transported through the CMS pipeline to the Theddlethorpe shore terminal. CE Gas holds a 2.07% working interest in the Schooner Field, which commenced production in October 1996 and currently has average daily production of 2.43 MM scf. The CE Gas share of the gas is sold to its affiliate Northern.

                THE COMPANY'S DISTRIBUTION AND SUPPLY BUSINESS

                   (SELECTED DATA ON NORTHERN ELECTRIC PLC
                 AS OF AND FOR THE YEAR ENDED MARCH 31, 1997)

Operating Revenue ........................  pounds sterling 954.1 million
                                                    ($1.5 billion)
Number of Customers ......................            1.5 million
Kilometers of Distribution Lines  ........               43,211
Square Kilometers of Authorized Area  ....               14,400

   Northern Electric Distribution Limited. Northern Electric Distribution Limited ("Northern Distribution"), a subsidiary of Northern, receives electricity from the national grid transmission system and distributes electricity to each customer's premises using Northern's network of transformers, switchgear and cables. Substantially all of the customers in Northern's authorized area are connected to Northern's network and can only be supplied with electricity through the Northern distribution system, regardless of whether the electricity is supplied by Northern's supply business or by other suppliers, thus providing Northern with distribution volume that is stable from year to year. Northern Distribution serves approximately 1.5 million customers in Northern's area and charges its customers access fees for the use of the distribution system.

   At March 31, 1997, Northern's electricity distribution network (excluding service connections to consumers) included approximately 17,000 kilometers of overhead lines and approximately 26,000 kilometers of underground cables. Substantially all substations are owned in freehold, and most of the balance are held on leases which will not expire within 10 years. In addition to the circuits referred to above, Northern's distribution facilities also include approximately 24,000 transformers and approximately 23,000 substations.

   Northern Electric Supply Limited. Northern Electric Supply Limited ("Northern Supply") focuses on Northern's supply business and is responsible for marketing, tariff setting, contracts and customer service in connection with the supply of both electricity and gas. Northern's supply business involves the bulk purchase of electricity, primarily from the Pool (as defined below), and subsequent sale to individual customers. Until March 31, 1998, each of the RECs is the exclusive supplier of electricity to customers in its authorized area with a maximum demand of not more than 100kW ("Franchise Supply Customers"). The formula described below controls the income that the supply business may receive from Franchise Supply Customers and therefore the profits that can be derived from the supply of electricity to Franchise Supply Customers. Supplies to other customers are not regulated since the Director General of Electricity Supply (the "Regulator") believes that the market in excess of 100kW is sufficiently competitive not to require this. The current regulations that permit each of the RECs to be the exclusive supplier in each of their authorized areas will expire as of March 31, 1998.

   Under the terms of its public electricity supply ("PES") or "first tier" license, Northern currently holds the right to supply approximately 1.5 million Franchise Supply Customers within Northern's authorized area. In addition to competing for non-Franchise Supply Customers in its authorized area, Northern holds a second tier license to compete with the RECs and other suppliers to provide electricity to non-Franchise Supply Customers outside its authorized area. Northern is one of the largest suppliers in the competitive and open electricity market in the United Kingdom and supplies customers in all 15 PES areas in Great Britain and Northern Ireland. Northern supplies substantially more sites than it had previously supplied prior to the beginning of open competition in the supply business in the United Kingdom.

   Northern Supply also competes to supply gas inside and outside its authorized area.

   Northern Utility Services Limited. Northern Utility Services Limited ("Northern Utility") is an engineering company whose role is to adapt, maintain and restore the distribution network of Northern Distribution and to sell related services to third parties. Northern Utility has been able to make significant cost reductions for Northern during the past year by working with suppliers in order to improve core processes, close selected depot locations, increase staff productivity and reduce material and plant costs.

Northern Utility has pioneered techniques using innovative diagnostic testing equipment which reduces the need for intrusive maintenance. The equipment can identify some of the causes of potential systems failures before breakdown and subsequent loss of supply occurs. Also, the continued development in the use of trenchless technology has brought both financial and environmental benefits to Northern and its customers. While Northern Utility's largest customer is Northern Distribution, it currently sells an average of approximately 14% of its services to third parties. Northern Utility is Northern's largest employer.

   Northern Electric Retail Limited. Northern Electric Retail Limited ("Northern Retail"), a subsidiary of Northern, sells electrical and gas appliances and provides account collection and customer services for Northern's other businesses.

   Northern Electric Generation Limited. Northern Electric Generation Limited ("Northern Generation"), a subsidiary of Northern, focuses on electricity generation, primarily through its 15.4% stock ownership of Teesside Power Limited, a company that owns and operates a 1,875 MW combined cycle gas-fired power station. Northern takes 400 MW of electricity from the plant pursuant to a 15 year contract.

   Northern Metering Services Limited. Northern Metering Services Limited ("Northern Metering"), a subsidiary of Northern, provides meter supply, installation, refurbishment and certification services as well as meter operator and data collection services. Northern Metering has developed an energy profiling system which helps businesses reduce costs through the more efficient use of all fuels, not just electricity.

THE GLOBAL ENERGY MARKET

   The opportunity for independent power generation has expanded from a United States market consisting of cogeneration and small power production projects to a global competitive market for power generation. Many foreign countries have initiated restructuring and privatization policies that encourage the development of independent power generation and, to a lesser extent, independent distribution and supply of power. Internationally, large amounts of new electric power generating capacity are required in developing countries. The movement toward privatization in some developing countries has created significant new markets outside the United States. In 1990 the World Bank estimated that developing countries will need approximately 380,000 MW of new power generating capacity through the end of the decade. The need for such rapid expansion has caused many countries to select private power development as their only practical alternative and to restructure their legislative and regulatory systems to facilitate such development. The Company believes that this significant need for power has created strong local support for private power projects in many foreign countries and has increased the availability of attractive long-term power contracts. The Company intends to take advantage of opportunities in these new markets and to develop, construct and acquire power generation, distribution and supply and related energy projects meeting its strategic criteria outside the United States.

   In addition, as privatization, deregulation and restructuring initiatives are enacted in various countries and states, the Company has identified a number of promising opportunities to acquire power generation, distribution and supply assets, as well as other energy related infrastructure assets. These opportunities include bidding opportunities in connection with privatization initiatives in the electric and gas distribution and supply sectors in various countries, including principally South America and Australia. The Company expects to see more of such acquisition opportunities in additional markets in the future.

   In pursuing its strategy, the Company presently intends to focus upon development and acquisition opportunities in countries possessing certain characteristics which meet the Company's investment criteria. At the present time, the Company is active in the United States, the Philippines, Indonesia and the United Kingdom and is pursuing development opportunities in Australia and Poland. Set forth below is certain general information concerning the present status of the energy markets in those countries in which the Company currently has significant operations.

                              The United States

   In the United States, the independent power industry expanded rapidly in the 1980s, facilitated by the enactment of the Public Utilities Regulatory Policies Act ("PURPA"). PURPA was enacted to encourage the production of electricity by non-utility companies (frequently referred to as independent power companies) as well as to lessen reliance on imported fuels. According to the Utility Data Institute, independent power producers were responsible for the installation of approximately 30,000 MW of capacity, or 50%, of the United States electric generation capacity that has been placed in service since 1988. However, as the size of the United States independent power market increased, available domestic power capacity and competition in the industry also significantly increased and the need for new generating capacity has been reduced.

   During 1995 and 1996, many states began to accelerate the movement toward more competition in many aspects of the electric power market, including generation, transmission, distribution and supply. Extensive federal and state legislative and regulatory reviews are presently underway in an effort to further such competition. In particular, the state of California has adopted a bill to restructure the electric industry by providing for a phased-in competitive power generation industry, with a power pool and independent system operator, and for direct access to generation for all power purchasers outside the power exchange under certain circumstances. The bill provides that existing qualifying facility power sales agreements will be honored. Other states have or are expected to take similar steps aimed at increasing competition by restructuring the electric industry, allowing retail competition and deregulating most electric rates. In addition, recent federal legislation has been proposed which would repeal PURPA and the Public Utility Holding Company Act of 1935, as amended, respectively. The Company cannot predict the final form or timing of the proposed industry restructuring or the result on its operations. However, the Company believes that the impending changes in the regulation of the United States power markets will reflect many aspects of the United Kingdom model (discussed below) for competitive generation, transmission, distribution and supply of energy. The Company further expects that the current effort to introduce broader wholesale and retail competition in the United States will result in a continuation and acceleration of the recent trend toward consolidation among domestic utilities and independent power producers and an increase in the trend toward disaggregation (or unbundling) of vertically integrated utilities into separate generation, transmission and distribution businesses.

                               The Philippines

   According to the 1995 Power Development Program (1995-2005) (the "PDP") of the National Power Corporation of the Philippines ("NPC"), industrial growth, a rising standard of living and an expanding power distribution network have resulted in increased demand for electrical power in the Philippines by an average of 6% per year since 1987. NPC has projected that over the next 10 years the need for additional generating capacity in the Philippines will exceed 14,000 MW. Demand growth is expected to increase as industrialization continues, living standards rise and the power distribution network expands. According to the PDP, for the period 1996 to 2000, projected peak power demand is estimated to increase by approximately 60%, 64%, and 90% for Luzon, the Visayas, and Mindanao, respectively. For the country, total projected peak power is estimated to increase by 3,826 MW or 65% from 1996 to 2000. For the period 2001 to 2005, projected peak power is estimated to increase by approximately 50%, 43%, and 59% for Luzon, the Visayas, and Mindanao, respectively. For the country, total projected peak power is estimated to increase by 5,459 MW or 51% from 2001 to 2005.

   The PDP proposes to meet this demand by increasing the participation of the private sector in power generation to 32% in 2000, and to 61% in 2005, through direct sales to utilities by independent power producers and the use of build-own-operate-transfer projects. NPC also will offer existing power plants to the private sector through rehabilitate-operate-maintain and rehabilitate-operate-lease arrangements.

   Geothermal power has been identified as a preferred alternative by the Government of the Philippines due to the domestic availability and the minimal environmental effects of geothermal power in comparison to other forms of power production.

                                  Indonesia

   Indonesia, which has the world's fourth largest population, has experienced rapid growth in electricity demand. The Company believes that rapid expansion in industrial growth has created a backlog of unconnected industrial users in excess of 4,000 MW. In its sixth five-year plan, the Indonesian government has called for the addition of 12,000 MW of additional generating capacity by 1999. The long range plan calls for an additional 15,000 MW to be added by the year 2004. The plans call for approximately 75% of this capacity to be added by independent power producers. Although Indonesia is a member of OPEC and is also the world's largest exporter of liquefied natural gas, the Indonesian government has announced that it wishes to maintain sufficient amounts of oil for export, which will require a shift to coal fired generation and the use of other energy sources, such as geothermal.

   The main objective of Indonesia's electric energy policy has been to secure a continuity of supply at reasonable rates for households (more than 50% of which have been reported to have no power) and to minimize the utilization of hydrocarbons. Rural electrification will remain an important component of the energy policy as PLN is targeting the addition of 2 million customers a year.

   Indonesia is rated "Baa3" by Moody's Investors Services, Inc. and BBB by Standard & Poor's Ratings Services. The Company believes that Indonesia represents an attractive development opportunity, as it combines growing power needs with ample geothermal resources and creditworthy contract parties. On September 20, 1997, the Indonesian Government announced a Presidential Decree relating to private power projects. See "Projects in Development--Indonesia."

                              The United Kingdom

   GENERAL. The electricity industry in the United Kingdom has seen the ongoing privatization of electric supply and distribution since 1990. The Electricity Act of 1989 established an industry structure that permitted this phased-in privatization to occur. Since that time, in England and Wales, electricity is produced by generators, the largest of which are National Power, PowerGen and British Energy. Electricity is transmitted through the national grid transmission system by The National Grid Company plc ("NGC") and distributed to customers by the twelve regional electric companies ("RECs") in their respective authorized areas. Most customers currently are supplied with electricity by their local REC, although there are other suppliers holding second tier supply licenses, including other generators and RECs, who can compete to supply larger customers in that REC's authorized area. Under the current licensing regime, after March 31, 1998, all customers, including those who are currently Franchise Supply Customers, will be free to choose their electricity supplier.

   Virtually all electricity generated in England and Wales is sold by generators and bought by suppliers through the Pool. A generator that is a Pool member and also a licensed supplier must nevertheless sell all the electricity it generates into the Pool, and purchase all the electricity that it supplies from the Pool. Because Pool prices fluctuate, generators and suppliers may enter into bilateral arrangements, such as contracts for differences ("CFDs"), to provide a degree of protection against such fluctuations.

   DISTRIBUTION. Each of the RECs is required to offer terms for connection to its distribution system to any person, for use of its distribution system to any authorized electricity operator. In providing use of its distribution system, a REC must not discriminate between its own supply business and that of any other authorized electricity operator, or between those of other authorized electricity operators; nor may its charges differ except where justified by differences in cost.

   Most revenue of the distribution business is controlled by a distribution price control formula. The Retail Price Index ("RPI") used in this formula reflects the average of the 12 month inflation rates recorded for the previous July to December period. The distribution price control formula also reflects an XD factor which is established by the Regulator following review and is set at 3% from April 1, 1997. This formula determines the maximum average price per unit of electricity distributed (in pence per kilowatt hour) which a REC is entitled to charge. The distribution price control formula permits RECs to partially retain additional revenues due to increased distribution of units and a predetermined increase in customer numbers. The price control does not seek to constrain the profits of a REC from year to year. It is a control on income which operates independently of the REC's costs. During the lifetime of the price control additional cost savings therefore contribute directly to profit. The distribution prices allowable under the current distribution price control formula are expected to be reviewed by the Regulator at the expiration of the formula's scheduled five-year duration, effective as of April 1, 2000. The formula may be further reviewed at other times in the discretion of the Regulator.

   SUPPLY. Subject to minor exceptions, all electricity customers in the United Kingdom must be supplied by a licensed supplier. Licensed suppliers purchase electricity and make use of the transmission and distribution networks to achieve delivery to customers' premises.

   There are two types of licensed suppliers: PES (or first tier) suppliers and second tier suppliers. PESs are the RECs, Scottish Power and Hydro-Electric, each supplying in its respective authorized area. Second tier suppliers include National Power, PowerGen, British Energy, Scottish Power, Hydro-Electric and other PESs supplying outside their respective authorized areas. There are also a number of independent second tier suppliers.

   At present, a Franchise Supply Customer can only buy electricity from the PES authorized to supply the relevant authorized area. Franchise Supply Customers typically include domestic and small commercial and small industrial customers. Non-Franchise Supply Customers with demand over 100kW are not limited to buying electricity from the local PES and can choose to buy from a second tier supplier. Such customers are typically larger commercial, agricultural and industrial electricity users. Second tier suppliers compete with one another and with the local PES to supply customers in this competitive (or "non-franchise") sector of the market.

   The supply of electricity to Franchise Supply Customers is subject to price control until March 31, 1998. The maximum permitted average charge per unit supplied (in pence per kilowatt hour) is controlled by a formula whereby certain costs are passed through in full (the Y term) to customers. The permitted income per unit supplied in respect of the supply business' own costs and margin increases (or decreases) each year by RPI--X (the "Supply Price Control Formula") where X is currently 2%. RPI reflects the average of the 12 month inflation rates recorded for the previous July to December period. The X factor is established by the Regulator during the price control review. The Y term is a pass-through of certain costs which are either largely outside the control of the REC or have been regulated elsewhere. It thus covers the REC's electricity purchase costs, including both direct Pool purchase costs and costs of hedging, transmission charges made by NGC, distribution charges made by its own and other REC distribution businesses and other levies which are attributable to Franchise Supply Customers. Associated with the deregulation occurring on March 31, 1998, a price cap will be established for some of the current Franchise Supply Customers.

   THE POOL. The Pool was established at the time of privatization for bulk trading of electricity in England and Wales between generators and suppliers. The Pool reflects two principal characteristics of the physical generation and supply of electricity from a particular generator to a particular supplier. First, it is not possible to trace electricity from a particular generator to a particular supplier. Second, it is not practicable to store electricity in significant quantities, creating the need for a constant matching of supply and demand. Subject to certain exceptions, all electricity generated in England and Wales must be sold and purchased through the Pool. All licensed generators and suppliers must become and remain signatories to the Pooling and Settlement Agreement, which governs the constitution and operation of the Pool and the calculation of payments due to and from generators and suppliers. The Pool also provides centralized settlement of accounts and clearing. The Pool does not itself buy or sell electricity.

   Prices for electricity are set by the Pool daily for each one-half hour of the following day based on the bids of the generators and a complex set of calculations matching supply and demand and taking account of system stability, security and other costs. A computerized system (the settlement system) is used to calculate prices and to process metered, operational and other data and to carry out the other procedures necessary to calculate the payments due under the Pool trading arrangements. The settlement system is administered on a day-to-day basis by Energy Settlements and Information Services, Limited, a subsidiary of NGC, as settlement system administrator.

    The price control regulations which govern the authorized area supply market permit the pass-through to customers of certain permitted costs, which include the cost of arrangements such as CFDs to hedge against Pool price volatility. Generally, CFDs are contracts between generators and suppliers that have the effect of fixing the price of electricity for a contracted quantity of electricity over a specific time period. Differences between the actual price set by the Pool and the agreed prices give rise to difference payments between the parties to the particular CFD. At any time, Northern's forecast franchise supply market demand is substantially hedged through various types of agreements including CFDs.

                           PROJECTS IN DEVELOPMENT

   The following is a summary description of certain information concerning the Company's advanced stage development projects. Since these projects are still in development there can be no assurance that this information will not change materially over time. In addition, there can be no assurance that development efforts on any particular project, or the Company's development efforts generally, will be successful. See also "Risk Factors" contained in the accompanying Prospectus.

EUROPEAN REGION: PROJECTS IN DEVELOPMENT

   Exeter. Exeter Power Limited ("Exeter") is a company owned 50% by Northern Electric Generation Limited and 50% by Rolls-Royce Power Ventures. Exeter is a project to construct a 50 MW gas-fired power plant at Exeter, England. This project is based upon the U.K. "Mid-merit" model (described below) and will be managed and operated by Northern upon commercial operation. The power purchase contract and permits for the project are currently being finalized.

   U.K. Mid-merit Projects. The Company, through Northern Generation, is pursuing a number of "Mid-merit" project opportunities in addition to Exeter and Viking (which is under construction), in conjunction with and separate from Rolls Royce. "Mid-merit" projects are those projects which have generation units having a registered capacity of 50MW or less. As a result, these projects only require local planning permission and limited central government permits. In addition, these projects are connected to the local distribution system and not the National Grid, which means these projects do not have to be a member of the Pool and pay generator related grid and Pool charges.

   These Mid-merit generating projects are also not subject to central dispatch by the National Grid and therefore allow for the potential of gas arbitrage between the electricity day-ahead pool market and the within-day gas spot market. Northern supplies gas to these projects through a gas tolling contract arrangement.

   Finally, these projects are based on open (simple) cycle aero derivative gas turbines which are ideally suited to multiple start/stop operations. This flexible capability provides significant economic benefits to Northern's electricity supply business in buying electricity from the Mid-merit plant and avoiding pool purchases at high pool price times and making Pool purchases when the Pool price is below the Mid-merit plant's marginal costs.

   U.K. On-Shore Gas Storage: The Company, through CE Gas, is pursuing a number of gas storage opportunities in the U.K. to integrate with its North Sea upstream gas production operations.

   Poland. In August 1997, CE Gas signed an eight year concession development agreement with the Polish government providing it with the exclusive right (a 100% working interest) to develop the extensive (14,000 square kilometers) undeveloped Pila gas concession in the Polish Trough in northwest Poland. CE Gas is committed to a seismic and drilling work program to develop producing areas within the concession over that period, subject to relinquishment of up to 25% of the concession area after every two years, with only developed areas to be retained by CE Gas at the end of the eight year term. The Company believes that there is the potential to structure an integrated upstream gas/power generation project at the Pila concession, subject to (among other things) identifying a suitable site and negotiating an acceptable power offtake agreement.

[GRAPHIC OMITTED: MAP DEPICTING ASIA REGION: PROJECTS IN DEVELOPMENT]



ASIA REGION: PROJECTS IN DEVELOPMENT

PHILIPPINES

   Alto Peak. The Alto Peak Project is a smaller geothermal project in the same general area of Leyte as the Upper Mahiao, Mahanagdong and Malitbog Projects. A subsidiary of the Company and PNOC-EDC have executed a 70 net MW Energy Conversion Agreement, dated May 7, 1994. The general terms and conditions are similar to the Malitbog Energy Conversion Agreement ("ECA"). However, the plant design has not been initiated because PNOC-EDC has not finalized the steam conditions (pressure, composition and pH). PNOC-EDC is still drilling and testing the geothermal wells that will supply steam to such project. Consequently, the ECA has been extended and the Company has not commenced financing arrangements for the Alto Peak Project.

INDONESIA

   Dieng, Patuha and Bali. The Company's Dieng, Patuha and Bali projects in Indonesia represent ongoing, phased-in development and construction programs through the year 2000 of 1,200 MW under contract, to be brought into commercial operation on a modular basis as the steam fields are concurrently drilled and developed. On June 12, 1997, the Company announced that its special-purpose subsidiary, CE Indonesia Funding Corp., entered into a $400 million revolving credit facility (which is nonrecourse to the Company) to finance the development and construction of the Company's geothermal power facilities at the Dieng, Patuha and Bali sites in Indonesia.

   Dieng. Pursuant to the Dieng Joint Operating Contract and Energy Sales Contract, the Company intends to proceed on a modular basis with construction of additional units to follow Dieng Unit I, resulting in an aggregate first phase net capacity at this site of 215 MW. The Company estimates that the total project cost of these units will be approximately $450 million. The next phase is expected to expand the total capacity to 400 MW. The cost of the full Dieng Project is estimated to approximate $1 billion.

   Patuha. The Company is also developing a geothermal power plant in the Patuha geothermal field in Java, Indonesia (the "Patuha Project") pursuant to a joint operation contract and an energy sales contract, each of which contains terms substantially similar to those described above for the Dieng Project. Patuha Power Ltd. intends to proceed on a modular basis similar to the Dieng Project, with an aggregate capacity of up to 400 MW. The Company estimates that the total cost of the Patuha Project will be approximately $1 billion.

   Bali. The Company and PT Panutan Group, an Indonesian consortium of energy, oil, gas and mining companies, have formed a joint venture to pursue the development of geothermal resources in Bali (the "Bali Project"). The PT Panutan Group is entitled to contribute up to 40% of the total equity and obtain up to 40% of the net profit of the Bali Project. The project company developing the Bali Project has executed both a joint operation contract and an energy sales contract with terms similar to those at Dieng and Patuha. Bali Energy Ltd. intends to proceed on a modular basis similar to the Dieng Project, with an aggregate capacity of up to 400 MW. The Company estimates that the total cost of the Bali Project will be approximately $1 billion.

   Ijen. The Ijen Project is a new 400 MW development project with the same ownership structure as the Bali Project. The joint operation contract, energy sales contract and major permits currently are being negotiated.

   Recent Indonesian Governmental Announcement Regarding Power Projects in Indonesia. On September 20, 1997, a Presidential Decree was issued in Indonesia, providing for government action to the effect that, in order to address certain recent fluctuations in the value of the Indonesian currency, the start-up dates for a number of private power projects would be: (i) continued according to their initial schedule (because construction process was underway), (ii) postponed as to their start-up dates (because they are not yet in progress) until economic conditions have recovered, or (iii) reviewed with a view to being continued, postponed or rescheduled, depending on the status of those projects. In the Decree, Dieng Units 1, 2 and 3 are approved to continue according to their initial schedule; Patuha Unit 1 and Bali Units 1 and 2 are to receive further review to determine whether or not they should be continued in accordance with their initial schedule; and Bali Units 3 and 4, Patuha Units 2, 3 and 4 and Dieng Unit 4 are to be postponed for an unspecified period. In this regard, the Company notes that its contracts and government undertakings for the Dieng, Patuha and Bali projects do not by their terms permit such delays by the government and that the Company has obtained political risk insurance coverage for its Indonesian projects, as described in this Prospectus Supplement. Moreover, since the Indonesian Minister of Finance has publicly stated and other officials in the Government of Indonesia have stated to the Company that the Indonesian government does not intend to impact the schedule of any projects for which financing has already been arranged or on which construction related work has already commenced, and since all of the Company's projects in the "future review category" meet one or both of those standards, the Company believes that the schedule for these projects should not be delayed. The Company does not believe that any delay in the "postponed" category of projects will have a material adverse effect on its planned operations in Indonesia, since all but one of these units were not scheduled to commence construction until after 1998. The Company believes that, given Indonesia's demonstrated need for power and its emphasis on diversifying fuel sources and maintaining sufficient amounts of oil for export, the Company's projects are significantly advantaged by their indigenous geothermal fuel source and will all proceed. However, until further information is made available by the Indonesian government with respect to the projects that are under review or postponed, no assurance can be given that such will be the case.

AUSTRALIA

   Gingin Gas Field. In August 1997, CE Gas signed an earn-in agreement with Empire Gas of Australia, the permit holder for various concession areas in the Gingin field in the Perth Basin in Western Australia. The earn-in agreement provides CE Gas with the ability, through a seismic and drilling phased work program, to obtain up to a 50% working interest in the main concession area totaling 2,960 square kilometers and up to a 33% working interest in four ancillary concession areas totaling 9,451 square kilometers. Gingin gas reserves are estimated by Empire Gas to be 470 Bcf. Given the advantages of the location of the Gingin field, in close proximity to an industrial area and electric residential load center, the Company believes that the Gingin field possesses the potential for an integrated upstream gas/power generation project.

   Western Australia offers significant growth potential in the energy sector. Set forth below is a map showing the location and certain other information relevant to the Gingin development project:



[GRAPHIC OMITTED: MAP DEPICTING WESTERN AUSTRALIAN DAMPIER TO BUNBURY PIPELINE
                  AND GAS AND OIL FIELDS]



   Both electricity and gas are in the process of being opened up for competition. 95% of all gas to SW Australia is currently supplied from the NW shelf (Dampier to Bunbury pipeline--1500km). The Onshore Perth Basin is known to be gas prone but has been significantly underexplored and underdeveloped. Historically, gas has been a state controlled energy sector in Australia. The Gingin field proved gas in the early 1970s. The Company believes that new technologies now offer the potential for extracting significant gas reserves through more advanced recovery methods, and the Company, which currently beneficially owns a 6.3% interest in the Gingin Concession, has the right to earn up to a 50% working interest under its phased seismic and drilling work program with Empire Gas of Australia.

AMERICAS REGION: PROJECTS IN DEVELOPMENT

UNITED STATES

   Salton Sea Minerals Extraction. The Company has developed a process providing for the extraction of minerals from elements in solution in the geothermal brine and fluids utilized at its Imperial Valley plants (the "Salton Sea Extraction Project") as well as the production of power to be used in the extraction process. The initial phase of the project would require delivery of approximately 15 MW of power. A pilot plant has successfully produced commercial quality zinc at the Company's Imperial Valley Project, which consists of the Company's Salton Sea I, Salton Sea II, Salton Sea III and Salton Sea IV projects (collectively, the "Salton Sea Projects") and Vulcan, Hoch (Del Ranch), Elmore and Leathers projects (collectively, the "Partnership Projects"). The Company intends to sequentially develop boron, lithium, manganese, gold and other products as it further develops the extraction technology. If successfully developed, the mineral extraction process will provide an environmentally compatible and low cost minerals recovery methodology.

   Telephone Flat. Under a Bonneville Power Administration ("BPA") geothermal pilot program, the Company has been developing a 30 MW net geothermal project which was originally located in the Newberry Known Geothermal Resource Area in Deschutes County, Oregon (the "Telephone Flat Project"). Pursuant to two power sales contracts executed in September 1994, an affiliate of the Company agreed to sell 20 MW to BPA and 10 MW to Eugene Water and Electric Board ("EWEB") from the Telephone Flat Project. In addition, BPA and EWEB together have an option to purchase up to an additional 100 MW of production from the project under certain circumstances. These power sales contracts provide that under certain circumstances the contracts may be utilized at an alternative location. Pursuant to its resource exploration program, the Company has determined that the geothermal resource at Newberry is not sufficient to support the contracts and accordingly has determined to utilize the contracts at its leasehold position in Telephone Flat in northern California, where it has two successful production wells. The BPA contract arrangements have been amended to reflect the relocation of the project to Telephone Flat. Under the amended BPA contract arrangements, BPA will purchase 30 MW from the project. The movement of the project to this alternative location and BPA's purchase obligation are subject to obtaining a final environmental impact statement relating to the new site location.

                                  MANAGEMENT

EXECUTIVE AND OTHER OFFICERS OF THE COMPANY

   The Company's management structure is organized functionally into three geographic regions and a corporate group (including its accounting, finance, insurance, legal and planning functions) as indicated below:
                                ----------------
                                 David L. Sokol
                                Chairman and CEO
                                ----------------
                                       |
           --------------------------------------------------------------
           |                     |                    |                 |
---------------------   -------------------   -------------------  ------------
                                                                   CE Corporate
       CE Asia              CE Americas            CE Europe       o accounting
Donald M. O'Shei, Jr.     Thoman R. Mason       Gregory E. Abel    o finance
 (President and COO)    (President and COO)   (President and COO)  o insurance
                                                                   o legal
                                                                   o planning
---------------------   -------------------   -------------------  ------------


NAME                      AGE  POSITION
-----------------------  ----- -------------------------------------------------------------
CE ASIA
Donald M. O'Shei, Jr.*     37  President and Chief Operating Officer, CalEnergy Asia
David A. Baldwin .......   33  Vice President, Development, CalEnergy Asia
Darcelle C. Lahr .......   34  Vice President, Construction, CalEnergy Asia
Bruce D. Lundstrom  ....   34  Vice President and Assistant Secretary, CalEnergy Asia
Frederick L. Manuel  ...   38  Vice President, Indonesia
James D. Stallmeyer  ...   40  General Counsel, CalEnergy Asia and Vice President/General
                               Manager, Philippines and Assistant General Counsel, CalEnergy

CE AMERICAS
Thomas R. Mason* .......   53  President and Chief Operating Officer, CalEnergy Americas
Douglas L. Anderson  ...   39  General Counsel, CalEnergy Americas and Assistant General
                               Counsel and Assistant Secretary, CalEnergy
Edward J. Heinrich  ....   44  Vice President, Gas Operations, CalEnergy Americas
Donald C. Blachly ......   49  Vice President, Geothermal Operations, CalEnergy Americas
Jonathan M. Weisgall  ..   47  Vice President, Legislative and Regulatory Affairs

CE EUROPE (AND UPSTREAM
 GAS DEVELOPMENT)
Gregory E. Abel* .......   35  President and Chief Operating Officer, CalEnergy Europe and
                               Chief Accounting Officer
Eric Conner ............   48  Managing Director, Northern Electric Utility Services Ltd.
Malcolm Chandler .......   54  Managing Director, Northern Electric Supply Ltd.
John France ............   40  Regulation Director, Northern Electric plc
Dr. Philip Lawless  ....   35  Managing Director, Northern Electric Generation Ltd.
David Swan .............   52  Managing Director, Northern Utility Distribution Ltd.
Peter Youngs ...........   42  Managing Director, CE UK Gas, Inc., and Upstream Gas
                               Development (Europe & Asia)


NAME                      AGE  POSITION
-----------------------  ----- -------------------------------------------------------------
CORPORATE (AND AMERICAS
 DEVELOPMENT)
David L. Sokol* ........   40  Chairman of the Board and Chief Executive Officer
Edward F. Bazemore*  ...   60  Vice President, Human Resources
J. Douglas Divine ......   40  Vice President, Strategic Planning
Vincent R. Fesmire  ....   56  Vice President, Construction and Engineering
Adrian M. Foley III  ...   50  Vice President, Marketing
Patrick J. Goodman  ....   30  Controller
Craig M. Hammett* ......   36  Vice President and Chief Financial Officer
Brian K. Hankel ........   35  Treasurer
Steven A. McArthur*  ...   39  Senior Vice President, General Counsel and Secretary
Robert S. Silberman*  ..   39  Senior Vice President, Marketing, Implementation and
                               Strategic Planning

-----------------------
* Indicates an Executive Officer of the Company


CALENERGY BOARD OF
 DIRECTORS
David L. Sokol .........   40  Director
Edgar D. Aronson .......   62  Director
Judith E. Ayres ........   53  Director
Richard K. Davidson  ...   55  Director
David Dewhurst .........   53  Director
Richard R. Jaros .......   45  Director
David R. Morris ........   62  Director
Bernard W. Reznicek  ...   60  Director
Walter Scott, Jr. ......   65  Director
John R. Shiner .........   53  Director
Neville G. Trotter  ....   65  Director
David E. Wit ...........   35  Director


   Set forth below is certain information with respect to each of the foregoing officers and directors:

EXECUTIVE OFFICERS

   DAVID L. SOKOL, Chairman of the Board and Chief Executive Officer. Mr. Sokol has been CEO since April 19, 1993 and served as President of the Company from April 19, 1993 until January 21, 1995. He has been Chairman of the Board of Directors since May 1994. Mr. Sokol has been a director of the Company since March 1991. Formerly, Mr. Sokol was Chairman, President and Chief Executive Officer of the Company from February 1991 until January 1992. Mr. Sokol was the President and Chief Operating Officer of, and a director of, JWP, Inc., from January 27, 1992 to October 1, 1992. From November 1990 until February 1991, Mr. Sokol was the President and Chief Executive Officer of Kiewit Energy Company, currently the largest shareholder of the Company and a wholly owned subsidiary of PKS.

   GREGORY E. ABEL, President and Chief Operating Officer, CalEnergy Europe and Chief Accounting Officer of the Company. Mr. Abel joined the Company in 1992. Mr. Abel is a Chartered Accountant and from 1984 to 1992 he was employed by Price Waterhouse. As a Manager in the San Francisco office of Price Waterhouse, he was responsible for clients in the energy industry.

   EDWARD F. BAZEMORE, Vice President, Human Resources. Mr. Bazemore joined the Company in July 1991. From 1989 to 1991, he was Vice President, Human Resources, at Ogden Projects, Inc. in New Jersey. Prior to that, Mr. Bazemore was Director of Human Resources for Ricoh Corporation, also in New Jersey. Previously, he was Director of Industrial Relations for Scripto, Inc. in Atlanta, Georgia.

    CRAIG M. HAMMETT, Vice President and Chief Financial Officer. Mr. Hammett joined the Company in 1996. Prior to joining the Company, Mr. Hammett served as Director of Project Finance for Energy Power group, as Director, Project Finance and M&A for CSW Energy and as a corporate loan officer for various financial institutions.

   THOMAS R. MASON, President and Chief Operating Officer, CalEnergy Americas. Mr. Mason joined the Company in March 1991. From October 1989 to March 1991, Mr. Mason was Vice President and General Manager of Kiewit Energy Company. Prior to that, Mr. Mason was Director of Marketing for Energy Factors, Inc. (now Sithe Energies U.S.A., Inc.), a non-utility developer of power facilities. Prior to that Mr. Mason was a worldwide Market Manager of power generation for Caterpillar's Solar Gas Turbines, a gas turbine manufacturer.

   STEVEN A. McARTHUR, Senior Vice President, General Counsel and Secretary. Mr. McArthur joined the Company in February 1991. From 1988 to 1991 he was an attorney in the Corporate Finance Group at Shearman & Sterling in San Francisco. From 1984 to 1988 he was an attorney in the Corporate Finance Group at Winthrop, Stimson, Putnam & Roberts in New York.

   DONALD M. O'SHEI, JR., President and Chief Operating Officer, CalEnergy Asia. Mr. O'Shei joined the Company in August 1992. Prior to 1997, he served as General Manager--Indonesia and Vice President of CE International Investments, Ltd. for the Company. From 1991 to 1992, he was employed by Proven Alternatives Capital Corporation as a Financial Analyst. Prior to 1991, Mr. O'Shei served in the U.S. Army in the Special Forces, Airborne and Pathfinder Units.

   ROBERT S. SILBERMAN, Senior Vice President, Marketing, Implementation and Strategic Planning. Mr. Silberman joined the Company in 1995. Prior to that, Mr. Silberman served as Executive Assistant to the Chairman and Chief Executive Officer of International Paper Company, as Director of Project Finance and Implementation for the Ogden Corporation and as a Project Manager in Business Development for Allied-Signal, Inc. He has also served as the Assistant Secretary of the Army for the United States Department of Defense.

OTHER OFFICERS

   DOUGLAS L. ANDERSON, Assistant General Counsel and Assistant Secretary, CalEnergy and General Counsel, CalEnergy Americas. Mr. Anderson joined the Company in February 1993. From 1990 to 1993, Mr. Anderson was a business attorney with Fraser, Stryker, Vaughn, Meusey, Olson, Boyer & Bloch, P.C. in Omaha. From 1987 through 1989, Mr. Anderson was a principal in the firm Anderson & Anderson. Prior to that, from 1985 to 1987, he was an attorney with Foster, Swift, Collins & Coey, P.C. in Lansing, Michigan.

   DAVID A. BALDWIN, Vice President, Development, CalEnergy Asia. Mr. Baldwin joined the Company in June 1997. From December 1996 to June 1997, Mr. Baldwin served as Vice President, Project Development for Asia Power Ltd. in Hong Kong. From October 1994 to December 1996, Mr. Baldwin was Project Director at SouthPac Corporation Ltd. in New Zealand and, prior to that, he held a series of project management and engineering positions at Shell International in the Netherlands and New Zealand.

   DONALD C. BLACHLY, Vice President, Geothermal Operations, CalEnergy Americas. Mr. Blachly joined the Company in June 1993. Prior to that Mr. Blachly had been employed by Santa Fe Geothermal and the Sacramento Municipal Utility District in various management and engineering capacities.

   MALCOLM CHANDLER, Managing Director, Northern Electric Supply Ltd. Mr. Chandler joined Northern in 1970 from Manweb as Tariffs Engineer. His management positions have included Tariffs & Supplies Manager, Regional Manager and Director of Tariffs & Contracts.

   ERIC CONNOR, Managing Director, Northern Electric Utility Services Ltd. Mr. Connor joined Northern in 1992 as a Director. Prior to joining Northern, he was a Director at NEI Reyrolle Ltd. and prior to that, he held the following appointments: deputy group head of engineering, National Nuclear Corporation; manager computer systems, NEI Electronics (C&I Systems); systems engineer, Davy-

Leowy; software engineer, Marconi Space & Defence; mathematics teacher, North Tyneside; manufacturing engineer, Electrosil; and apprentice electrician, National Coal Board.

   J. DOUGLAS DIVINE, Vice President, Strategic Planning. Mr. Divine joined the Company in September 1996. Prior to that, he was Director of Planning and Regulatory Affairs with Falcon Seaboard Resources Inc. from 1990 to 1996. From 1987 to 1990, he was Senior Manager of Management Consulting Services with Price Waterhouse; from 1984 to 1986 Mr. Divine was Director of Operations Review Divisions and Executive Assistant to Commissioner of the Public Utility Commission of Texas; and from 1983 to 1984, he was Coordinator of Revenue and Economic Analysis for the Governor's Office, State of Texas.

   VINCENT R. FESMIRE, Vice President, Construction and Engineering. Mr. Fesmire joined the Company in October 1993. Since joining CalEnergy, Mr. Fesmire's responsibilities have shifted from project development and implementation to construction in parallel with the status of the Company's projects. Prior to joining the Company, Mr. Fesmire was employed for 19 years with Stone & Webster, an engineering firm, serving in various management level capacities with an expertise in geothermal design engineering.

   JOHN FRANCE, Regulation Director, Northern Electric plc. Mr. France joined Northern in 1989. From 1982 to 1989, Mr. France held a number of regulatory positions with British Gas.

   ADRIAN M. FOLEY, III, Vice President, Marketing. Mr. Foley joined the Company in January 1994 as Project Development Manager and continued in that capacity until January 1997 when he was promoted to Vice President, Marketing. Prior to joining CalEnergy, Mr. Foley was Regional Manager, Business Development with Ogden Projects, Inc. from 1989 to 1993 and Executive Vice President with Rescom Development Company from 1980 to 1989.

   PATRICK J. GOODMAN, Controller. Mr. Goodman joined the Company in June 1995, and served as Manager of Consolidation Accounting until September 1996 when he was promoted to Controller. Prior to joining the Company, Mr. Goodman was an accountant at Coopers & Lybrand.

   BRIAN K. HANKEL, Treasurer. Mr. Hankel joined the Company in February 1992 as Treasury Analyst and served in that position to December 1995. Mr. Hankel was appointed to Assistant Treasurer in January 1996 and was appointed Treasurer in January 1997. Prior to joining the Company, Mr. Hankel was a Money Position Analyst at FirsTier Bank of Lincoln from 1988 to 1992 and Senior Credit Analyst at FirsTier from 1987 to 1988.

   EDWARD J. HEINRICH, Vice President, Gas Operations, CalEnergy Americas. Mr. Heinrich joined the Company in November 1993. Prior the joining the Company Mr. Heinrich was plant supervisor with Sithe Energies, Inc. and prior to that he was with the United States Navy.

   DARCELLE C. LAHR, Vice President, Construction, CalEnergy Asia. Ms. Lahr joined the Company in March 1990. Ms. Lahr was most recently responsible for the management, implementation and construction of the Mahanagdong geothermal power plant on the island of Leyte, Philippines. From 1984 to 1990 she worked in various engineering and management capacities in the Mechanical and Nuclear Engineering Department with Pacific Gas & Electric in San Francisco.

   DR. PHILIP LAWLESS, Managing Director, Northern Electric Generation Ltd. Mr. Lawless joined Northern in 1989 as Contract Development Officer (Power Purchase). His previous positions in Northern include Project Manager--TPL and Generation Projects Manager. Prior to joining Northern, he worked at NEI Parsons Ltd, where he held various positions, and North Kalgurlie Mines Ltd Australia, as an Assistant Plant Metallurgist.

   BRUCE D. LUNDSTROM, Vice President and Assistant Secretary, CalEnergy Asia. Mr. Lundstrom joined CalEnergy in May 1995. From October 1989 until May 1995, Mr. Lundstrom was an attorney with Luce, Forward, Hamilton & Scripps in San Diego, California.

   FREDERICK L. MANUEL, Vice President, Indonesia. Mr. Manuel joined the Company in 1991. Prior to that, he was employed by Chevron Corporation with responsibilities including land and offshore drilling, reservoir and production engineering, project management and technical research.

    JAMES D. STALLMEYER, Vice President/General Manager, Philippines and General Counsel, CalEnergy, Asia and Assistant General Counsel, CalEnergy. Mr. Stallmeyer joined the Company in 1993. Mr. Stallmeyer practiced in the public finance and banking areas at Chapman and Cutler in Chicago from 1984 to 1987 and in the corporate finance department from 1989 to 1993. Prior to that, Mr. Stallmeyer was an attorney in the public finance department of the Chicago office of Skadden, Arps, Slate, Meagher & Flom in 1987 and 1988 and was a legal writing instructor at the University of Illinois College of Law in 1988 and 1989.

   DAVID SWAN, Managing Director, Northern Electric Distribution Ltd. Mr. Swan joined Northern in 1966 and has held posts in varying disciplines including distribution, engineering design, operations, customers engineering, customer relationships, engineering contracting, logistics, computer systems development and project management.

   JONATHAN WEISGALL, Vice President, Legislative and Regulatory Affairs. Mr. Weisgall joined the Company in May 1995. Prior to that, Mr. Weisgall was an attorney in private practice with extensive energy and regulatory experience and is currently Adjunct Professor of Energy Law at Georgetown University Law Center.

   PETER YOUNGS, Managing Director, CE UK Gas, Inc., and Upstream Gas Development. Mr. Youngs joined Neste Oy in 1974 as a Geoscientist and held the following positions within the company: International Exploration Manager, General Manager (Europe-Africa Region), Vice President and Managing Director UKEXPRO. From 1994 to present, he has been the General Manager of Sovereign Exploration Ltd.

CALENERGY BOARD OF DIRECTORS

   DAVID L. SOKOL, Director. (See above biographical reference in Executive Officers.)

   EDGAR D. ARONSON, Director. Mr. Aronson has been a director of the Company since April 1983. Mr. Aronson founded EDACO Inc., a private venture capital company in 1981, and has been President of EDACO since that time. Prior to that, Mr. Aronson was Chairman of Dillon, Read International from 1979 to 1981 and a General Partner in charge of the International Department at Salomon Brothers Inc. from 1973 to 1979.

   JUDITH E. AYRES, Director. Ms. Ayres has been a director of the Company since July 1990. Since 1990, Ms. Ayres has been Principal of The Environmental Group, an environmental consulting firm in San Francisco, California. From 1988 to 1989, Ms. Ayres was a Vice President of William D. Ruckelshaus Associates, an environmental consulting firm. From 1983 to 1988, Ms. Ayres was the Regional Administrator of Region 9 (Arizona, California, Hawaii, Nevada, and the Western Pacific Islands) of the United States Environmental Protection Agency.

   RICHARD K. DAVIDSON, Director. Mr. Davidson has been a director of the Company since March 1993. As of January 1, 1997, Mr. Davidson became Chairman and CEO of Union Pacific Corporation. Prior to that, Mr. Davidson, President of Union Pacific Corporation and a director of that corporation since May 1994, was Chairman of Union Pacific Railroad since September 1991. Mr. Davidson became part of Union Pacific Railroad when it merged with the Missouri Pacific and the Western Pacific Railroads in 1982. He was promoted to Vice President-Operations in 1986, Executive Vice President-Operations in 1989, until his appointment as President and Chief Executive Officer on August 7, 1991; seven weeks later Mr. Davidson was named Chairman and Chief Executive Officer.

   DAVID DEWHURST, Director. Mr. Dewhurst has been a Director of the Company since August 1996. Mr. Dewhurst was the founder, Chairman and Chief Executive Officer of Falcon Seaboard for many years and is presently Chairman and Chief Executive Officer of Falcon Seaboard Holdings, L.P. Mr. Dewhurst was a Foreign Service Reserve Officer in the U.S. Department of State, in 1971-1973 and served in the U.S. Air Force from 1968-70. Mr. Dewhurst currently serves on the National Board of Directors of Citizens for a Sound Economy.

   RICHARD R. JAROS, Director. Mr. Jaros has been a director of the Company since March 1991. Mr. Jaros served as President and Chief Operating Officer of CalEnergy from January 8, 1992 to April 19, 1993 and as Chairman of the Board from April 19, 1993 to May 1994. Mr. Jaros is currently a Director of

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PKS. Until July 1997, he was Executive Vice President and Chief Financial
Officer of PKS and President of KDG. From 1990 until January 8, 1992, Mr. Jaros served as a Vice President of PKS. Mr. Jaros serves as a director of C-TEC Corporation, a publicly traded company in which PKS holds a majority ownership interest.

   DAVID R. MORRIS, Director. Mr. Morris was appointed a director of the Company in February 1997. Mr. Morris was Chairman of Northern Electric plc from 1989 to January 1997. In 1980 he joined Delta plc becoming Managing Director of the Switchgear and Accessories Division in 1981 and a Board Director in 1984. Prior to that, Mr. Morris was Managing Director of Wildt Mellor Bromley Ltd., a subsidiary of Sears Holdings, plc, from 1975 to 1980. From 1958 to 1975 Mr. Morris was associated with English Electric Aircraft Ltd., which merged with GEC, in production and development management. Mr. Morris is a director of Delta Group plc.

   BERNARD W. REZNICEK, Director. Mr. Reznicek has been a director of the Company since May 1995. Mr. Reznicek became National Director--Utility Marketing for Central States Indemnity Co. of Omaha on January 2, 1997. Prior to that, he was Dean, College of Business Administration at Creighton University from 1994 to 1996. Prior to that, Mr. Reznicek was the Chairman, President and Chief Executive Officer of Boston Edison Company from 1987 to 1994 and was the President and Chief Executive Officer of the Omaha Public Power District from 1981 to 1987. Mr. Reznicek serves on the Board of Directors of Stone & Webster, Incorporated since (1995), State Street Boston Corporation (1991), Boston Edison Company (1987) and Guarantee Life Companies, Inc. (1986).

   WALTER SCOTT, JR., Director. Mr. Scott has been a director of the Company since June 1991. Mr. Scott was the Chairman and Chief Executive Officer of the Company from January 8, 1992 until April 19, 1993. Mr. Scott is Chairman and President of PKS, a position he has held since 1979. Mr. Scott is a director of Berkshire Hathaway, Inc., Burlington Resources, Inc., ConAgra, Inc., Valmont Industries, Inc., WorldCom, Inc., First Bank Systems and C-TEC Corporation, a publicly traded company in which PKS holds a majority ownership interest.

   JOHN R. SHINER, Director. Mr. Shiner has been a director of the Company since May 1995. He joined the law firm of Morrison & Foerster in 1993, where he is a partner resident in the Los Angeles office. Prior to that time, he was a partner in the law firm of Baker & McKenzie. Mr. Shiner has practiced law in Los Angeles since 1968, specializing in litigation and consultation with the senior management and board of directors of closely held and public corporations.

   NEVILLE G. TROTTER, Director. Mr. Trotter was appointed a director of the Company in 1997. From 1974 until 1997, Mr. Trotter was a Member of Parliament in the U.K. House of Commons representing the Tynemouth area. In Parliament, Mr. Trotter served as a member of the Select Committees of the House relating to Defense, Trade & Industry and Transport. Prior to that, Mr. Trotter, a Chartered Accountant, was a Senior Partner in the Grant Thornton accounting firm in the U.K. and formerly served as a member of the Newcastle City Council and was Chairman of the City Finance and Transport Committees.

   DAVID E. WIT, Director. Mr. Wit has been a director of the Company since April 1987. He is Co-Chief Executive Officer of Logicat, Inc., a software development/publishing firm. Prior to working at Logicat, Inc., Mr. Wit worked at E.M. Warburg Pincus & Company, where he analyzed seed-stage financing and technology investments.

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                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an Underwriting
Agreement dated     , 1997 (the "Underwriting Agreement"), Credit Suisse
First Boston Corporation, Lehman Brothers Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters listed below (the "U.S. Underwriters") have severally but not jointly agreed to purchase from the Company the following respective numbers of U.S. Shares:

                                                        NUMBER OF
UNDERWRITER                                            U.S. SHARES
----------------------------------------------------  -------------
Credit Suisse First Boston Corporation ..............
Lehman Brothers Inc. ................................
Donaldson, Lufkin & Jenrette Securities Corporation
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated ...............................

                                                      -------------
  Total .............................................   8,400,000
                                                      =============

   The Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and that the U.S. Underwriters will be obligated to purchase all of the U.S. Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter, in certain circumstances the purchase commitments of the non-defaulting U.S. Underwriters may be increased or the Underwriting Agreement may be terminated.

   The Company has entered into a Subscription Agreement (the "Subscription Agreement") with the managers of the International Offering (the "Managers") providing for the concurrent offer and sale of the International Shares outside the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa. The Direct Sale from the Company of up to 2,000,000 shares of Common Stock being offered pursuant to this Prospectus Supplement is expected to be made to Walter C. Scott, Jr., Chairman and President of PKS, and certain affiliated trusts and other entities directly or indirectly related to Mr. Scott, at a price equal to the Price to the Public set forth on the cover page of this Prospectus Supplement. To the extent such shares of Common Stock are not purchased in the Direct Sale, such shares will be sold in the U.S. Offering. The closing of the Offering is not conditioned upon the closing of the Acquisition, the Direct Sale or the Debt Offering. In connection with the Direct Sale, the underwriting discounts and commissions per share will equal 60% of the underwriting discounts and commissions payable in connection with
the Offering or an aggregate of $   for 2,000,000 shares.

   The Company has granted to the U.S. Underwriters and the Managers an option, exercisable from time to time by Credit Suisse First Boston Corporation and Lehman Brothers Inc., expiring at the close of business on the 30th day after the date of this Prospectus Supplement, to purchase up to 2,100,000 additional shares at the public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus Supplement. Such options may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock being sold to the U.S. Underwriters and the Managers as the number of U.S. Shares set forth next to such U.S. Underwriter's name in the preceding table and as the number of International Shares set forth next to such Manager's name in the corresponding table in the Prospectus Supplement relating to the International Offering bears to the sum of the total number of shares of Common Stock in such tables.

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    The Company has been advised by Credit Suisse First Boston Corporation and Lehman Brothers Inc. on behalf of the U.S. Underwriters that the U.S. Underwriters propose to offer the U.S. Shares in the United States to the public and in Canada on a private placement basis to certain institutions initially at the public offering price set forth on the cover page of this Prospectus Supplement and, through the Underwriters, to certain dealers at
such price less a concession of $   per share, and the U.S. Underwriters and
such dealers may allow a discount of $   per share on sales to certain other
dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters. The offering price to dealers for the U.S. Offering and the concurrent International Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and the Managers (the "Intersyndicate Agreement") relating to the Offering, changes in the offering price, commission and reallowance to dealers will be made only upon the mutual agreement of Credit Suisse First Boston Corporation and Lehman Brothers Inc. on behalf of the U.S. Underwriters, and Credit Suisse First Boston (Europe) Limited ("CSFBL") and Lehman Brothers International (Europe) ("LBI"), on behalf of the Managers.

   Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the shares of Common Stock to any person outside the United States and Canada or to any other dealer who does not so agree. Each of the Managers has agreed that, as part of the distribution of the International Shares and subject to certain exceptions, it has not offered or sold and may not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the shares of Common Stock to any person inside the United States and Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the Underwriters and the Managers pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction. "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or (ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

   Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price less such amount agreed upon by Credit Suisse First Boston Corporation and Lehman Brothers Inc. on behalf of the U.S. Underwriters, and CSFBL and LBI, on behalf of the Managers, but not exceeding the selling concession applicable to such shares. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount appearing on the cover page of this Prospectus Supplement. Neither the U.S. Underwriters nor the Managers are obligated to purchase from the other any unsold shares of Common Stock.

   The Company and its executive officers and directors have agreed that during the period beginning from the date of this Prospectus Supplement and continuing to the date 90 days from the date of this Prospectus Supplement, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement relating to, any shares of Common Stock, or any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of Common Stock, or publicly disclose the intention to make any such offer, sale, pledge or disposal, without the prior written consent of Credit Suisse First Boston Corporation and Lehman Brothers Inc. except: (i) issuances of Common Stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date of this Prospectus Supplement, (ii) grants of employee stock options pursuant to the terms of a plan in effect on the date of this Prospectus Supplement or issuances of Common Stock

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pursuant to the exercise of such options, (iii) sales of Common Stock pursuant to employee stock benefit plans in effect on the date of the Prospectus Supplement, and (iv) filing with the Securities and Exchange Commission a registration statement relating to the securities described in the preceding clauses (i), (ii) and (iii).

   The Company has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the U.S. Underwriters may be required to make in respect thereof.

   Credit Suisse First Boston Corporation and Lehman Brothers Inc., on behalf of the U.S. Underwriters and the Managers, may engage in over-allotment, stabilizing transactions, syndicate-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when the shares of Common Stock originally sold by such syndicate member are purchased in a syndicate-covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate-covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would be in the absence of such transactions. These transactions may be effected on the New York Stock Exchange, the Pacific Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

   Certain of the U.S. Underwriters and the Managers and their affiliates have provided from time to time, and expect to provide in the future, various investment banking and commercial banking services for the Company, for which such U.S. Underwriters and Managers have received and will receive customary fees and commissions. Credit Suisse First Boston Corporation and Lehman Brothers Inc. are acting as Joint Book Running Managers for the Debt Offering. Credit Suisse First Boston Corporation and Lehman Brothers Inc. also acted as financial advisor to the Company in connection with the Acquisition.

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                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

   The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepares and files a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

   Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHT OF ACTION FOR ONTARIO PURCHASERS

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

   All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company of such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

   A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

   Canadian purchasers of Common Stock should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by such purchasers under relevant Canadian legislation.

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               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                     FOR NON-U.S. HOLDERS OF COMMON STOCK

   The following discussion concerns the material United States federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders who acquire and own such Common Stock as a capital asset. In general, a "Non-U.S. Holder" is any person holding Common Stock other than (i) a citizen or resident of the United States, (ii) a corporation (a "U.S. corporation") or partnership (a "U.S. partnership") created or organized under the laws of the United States or of any State,
(iii) an estate whose income is included in gross income for United States federal income tax purposes regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary jurisdiction over the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. The following summary does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder (including the fact that, in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of purchasing, holding and disposing of Common Stock may be affected by certain determinations made at the partner level). This summary is based on provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This summary does not deal with U.S. state and local or non-U.S. tax consequences and, except as specifically noted, does not address the effects of any tax treaties the United States has concluded with other countries.

   ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF COMMON STOCK.

DIVIDENDS

   In general, dividends paid by a U.S. corporation to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or lower rate prescribed by an applicable tax treaty) unless the dividends are (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or (ii) if an applicable tax treaty so provides, attributable to a United States permanent establishment maintained by the Non-U.S. Holder. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury Regulations (absent actual knowledge to the contrary) to be paid to a resident of that country. Proposed Treasury Regulations, if finally adopted, generally would require Non-U.S. Holders to file Internal Revenue Service Form W-8 to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends.

   Dividends effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States or, if applicable, attributable to a permanent establishment, generally will not be subject to withholding (if the Non-U.S. Holder annually files Internal Revenue Service Form 4224 in duplicate with the payor of the dividend), but generally will be subject to United States federal income tax on a net income basis at the same rates applicable to U.S. Holders. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income also may be subject to a branch profits tax at the 30% rate (or such lower rate as may be specified by an applicable treaty).

   A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

   For purposes of these rules, Non-U.S. Holders should be aware that the Company's present policy is to reinvest earnings in its business and therefore the Company pays no dividends on its Common Stock.

DISPOSITION OF COMMON STOCK

   Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of such Holder's Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, if an applicable tax treaty so provides, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax laws applicable to certain U.S. expatriates; or
(iv) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes (at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder's holding period) and, if the Common Stock is "regularly traded on an established securities market", the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending generally on the date of disposition, more than 5% of the Common Stock. The Company believes that it has not been, is not currently and is not likely to become, a United States real property holding company.

FEDERAL ESTATE TAX

   Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

   If the Company were to pay dividends, the Company generally must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides. United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons who fail to furnish the information required under the United States information reporting requirements) will generally not apply, under existing Treasury Regulations, to dividends paid on shares of Common Stock to a Non-U.S. Holder at an address outside the United States. This exemption may be affected, on a prospective basis, if the Treasury Regulations are revised to eliminate the foreign address method for determining the applicability of the 30% withholding tax or any lower treaty rate as discussed above. Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information to the Company.

   The payment of the proceeds from the disposition of shares of Common Stock to or through the United States office of a broker will be subject to information reporting and backup withholding imposed at a rate of 31% unless the owner certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares of Common Stock made outside the United States to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding and generally will not be subject to information reporting. However, under the existing Treasury Regulations, unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption, information reporting will apply to payments made through (a) a non-U.S. office of a U.S. broker, or (b) a non-U.S. office of a non-U.S. broker that is either a "controlled foreign corporation" for the United States federal income tax purposes or a person 50% or more of whose gross income from all sources for a certain period was effectively connected with a United State trade or business.

   Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

   Proposed Regulations. The Internal Revenue Service has issued proposed regulations relating to withholding, backup withholding and information reporting that, if adopted in their current form, would, among other things, unify current certification procedures and forms and clarify reliance standards. The proposed regulations would, among other things, eliminate the general current law presumption that dividends paid to an address in a foreign country are paid to a resident of that country and would impose certain certification and documentation requirements on non-U.S. Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty. These regulations generally are proposed to be effective with respect to payments made after December 31, 1997, although in certain cases they are proposed to be effective only with respect to payments made after December 31, 1999. Proposed regulations are subject to change, however, prior to their adoption in final form.

                                  LEGAL MATTERS

   The validity of the Common Stock offered hereby will be passed upon for the Company by Steven A. McArthur, Senior Vice President and General Counsel of the Company, and by Willkie Farr & Gallagher. Certain matters will be passed upon on behalf of the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. As of August 31, 1997, Mr. McArthur beneficially owned 123,542 shares of Common Stock.

                                   EXPERTS

   The consolidated financial statements and financial statement schedules of the Company and its subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included or incorporated by reference in this Prospectus Supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in this Prospectus Supplement and incorporated herein by reference.

   With respect to the Company's unaudited interim financial information for the periods ended March 31, 1997 and 1996 and June 30, 1997 and 1996, included and incorporated by reference in this Prospectus Supplement, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

   The consolidated financial statements of Northern Electric plc as of March 31, 1996 and 1995, and for each of the three years in the period ended March 31, 1996, appearing in the Company's Report on Form 8-K/A dated February 18, 1997, have been audited by Ernst & Young, chartered accountants, as stated in their report which is incorporated herein by reference.

   With respect to Northern's unaudited condensed consolidated financial statements at September 30, 1996, and for the six months ended September 30, 1996 and 1995, incorporated by reference in this Prospectus Supplement, Ernst & Young chartered accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in the Company's Current Report on Form 8-K/A dated February 18, 1997, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. Ernst & Young are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

   The consolidated statements of operations, changes in stockholders' equity and cash flows of Magma Power Company and subsidiaries for the year ended December 31, 1994, incorporated by reference in this Prospectus Supplement have been audited by Coopers & Lybrand L.L.P., independent accountants given on the authority of that firm as experts in accounting and auditing.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                       --------
CALENERGY COMPANY, INC.
Consolidated Financial Statements:
 Consolidated Balance Sheets as of December 31, 1996 and 1995 ........................    F-2
 Consolidated Statements of Operations for the Three Years Ended December 31, 1996  ..    F-3
 Consolidated Statements of Stockholders' Equity for the Three Years Ended
  December 31, 1996 ..................................................................    F-4
 Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1996  ..    F-5
 Notes to Consolidated Financial Statements ..........................................    F-6
 Independent Auditors' Report.........................................................   F-37
Interim Consolidated Financial Statements:
 Independent Accountants' Report .....................................................   F-38
 Consolidated Balance Sheets, June 30, 1997 and December 31, 1996 ....................   F-39
 Consolidated Statements of Operations for the Three and Six Months Ended June 30,
  1997 and 1996 ......................................................................   F-40
 Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1997 and
  1996 ...............................................................................   F-41
 Notes to Consolidated Financial Statements ..........................................   F-42

                         CONSOLIDATED BALANCE SHEETS
                       AS OF DECEMBER 31, 1996 AND 1995
           DOLLARS AND SHARES IN THOUSANDS EXCEPT PER SHARE AMOUNTS


 ASSETS                                                                    1996          1995
                                                                       ------------ ------------
Cash and cash equivalents ............................................  $  424,500    $   72,114
Joint venture cash and investments....................................      48,083        77,590
Restricted cash.......................................................     107,143       149,227
Short-term investments................................................       4,921        34,190
Accounts receivable...................................................     342,307        57,909
Due from joint ventures...............................................      17,556        27,273
Properties, plants, contracts and equipment, net .....................   3,348,583     1,781,255
Excess of cost over fair value of net assets acquired, net  ..........     790,920       302,288
Equity investments....................................................     196,535        60,815
Deferred charges and other assets ....................................     432,359        91,377
                                                                       ------------ ------------
  Total assets .......................................................  $5,712,907    $2,654,038
                                                                       ============ ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable......................................................  $  218,182    $    6,638
Other accrued liabilities ............................................     674,842        87,892
Parent company debt ..................................................   1,146,685       842,205
Subsidiary and project debt...........................................   1,754,895       921,219
Deferred income taxes.................................................     469,199       226,520
                                                                       ------------ ------------
  Total liabilities ..................................................   4,263,803     2,084,474
                                                                       ------------ ------------
Deferred income.......................................................      29,067        26,032
                                                                       ------------ ------------
Commitments and contingencies (Notes 3, 17, 18, 19 and 20)
Company--obligated mandatorily redeemable convertible preferred securities of subsidiary trust holding solely convertible
 debentures...........................................................     103,930            --
Preferred securities of subsidiary....................................     136,065            --
Minority interest.....................................................     299,252            --
                                                                       ------------ ------------
Stockholders' equity:
Preferred stock--authorized 2,000 shares, no par value................          --            --
Common stock--par value $.0675 per share, authorized 80,000 shares, issued 63,747 and 50,680 shares, outstanding 63,448 and 50,593
 shares, respectively.................................................       4,303         3,421
Additional paid in capital............................................     563,567       343,406
Retained earnings ....................................................     297,520       205,059
Cumulative effect of foreign currency translation adjustment .........      29,658            --
Treasury stock--299 and 87 common shares at cost .....................      (8,787)       (1,348)
Unearned compensation--restricted stock ..............................      (5,471)       (7,006)
                                                                       ------------ ------------
  Total stockholders' equity..........................................     880,790       543,532
                                                                       ------------ ------------
  Total liabilities and stockholders' equity .........................  $5,712,907    $2,654,038
                                                                       ============ ============

The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE THREE YEARS ENDED DECEMBER 31, 1996
           DOLLARS AND SHARES IN THOUSANDS EXCEPT PER SHARE AMOUNTS


                                                     1996        1995       1994
                                                  ---------- ----------  ----------
Revenue:
Sales of electricity and steam ..................  $518,934    $335,630   $154,562
Income on equity investments.....................     6,134          --         --
Royalty income ..................................     6,846      19,482         --
Interest and other income........................    44,281      43,611     31,292
                                                  ---------- ----------  ----------
  Total revenues.................................   576,195     398,723    185,854
                                                  ---------- ----------  ----------
Cost and expenses:
Operating expense................................   108,962      79,294     33,015
Cost of sales....................................    31,840          --         --
General and administration.......................    21,451      23,376     13,012
Royalty expense..................................    23,693      24,308      9,888
Depreciation and amortization....................   118,586      72,249     21,197
Loss on equity investment in Casecnan ...........     5,221         362         --
Interest expense.................................   165,900     134,637     62,837
Less interest capitalized........................   (39,862)    (32,554)    (9,931)
Dividends on convertible preferred securities of
 subsidiary trust ...............................     4,691          --         --
                                                  ---------- ----------  ----------
  Total expenses.................................   440,482     301,672    130,018
                                                  ---------- ----------  ----------
Income before provision for income taxes ........   135,713      97,051     55,836
Provision for income taxes.......................    41,821      30,631     17,002
                                                  ---------- ----------  ----------
Income before extraordinary item.................    93,892      66,420     38,834
Extraordinary item ..............................        --          --     (2,007)
                                                  ---------- ----------  ----------
Income before minority interest and preferred
 dividends.......................................    93,892      66,420     36,827
Minority interest ...............................     1,431       3,005         --
                                                  ---------- ----------  ----------
Net income.......................................    92,461      63,415     36,827
Preferred dividends..............................        --       1,080      5,010
                                                  ---------- ----------  ----------
Net income available to common stockholders .....  $ 92,461    $ 62,335   $ 31,817
                                                  ========== ==========  ==========
Income per share before extraordinary item  .....  $   1.60    $   1.25   $    .95
                                                  ---------- ----------  ----------
Extraordinary item ..............................        --          --       (.06)
                                                  ---------- ----------  ----------
Net income per share--primary....................  $   1.60    $   1.25   $    .89
                                                  ========== ==========  ==========
Net income per share--fully diluted..............  $   1.50    $   1.18   $    .88
                                                  ========== ==========  ==========
Average number of shares outstanding--primary ...    57,870      49,971     35,721
                                                  ========== ==========  ==========
Fully diluted shares.............................    67,164      57,742     40,166
                                                  ========== ==========  ==========

The accompanying notes are an integral part of these financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE THREE YEARS ENDED DECEMBER 31, 1996
                       DOLLARS AND SHARES IN THOUSANDS


                                 OUTSTANDING            ADDITIONAL              FOREIGN
                                    COMMON     COMMON    PAID-IN    RETAINED   CURRENCY    TREASURY     UNEARNED
                                    SHARES      STOCK     CAPITAL   EARNINGS    ADJUST.     STOCK     COMPENSATION     TOTAL
                                ------------   -------  ----------  ---------  ---------- ----------  ------------     -----
Balance December 31, 1993 .....     35,446      $2,404   $100,965    $111,031    $    --    $ (2,897)     $    --     $211,503
Exercise of stock options .....         46           3        379          --         --          --           --          382
Purchase of treasury stock ....     (3,765)         --         --          --         --     (65,119)          --      (65,119)
Exercise of stock options from
 treasury stock................         96          --     (1,473)         --         --       1,772           --          299
Employee stock purchase plan
 issues from treasury stock ...         26          --       (122)         --         --         470           --          348
Preferred stock dividends,
 Series C, including cash
 distribution of $121..........         --          --         --      (4,921)        --          --           --       (4,921)
Tax benefit from stock plan  ..         --          --        672          --         --          --           --          672
Net income before preferred
 dividends ....................         --          --         --      36,827         --          --           --       36,827
                                    ------      ------   --------    --------    -------    --------      --------    --------
Balance December 31, 1994 .....     31,849       2,407    100,421     142,937         --     (65,774)          --      179,991
Equity offering................     18,170       1,004    240,825          --         --      56,801           --      298,630
Exercise of stock options .....        102           7        303          --         --          --           --          310
Restricted stock...............        500          --        848          --         --       8,652       (9,500)          --
Amortization of unearned
 compensation..................         --          --         --          --         --          --        2,494        2,494
Employee stock purchase plan
 issues........................         41           3        559          --         --          --           --          562
Exercise of stock options from
 treasury stock................         33          --       (416)         --         --         563           --          147
Purchase of treasury stock ....       (102)         --         --          --         --      (1,590)          --       (1,590)
Preferred stock dividends,
 Series C, including cash
 distribution of $43...........         --          --         --      (1,293)        --          --           --       (1,293)
Tax benefit from stock plan  ..         --          --        866          --         --          --           --          866
Net income before preferred
 dividends ....................         --          --         --      63,415         --          --           --       63,415
                                    ------      ------   --------    --------    -------    --------      --------    --------
Balance December 31, 1995 .....     50,593       3,421    343,406     205,059         --      (1,348)      (7,006)     543,532
Exercise of stock options and
 other equity transactions ....      4,971         335     57,190          --         --           1           --       57,526
Amortization of unearned
 compensation .................         --          --         --          --         --          --        1,535        1,535
Employee stock purchase plan
 issues........................         60           2        547          --         --         588           --        1,137
Exercise of stock options from
 treasury stock................        232          --     (4,707)         --         --       3,980           --         (727)
Purchase of treasury stock ....       (472)         --         --          --         --     (12,008)          --      (12,008)
Conversion of debt ............      8,064         545    164,912          --         --          --           --      165,457
Tax benefit from stock plan  ..         --          --      2,219          --         --          --           --        2,219
Foreign currency translation
 adjustment ...................         --          --         --          --     29,658          --           --       29,658
Net income.....................         --          --         --      92,461         --          --           --       92,461
                                    ------      ------   --------    --------    -------    --------      --------    --------
Balance December 31, 1996 .....     63,448      $4,303   $563,567    $297,520    $29,658    $ (8,787)     $(5,471)    $880,790
                                    ======      ======   =========   ========    ========   ========      ========    ========

The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE THREE YEARS ENDED DECEMBER 31, 1996
                             DOLLARS IN THOUSANDS

                                                                           1996         1995          1994
                                                                       ----------- -------------  -----------
Cash flows from operating activities:
Net income ...........................................................  $  92,461    $    63,415   $  36,827
Adjustments to reconcile net cash flow from operating activities:
 Depreciation and amortization........................................    109,447         65,244      21,197
 Amortization of excess of cost over fair value of net assets
  acquired............................................................      9,139          7,005          --
 Amortization of original issue discount..............................     50,194         45,409      31,946
 Amortization of deferred financing costs.............................      9,677          8,979       1,885
 Amortization of unearned compensation................................      1,535          2,494          --
 Provision for deferred income taxes..................................     12,252         13,983       8,258
 Loss (income) on equity investments..................................       (910)           362          --
 Income applicable to minority interest...............................      1,431          3,005          --
 Changes in other items:
  Accounts receivable.................................................    (13,936)           213      (6,614)
  Accounts payable and other accrued liabilities......................       (942)         5,922      19,364
  Deferred income.....................................................      3,035          6,181        (437)
                                                                        ---------    -----------   ---------
 Net cash flows from operating activities.............................    273,383        222,212     112,426
                                                                        ---------    -----------   ---------
Cash flows from investing activities:
Purchase of Northern, Falcon Seaboard, Partnership Interest and
Magma, net of cash acquired...........................................   (474,443)      (907,614)     (3,043)
Distributions from equity investments.................................      8,222             --          --
Capital expenditures relating to operating projects...................    (24,821)       (27,120)    (38,078)
Philippine construction...............................................   (167,160)      (289,655)    (69,997)
Indonesian and other development......................................    (81,068)        (8,973)     (2,445)
Salton Sea IV construction............................................    (63,772)       (62,430)         --
Pacific Northwest, Nevada, and Utah exploration costs.................     (4,885)       (10,445)     (8,493)
Decrease (increase) in short-term investments.........................     33,998         80,565     (50,000)
Decrease (increase) in restricted cash................................     63,175        (17,452)    (83,670)
Other.................................................................     (2,591)        11,514       1,847
Investment in Casecnan................................................         --        (61,177)         --
                                                                        ---------    -----------   ---------
 Net cash flows from investing activities.............................   (713,345)    (1,292,787)   (253,879)
                                                                        ---------    -----------   ---------
Cash flows from financing activities:
Proceeds from sale of common and treasury stock and exercise of
 stock options........................................................     54,935        299,649       1,580
Proceeds from convertible preferred securities of subsidiary trust ...    103,930             --          --
Proceeds from issuance of parent company debt.........................    324,136        200,000     400,000
Net proceeds from revolver ...........................................     95,000             --          --
Proceeds from subsidiary and project debt.............................    428,134        654,695      31,503
Repayments of subsidiary and project debt.............................   (210,892)      (176,664)    (13,800)
Deferred charges relating to debt financing...........................    (36,010)       (34,733)    (11,905)
Decrease (increase) in amounts due from joint ventures................     10,756        (29,169)        316
Purchase of treasury stock............................................    (12,008)        (1,590)    (65,119)
Proceeds from merger facility.........................................         --        500,000          --
Recapitalization of merger facility...................................         --       (500,000)         --
Defeasance of 12% senior notes........................................         --             --     (35,730)
                                                                        ---------    -----------   ---------
 Net cash flows from financing activities.............................    757,981        912,188     306,845
                                                                        ---------    -----------   ---------
Effect of exchange rate changes ......................................      4,860             --          --
                                                                        ---------    -----------   ---------
Net increase (decrease) in cash and investments.......................    322,879       (158,387)    165,392
                                                                        ---------    -----------   ---------
Cash and cash equivalents at beginning of period......................    149,704        308,091     142,699
                                                                        ---------    -----------   ---------
Cash and cash equivalents at end of period............................  $ 472,583    $   149,704   $ 308,091
                                                                        =========    ===========   =========
Supplemental Disclosures:
Interest paid (net of amounts capitalized)............................  $  92,829    $    50,840   $  12,624
                                                                        =========    ===========   =========
Income taxes paid.....................................................  $  23,211    $    14,812   $   4,926
                                                                        =========    ===========   =========

              See note 6 regarding conversion of debt to equity.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE THREE YEARS ENDED DECEMBER 31, 1996
          Dollars and Shares in Thousands, Except Per Share Amounts

1. BUSINESS

   CalEnergy Company, Inc. (the "Company") is a United States-based global power company which generates, distributes and supplies electricity to utilities, government entities, retail customers and other customers located throughout the world. The Company was founded in 1971 and through its subsidiaries is primarily engaged in the development, ownership and operation of environmentally responsible independent power production facilities worldwide utilizing geothermal resources, natural gas and hydroelectric or other energy sources, such as oil and coal. In addition, through its recently acquired subsidiary, Northern, the Company is engaged in the distribution and supply of electricity to approximately 1.5 million customers primarily in northeast England as well as the generation and supply of electricity (together with other related business activities) throughout England and Wales.

   The Company has organized several partnerships and joint ventures (herein referred to as the "Coso Joint Ventures") in order to develop geothermal energy at the China Lake Naval Air Weapons Station, Coso Hot Springs, China Lake, California. Collectively, the projects undertaken by these Coso Joint Ventures are referred to as the Coso Project. In 1992, the Company entered into the natural gas-fired electrical generation market through the purchase of a development opportunity in Yuma, Arizona which commenced commercial operation in May 1994. In 1993, the Company started developing a number of international power project opportunities where private power generating programs have been initiated, including the Philippines and Indonesia. In 1995, the Company acquired Magma Power Company ("Magma"). Magma's operating assets included four projects referred to as the Partnership Project in which Magma had a 50% interest, and three projects referred to as the Salton Sea Project of which Magma owned 100%. A fourth project included in the Salton Sea Project was constructed after the acquisition of Magma and commenced operations in June 1996. In addition, in April 1996, the Company acquired the remaining 50% interest in the Partnership Project. In August 1996, the Company acquired Falcon Seaboard Resources, Inc. ("Falcon Seaboard") which includes significant interests in three operating gas-fired cogeneration facilities and a related natural gas pipeline. On December 24, 1996, CE Electric UK plc ("CE Electric"), which is 70% owned indirectly by the Company and 30% owned indirectly by Peter Kiewit Sons', Inc. ("PKS"), acquired majority ownership of the outstanding ordinary share capital of Northern pursuant to a tender offer ("Tender Offer"). The total amount expected to be paid for all of Northern's ordinary and preference shares is approximately $1.3 billion.

   Northern is one of the twelve regional electric companies ("RECs") which came into existence as a result of the restructuring and subsequent privatization of the electricity industry in the United Kingdom in 1990. Northern is primarily engaged in the distribution and supply of electricity. Northern was granted a Public Electricity Supply ("PES") license under the Electricity Act to distribute and supply electricity in Northern's Authorized Area ("Authorized Area"). Northern's Authorized Area covers approximately 14,400 square kilometers with a population of approximately 3.2 million people and includes the counties of Northumberland, Tyne and Wear, Durham, Cleveland and North Yorkshire. Northern distributes and supplies electricity outside its Authorized Area pursuant to second tier PES licenses. Northern also is involved in non-regulated activities, including the generation of electricity, electrical appliance retailing and gas exploration and production.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and its proportionate share of the partnerships and joint ventures in which it has an undivided interest in the assets and is proportionally liable for its share of liabilities. Other investments and corporate joint ventures where the Company has the ability to exercise significant influence are accounted for under the equity method of accounting. Investments, where the Company's ability to influence is limited, are accounted for under the cost method of accounting. All significant inter-enterprise

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

transactions and accounts have been eliminated. The results of operations of the Company include the Company's proportionate share of results of operations of entities acquired as of the date of each acquisition.

INVESTMENTS AND RESTRICTED CASH

   Investments other than restricted cash are primarily commercial paper and money market securities. The restricted cash balance includes such securities and mortgage backed securities, and is mainly composed of amounts deposited in restricted accounts from which the Company will source its equity contributions and debt service reserve requirements relating to the projects. These funds are restricted by their respective project debt agreements to be used only for the related project.

   At December 31, 1996, all of the Company's investments are classified as held-to-maturity and are accounted for at their amortized cost basis. The carrying amount of the investments approximates the fair value based on quoted market prices as provided by the financial institution which holds the investments.

WELL, RESOURCE DEVELOPMENT AND EXPLORATION COSTS

   The Company follows the full cost method of accounting for costs incurred in connection with the exploration and development of geothermal resources. All such costs, which include dry hole costs and the cost of drilling and equipping production wells and directly attributable administrative and interest costs, are capitalized and amortized over their estimated useful lives when production commences. The estimated useful lives of production wells are ten to twenty years depending on the characteristics of the underlying resource; exploration costs and development costs, other than production wells, are generally amortized over the weighted average remaining term of the Company's power and steam purchase contracts.

DEFERRED WELL AND REWORK COSTS

   Well rework costs are deferred and amortized over the estimated period between reworks. These deferred costs, net of accumulated amortization, are $8,371 and $7,086 at December 31, 1996 and 1995, respectively, and are included in other assets.

PROPERTIES, PLANTS, CONTRACTS, EQUIPMENT AND DEPRECIATION

   The cost of major additions and betterments are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed.

   Depreciation of the operating power plant costs, net of salvage value, is computed on the straight-line method over the estimated useful lives, between 10 and 30 years. Depreciation of furniture, fixtures and equipment which are recorded at cost, is computed on the straight line method over the estimated useful lives of the related assets, which range from three to ten years.

   The Northern, Falcon Seaboard, Partnership Interest and Magma acquisitions by the Company have been accounted for as purchase business combinations. All identifiable assets acquired and liabilities assumed were assigned a portion of the cost of acquiring the respective companies equal to their fair values at the date of the acquisition and include the following:

     Property and equipment of Northern is depreciated using a systematic method, which approximates the straight line method over the estimated useful lives of the related assets which range from 1-40 years.

     Northern's investment in Teesside Power Limited is being amortized over the remaining contract life of 11 years using a straight line method.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

      Power sales agreements are amortized separately over (1) the remaining portion of the scheduled price periods of the power sales agreements and
    (2) for the Partnership Interest and Magma acquisitions the 20 year avoided cost periods of the power sales agreements using the straight line method.

     Mineral reserves are amortized on the units of production method.

EXCESS OF COST OVER FAIR VALUE

   Total acquisition costs in excess of the fair values assigned to the net assets acquired are amortized over a 40 year period for the Northern and Magma acquisitions and a 25 year period for the Falcon Seaboard acquisition, both using the straight line method.

CAPITALIZATION OF INTEREST AND DEFERRED FINANCING COSTS

   Prior to the commencement of operations, interest is capitalized on the costs of the plants and geothermal resource development to the extent incurred. Capitalized interest and other deferred charges are amortized over the lives of the related assets.

   Deferred financing costs are amortized over the term of the related financing using the implicit interest method.

REVENUE RECOGNITION

   Revenues are recorded based upon service rendered and electricity and steam delivered to the end of the month. Royalties earned from providing geothermal resources to power plants operated by other geothermal power producers are recorded on an accrual basis.

DEFERRED INCOME TAXES

   The Company recognizes deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities using estimated tax rates in effect for the year in which the differences are expected to reverse. The Company intends to repatriate earnings of foreign subsidiaries in the foreseeable future. As a result, deferred income taxes are provided for retained earnings of international subsidiaries and corporate joint ventures which are intended to be remitted.

FAIR VALUES OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used by the Company in estimating fair values of financial instruments as discussed herein. Fair values have been estimated based on quoted market prices for debt issues listed on exchanges. Fair values of financial instruments that are not actively traded are based on market prices of similar instruments and/or valuation techniques using market assumptions.

   The Company assumes that the carrying amount of short-term financial instruments approximates their fair value. For these purposes, short-term is defined as any item that matures, reprices, or represents a cash transaction between willing parties within six months or less of the measurement date.

NET INCOME PER COMMON SHARE

   Primary and fully diluted earnings per common share are based on the weighted average number of common and dilutive common equivalent shares outstanding during the period computed using the treasury stock method. Fully diluted earnings per common share also assumes the conversion at the beginning of the year of the convertible debt into 3,529 common shares at a conversion price of $18.375 per share, the conversion at the beginning of the year of the convertible subordinated debentures into 4,444 common shares at a conversion price of $22.50 per share, the convertible preferred securities of

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

subsidiary into 3,477 common shares at a conversion price of $29.89 per share and the exercise of all dilutive stock options outstanding at their option prices, with the option exercise proceeds used to repurchase shares of common stock at the ending market price for fully diluted earnings per share. For primary earnings per share, shares of common stock are assumed to be repurchased at the average price for the period.

CASH EQUIVALENTS

   The Company considers all investment instruments purchased with an original maturity of three months or less to be cash equivalents. Restricted cash is not considered a cash equivalent.

IMPAIRMENT OF LONG-LIVED ASSETS

   On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 did not have a material effect on the Company's financial statements.

RECLASSIFICATION

   Certain amounts in the fiscal 1995 and 1994 financial statements and supporting footnote disclosures have been reclassified to conform to the fiscal 1996 presentation. Such reclassification did not impact previously reported net income or retained earnings.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITIONS

NORTHERN

   On December 24, 1996, CE Electric, which is 70% owned indirectly by the Company and 30% owned indirectly by PKS, acquired majority ownership of the outstanding ordinary share capital of Northern pursuant to the Tender Offer. Through January 31, 1997, CE Electric had purchased more than 90% of Northern's ordinary shares. Under United Kingdom statutory procedures available to compulsorily acquire shares not purchased in the Tender Offer, CE Electric expects to acquire the remaining Northern ordinary shares by April 30, 1997.

   As of December 31, 1996, the Company and PKS had contributed to CE Electric approximately $410,000 and $176,000 respectively, of the approximately $1,300,000 required to acquire all of Northern's ordinary and preference shares in connection with the Tender Offer. The Company obtained such funds from cash on hand, short-term borrowings, and borrowings of approximately $100,000 under a Credit Agreement entered into with Credit Suisse on October 28, 1996 (the "CalEnergy Credit Facility"). The remaining funds necessary to consummate the Tender Offer will be provided from a pounds sterling560,000 ($958,888) Term Loan and Revolving Facility Agreement, dated October 28, 1996 (the "U.K. Credit Facility").

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

    The Northern acquisition has been accounted for as a purchase business combination. All identifiable assets acquired and liabilities assumed were assigned a portion of the cost of acquiring Northern, equal to their fair values at the date of the acquisition. Minority interest is recorded at historical cost. The total cost of the acquisition through December 31, 1996 was allocated as follows:


Cash........................................................................  $  200,399
Properties, plants and equipment............................................   1,101,860
Other assets................................................................     541,554
Northern project debt.......................................................    (447,119)
Accounts payable............................................................    (213,710)
Accrued liabilities.........................................................    (606,525)
Minority interest...........................................................    (297,821)
Preferred securities........................................................    (136,065)
Excess of cost over fair value of net assets acquired, net of deferred
 taxes of $129,493..........................................................     267,648
                                                                              ----------
                                                                              $  410,221
                                                                              ==========

   In 1993, Northern entered into a contract relating to the purchase of 400 MW of capacity from a 15.4% owned related party, Teesside Power Limited ("Teesside"), for a period of 15 years beginning April 1, 1993. The contract sets escalating purchase prices at predetermined levels. Currently the escalating contract prices exceed those paid by the Company to the electricity pool (the "Pool") which is operated by the National Grid Group. However, under current price cap regulation expected to expire March 31, 1998 the Company is able to recover these costs. For the period after March 31, 1998, the Company has established a liability for the estimated loss as a result of this contract.

   Northern utilizes contracts for differences ("CFDs") to mitigate its exposure to volatility in the prices of electricity purchased through the Pool. Such contracts allow the Company to effectively convert the majority of its anticipated Pool purchases from market to fixed prices. As of December 31, 1996, CFDs were in place to hedge a portion of electricity purchases of approximately 55,000 GWh through the year 2008.

   The Labour Party has asserted that if they are elected at the next General Election, which must be held no later than May 22, 1997, they will seek to introduce a "windfall" assessment to be levied on the privatized utilities including Northern. The Company has established a liability for such an assessment as part of its purchase accounting reserves.

   The preferred securities reflect the fair value of the outstanding preferred stock of Northern.

FALCON SEABOARD

   On August 7, 1996 the Company completed the acquisition of Falcon Seaboard for a cash price of $229,500 including acquisition costs. Through the acquisition, the Company indirectly acquired significant ownership interests in three operating gas-fired cogeneration facilities and a related natural-gas pipeline. The plants are located in Texas, Pennsylvania and New York and total 520 MW in capacity.

   The Falcon Seaboard acquisition has been accounted for as a purchase business combination. All identifiable assets acquired and liabilities assumed were assigned a portion of the cost of acquiring Falcon

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

Seaboard, equal to their fair values at the date of the acquisition. The total cost of the acquisition was allocated as follows:

Cash .......................................................................  $  22,923
Operating facilities........................................................    141,176
Power sales agreements......................................................     23,282
Equity investments..........................................................    144,656
Other assets................................................................     27,229
Project loans...............................................................   (119,478)
Other liabilities...........................................................    (15,527)
Excess of cost over fair value of net assets acquired, net of deferred
 taxes of $93,279...........................................................      5,239
                                                                              ---------
                                                                              $ 229,500
                                                                              =========

EDISON MISSION ENERGY'S PARTNERSHIP INTEREST

   On April 17, 1996 the Company completed the acquisition of Edison Mission Energy's Partnership Interests in four geothermal operating facilities in California for a cash purchase price of $71,000 including acquisition costs. The four projects, Vulcan, Hoch (Del Ranch), Leathers and Elmore, are located in the Imperial Valley of California. Prior to this transaction, the Company was a 50% owner of these facilities.

   The Partnership Interest acquisition has been accounted for as a purchase business combination. All identifiable assets acquired and liabilities assumed were assigned a portion of the cost of acquiring the Partnership Interest, equal to their fair values at the date of the acquisition. The total cost of the acquisition was allocated as follows:

Cash...................  $ 12,956
Restricted cash........    13,226
Power sales
 agreements............    78,036
Other assets...........    20,254
Project loans..........   (48,161)
Liabilities............    (5,311)
                        ----------
                         $ 71,000
                        ==========

MAGMA POWER COMPANY

   On January 10, 1995, the Company acquired approximately 51% of the outstanding shares of common stock of Magma (the "Magma Common Stock") through a cash tender offer (the "Magma Tender Offer") and completed the Magma acquisition on February 24, 1995 by acquiring the approximately 49% of the outstanding shares of Magma Common Stock not owned by the Company through a merger.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

    The Magma acquisition has been accounted for as a purchase business combination. All identifiable assets acquired and liabilities assumed were assigned a portion of the cost of acquiring Magma, equal to their fair values at the date of the acquisition. The total cost of the acquisition was allocated as follows:

Cash........................................................................ $  62,116
Operating facilities and project cash.......................................   291,365
Power sales agreements......................................................   173,730
Mineral reserves............................................................   160,768
Construction in progress....................................................    93,174
Process license and other...................................................    39,304
Excess of cost over fair value of net assets acquired, net of deferred
 taxes of $168,914..........................................................   137,455
                                                                              --------
                                                                              $957,912
                                                                              ========

   Unaudited pro forma combined revenue, net income and primary earnings per share of the Company, Northern, Falcon Seaboard, the Partnership Interest and Magma for the twelve months ended December 31, 1996 and 1995, as if the acquisitions had occurred at the beginning of 1995 after giving effect to certain pro forma adjustments related to the acquisition were $2,162,381, $64,811 and $1.12, compared to $2,006,496, $53,887 and $1.02, respectively.

4. PROPERTIES, PLANTS, CONTRACTS AND EQUIPMENT

   Properties, plants, contracts and equipment comprise the following at December 31:


                                                            1996         1995
                                                        ------------ -----------
Operating project costs:
Power plants and distribution system...................  $2,361,089   $  623,778
Wells and resource development.........................     391,929      329,414
Power sales agreements.................................     232,228      188,415
Licenses, equipment, wells and resource development in
 progress .............................................      66,207       58,517
                                                         ----------   ----------
Total operating facilities.............................   3,051,453    1,200,124
Less accumulated depreciation and amortization ........    (271,216)    (164,184)
                                                         ----------   ----------
Net operating facilities...............................   2,780,237    1,035,940
                                                         ----------   ----------
Mineral reserves.......................................     207,424      212,929
Construction in progress:
 Malitbog .............................................     152,411      146,735
 Mahanagdong ..........................................     123,567       76,560
 Other international development.......................      84,944       11,418
 Upper Mahiao .........................................          --      188,904
 Salton Sea IV.........................................          --      108,769
                                                         ----------   ----------
Total..................................................  $3,348,583   $1,781,255
                                                         ==========   ==========

COSO PROJECT OPERATING FACILITIES

   The Coso Project operating facilities comprise the Company's proportionate share of the assets of three of its Coso Joint Ventures:
Coso Finance Partners ("Navy I Joint Venture"), Coso Energy Developers ("BLM Joint Venture"), and Coso Power Developers ("Navy II Joint
Venture"). The Navy

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

I power plant is located on land owned by and leased from the U.S. Navy to December 2009, with a 10 year extension at the option of the Navy. Under terms of the Navy I Joint Venture, profits and losses were allocated approximately 49% before payout of Units 2 and 3 and approximately 46.4% thereafter to the Company. As of December 31, 1994, payout had been reached on Units 2 and 3 of the Navy I Joint Venture. The BLM power plant is situated on lands leased from the U.S. Bureau of Land Management under a geothermal lease agreement that extends until October 31, 2035. The lease may be extended to 2075 at the option of the BLM. Under the terms of the BLM Joint Venture agreement, the Company's share of profits and losses before and after payout is approximately 45% and 48%, respectively. The BLM Joint Venture reached payout in June 1994. Under terms of the Navy II Joint Venture, all profits, losses and capital contributions for Navy II are divided equally by the two partners.

IMPERIAL VALLEY PROJECT OPERATING FACILITIES

   The Company currently operates eight geothermal power plants in the Imperial Valley in California. Four of these plants were developed by Magma. The Partnership Project consists of the Vulcan, Hoch (Del Ranch), Elmore, and Leathers Partnerships. The remaining four plants which comprise the Salton Sea Project are indirect wholly owned subsidiaries of the Company, three of which were purchased by Magma on March 31, 1993 from Union Oil Company of California and the fourth which was completed by the Company in June 1996. These geothermal power plants consist of the Salton Sea I, Salton Sea II, Salton Sea III and the Salton Sea IV. The Partnership Project and the Salton Sea Project are collectively referred to as the Imperial Valley Project. The Imperial Valley Project commencement dates and nominal capacities are as follows:

IMPERIAL VALLEY PLANTS      COMMENCEMENT DATE        NOMINAL CAPACITY
--------------------------  --------------------- --------------------
Vulcan..................... February 10, 1986       34 MW
Hoch (Del Ranch)........... January 2, 1989         38 MW
Elmore..................... January 1, 1989         38 MW
Leathers .................. January 1, 1990         38 MW
Salton Sea I............... July 1, 1987            10 MW
Salton Sea II.............. April 5, 1990           20 MW
Salton Sea III............. February 13, 1989       49.8 MW
Salton Sea IV.............. May 24, 1996            39.6 MW

SIGNIFICANT CUSTOMERS AND CONTRACTS

   All of the Company's sales of electricity from the Coso Project and Imperial Valley Project, which comprise approximately 77% of 1996 electricity and steam revenues, are to Edison and are under long-term power purchase contracts.

   The Coso Project and the Partnership Project sell all electricity generated by the respective plants pursuant to seven long-term SO4 Agreements between the projects and Edison. These SO4 Agreements provide for capacity payments, capacity bonus payments and energy payments. Edison makes fixed annual capacity payments to the projects and, to the extent that capacity factors exceed certain benchmarks, is required to make capacity bonus payments. The price for capacity and capacity bonus payments is fixed for the life of the SO4 Agreements. Energy is sold at increasing scheduled rates for the first ten years after firm operation and thereafter at Edison's Avoided Cost of Energy.

   The scheduled energy price periods of the Coso Project SO4 Agreements extend until at least August 1997, March 1999 and January 2000 for each of the units operated by the Navy I, BLM and Navy II Partnerships, respectively. The Company's share of the annual capacity payments is approximately $5,600 to $5,900 per annum for each plant. The Company's share of bonus payments is approximately $1,000 per annum for each plant.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

    The scheduled energy price periods of the Partnership Project SO4 Agreements extended until February 1996 for the Vulcan Partnership and extend until December 1998, December 1998, and December 1999 for each of the Hoch (Del Ranch), Elmore and Leathers Partnerships, respectively. The annual capacity payments are approximately $24,500 and the bonus payments are approximately $4,400 in aggregate for the four plants.

   Excluding Vulcan, which is receiving Edison's Avoided Cost of Energy, the Company's SO4 Agreements provide for energy rates ranging from 12.6 cents per kWh in 1996 to 15.6 cents per kWh in 1999. The weighted average energy rate for all of the Company's SO4 Agreements was 11.7 cents per kWh in 1996.

   Salton Sea I sells electricity to Edison pursuant to a 30-year negotiated power purchase agreement, as amended (the "Salton Sea I PPA"), which provides for capacity and energy payments. The energy payment is calculated using a Base Price which is subject to quarterly adjustments based on a basket of indices. The time period weighted average energy payment for Salton Sea I was
5.1 cents per kWh during 1996. As the Salton Sea I PPA is not an SO4 Agreement, the energy payments do not revert to Edison's Avoided Cost of Energy. The capacity payment is approximately $1,100 per annum.

   Salton Sea II and Salton Sea III sell electricity to Edison pursuant to 30-year modified SO4 Agreements that provide for capacity payments, capacity bonus payments and energy payments. The price for contract capacity and contract capacity bonus payments is fixed for the life of the modified SO4 Agreements. The energy payments for the first ten year period, which period expires in April 2000 and February 1999 are levelized at a time period weighted average of 10.6 cents per kWh and 9.8 cents per kWh for Salton Sea II and Salton Sea III, respectively. Thereafter, the monthly energy payments will be Edison's Avoided Cost of Energy. For Salton Sea II only, Edison is entitled to receive, at no cost, 5% of all energy delivered in excess of 80% of contract capacity through September 30, 2004. The annual capacity and bonus payments for Salton Sea II and Salton Sea III are approximately $3,300 and $9,700, respectively.

   The Salton Sea IV Project sells electricity to Edison pursuant to a modified SO4 agreement which provides for contract capacity payments on 34 MW of capacity at two different rates based on the respective contract capacities deemed attributable to the original Salton Sea PPA option (20 MW) and to the original Fish Lake PPA (14 MW). The capacity payment price for the 20 MW portion adjusts quarterly based upon specified indices and the capacity payment price for the 14 MW portion is a fixed levelized rate. The energy payment (for deliveries up to a rate of 39.6 MW) is at a fixed price for 55.6% of the total energy delivered by Salton Sea IV and is based on an energy payment schedule for 44.4% of the total energy delivered by Salton Sea
IV. The contract has a 30-year term but Edison is not required to purchase the 20 MW of capacity and energy originally attributable to the Salton Sea I PPA option after September 30, 2017, the original termination date of the Salton Sea I PPA.

   For the year ended December 31, 1996, Edison's average Avoided Cost of Energy was 2.5 cents per kWh which is substantially below the contract energy prices earned for the year ended December 31, 1996. Estimates of Edison's future Avoided Cost of Energy vary substantially from year to year. The Company cannot predict the likely level of Avoided Cost of Energy prices under the SO4 Agreements and the modified SO4 Agreements at the expiration of the scheduled payment periods. The revenues generated by each of the projects operating under SO4 Agreements could decline significantly after the expiration of the respective scheduled payment periods.

   The Upper Mahiao Project was deemed complete in June 1996 and began receiving capacity payments pursuant to the Upper Mahiao Energy Conversion Agreement ("ECA"), in July of 1996. The project is structured as a ten year BOOT, in which the Company's subsidiary CE Cebu Geothermal Power Company, Inc. ("CE Cebu"), the project company, is responsible for providing operations and maintenance during the ten year BOOT period. The electricity generated by the Upper Mahiao geothermal power plant is sold to PNOC-Energy Development Corporation ("PNOC-EDC"), which is also responsible for supplying the facility with the geothermal steam. After the ten year cooperation period, and the recovery by the Company of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

    PNOC-EDC is obligated to pay for electric capacity that is nominated each year by CE Cebu, irrespective of whether PNOC-EDC is willing or able to accept delivery of such capacity. PNOC-EDC pays to CE Cebu a fee (the "Capacity Fee") based on the plant capacity nominated to PNOC-EDC in any year (which, at the plant's design capacity, is approximately 95% of total contract revenues) and a fee (the "Energy Fee") based on the electricity actually delivered to PNOC-EDC (approximately 5% of total contract revenues). The Capacity Fee serves to recover the capital costs of the project, to recover fixed operating costs and to cover return on investment. The Energy Fee is designed to cover all variable operating and maintenance costs of the power plant. Payments under the Upper Mahiao ECA are denominated in U.S. Dollars, or computed in U.S. dollars and paid in Philippine pesos at the then-current exchange rate, except for the Energy Fee, which will be used to pay Philippine peso-denominated expenses. Significant portions of the Capacity Fee and Energy Fee are indexed to U.S. and Philippine inflation rates, respectively. PNOC-EDC's payment requirements, and its other obligations under the Upper Mahiao ECA are supported by the Government of the Philippines through a performance undertaking.

   Unit I of the Malitbog Project was deemed complete in July 1996. The Malitbog Project is being built, owned and operated by VGPC, a Philippine general partnership that is wholly owned, indirectly, by the Company. VGPC is selling 100% of its capacity on substantially the same basis as described above for the Upper Mahiao Project to PNOC-EDC, which will in turn sell the power to the NPC. As with the Upper Mahiao project, the Malitbog project is structured as a ten year BOOT, in which the Company will be responsible for implementing construction of the geothermal power plant and, as owner, for providing operations and maintenance for the ten year BOOT period. After a ten year cooperation period, and the recovery by the Company of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost.

   The Saranac Project sells electricity to New York State Electric & Gas pursuant to a 15 year negotiated power purchase agreement (the "Saranac PPA"), which provides for capacity and energy payments. Capacity payments, which in 1996 total 2.1 cents per kWh, are received for electricity produced during "peak hours" as defined in the Saranac PPA and escalate at approximately 4.1% annually for the remaining term of the contract. Energy payments, which average 6.3 cents per kWh in 1996, escalate at approximately 4.4% annually for the remaining term of the Saranac PPA. The Saranac PPA expires in June of 2009.

   The Power Resources Project sells electricity to Texas Utilities Electric Company ("TUEC") pursuant to a 15 year negotiated power purchase agreement (the "Power Resources PPA"), which provides for capacity and energy payments. Capacity payments and energy payments, which in 1996 are $2,930 per month and
2.86 cents per kWh, respectively, escalate at 3.5% annually for the remaining term of the Power Resources PPA. The Power Resources PPA expires in September 2003.

   The NorCon Project sells electricity to Niagara Mohawk Power Corporation ("Niagara") pursuant to a 25 year negotiated power purchase agreement (the "NorCon PPA") which provides for energy payments calculated pursuant to an adjusting formula based on Niagara's ongoing Tariff Avoided Cost and the contractual Long-Run Avoided Cost. The NorCon PPA term extends through December 2017. The Company and Niagara are currently engaged in discussions regarding a potential restructuring or buyout and termination of the NorCon PPA.

   The Yuma Project sells electricity to SDG&E under an existing 30-year power purchase contract. The energy is sold at SDG&E's Avoided Cost of Energy and the capacity is sold to SDG&E at a fixed price for the life of the power purchase contract. The contract term extends through May 2024.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

 ROYALTY EXPENSE

   Royalty expense comprises the following for the years ended:

                          1996      1995      1994
                       --------- ---------  --------
Navy I, Unit 1........  $ 1,620    $ 1,622   $1,641
Navy I, Units 2 and 3.    3,512      3,394    3,174
BLM...................    2,538      3,036    2,842
Navy II...............    5,742      5,571    1,963
Partnership Project ..    6,702      6,820       --
Salton Sea Project ...    3,526      3,578       --
Desert Peak...........       53        287      268
                        -------    -------   ------
  Total...............  $23,693    $24,308   $9,888
                        =======    =======   ======

   The amount of royalties paid by Navy I to the U.S. Navy to develop geothermal energy for Navy I, Unit 1 on the lands owned by the Navy comprises
(i) a fee payable during the term of the contract based on the difference between the amounts paid by the Navy to Edison for specified quantities of electricity and the price as determined under the contract (which currently approximates 73% of that paid by the Navy to Edison), and (ii) $25,000 payable in December 2009, of which the Company's share is $11,600. The $25,000 payment is secured by funds placed on deposit monthly, which funds, plus accrued interest, will aggregate $25,000. The monthly deposit is currently $50. As of December 31, 1996, the balance of funds deposited approximated $5,311, which amount is included in restricted cash.

   Units 2 and 3 of Navy I and the Navy II power plants are on Navy lands, for which the Navy receives a royalty based on electric sales revenue at the initial rate of 4% escalating to 22% by the end of the contract in December 2019. The BLM is paid a royalty of 10% of the value of steam produced by the geothermal resource supplying the BLM Plant.

   The Partnership Project pays royalties based on both energy revenues and total electricity revenues. Hoch (Del Ranch) and Leathers pay royalties of approximately 5% of energy revenues and 1% of total electricity revenue. Elmore pays royalties of approximately 5% of energy revenues. Vulcan pays royalties of 4.167% of energy revenues.

   The Salton Sea Project's weighted average royalty expense in 1996 was approximately 5.2%. The royalties are paid to numerous recipients based on varying percentages of electrical revenue or steam production multiplied by published indices.

NEVADA AND UTAH PROPERTIES

   Roosevelt Hot Springs. The Company operates and owns an approximately 70% interest in a geothermal steam field which supplies geothermal steam to a 23 net MW power plant owned by Utah Power & Light Company ("UP&L") located on the Roosevelt Hot Springs property under a 30-year steam sales contract.

   The Company obtained approximately $20,317 cash under a pre-sale agreement with UP&L whereby UP&L paid in advance for the steam produced by the steam field. The Company must make certain penalty payments to UP&L if the steam produced does not meet certain quantity and quality requirements.

   Desert Peak. The Company is the owner and operator of a geothermal plant at Desert Peak, Nevada that is currently selling electricity to Sierra Pacific Power Company ("Sierra") at Sierra's Avoided Cost.

GLASS MOUNTAIN

   Under a Bonneville Power Administration ("BPA") geothermal pilot program, the Company has been developing a 30 net MW geothermal project which was originally located in the Newberry Known

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

Geothermal Resource Area in Deschutes County, Oregon. Pursuant to two power sales contracts executed in September 1994, an affiliate of the Company agreed to sell 20 MW to BPA and 10 MW to Eugene Water and Electric Board ("EWEB") from the Project. In addition, BPA and EWEB together have an option to purchase up to an additional 100 MW of production from the project under certain circumstances. These power sales contracts provide that under certain circumstances the contracts may be utilized at an alternative location.

   Pursuant to its resource exploration program, the Company has determined that the geothermal resource at Newberry is not sufficient to support the contracts and accordingly has determined to utilize the contracts at its leasehold position in Glass Mountain (the "Glass Mountain Project") in Northern California, where it has two successful production wells. The Company and BPA have agreed to relocate the project to Glass Mountain. Under the relocation agreement BPA will purchase 30 MW from the project. The movement of the project to this alternative location and BPA's purchase obligation are subject to obtaining a final environmental impact statement relating to the new site location. Discussions with EWEB are continuing.

   The Glass Mountain Project is currently expected to commence commercial operation in 2000. Completion of this project is subject to a number of significant uncertainties and cannot be assured.

5. EQUITY INVESTMENTS

   The Company has a present indirect ownership of approximately 35% in the Casecnan Project, a combined irrigation and 150 net MW hydroelectric power generation project located on the island of Luzon in the Philippines.

   The Company acquired an approximate 47% economic interest in Saranac Power Partners, L.P. and a 20% economic interest in NorCon Power Partners, L.P. as part of the Falcon Seaboard acquisition.

   Summary financial information for these equity investments follows:

                           CASECNAN    SARANAC     NORCON
                          ---------- ----------  ----------
As of and for the year ended
 December 31, 1996:
Assets...................  $492,166    $325,174   $125,956
Liabilities..............   380,737     213,326    121,223
Net income (loss)........   (11,207)     40,005        (53)
As of December 31, 1995:
Assets...................   501,160         N/A        N/A
Liabilities..............   378,524         N/A        N/A

6. PARENT COMPANY DEBT

   Parent company debt comprises the following at December 31:

                                            1996         1995
                                        ------------ ----------
Senior discount notes..................  $  527,535    $477,355
Senior notes ..........................     224,150          --
Limited recourse senior secured
 notes*................................     200,000     200,000
CalEnergy credit facility .............     100,000          --
Revolving credit facility .............      95,000          --
Convertible subordinated debentures ...          --     100,000
Convertible debt ......................          --      64,850
                                         ----------    --------
                                         $1,146,685    $842,205
                                         ==========    ========

------------
* The amount of recourse obligation to the parent was $0 at December 31, 1996.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

 SENIOR DISCOUNT NOTES

   In March 1994, the Company issued $400,000 of 10 1/4% Senior Discount Notes which accrete to an aggregate principal amount of $529,640 at maturity in 2004. The original issue discount (the difference between $400,000 and $529,640) will be amortized from issue date through January 15, 1997, during which time no cash interest will be paid on the Senior Discount Notes. Commencing July 15, 1997, cash interest on the Senior Discount Notes will be payable semiannually on January 15 and July 15 of each year. The Senior Discount Notes are redeemable at any time on or after January 15, 1999 initially at a redemption price of 105.125% declining to 100% on January 15, 2002 plus accrued interest to the date of redemption. The Senior Discount Notes are unsecured senior obligations of the Company.

   The Senior Discount Notes prohibit payment of cash dividends unless certain financial ratios are met and unless the dividends do not exceed 50% of the Company's accumulated adjusted consolidated net income as defined, subsequent to April 1, 1994, plus the proceeds of any stock issuance.

SENIOR NOTES

   On September 20, 1996 the Company completed a private sale to institutional investors of $225,000 aggregate principal amount of 9 1/2% Senior Notes due 2006. Interest on the Senior Notes will be payable semiannually on March 15 and September 15 of each year. The Senior Notes are redeemable at any time on or after September 15, 2001 initially at a redemption price of 104.75% declining to 100% on September 15, 2004 plus accrued interest to the date of redemption. The Senior Notes are unsecured senior obligations of the Company.

LIMITED RECOURSE SENIOR SECURED NOTES

   On July 21, 1995 the Company issued $200,000 of 9 7/8% Limited Recourse Senior Secured Notes Due 2003 (the "Notes"). Interest on the Notes is payable on June 30 and December 30 of each year, commencing December 1995. The Notes are secured by an assignment and pledge of 100% of the outstanding capital stock of Magma and are recourse only to such Magma capital stock, the Company's interest in a secured Magma note and general assets of the Company equal to the Restricted Payment Recourse Amount, as defined in the Note Indenture ("Note Indenture"), which was $0 at December 31, 1996.

   At any time or from time to time on or prior to June 30, 1998, the Company may, at its option, use all or a portion of the net cash proceeds of a Company equity offering (as defined in the Note Indenture) and shall at any time use all of the net cash proceeds of any Magma equity offering (as defined in the Note Indenture) to redeem up to an aggregate of 35% of the principal amount of the Notes originally issued at a redemption price equal to 109.875% of the principal amount thereof plus accrued interest to the redemption date. On or after June 30, 2000, the Notes are redeemable at the option of the Company, in whole or in part, initially at a redemption price of 104.9375% declining to 100% on June 30, 2002 and thereafter, plus accrued interest to the date of redemption.

CALENERGY CREDIT FACILITY

   On October 28, 1996 the Company obtained a $100,000 credit facility (the "CalEnergy Credit Facility") of which the Company has drawn $100,000 as of December 31,1996. Borrowings under the CalEnergy Credit Facility are unsecured and mature on October 28, 1997, subject to prepayment by the Company at any time. Subsequent to year end, the Company repaid the entire balance of the CalEnergy Credit Facility.

REVOLVING CREDIT FACILITY

   On July 8, 1996 the Company obtained a $100,000 three year revolving credit facility. The facility is unsecured and is available to fund general operating capital requirements and finance future business opportunities. The Company had drawn $95,000 as of December 31, 1996. Subsequent to year end, the Company repaid the entire balance.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

 CONVERTIBLE SUBORDINATED DEBENTURES

   In June of 1993, the Company issued $100,000 principal amount of 5% convertible subordinated debentures ("debentures") due July 31, 2000. Substantially all of the debentures were converted into 4,443 common shares in September and October 1996 at a conversion price of $22.50 per share.

CONVERTIBLE DEBT

   On November 19, 1991, the Company sold one thousand shares of convertible preferred stock, Series C, at $50,000 per share to Kiewit Energy Company Inc. ("Kiewit"), a subsidiary of PKS, in a private placement. Each share of the Series C preferred stock was convertible at any time at $18.375 per common share into 2,721 shares of common stock subject to customary adjustments. The Series C preferred stock had a dividend rate of 8.125%, commencing March 15, 1992 through conversion date or December 15, 2003. The dividends, which were cumulative, were payable quarterly in convertible preferred stock, Series C, through March 15, 1995 and in cash on subsequent dividend dates.

   Pursuant to the terms of the Securities Purchase Agreement, the Company exercised its rights to exchange the preferred stock, Series C, on March 15, 1995 for $64,850 principal amount 9.5% convertible subordinated debenture of the Company due 2003, with the same conversion features of the preferred stock, Series C. On September 20, 1996, the Company converted the $64,850 convertible debt and associated accrued interest into 3,620 common shares at a conversion price of $18.375 per share.

   The annual repayments of the parent company debt for the years beginning January 1, 1997 are as follows:

                 SENIOR                 LIMITED
                DISCOUNT     SENIOR    RECOURSE
                  NOTES      NOTES      NOTES *
               ---------- ----------  ----------
1997 - 2001...  $     --    $     --   $     --
Thereafter....   529,640     225,000    200,000
                --------    --------   --------
                $529,640    $225,000   $200,000
                ========    ========   ========

------------
* The amount of recourse obligation to the parent was $0 at December 31, 1996.

7. SUBSIDIARY AND PROJECT DEBT

   Project loans held by subsidiaries and projects of the Company comprise the following at December 31:

                                      1996         1995
                                  ------------ ----------
Salton Sea Notes and Bonds ......  $  538,982    $452,088
Northern eurobonds...............     439,192          --
Coso Funding Corp. project
 loans...........................     148,346     203,226
U.K. Credit Facility.............     128,423          --
Power Resources project debt ....     114,571          --
Construction loans...............     377,454     211,198
Other............................       7,927      54,707
                                   ----------    --------
                                   $1,754,895    $921,219
                                   ==========    ========

   Pursuant to separate project financing agreements, substantially all the assets of the Company are pledged or encumbered to support or otherwise provide the security for the project or subsidiary debt.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

 SALTON SEA NOTES AND BONDS

   On June 20, 1996 and July 25, 1995, the Company through its wholly owned subsidiary, Salton Sea Funding Corporation ("Funding Corporation"), completed sales to institutional investors of $135,000 and $475,000, respectively, of Salton Sea Notes and Bonds (the "Notes and Bonds"). The Salton Sea Notes and Bonds are nonrecourse to the Company. The Funding Corporation debt securities were offered as follows:

                   SENIOR SECURED SERIES       DUE         RATE     AMOUNT
                   --------------------- --------------  ------- ----------
July 25, 1995 ...        A Notes         May 30, 2000      6.69%   $232,750
July 25, 1995 ...        B Bonds         May 30, 2005      7.37%    133,000
July 25, 1995 ...        C Bonds         May 30, 2010      7.84%    109,250
June 20, 1996 ...        D Notes         May 30, 2000      7.02%     70,000
June 20, 1996 ...        E Bonds         May 30, 2011      8.30%     65,000

   The Salton Sea Notes and Bonds are secured by the Company's four existing Salton Sea plants as well as an assignment of the right to receive various royalties payable to Magma in connection with its Imperial Valley properties and distributions from the Partnership Project.

   Each of the Company's direct or indirect subsidiaries is organized as a legal entity separate and apart from the Company and its other subsidiaries. It should not be assumed that any asset of any such subsidiary will be available to satisfy the obligations of the Company or any of its other such subsidiaries; provided, however, that unrestricted cash or other assets which are available for distribution may, subject to applicable law and the terms of financing arrangements of such parties, be advanced, loaned, paid as dividends or otherwise distributed or contributed to the Company or affiliates thereof. Substantially all of the assets of each subsidiary listed below (except Vulcan/BN Geothermal Power Company and certain other subsidiaries involved in project financing activities) have been encumbered to secure obligations owed to the creditors of such subsidiary:

                      Fish Lake Power Company
                      Salton Sea Brine Processing L.P.
                      Salton Sea Power Generation L.P.
                      Vulcan Power Company
                      CalEnergy Operating Company
                      Salton Sea Funding Corporation
                      Salton Sea Power Company
                      Salton Sea Royalty Company
                      Vulcan/BN Geothermal Power Company
                      Del Ranch, L.P.
                      Elmore, L.P.
                      Leathers, L.P.

   Pursuant to the Depository Agreement, Funding Corporation established a debt service reserve fund in the form of a letter of credit in the amount of $70,430 from which scheduled interest and principal payments can be made.

NORTHERN EUROBONDS

   The Northern debt includes a pounds sterling55,000 ($94,177) debenture due in 1999, which bears a fixed interest rate of 12.661%. The debt also includes bearer bonds repayable in pounds sterling100,000 ($171,230) amounts in 2005 and 2020, bearing fixed interest rates of 8.625% and 8.875%, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

    The balance at December 31, 1996 consists of the following:

Debenture due 1999 ......  $ 99,924
Bearer bonds due 2005....   171,130
Bearer bonds due 2020....   168,138
                           --------
                           $439,192
                           ========

COSO FUNDING CORP. PROJECT LOANS

   The Coso Funding Corp. project loans are from Coso Funding Corp., a single-purpose corporation formed to issue notes for its own account and act as an agent on behalf of the Coso Project. On December 16, 1992, pursuant to separate credit agreements executed between Coso Funding Corp. and each Coso Joint Venture, the proceeds from Coso Funding Corp.'s note offering were loaned to the Coso Project. The proceeds of $560,245 were used by the Coso Project to (i) purchase and retire project finance debt comprised of the term loans and construction loans in the amount of $424,500, (ii) fund contingency funds in the amount of $68,400, (iii) fund debt service reserve funds in the amount of $40,000, and (iv) finance $27,345 of capital expenditures and transaction costs. The contingency fund and debt service reserve fund were required by the project loan agreements.

   The contingency fund represented the approximate maximum amount, if any, which could theoretically have been payable by the Coso Project to third parties to discharge all liens of record and other contract claims encumbering the Coso Project's plants at the time of the project loans. The contingency fund was established in order to obtain investment-grade ratings to facilitate the offer and sale of the notes by Coso Funding Corp., and such establishment did not reflect the Coso Project's view as to the merits or likely disposition of such litigation or other contingencies. On June 9, 1993, MPE and the Mission Power Group, subsidiaries of Edison Corp., and the Coso Project reached a final settlement of all of their outstanding disputes and claims relating to the construction of the Coso Project. As a result of the various payments and releases involved in such settlement, the Coso Project agreed to make a net payment of $20,000 to MPE from the cash reserves of the Coso Project contingency fund and MPE agreed to release its mechanics' liens on the Coso Project. After making the $20,000 payment, the remaining balance of the Coso Project contingency fund (approximately $49,300) was used to increase the Coso Project debt reserve fund from approximately $43,000 to its maximum fully-funded requirement of $67,900. The remaining $24,400 balance of contingency fund was retained within the Coso Project for future capital expenditures and for Coso Project debt service payments. Since the Coso Project debt service reserve is fully funded in advance, Coso Project cash flows otherwise intended to fund the Coso Project debt service reserve fund, subject to satisfaction of certain covenants and conditions contained in the Coso Joint Ventures' refinancing documents, may be available for distribution to the Company in its proportionate share.

   The Coso Funding Corp. project loans are collateralized by, among other things, the power plants, geothermal resource, debt service reserve funds, contingency funds, pledge of contracts, and an assignment of all such Coso Project's revenues which will be applied against the payment of obligations of each Coso Joint Venture, including the project loans. Each Coso Joint Venture's assets will secure only its own project loan, and will not be cross-collateralized with assets pledged under other Coso Joint Venture's credit agreements. The project loans are nonrecourse to any partner in the Coso Joint Ventures and the Coso Funding Corp. shall solely look to such Coso Joint Venture's pledged assets for satisfaction of such project loans. However, the loans are cross-collateralized by the available cash flow of each Coso Joint Venture. Each Coso Joint Venture after satisfying a series of its own obligations has agreed to advance support loans (to the extent of available cash flow and, under certain conditions, its debt service reserve funds) in the event revenues from the supporting Coso Joint Ventures are insufficient to meet scheduled principal and interest on their separate project loans.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

    The Coso Funding Corp. project loans carry a fixed interest rate with weighted average interest rates of 8.46% and 8.29% at December 31, 1996 and 1995, respectively. The loans have scheduled repayments through December 2001.

U.K. CREDIT FACILITY

   On October 28, 1996 CE Holdings obtained a pounds sterling560,000 ($958,888) five year term loan and revolving credit facility (the "U.K. Credit Facility"). The Company has not guaranteed, nor is it otherwise subject to recourse for, amounts borrowed under the U.K. Credit Facility. The agreement places restrictions on distributions from CE Electric to any of its shareholders based on certain financial ratios. As of December 31, 1996, CE Holdings had drawn pounds sterling75,000 ($128,423) under the agreement.

POWER RESOURCES PROJECT FINANCING DEBT

   Power Resources, an indirect wholly-owned subsidiary, has project financing debt consisting of a term loan payable to a consortium of banks with interest and principal due quarterly through October 2003. The debt carries fixed interest rates of 10.385% and 10.625%. The loan is collateralized by all of the assets of Power Resources.

   The annual repayments of the subsidiary and project debt, excluding construction loans, for the years beginning January 1, 1997 and thereafter are as follows:



               SALTON SEA                 COSO
                NOTES AND                FUNDING    UK CREDIT     POWER
                  BONDS      NORTHERN     CORP.     FACILITY    RESOURCES    OTHER
              ------------ ----------  ---------- -----------  ----------- -------
1997.........   $ 90,228     $     --   $ 41,729    $     --     $ 11,228   $  873
1998.........    106,938           --     38,912          --       12,805    1,678
1999.........     57,836       99,924     31,717          --       14,268    1,421
2000.........     25,072           --      4,080          --       16,087    1,181
2001.........     22,376           --     31,908     128,423       18,119      959
Thereafter ..    236,532      339,268         --          --       42,064    1,815
                --------     --------   --------    --------     --------   ------
                $538,982     $439,192   $148,346    $128,423     $114,571   $7,927
                ========     ========   =========   =========    ========   ======

CONSTRUCTION LOANS

   The Company's share of project construction loans comprise the following at December 31:

                   1996        1995
                ---------- ----------
Upper Mahiao ..  $150,628    $134,619
Malitbog.......   137,881      36,863
Mahanagdong....    76,503      39,716
Dieng Unit I ..    12,442          --
                 --------    --------
                 $377,454    $211,198
                 =========   ========

   The construction loans are scheduled to be replaced by term project financing upon completion of construction and commencement of commercial operations.

UPPER MAHIAO CONSTRUCTION LOAN

   Draws on the construction loan for the Upper Mahiao geothermal power project at December 31, 1996 totaled $150,628. A consortium of international banks provided the construction financing with interest rates at LIBOR or "Prime" with interest payments due every quarter and at LIBOR maturity.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

The weighted average interest rate at December 31, 1996 and 1995 is approximately 8.01% and 8.31%, respectively. The Export-Import Bank of the U.S. ("Ex-Im Bank") is providing political risk insurance to commercial banks on the construction loan. The construction loan is expected to be converted to a term loan promptly after NPC completes the full capacity transmission line, which is currently expected in early 1997. The largest portion of the term loan for the project will also be provided by Ex-Im Bank. The term financing for the Ex-Im Bank loan will be for a ten year term at a fixed interest rate of 5.95%.

MALITBOG CONSTRUCTION LOAN

   Draws on the construction loan for the Malitbog geothermal power project at December 31, 1996 totaled $137,881. Credit Suisse and OPIC have provided the construction and term loan facilities. The eight year project term loan facilities will be at variable interest rates (weighted average of 8.15% and 8.42% at December 31, 1996 and 1995, respectively). The international bank portion of the debt will be insured by the Overseas Private Investment Corporation ("OPIC") against political risks and the Company's equity contribution to Visayas Geothermal Power Company ("VGPC") is covered by political risk insurance from the Multilateral Investment Guarantee Agency and OPIC.

MAHANAGDONG CONSTRUCTION LOAN

   The Company's share of draws on the construction loan for the Mahanagdong geothermal power project at December 31, 1996 totaled $76,503. The construction debt financing is provided by OPIC and a consortium of international banks. The construction loan interest rates are at LIBOR or "Prime" with interest payments due quarterly and at LIBOR maturity. The weighted average interest rate at December 31, 1996 and 1995 is approximately 8.05% and 8.02% respectively. Political risk insurance from Ex-Im Bank has been obtained for the commercial lenders. Ten year project term debt financing of approximately $120,000 will be provided by Ex-Im Bank (which will replace the bank construction debt) and by OPIC. The majority of the term financing is expected to be provided by the Ex-Im Bank at a fixed interest rate of 6.92%.

DIENG CONSTRUCTION LOAN

   On October 4, 1996 the Company closed the $120,000 project financing for the Dieng Unit I 55 net MW geothermal project located in Indonesia. The loan carries a variable interest rate (weighted average of 7.19% at December 31, 1996) and has scheduled project term repayments through 2002. Dieng Unit I is under construction and is currently expected to begin commercial operation by late 1997. The Company has drawn $12,442 as of December 31, 1996.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

 8. INCOME TAXES

   Provision for income taxes is comprised of the following at December 31:

                                              1996      1995      1994
                                           --------- ---------  --------
Currently payable:
 State....................................  $ 7,520    $ 5,510   $ 1,970
 Federal..................................   19,873     11,138     5,829
 Foreign..................................    2,176         --        --
                                            --------   -------   -------
                                             29,569     16,648     7,799
                                            --------   -------   -------
Deferred:
 State....................................    1,619        921     1,017
 Federal..................................    9,209     13,062     7,241
 Foreign..................................    1,424         --        --
                                            --------   -------   -------
                                             12,252     13,983     8,258
                                            --------   -------   -------
Total after benefit of extraordinary
 item.....................................   41,821     30,631    16,057
Tax benefit attributable to extraordinary
 item.....................................       --         --       945
                                            --------   -------   -------
  Total before benefit of extraordinary
   item...................................  $41,821    $30,631   $17,002
                                            ========   =======   =======

   A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before provision for income taxes follows:

                                          1996      1995     1994
                                        -------- --------  --------
Federal statutory rate.................   35.00%   35.00%    35.00%
Percentage depletion in excess of cost
 depletion.............................   (6.12)   (7.38)    (6.85)
Investment and energy tax credits .....   (8.34)   (1.80)    (3.04)
State taxes, net of federal tax
 effect................................    4.38     4.09      4.48
Goodwill amortization..................    2.51     2.53        --
Non-deductible expense.................     .84     1.10        --
Lease investment.......................      --    (2.18)       --
Tax effect of foreign income...........    2.54       --        --
Other..................................     .01      .20       .86
                                          ------   ------    ------
                                          30.82%   31.56%    30.45%
                                          ======   ======    ======

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

    Deferred tax liabilities (assets) are comprised of the following at December 31:

                                                        1996        1995
                                                    ----------- -----------
Depreciation and amortization, net.................  $ 725,366    $ 349,079
Pensions...........................................     22,883           --
Other..............................................      6,119        4,043
                                                     ---------    ---------
                                                       754,368      353,122
                                                     ---------    ---------
Deferred contract costs............................   (128,745)          --
Deferred income....................................     (9,298)      (7,709)
Loss carryforwards.................................         --       (3,050)
Energy and investment tax credits..................    (55,931)     (52,857)
Advance corporation tax............................    (20,205)          --
Alternative minimum tax credits....................    (50,819)     (52,480)
Jr. SO4 royalty receivable.........................     (5,865)      (5,865)
Accruals not currently deductible for tax
 purposes..........................................    (13,372)          --
Other..............................................       (934)      (4,641)
                                                     ---------    ---------
                                                      (285,169)    (126,602)
                                                     ---------    ---------
Net deferred taxes.................................  $ 469,199    $ 226,520
                                                     =========    =========

   The Company has unused investment and geothermal energy tax credit carryforwards of approximately $55,931 expiring between 2002 and 2011. The Company also has approximately $50,819 of alternative minimum tax credit and pounds sterling11,800 ($20,205) of surplus advance corporation tax carryforwards which have no expiration date.

9. COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY CONVERTIBLE DEBENTURES

   On April 12, 1996 CalEnergy Capital Trust, a special purpose Delaware business trust organized by the Company (the "Trust"), pursuant to the Amended and Restated Declaration of Trust (the "Declaration") dated as of April 4, 1996, completed a private placement (with certain shelf registration rights) of $100,000 of convertible preferred securities ("TIDES"). In addition, an option to purchase an additional 78.6 TIDES, or $3,930, was exercised by the initial purchasers to cover over-allotments.

   The Trust has issued 2,078.6 of 6 1/4% TIDES with a liquidation preference of fifty dollars each. The Company owns all of the common securities of the Trust. The TIDES and the common securities represent undivided beneficial ownership interests in the Trust. The assets of the Trust consist solely of the Company's 6 1/4% Convertible Junior Subordinated Debentures due 2016 in an outstanding aggregate principal amount of $103,930 ("Junior Debentures") issued pursuant to an indenture dated as of April 1, 1996. The indenture includes an agreement by the Company to pay expenses and obligations incurred by the Trust. Each TIDES will be convertible at the option of the holder thereof at any time into 1.6728 shares of CalEnergy Common Stock (equivalent to a conversion price of $29.89 per share of the Company's Common Stock), subject to customary anti-dilution adjustments.

   Until converted into the Company's Common Stock, the TIDES will have no voting rights with respect to the Company and, except under certain limited circumstances, will have no voting rights with respect to the Trust. Distributions on the TIDES (and Junior Debentures) are cumulative, accrue from the date of initial issuance and are payable quarterly in arrears, commencing June 15, 1996. The Junior Debentures are subordinated in right of payment to all senior indebtedness of the Company and the Junior Debentures are subject to certain covenants, events of default and optional and mandatory redemption provisions, all as described in the Junior Debenture Indenture.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

    Pursuant to a Preferred Securities Guarantee Agreement, dated as of April 10, 1996 (the "Guarantee"), between the Company and a preferred guarantee trustee, the Company has agreed irrevocably to pay to the holders of the TIDES, to the extent that the Trustee has funds available to make such payments, quarterly distributions, redemption payments and liquidation payments on the TIDES. Considered together, the undertakings contained in the Declaration, Junior Debentures, Indenture and Guarantee constitute a full and unconditional guarantee by the Company of the Trust's obligations under the TIDES.

10. PREFERRED STOCK

   On December 1, 1988 the Company distributed a dividend of one preferred share purchase right ("right") for each outstanding share of common stock. The rights are not exercisable until ten days after a person or group acquires or has the right to acquire, beneficial ownership of 20% or more of the Company's common stock or announces a tender or exchange offer for 30% or more of the Company's common stock. Each right entitles the holder to purchase one one-hundredth of a share of Series A junior preferred stock for $52. The rights may be redeemed by the Board of Directors up to ten days after an event triggering the distribution of certificates for the rights. The rights plan was amended in February 1991 so that the agreement with Kiewit would not trigger the exercise of the rights. The rights will expire, unless previously redeemed or exercised, on November 30, 1998. The rights are automatically attached to, and trade with, each share of common stock.

11. STOCK OPTIONS AND RESTRICTED STOCK

   The Company has issued various stock options. As of December 31, 1996, a total of 5,088 shares are reserved for stock options, of which 4,777 shares have been granted and remain outstanding at prices of $3.00 to $30.38 per share.

   The Company has stock option plans under which shares were reserved for grant as incentive or non-qualified stock options, as determined by the Board of Directors. The plans allow options to be granted at 85% of their fair market value at the date of grant. Generally, options are issued at 100% of fair market value at the date of grant. Options granted under the 1996 Plan become exercisable over a period of three to five years and expire if not exercised within ten years from the date of grant or, in some instances a lesser term. Prior to the 1996 Plan, the Company granted 256 options at fair market value at date of grant which had terms of ten years and were exercisable at date of grant. In addition, the Company had issued approximately 138 options to consultants on terms similar to those issued under the 1996 Plan. The non-1996 plan options are primarily options granted to Kiewit (see Note 12).

   The Company granted 500 shares of restricted common stock with an aggregate market value of $9,500 in exchange for the relinquishment of 500 stock options which were canceled by the Company. The shares have all rights of a shareholder, subject to certain restrictions on transferability and risk of forfeiture. Unearned compensation equivalent to the market value of the shares at the date of issuance was charged to Stockholders' equity. Such unearned compensation is being amortized over the vesting period of which 125 shares were immediately vested and the remaining 375 shares vest straight line over approximately five years. Accordingly, $1,535 and $2,494 of unearned compensation was charged to general and administrative expense in 1996 and 1995, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

 TRANSACTIONS IN STOCK OPTIONS



                                                            OPTIONS OUTSTANDING
                            SHARES AVAILABLE            ---------------------------
                             FOR GRANT UNDER             OPTION PRICE  WEIGHTED AVG
                            1996 OPTION PLAN  SHARES      PER SHARE    OPTION PRICE       TOTAL
                            ---------------- ---------  -------------  -------------    ---------
Balance December 31, 1993 .         439         8,514     $3.00-$19.00       $12.32      $104,931
                            ---------------- ---------  --------------- --------------  ----------
Options granted............        (954)        1,243    $12.00-$17.25        15.49        19,260
Options terminated.........          15           (15)    $3.00-$15.94        13.67          (205)
Options exercised..........          --          (141)    $3.00-$15.94         5.03          (709)
Additional shares reserved
 under 1996 Option Plan ...         586            --               --           --            --
                            ---------------- ---------  --------------- --------------  ----------
Balance December 31, 1994 .          86         9,601     $3.00-$19.00        12.84       123,277
                            ---------------- ---------  --------------- --------------  ----------
Options granted............        (396)          396    $15.81-$19.00        18.15         7,188
Options terminated.........         571          (571)   $14.88-$19.00        18.69       (10,673)
Options exercised..........          --          (135)    $3.00-$15.94         3.41          (460)
                            ---------------- ---------  --------------- --------------  ----------
Balance December 31, 1995 .         261         9,291     $3.00-$19.00        12.84       119,332
                            ---------------- ---------  --------------- --------------  ----------
Options granted............      (1,157)        1,157    $25.06-$30.38        28.17        32,590
Options terminated.........         468          (468)    $3.00-$19.00        17.96        (8,406)
Options exercised..........          --        (5,203)    $3.00-$21.68        11.13       (57,931)
Additional shares reserved
 under 1996 Option Plan ...         739            --               --           --            --
                            ---------------- ---------  --------------- --------------  ----------
Balance December 31, 1996 .         311         4,777     $3.00-$30.38       $17.92      $ 85,585
                            ================ =========  =============== ==============  ==========
Options exercisable at:
December 31, 1994..........                     7,897     $3.00-$19.00       $11.87      $ 93,705
December 31, 1995..........                     8,229     $3.00-$19.00       $12.26      $100,886
December 31, 1996..........                     3,071     $3.00-$30.38       $14.25      $ 43,770
                                             =========  =============== ==============  ==========

   The following table summarizes information about stock options outstanding and exercisable as of December 31, 1996:



                               OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                 ----------------------------------------------   --------------------------
                                   WEIGHTED    WEIGHTED AVERAGE                   WEIGHTED
    RANGE OF         NUMBER        AVERAGE         REMAINING        NUMBER         AVERAGE
EXERCISE PRICES   OUTSTANDING   EXERCISE PRICE CONTRACTUAL LIFE   EXERCISABLE  EXERCISE PRICE
---------------  -----------   --------------- ----------------   -----------  --------------
$3.00 $11.99         1,251           $10.70         4 years         1,251          $10.70
12.00  20.99         2,369            16.72         7 years         1,786           16.50
21.00  30.38         1,157            28.16         9 years            34           29.25
------------   ------------  --------------  ---------------- -------------  --------------
                     4,777           $17.92         7 years         3,071          $14.25
               ------------- --------------  ---------------- -------------  --------------

   In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 123 defines a fair value based method of accounting for stock-based employee compensation plans and encourages all entities to adopt that method of accounting. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting.

   The Company has decided to continue to apply the intrinsic value based method of accounting for its stock-based employee compensation plans. If the fair value based method had been applied for 1996

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

and 1995, non-cash compensation expense and the effect on net income available to common stockholders and earnings per share would have been immaterial. The fair value for stock options was estimated using the Black-Scholes option pricing model with assumptions for the risk-free interest rate of 6.00%, expected volatility of 22%, expected life of approximately 4.5 years, and no expected dividends. The weighted average fair value of options granted during 1996 and 1995 was $8.62 per option and $5.72 per option, respectively.

12. COMMON STOCK SALES & RELATED OPTIONS

   Simultaneous with the acquisition of the remaining equity interest of Magma on February 24, 1995, the Company completed a public offering (the "Offering") of 18,170 shares of common stock, which amount included a direct sale by the Company to Kiewit of 1,500 shares and the exercise of underwriter over-allotment options for 1,500 shares, at a price of $17.00 per share. The Company received proceeds of $300,388 from the Offering.

   The Company and Kiewit signed a Stock Purchase Agreement and related agreements, dated as of February 18, 1991. Under the terms of the agreements, Kiewit purchased 4,000 shares of common stock at $7.25 per share and received options to buy 3,000 shares at a price of $9 per share exercisable over three years and an additional 3,000 shares at a price of $12 per share exercisable over five years (subject to customary adjustments).

   In May 1994, pursuant to a special antidilution provision of the 1991 Stock Purchase Agreement between the Company and Kiewit, the Company increased Kiewit's existing option (granted in 1991) to purchase 3,000 shares at $12 per share by an additional 289 shares as a final adjustment under such provisions.

   In connection with this initial stock purchase, the Company and Kiewit also entered into certain other agreements pursuant to which Kiewit and its affiliates agreed not to acquire more than 34% of the outstanding common stock (the "Standstill Percentage") for a five-year period ending in February 1996 and Kiewit became entitled to nominate at least three of the Company's directors.

   On June 19, 1991, the board approved a number of amendments to the Stock Purchase Agreement and the related agreements. As part of those amendments, the Company extended the term of the $9 and $12 options to seven years; modified certain of the other terms of these options; granted to Kiewit an option to acquire an additional 1,000 shares of the common stock at $11.625 per share for a ten year term; and increased the Standstill Percentage from 34% to 49%.

   On November 19, 1991, the Board approved the issuance by the Company to Kiewit of one thousand shares of Series C preferred stock for $50,000. In connection with the sale of the Series C preferred stock to Kiewit, the Standstill Agreement was amended so that the 49% Standstill Percentage restriction would apply to voting stock rather than just common stock.

13. RELATED PARTY TRANSACTIONS

   The Company charged and recognized a management fee and interest on advances to its Coso Joint Ventures, which aggregated approximately $5,731, $6,075 and $5,569 in the years ended December 31, 1996, 1995 and 1994, respectively. The Company has a note receivable from the Coso Joint Ventures included in deferred charges and other assets which bears a fixed interest rate of 12.5% and is payable on or before March 19, 2002. The balance of the note is $11,578 and $14,254 as of December 31, 1996 and 1995, respectively. This note is subordinated to the senior project loan on the project.

   The Mahanagdong Project is being constructed by a consortium (the "EPC Consortium") of Kiewit Construction Group, Inc. ("KCG") and the CE Holt Company, a wholly owned subsidiary of the Company, pursuant to fixed-price, date-certain, turnkey supply and construction contracts (collectively,

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

the "Mahanagdong EPC"). The obligations of the EPC Consortium under the Mahanagdong EPC are supported by a guaranty of KCG at an aggregate amount equal to approximately 50% of the Mahanagdong EPC price. The Mahanagdong EPC provides for maximum liability for liquidated damages of up to $100,500 and total liability of up to $201,000. KCG, a wholly owned subsidiary of PKS, is the lead member of the EPC Consortium, with an 80% interest. KCG performs construction services for a wide range of public and private customers in the U.S. and internationally. CE Holt Company provides design and engineering services for the EPC Consortium, and holds a 20% interest. The Company has provided a guaranty of CE Holt Company's obligations under the Mahanagdong EPC Contract.

   The Company has an international joint venture agreement with PKS, a stockholder of the Company, which the Company believes enhances its capabilities in foreign power markets. The joint venture agreement is limited to international power project development activities and provides that, if both the Company and PKS agree to participate in a project, they will share all development costs equally. The Company and PKS each will provide 50% of the equity required for financing a project developed by the joint venture and the Company will receive from the project a development fee (generally 1% of project capital) and will operate and manage such project for a fee. The agreement creates a joint development structure under which, on a project by project basis, the Company will be the development manager, managing partner and/or project operator, and equal equity participant with PKS and a preferred participant in the construction consortium and PKS will be an equal equity participant and the preferred turnkey construction contractor. The joint venture agreement may be terminated by either party on 15 days written notice, provided that such termination cannot affect the pre-existing contractual obligations of either party.

14. EXTRAORDINARY ITEM

   In conjunction with the Company's Senior Discount Notes offering in 1994, the 12% Senior Notes were defeased. This resulted in an extraordinary item in the amount of $2,007, after the income tax effect of $945. The extraordinary item represents the amount necessary to defease the interest payments and the unamortized portion of the deferred financing costs on the 12% Senior Notes.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation techniques. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Company could realize in a current transaction.

   The methods and assumptions used to estimate fair value are as follows:

   Debt instruments--The fair value of all debt issues listed on exchanges has been estimated based on the quoted market prices.

   Interest rate swap agreements--The fair value of interest rate swap agreements is estimated based on quotes from the counter party to these instruments and represents the estimated amounts that the Company would expect to receive or pay to terminate the agreements. It is the Company's intention to hold the swap agreements to their intended maturity.

   Other financial instruments--All other financial instruments of a material nature fall into the definition of short-term and fair value is estimated as the carrying amount.

   The carrying amounts in the table below are included under the indicated captions in Notes 6 and 7 except for the interest rate swaps which are discussed in Note 16.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)


                                                      1996                    1995
                                             ----------------------- -----------------------
                                                          ESTIMATED               ESTIMATED
                                              CARRYING      FAIR      CARRYING      FAIR
                                                VALUE       VALUE       VALUE       VALUE
                                             ---------- -----------  ---------- -----------
Financial assets:
Interest rate swap receivable...............  $    100    $    222    $     61    $    561
Financial liabilities:
Senior discount notes.......................   527,535     556,971     477,355     503,158
Senior notes................................   224,150     229,866          --          --
Limited recourse senior secured notes ......   200,000     212,560     200,000     210,500
CalEnergy credit facility...................   100,000     100,000          --          --
Revolving line of credit....................    95,000      95,000          --          --
Convertible subordinated debentures ........        --          --     100,000     100,500
Salton Sea notes and bonds..................   538,982     531,807     452,088     459,629
Northern Electric eurobonds.................   439,192     445,830          --          --
Construction loans..........................   377,454     377,454     211,198     211,198
Coso Funding Corp. project loans............   148,346     153,650     203,226     214,917
Power Resources Inc. project financing
 debt.......................................   114,571     114,571          --          --
U.K. credit facility........................   128,423     128,423          --          --
Other.......................................     7,927       7,927      54,707      54,707
Interest rate swap payable..................        --          --         226         672
                                             ---------- -----------  ---------- -----------

16. INTEREST RATE SWAP AGREEMENTS

   In January 1993, the Coso Joint Ventures entered into five year deposit interest rate swap agreements. The subject deposits represent debt service reserves established in conjunction with refinancing the Coso Joint Ventures loans through Coso Funding Corp. The deposit interest rate swaps effectively convert interest earned on the debt service reserve deposits from a variable rate to a fixed rate, in order to match the nature of the interest rate on the borrowings used to fund the debt service reserve deposits. The Company's proportion of the deposit amount of $27,239 included in restricted cash and investments accretes annually to a maximum amount of approximately $29,300 in 1997. Under the agreements, which mature on January 11, 1998, the Coso Joint Ventures make semi-annual payments to the counter party at variable rates based on LIBOR, reset and compounded every three months, and in return receive payments based on a fixed rate of 6.34%. The effective LIBOR rate ranged from 5.5313% to 5.9375% during 1996 and was 5.5313% at December 31, 1996. The counter party to these agreements is a large multi-national financial institution.

17. REGULATORY MATTERS

   Northern is subject to price cap regulation. The Office of Electricity Regulation ("OFFER") controls the revenues generated by Northern in its distribution and supply businesses by applying a price control formula, P + RPI -X (where X is currently 3% for distribution and 2% for supply), where P is the price level at the beginning of each new regulatory period, RPI is the change in the Retail Price Index and X is an adjustment factor determined by OFFER.

   In the distribution business, the Distribution Price Control Formula ("DPCF") is usually set for a five-year period, subject to more frequent adjustments as determined necessary by the Director General of Electricity Supply (the "Regulator"). At each review, the Regulator can require a one-time price reduction. An initial review by the Regulator of allowable income in the distribution business led to a reduction of the price level by 17% for Northern starting April 1, 1995, followed by efficiency factors of X=2% for each year until March 2000. On July 6, 1995, the Regulator announced the result of a further distribution price review which was precipitated by certain market events in the UK electric utility

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

industry. For Northern, such announcement meant a further real reduction of 11% in allowable distribution income for the twelve months from April 1, 1996, followed by an efficiency factor X=3% for each year until March 31, 2000, before an allowed increase for inflation.

   In the supply business, which is progressively being opened to competition, price regulation still applies to the market for customers with demand of not more than 100kW. The calculation of the maximum supply charge is based on a Supply Price Control Formula, similar to the DPCF and is set for a four-year period. In 1993, OFFER announced the supply franchise market (i.e., with demand of not more than 100kW) income entitlement for the four-year period ending March 1998. A relatively small efficiency factor of X=2% was applied to Northern and is being offset by an allowance for both unit and customer growth. The nonfranchise markets (above 1 MW) were opened to full competition during privatization in 1990; the nonfranchise markets above 100kW were opened to full competition starting in April 1994.

18. PENSION COMMITMENTS

   Northern participates in the Electricity Supply Pension Scheme, which provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the Electricity Supply Industry in the United Kingdom.

   The actuarial computation assumed an interest rate of 7.75% an expected return on plan assets of 8.25% and annual compensation increases of 5.75% over the remaining service lives of employees covered under the plan. Amounts funded to the pension are primarily invested in equity and fixed income securities.

   The following table details the funded status and the amount recognized in the balance sheet of the Company as of December 31, 1996.

Actuarial present value of benefit obligations:
 Vested benefits................................  $797,932
 Nonvested benefits.............................        --
                                                 ----------
Accumulated benefit obligation..................   797,932
Effect of future increase in compensation ......    58,218
                                                 ----------
Projected benefit obligation....................   856,150
Fair value of plan assets.......................   919,163
                                                 ----------
Prepaid pension asset ..........................  $ 63,013
                                                 ==========

19. COMMITMENTS AND CONTINGENCIES

   There were no material outstanding lawsuits as of December 31, 1996.

Casecnan

   In November 1995, CE Casecnan Water and Energy Company, Inc., a Philippine corporation ("CE Casecnan"), closed the financing and commenced construction of the Casecnan Project, a combined irrigation and 150 net MW hydroelectric power generation project (the "Casecnan Project") located in the central part of the island of Luzon in the Republic of the Philippines. The Casecnan Project will consist generally of diversion structures in the Casecnan and Denip Rivers that will divert water into a tunnel of approximately 23 kilometers. The tunnel will transfer the water from the Casecnan and Denip Rivers in the Pantabangan Reservoir for irrigation and hydroelectric use in the Central Luzon area. An underground powerhouse located at the end of the water tunnel and before the Pantabangan Reservoir will house a power plant consisting of approximately 150 MW of newly installed rated electrical capacity.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

A tailrace tunnel of approximately three kilometers will deliver water from the water tunnel and the new powerhouse to the Pantabangan Reservoir, providing additional water for irrigation and increasing the potential electrical generation at two downstream existing hydroelectric facilities of the National Power Corporation of the Philippines ("NPC").

   CE Casecnan, which is presently indirectly owned as to approximately 35% of its equity by the Company and approximately 35% by PKS, is developing the Casecnan Project under the terms of the Project Agreement between CE Casecnan and the National Irrigation Administration ("NIA"). Under the Project Agreement, CE Casecnan will develop, finance and construct the Casecnan Project over an estimated four-year construction period, and thereafter own and operate the Casecnan Project for 20 years (the "Cooperation Period"). During the Cooperation Period, NIA is obligated to accept all deliveries of water and energy, and so long as the Casecnan Project is physically capable of operating and delivering in accordance with agreed levels set forth in the Project Agreement, NIA will pay CE Casecnan a guaranteed fee for the delivery of water and a guaranteed fee for the delivery of electricity, regardless of the amount of water or electricity actually delivered. In addition, NIA will pay a fee for all electricity delivered in excess of a threshold amount up to a specified amount. NIA will sell the electric energy it purchases to NPC, although NIA's obligations to CE Casecnan under the Project Agreement are not dependent on NPC's purchase of the electricity from NIA. All fees to be paid by NIA to CE Casecnan are payable in U.S. dollars. The guaranteed fees for the delivery of water and energy are expected to provide approximately 70% of CE Casecnan's revenues.

   The Project Agreement provides for additional compensation to CE Casecnan upon the occurrence of certain events, including increases in Philippine taxes and adverse changes in Philippine law. Upon the occurrence and during the continuance of certain force majeure events, including those associated with Philippines political action, NIA may be obligated to buy the Casecnan Project from CE Casecnan at a buy out price expected to be in excess of the aggregate principal amount of the outstanding CE Casecnan debt securities, together with accrued but unpaid interest. At the end of the Cooperation Period, the Casecnan Project will be transferred to NIA and NPC for no additional consideration on an "as is" basis.

   The Republic of the Philippines has provided a Performance Undertaking under which NIA's obligations under the Project Agreement are guaranteed by the full faith and credit of the Republic of the Philippines. The Project Agreement and the Performance Undertaking provide for the resolution of disputes by binding arbitration in Singapore under international arbitration rules.

   The Casecnan Project is being constructed on a joint and several basis by Hanbo Corporation and Hanbo Engineering & Construction Co. Ltd. (formerly known as You One Engineering & Construction Co., Ltd., and herein referred to as "HECC"), both of which are South Korean corporations, pursuant to a fixed-price, date-certain, turnkey construction contract (the "Turnkey Construction Contract"). Hanbo Corporation and HECC (sometimes collectively referred to as the "Contractor") are under common ownership control. Hanbo Corporation is an international construction company. HECC, which recently emerged from a court-administered receivership, is a contractor with over 25 years experience in tunnel construction, using both the drill-and-blast and tunnel boring machine ("TBM") methods.

   The Contractor's obligations under the Turnkey Construction Contract are guaranteed by Hanbo Iron & Steel Company, Ltd. ("Hanbo Steel"), a large South Korean steel company. In addition, the Contractor's obligations under the Turnkey Construction Contract are secured by an unconditional, irrevocable standby letter of credit issued by Korea First Bank ("KFB") in the approximate amount of $118,000. The total cost of the Casecnan Project, including development, construction, testing and startup, is estimated to be approximately $495,000.

   In late January 1997, the Company was advised that Hanbo Corporation and Hanbo Steel had each filed to seek court receivership protection in Korea. At the present time, all of the construction work on the Casecnan Project is being performed by the second contractor which is party to the Turnkey

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

Construction Contract, HECC. Although HECC, Hanbo Corporation and Hanbo Steel are under common ownership control, HECC has not filed for receivership protection and is believed to be solvent. However, no assurances can be given that HECC will not file for receivership due to the foregoing developments or that it will remain solvent and able to perform fully its obligations under the Turnkey Construction Contract.

   The work on the Casecnan Project, which commenced in 1995, is presently continuing on schedule and within the budget. CE Casecnan is presently reviewing its rights, obligations and potential remedies in respect of the recent developments regarding the co-Contractor and the guarantor and is presently unable to speculate as to the ultimate effect of such developments on CE Casecnan. However, CE Casecnan has recently received confirmation from HECC that it intends to fully perform its obligations under the Turnkey Construction Contract and complete the Casecnan Project on schedule and within the budget. Additionally, it has been reported that the South Korean government has informed the Philippine government that the South Korean government will take appropriate actions to support HECC's completion of the Casecnan Project.

   KFB has recently reconfirmed to CE Casecnan that it will honor its obligations under the Casecnan Project letter of credit and also has stated its support for the successful completion of the Casecnan Project. However, Moody's Investors Service has recently issued a warning for a possible ratings downgrade for KFB because of the possible impact of the Hanbo Steel receivership on the substantial loans KFB previously made to Hanbo Steel. In a related development, the South Korean government has recently announced that it would provide some funding to assist Hanbo Steel's creditor banks (including KFB) and its subcontractors.

   CE Casecnan financed a portion of the costs of the Casecnan Project through the issuance of $125,000 of its 11.45% Senior Secured Series A Notes due 2005 and $171,500 of its 11.95% Senior Secured Series B Notes due 2010 pursuant to an indenture dated November 27, 1995, as amended to date (the "Casecnan Indenture"). Although no default has occurred under the Casecnan Indenture as a result of the announced receivership of Hanbo Corporation, CE Casecnan will continue to closely monitor the Hanbo group and KFB developments and project construction status and develop appropriate contingency plans.

   If HECC were to materially fail to perform its obligations under the Turnkey Construction Contract and if KFB were to fail to honor its obligations under the Casecnan letter of credit, such actions could have a material adverse effect on the Casecnan Project and CE Casecnan. However, based on the information presently available to it, CE Casecnan does not presently expect that either such event will occur.

Leases

   Certain retail facilities, buildings and equipment are leased. The leases expire in periods ranging from one to 75 years and some provide for renewal options.

   At December 31, 1996, the Company's future minimum rental payments with respect to non-cancellable operating leases were as follows:

1997.........  $ 9,137
1998.........    8,897
1999.........    5,337
2000.........    5,279
2001.........    5,098
Thereafter ..   61,204
              ---------
               $94,952
              =========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

 20. SUBSEQUENT EVENT

   On February 26, 1997, CalEnergy Capital Trust II, a special purpose Delaware business trust organized by the Company (the "Trust II"), pursuant to the Amended and Restated Declaration of Trust (the "Declaration") dated as of February 26, 1997, completed a private placement (with certain shelf registration rights) of $150,000 of trust preferred convertible securities, referred to as Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trust holding solely convertible debentures ("Trust Securities"). In addition, an option to purchase an additional 600 Trust Securities, or $30,000, was exercised by the initial purchasers to cover over-allotments.

   The Trust has issued 3,600 of 6 1/4% Trust Securities with a liquidation preference of fifty dollars each. The Company owns all of the common securities of the Trust. The Trust Securities and the common securities represent undivided beneficial ownership interests in the Trust. The assets of the Trust consist solely of the Company's 6 1/4% Convertible Junior Subordinated Debentures due 2012 in an outstanding aggregate principal amount of $180,000 ("Junior Debentures") issued pursuant to an indenture dated as of February 20, 1997. The indenture includes an agreement by the Company to pay expenses and obligations incurred by the Trust. Each Trust Security will be convertible at the option of the holder thereof at any time into 1.1655 shares of CalEnergy Common Stock (equivalent to a conversion price of $42.90 per share of the Company's Common Stock), subject to customary anti-dilution adjustments.

   Until converted into the Company's Common Stock, the Trust Securities will have no voting rights with respect to the Company and, except under certain limited circumstances, will have no voting rights with respect to the Trust. Distributions on the Trust Securities (and Junior Debentures) are cumulative, accrue from the date of initial issuance and are payable quarterly in arrears, commencing June 1, 1997. The Junior Debentures are subordinated in right of payment to all senior indebtedness of the Company and the Junior Debentures are subject to certain covenants, events of default and optional and mandatory redemption provisions, all as described in the Junior Debenture Indenture.

   Pursuant to a Preferred Securities Guarantee Agreement (the "Guarantee"), between the Company and a preferred guarantee trustee, the Company has agreed irrevocably to pay to the holders of the Trust Securities, to the extent that the Trust has funds available to make such payments, quarterly distributions, redemption payments and liquidation payments on the Trust Securities. Considered together, the undertaking contained in the Declaration, Junior Debentures, Indenture and Guarantee constitute a full and unconditional guarantee by the Company of the Trust's obligations under the Trust Securities.

   A portion of the net proceeds of the Trust Securities offering were used to repay the CalEnergy Credit Facility.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

 21. GEOGRAPHIC INFORMATION

   The Company operates in one principal industry segment: the generation, distribution and supply of electricity to customers located throughout the world. The Company's operations by geographic area are as follows:

                             1996          1995        1994
                         ------------ ------------  ----------
REVENUE
 Americas...............  $  457,032    $  355,112   $154,562
 Asia...................      35,691            --         --
 Europe.................      39,191            --         --
                         ------------ ------------  ----------
                             531,914       355,112    154,562
                         ------------ ------------  ----------

OPERATING INCOME (LOSS)
 Americas...............     203,305       155,885     77,450
 Asia...................      17,914            --         --
 Europe.................       6,163            --         --
                         ------------ ------------  ----------
                             227,382       155,885     77,450
                         ------------ ------------  ----------


                             1996          1995
                         ------------ ------------
IDENTIFIABLE ASSETS
 Americas...............  $2,613,830    $2,194,873
 Asia...................     713,570       459,165
 Europe.................   2,385,507            --
                         ------------ ------------
                          $5,712,907    $2,654,038
                         ------------ ------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996 (Continued)

 22. QUARTERLY FINANCIAL DATA (UNAUDITED)

   Following is a summary of the Company's quarterly results of operations for the years ended December 31, 1996 and December 31, 1995.


                                                             THREE MONTHS ENDED*
1996:(1)                                       MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
--------------------------------------------  ---------- ----------  -------------- -------------
Sales of electricity and steam ..............   $75,944    $104,735     $165,487       $172,768
Total revenue ...............................    90,356     115,794      179,048        190,997
Total costs and expenses.....................    69,398      87,482      123,169        160,433
                                              ---------- ----------  -------------- -------------
Income before provision for income taxes and
 minority interest...........................    20,958      28,312       55,879         30,564
Provision for income taxes...................     6,497       9,040       18,325          7,959
                                              ---------- ----------  -------------- -------------
Net income before minority interest..........    14,461      19,272       37,554         22,605
Minority interest............................        --          --           --          1,431
                                              ---------- ----------  -------------- -------------
Net income attributable to common shares ....   $14,461    $ 19,272     $ 37,544       $ 21,174
                                              ========== ==========  ============== =============
Net income per share--primary................   $   .27    $    .35     $    .67       $    .33
                                              ========== ==========  ============== =============
Net income per share--fully diluted..........   $   .26    $    .33     $    .59       $    .32
                                              ========== ==========  ============== =============


                                                            THREE MONTHS ENDED*
1995:(2)                                       MARCH 31    JUNE 30   SEPTEMBER 30    DECEMBER 31
--------------------------------------------  ---------- ---------  -------------- -------------
Sales of electricity and steam...............   $72,978    $81,756     $102,423        $78,473
Total revenue................................    86,685     97,096      119,717         95,225
Total costs and expenses.....................    68,527     76,957       79,898         76,290
                                              ---------- ---------  -------------- -------------
Income before provision for income taxes and
 minority interest...........................    18,158     20,139       39,819         18,935
Provision for income taxes...................     5,540      6,248       12,457          6,386
                                              ---------- ---------  -------------- -------------
Net income before minority interest..........    12,618     13,891       27,362         12,549
Minority interest............................     3,005         --           --             --
                                              ---------- ---------  -------------- -------------
Net income...................................     9,613     13,891       27,362         12,549
Preferred dividends..........................     1,080         --           --             --
                                              ---------- ---------  -------------- -------------
Net income attributable to common shares ....   $ 8,533    $13,891     $ 27,362        $12,549
                                              ========== =========  ============== =============
Net income per share--primary................   $   .21    $   .27     $    .52        $   .24
                                              ========== =========  ============== =============
Net income per share--fully diluted..........   $   .21    $   .27     $    .48        $   .18
                                              ========== =========  ============== =============

------------
* The Company's operations are seasonal in nature with a disproportionate percentage of income historically earned in the second and third quarters.
(1) Reflects acquisitions of Northern, Falcon Seaboard and the Partnership Interest.
(2)    Reflects acquisition of Magma.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
CalEnergy Company, Inc.
Omaha, Nebraska

   We have audited the accompanying consolidated balance sheets of CalEnergy Company, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CalEnergy Company, Inc. and subsidiaries at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Omaha, Nebraska
January 31, 1997
(February 27, 1997 as to Notes 6 and 20)

                       INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Stockholders
CalEnergy Company, Inc.
Omaha, Nebraska

   We have reviewed the accompanying consolidated balance sheet of CalEnergy Company, Inc. and subsidiaries as of June 30, 1997, and the related consolidated statements of operations for the three and six month periods ended June 30, 1997 and 1996 and the related consolidated statements of cash flows for the six month periods ended June 30, 1997 and 1996. These financial statements are the responsibility of the Company's management.

   We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our review, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with generally accepted accounting principles.

   We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of CalEnergy Company, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein), and in our report dated January 31, 1997 (February 27, 1997 as to Notes 6 and 20), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1996 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

DELOITTE & TOUCHE LLP
Omaha, Nebraska
August 12, 1997

                            CALENERGY COMPANY, INC.
                         CONSOLIDATED BALANCE SHEETS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                          JUNE 30     DECEMBER 31
                                                                           1997          1996
                                                                       ------------ -------------
                                                                        (UNAUDITED)
ASSETS
Cash and cash equivalents.............................................  $  406,241    $  424,500
Joint venture cash and investments ...................................       4,072        48,083
Restricted cash ......................................................      84,640       107,143
Short-term investments ...............................................       5,958         4,921
Accounts receivable ..................................................     343,818       342,307
Due from joint ventures ..............................................      16,662        17,556
Properties, plants, contracts and equipment, net .....................   3,666,627     3,348,583
Excess of cost over fair value of net assets acquired, net  ..........   1,128,198       790,920
Equity investments ...................................................     185,238       196,535
Deferred charges and other assets ....................................     433,607       432,359
                                                                       ------------ -------------
  Total assets .......................................................  $6,275,061    $5,712,907
                                                                       ============ =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable .....................................................  $  132,711    $  218,182
Other accrued liabilities ............................................   1,105,489       674,842
Parent company debt ..................................................     953,817     1,146,685
Subsidiary and project debt ..........................................   2,276,539     1,754,895
Deferred income taxes ................................................     328,204       469,199
                                                                       ------------ -------------
  Total liabilities ..................................................   4,796,760     4,263,803
                                                                       ------------ -------------
Deferred income ......................................................      29,750        29,067
Company-obligated mandatorily redeemable convertible preferred
 securities of subsidiary trusts .....................................     283,930       103,930
Preferred securities of subsidiary ...................................      59,101       136,065
Minority interest ....................................................     187,608       299,252
Stockholders' equity:
Preferred stock--authorized 2,000 shares, no par value................          --            --
Common stock--par value $0.0675 per share, authorized 180,000 shares, issued 63,858 and 63,747 shares, outstanding 63,669 and 63,448 at
 June 30, 1997 and December 31, 1996, respectively ...................       4,311         4,303
Additional paid in capital ...........................................     561,428       563,567
Retained earnings ....................................................     355,857       297,520
Treasury stock--189 and 299 common shares at June 30, 1997 and
 December 31, 1996, respectively, at cost ............................      (5,687)       (8,787)
Unearned compensation--restricted stock ..............................        (950)       (5,471)
Cumulative effect of foreign currency translation adjustment  ........       2,953        29,658
                                                                       ------------ -------------
  Total stockholders' equity .........................................     917,912       880,790
                                                                       ------------ -------------
  Total liabilities and stockholders' equity .........................  $6,275,061    $5,712,907
                                                                       ============ =============

  The accompanying notes are an integral part of these financial statements.

                            CALENERGY COMPANY, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)


                                         THREE MONTHS ENDED       SIX MONTHS ENDED
                                              JUNE 30                 JUNE 30
                                       ---------------------- ------------------------
                                          1997        1996        1997         1996
                                       ---------- ----------  ------------ ----------
Revenues:
Operating revenue ....................  $505,922    $104,735   $1,048,511    $180,679
Interest and other income ............    19,072      11,059       42,459      25,471
                                       ---------- ----------  ------------ ----------
  Total revenues .....................   524,994     115,794    1,090,970     206,150
                                       ---------- ----------  ------------ ----------
Costs and expenses:
Cost of sales.........................   241,548          --      518,930         ---
Operating expense.....................    70,122      22,431      147,208      41,387
General and administration............    12,005       5,117       25,492       9,296
Royalty expense.......................     6,758       5,896       13,283      10,271
Depreciation and amortization.........    70,456      25,660      137,912      43,713
Loss on equity investment in
 Casecnan.............................     1,289       1,812        3,957       2,774
Interest expense......................    71,644      36,725      142,266      71,504
Less interest capitalized ............   (13,638)    (11,602)     (22,760)    (23,508)
Dividends on convertible preferred
 securities of subsidiary trusts  ....     4,436       1,443        7,154       1,443
                                       ---------- ----------  ------------ ----------
  Total costs and expenses ...........   464,620      87,482      973,442     156,880
                                       ---------- ----------  ------------ ----------
Income before income taxes............    60,374      28,312      117,528      49,270
Provision for income taxes ...........    24,342       9,040       46,591      15,537
                                       ---------- ----------  ------------ ----------
Income before minority interest ......    36,032      19,272       70,937      33,733
Minority interest ....................     5,143          --       12,600          --
                                       ---------- ----------  ------------ ----------
Net income available for common
 stockholders ........................  $ 30,889    $ 19,272   $   58,337    $ 33,733
                                       ========== ==========  ============ ==========
Net income per share--primary  .......  $    .47    $    .35   $      .89    $    .62
                                       ========== ==========  ============ ==========
Net income per share--fully diluted  .  $    .46    $    .33   $      .87    $    .59
                                       ========== ==========  ============ ==========
Average number of common and common
 equivalent shares outstanding  ......    66,000      55,404       65,833      54,836
                                       ========== ==========  ============ ==========
Fully diluted shares .................    73,726      66,472       72,269      64,726
                                       ========== ==========  ============ ==========

The accompanying notes are an integral part of these financial statements.

                            CALENERGY COMPANY, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)
                                 (UNAUDITED)


                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30
                                                                         ------------------------
                                                                             1997        1996
                                                                         ----------- -----------
Cash flows from operating activities:
Net income..............................................................  $  58,337    $  33,733
Adjustments to reconcile net cash flow from operating activities:
 Depreciation and amortization .........................................    124,437       39,849
 Amortization of excess of cost over fair value of net assets acquired       13,475        3,864
 Amortization of deferred financing and other costs ....................     21,047       29,408
 Provision for deferred income taxes ...................................     23,418        6,275
 Loss (income) on equity investments ...................................     (4,676)       2,774
 Income applicable to minority interest ................................     12,600           --
 Changes in other items:
  Accounts receivable ..................................................     (2,219)     (11,127)
  Accounts payable and accrued liabilities .............................    (83,447)       2,737
  Deferred income ......................................................     (5,998)         181
                                                                         ----------- -----------
 Net cash flows from operating activities...............................    156,974      107,694
Cash flows from investing activities:
Purchase of Northern Electric and Partnership Interest, net of cash
 acquired...............................................................   (629,094)     (58,044)
Distributions from equity investments...................................     13,219           --
Malitbog construction ..................................................    (21,313)     (64,353)
Mahanagdong construction ...............................................    (11,633)     (29,451)
Indonesian construction.................................................    (40,652)     (30,597)
Exploration and other development costs.................................     (7,426)      (2,716)
Capital expenditures relating to operations.............................   (101,166)     (18,630)
Upper Mahiao construction ..............................................         --      (23,734)
Salton Sea IV construction .............................................         --      (49,223)
Decrease (increase) in short-term investments...........................     (1,983)      30,895
Decrease in restricted cash.............................................     22,503       83,216
Decrease in other assets ...............................................     71,301        9,833
                                                                         ----------- -----------
 Net cash flows from investing activities...............................   (706,244)    (152,804)
Cash flows from financing activities:
Proceeds from issuance of convertible preferred securities of
 subsidiary trust.......................................................    180,000      103,930
Repayment of parent company debt........................................   (195,000)          --
Proceeds from subsidiary and project debt...............................    598,280      229,672
Repayments of subsidiary and project debt...............................    (71,602)    (143,106)
Proceeds from sale of common and treasury stock and exercise of
 options................................................................      4,983       13,183
Decrease in amounts due from joint ventures.............................     10,732        9,003
Deferred charges relating to debt financing.............................    (11,813)      (4,566)
Purchase of treasury stock .............................................     (1,875)      (3,221)
                                                                         ----------- -----------
 Net cash flows from financing activities...............................    513,705      204,895
Effect of exchange rate changes, net ...................................    (26,705)          --
                                                                         ----------- -----------
Net increase (decrease) in cash and cash equivalents ...................    (62,270)     159,785
                                                                         ----------- -----------
Cash and cash equivalents at beginning of period .......................    472,583      149,704
                                                                         ----------- -----------
Cash and cash equivalents at end of period .............................  $ 410,313    $ 309,489
                                                                         =========== ===========
Supplemental disclosures:
Interest paid, net of amount capitalized ...............................  $ 123,802    $  22,776
                                                                         =========== ===========
Income taxes paid ......................................................  $  22,629    $   9,154
                                                                         =========== ===========

The accompanying notes are an integral part of these financial statements.

                           CALENERGY COMPANY, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS, EXCEPT PER SHARE AND PER KWH AMOUNTS)

1. GENERAL:

   In the opinion of management of CalEnergy Company, Inc. (the "Company"), the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of June 30, 1997 and the results of operations for the three and six months ended June 30, 1997 and 1996, and cash flows for the six months ended June 30, 1997 and 1996.

   The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries, and its proportionate share of the partnerships and joint ventures in which it has an undivided interest in the assets and is proportionally liable for its share of liabilities. Other investments and corporate joint ventures where the Company has the ability to exercise significant influence are accounted for under the equity method. Investments, where the Company's ability to influence is limited, are accounted for under the cost method of accounting.

   The results of operations for the three and six months ended June 30, 1997 and 1996 are not necessarily indicative of the results to be expected for the full year.

   Certain amounts in the 1996 financial statements and supporting footnote disclosures have been reclassified to conform to the 1997 presentation. Such reclassification did not impact previously reported net income or retained earnings.

2. OTHER FOOTNOTE INFORMATION:

   Reference is made to the Company's most recently issued annual report that included information necessary or useful to the understanding of the Company's business and financial statement presentations.

3. PROPERTIES, PLANTS, CONTRACTS AND EQUIPMENT:

   Properties, plants, contracts and equipment comprise the following:


                                                          JUNE 30,     DECEMBER 31,
                                                            1997           1996
                                                        ------------ --------------
                                                         (UNAUDITED)
Operating assets:
Distribution system....................................  $1,433,387     $1,101,860
Power plants ..........................................   1,286,240      1,277,702
Wells and resource development ........................     387,193        377,731
Power sales agreements ................................     227,535        227,535
Licenses, equipment, wells and resource development in
 progress .............................................      65,584         66,207
                                                        ------------ --------------
Total operating assets ................................   3,399,939      3,051,035
Less accumulated depreciation and amortization  .......    (388,874)      (271,216)
                                                        ------------ --------------
Net operating assets ..................................   3,011,065      2,779,819
Mineral reserves ......................................     217,436        207,842
Construction in progress:
 Malitbog .............................................     173,724        152,411
 Mahanagdong ..........................................     135,200        123,567
 Indonesia ............................................     122,527         81,875
 Other development ....................................       6,675          3,069
                                                        ------------ --------------
Total..................................................  $3,666,627     $3,348,583
                                                        ============ ==============

                           CALENERGY COMPANY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (IN THOUSANDS, EXCEPT PER SHARE AND PER KWH AMOUNTS)

4. INCOME TAXES:

   The Company's effective tax rate in 1997 is greater than the Federal statutory rate primarily due to foreign and state taxes partially offset by the depletion deduction. The significant components of the deferred tax liability are the temporary differences between the financial reporting basis and income tax basis of the power plants, distribution system and the well and resource development costs, offset by the benefit of investment and geothermal energy tax credits.

5. ISSUANCE OF CONVERTIBLE PREFERRED SECURITIES:

   On February 26, 1997 a subsidiary of the Company completed a private placement (with certain shelf registration rights) of $150,000 aggregate amount of 6 1/4% Trust Convertible Preferred Securities ("Trust Securities"). In addition, an option to purchase an additional 600 Trust Securities, or $30,000 aggregate amount, was exercised by the initial purchasers to cover over-allotments in connection with the placement. Each Trust Security has a liquidation preference of fifty dollars and is convertible at any time at the option of the holder into 1.1655 shares of Company Common Stock (equivalent to a conversion price of $42.90 per common share) subject to adjustments in certain circumstances.

6. PURCHASE OF NORTHERN ELECTRIC:

   On December 24, 1996 CE Electric plc ("CE Electric"), which is 70% owned indirectly by the Company and 30% owned indirectly by Peter Kiewit Sons', Inc. ("PKS"), acquired majority ownership of the outstanding ordinary share capital of Northern Electric plc ("Northern") pursuant to a tender offer (the "Northern Tender Offer") commenced in the United Kingdom by CE Electric on November 5, 1996. As of March 18, 1997, CE Electric effectively owned 100% of Northern's ordinary shares.

   The Company and PKS contributed to CE Electric approximately $410,000 and $176,000, respectively, of the approximately $1,300,000 required to acquire all of Northern's ordinary and preference shares in connection with the Northern Tender Offer. The Company obtained such funds from cash on hand, short-term borrowings, and borrowings of approximately $100,000 under a Credit Agreement entered on October 28, 1996 (the "CalEnergy Credit Facility"). The Company has repaid the entire CalEnergy Credit Facility through the use of proceeds of the Trust Securities offering. The remaining funds necessary to consummate the Northern Tender Offer were provided from a pounds sterling560,000 ($932,176) Term Loan and Revolving Facility Agreement, dated as of October 28, 1996 (the "U.K. Credit Facility") obtained by CE Electric UK Holdings. The Company has not guaranteed, and it is not otherwise subject to recourse for, amounts borrowed under the U.K. Credit Facility. As of June 30, 1997, CE Electric UK Holdings had borrowed approximately pounds sterling405,000 ($674,163) under the U.K. Credit Facility to pay for Northern ordinary and preference shares purchased to date, including related costs.

   In 1996, the Company also acquired Falcon Seaboard Resources, Inc. and the remaining 50% ownership interest in the Edison Mission Energy Partnerships. Unaudited pro forma combined revenue, net income and primary earnings per share of the Company for the six months ended June 30, 1997, as if the acquisitions had occurred at the beginning of the year of acquisition after giving effect to certain pro forma adjustments related to the acquisitions were $1,090,970, $58,944 and $.90 compared to $1,034,573, $24,701 and $.45 for the same period last year.

7. COMMITMENTS AND CONTINGENCIES:

   In November 1995, the Company closed the financing and commenced construction of the Casecnan Project, a combined irrigation and 150 net MW hydroelectric power generation project (the "Casecnan Project") located in the central part of the island of Luzon in the Republic of the Philippines.

                           CALENERGY COMPANY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (IN THOUSANDS, EXCEPT PER SHARE AND PER KWH AMOUNTS)

7. COMMITMENTS AND CONTINGENCIES:  (Continued)
    CE Casecnan Water and Energy Company, Inc., a Philippine Corporation ("CE Casecnan") which is presently indirectly owned as to approximately 35% of its equity by the Company and approximately 35% indirectly owned by PKS, is developing the Casecnan Project. CE Casecnan financed a portion of the costs of the Casecnan Project through the issuance of $125,000 of its 11.45% Senior Secured Series A Notes due 2005 and $171,500 of its 11.95% Senior Secured Series B Bonds due 2010 and $75,000 of its Secured Floating Rate Notes due 2002, pursuant to an indenture dated as of November 27, 1995, as amended to date.

   The Casecnan Project was being constructed pursuant to a fixed-price, date-certain, turnkey construction contract (the "Hanbo Contract") on a joint and several basis by Hanbo Corporation ("Hanbo") and Hanbo Engineering and Construction Co., Ltd. ("HECC"), both of which are South Korean corporations. As of May 7, 1997, CE Casecnan terminated the Hanbo Contract due to defaults by Hanbo and HECC including the insolvency of each such company. CE Casecnan entered into a new turnkey engineering, procurement and construction contract to complete the construction of the Casecnan Project (the "Replacement Contract"). The work under the Replacement Contract will be conducted by a consortium of contractors and subcontractors including Siemens A.G., Sulzer Hydro Ltd., Black & Veatch and Colenco Power Engineering Ltd. and will be headed by Cooperativa Muratori Cementisti CMC di Ravenna and Impressa Pizzarottie & C. Spa. (collectively, the "Replacement Contractor").

   In connection with the Hanbo Contract termination CE Casecnan tendered a certificate of drawing to Korea First Bank ("KFB") on May 7, 1997 under the irrevocable standby letter of credit issued by KFB as security under the Hanbo Contract to pay for certain transition costs and other presently ascertainable damages under the Hanbo Contract. As a result of KFB's dishonor of the draw request, CE Casecnan filed an action in New York State Court. That Court granted CE Casecnan's request for a temporary restraining order requiring KFB to deposit $79,329, the amount of the requested draw, in an interest bearing account with an independent financial institution in the United States. KFB appealed this order, but the appellate court denied KFB's appeal and on May 19, 1997, KFB transferred funds in the amount of $79,329 to a segregated New York bank account pursuant to the Court order.

   On August 6, 1997, CE Casecnan announced that it had issued a notice to proceed to the Replacement Contractor. The Replacement Contractor was already on site and is expected to immediately fully mobilize and commence engineering, procurement and construction work on the Casecnan Project. The receipt of the letter of credit funds from KFB remains essential and CE Casecnan will continue to press KFB to honor its clear obligations under the letter of credit and to pursue Hanbo and KFB for any additional damages arising out of their actions to date.

   On June 9, 1997, Edison filed a complaint alleging breach of certain ISO4 power purchase agreements ("SO4 Agreements") between Edison and Coso Finance Partners, Coso Power Partners and Coso Energy Developers as a result of alleged improper venting of certain noncondensible gases at the Coso geothermal energy project located in California (partnerships in which CalEnergy holds an approximate 50% ownership interest, collectively the "Coso Partnerships"). In the complaint Edison seeks unspecified damages, including the refund of certain amounts previously paid under the SO4 Agreements, and termination of the SO4 Agreements. The complaint was recently filed and the proceeding is in its early procedural stages. CalEnergy believes this litigation has entirely no merit. The Coso Partnerships intend to vigorously defend this action and prosecute all available counterclaims against Edison.

   On February 14, 1995, NYSEG filed with the FERC a Petition for a Declaratory Order, Complaint, and Request for Modification of Rates in Power Purchase Agreements Imposed Pursuant to the Public

                           CALENERGY COMPANY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (IN THOUSANDS, EXCEPT PER SHARE AND PER KWH AMOUNTS)

7. COMMITMENTS AND CONTINGENCIES:  (Continued)
Utility Regulatory Policies Act of 1978 ("Petition") seeking FERC (i) to declare that the rates NYSEG pays under the Saranac PPA, which was approved by the New York Public Service Commission (the "PSC") were in excess of the level permitted under PURPA and (ii) to authorize the PSC to reform the Saranac PPA. On March 14, 1995, the Saranac Partnership intervened in opposition to the Petition asserting, inter alia, that the Saranac PPA fully complied with PURPA, that NYSEG's action was untimely and that the FERC lacked authority to modify the Saranac PPA. On March 15, 1995, the Company intervened also in opposition to the Petition and asserted similar arguments. On April 12, 1995, the FERC by a unanimous (5-0) decision issued an order denying the various forms of relief requested by NYSEG and finding that the rates required under the Saranac PPA were consistent with PURPA and the FERC's regulations. On May 11, 1995, NYSEG requested rehearing of the order and, by order issued July 19, 1995, the FERC unanimously (5-0) denied NYSEG's request. On June 14, 1995, NYSEG petitioned the United States Court of Appeals for the District of Columbia Circuit (the "Appeals Court") for review of FERC's April 12, 1995 order. FERC moved to dismiss NYSEG's petition for review on July 28, 1995. The Saranac Partnership intervened in the appeal and concurred with NYSEG on the issue of the Court's jurisdiction while disagreeing on the merits. On July 11, 1997, the Appeals Court dismissed NYSEG's appeal holding that it was without jurisdiction to review the FERC's order and that any enforcement action under PURPA lies in federal district court.

   On August 7, 1997, NYSEG filed a complaint in the U.S. District Court for the Northern District of New York against the FERC, the PSC (and the Chairman, Deputy Chairman and the Commissioners of the PSC as individuals in their official capacity), the Saranac Partnership and Lockport Energy Associates, L.P. ("Lockport") concerning the power purchase agreements that NYSEG entered into with Saranac Partners and Lockport.

   NYSEG's suit asserts that the PSC and the FERC improperly implemented PURPA in authorizing the pricing terms that NYSEG, the Saranac Partnership and Lockport agreed to in those contracts. The action raises similar legal arguments to those rejected by the FERC in its April and July 1995 orders. NYSEG in addition asks for retroactive reformation of the contracts as of the date of commercial operation and seeks a refund of $281 million from the Saranac Partnership. The Company believes that NYSEG's claims are without merit for the same reasons described in the FERC's orders. In addition, the Company believes that the additional relief sought by NYSEG is unwarranted.

8. SUBSEQUENT EVENTS:

   On July 15, 1997, the Company advised New York State Electric & Gas Corporation ("NYSEG") of its intention to commence a tender offer (the "Tender Offer") to acquire that number of shares ("NYSEG Shares") of common stock, par value $6.66 2/3 per share, of NYSEG which, together with the NYSEG Shares beneficially owned by the Company, would represent 9.9% of the total number of NYSEG Shares outstanding. On July 18, 1997 CE Electric (NY), Inc. a wholly owned subsidiary of the Company (the "Purchaser"), commenced the Tender Offer at a cash price of $24.50 per share.

   The Company also advised NYSEG on July 15, 1997 that it was prepared to negotiate a consensual merger (the "Proposed Merger") in which each outstanding NYSEG Share would be exchanged for $27.50 in cash. NYSEG's Board of Directors has recommended that NYSEG shareholders reject the Tender Offer and the Proposed Merger.

   On July 31, 1997, the United Kingdom Parliament passed the windfall tax to be levied on privatized utilities, including Northern, which will result in a third quarter charge to net income of approximately $136 million.

                           CALENERGY COMPANY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (IN THOUSANDS, EXCEPT PER SHARE AND PER KWH AMOUNTS)

8. SUBSEQUENT EVENTS:  (Continued)
    On August 5, 1997, the Company and certain affiliated capital funding trusts also filed with the Securities and Exchange Commission a shelf registration statement covering up to $1.5 billion of common stock, preferred stock and debt securities which may be sold from time to time for various purposes.

   On August 6, 1997, the Company and the Purchaser announced that it had executed fully underwritten financing commitments to fund the Company's Proposed Merger with NYSEG or a possible subsequent Tender Offer and a related merger that may be consumated subsequent to such Tender Offer.

   The financing commitments entered into by the Company and the Purchaser relate to the following facilities:

   o  An amended and restated $250 million Company credit facility.

   o  A new $150 million Company revolving credit facility.

   o A $500 million bridge financing facility, if required and to the extent the net proceeds from certain possible future offerings (including the 6 1/2% Trust Convertible Preferred Securities placed on August 12,
      1997) result in less than $500 million of net proceeds to the Company.

   o $1.0 billion Purchaser credit facilities comprised of a $650 million five-year term loan and a $350 million five-year revolving credit facility.

   The Company presently intends to effect certain equity and debt securities offerings on a prompt basis (subject to market conditions), in which case drawings under the bridge facility may not be required. The equity component of such future offerings is not currently expected to exceed approximately $550 million.

   On August 12, 1997, a subsidiary of the Company completed a private placement (with certain shelf registration rights) of $225,000 aggregate amount of 6 1/2% Trust Convertible Preferred Securities (the "6 1/2 % Trust Securities"). In addition, an option to purchase an additional 900 of the 6 1/2% Trust Securities, or $45,000 aggregate amount, was exercised by the initial purchasers to cover overallotments in connection with the placement. Each 6 1/2% Trust Security has a liquidation preference of fifty dollars and is convertible at any time at the option of the holder into 1.047 shares of Company Common Stock (equivalent to a conversion price of $47.75 per common share) subject to adjustments in certain circumstances.

9. ACCOUNTING PRONOUNCEMENT:

   In February 1997, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128, which becomes effective for financial statements of the Company issued for years ending after December 15, 1997, replaces primary and fully diluted earnings per share, as disclosed under current pronouncements, with basic and diluted earnings per share. Pro forma basic earnings per share for the three months ending June 30, 1997 and 1996 are $.49 and $.37, respectively. For the six months ending June 30, 1997 and 1996, pro forma basic earnings per share are $.92 and $.65, respectively. Pro forma diluted earnings per share for the three months ending June 30, 1997 and 1996 are $.46 and $.34, respectively. For the six months ending June 30, 1997 and 1996, pro forma diluted earnings per share are $.88 and $.60, respectively.

                      INDEX TO PRO FORMA FINANCIAL DATA

 Pro Forma Condensed Unaudited Consolidated Financial Data
 Pro Forma Condensed Unaudited Consolidated Balance Sheet as of June 30, 1997  ..   P-3
 Pro Forma Condensed Unaudited Consolidated Statement of Earnings for the Six
  Months Ended June 30, 1997 ....................................................   P-4
 Pro Forma Condensed Unaudited Consolidated Statement of Earnings for the Year
  Ended December 31, 1996 .......................................................   P-5
 Notes to Pro Forma Condensed Unaudited Consolidated Financial Data  ............   P-6

          PRO FORMA CONDENSED UNAUDITED CONSOLIDATED FINANCIAL DATA

   The following Pro Forma Condensed Unaudited Consolidated Balance Sheet as of June 30, 1997 reflects the issuance of $270 million of 6-1/2% Convertible Preferred Securities by CalEnergy Capital Trust III, which was completed in August 1997, and the sale of 14 million shares of Common Stock (the "Common Stock Offering") of CalEnergy Company, Inc. (the "Company") as if such issuance and sale had occurred on June 30, 1997. The following Pro Forma Condensed Unaudited Consolidated Balance Sheet as of June 30, 1997 further reflects the issuance of certain debt securities (the "Debt Offering") being offered by the Company concurrently with the Common Stock Offering and the use of the net proceeds of the Common Stock Offering and the Debt Offering along with other available funds to fund the Energy Project Joint Venture Acquisition and the Stock Repurchase (collectively, the "Acquisition") as if such transactions had occurred on June 30, 1997. The closing of the Common Stock Offering and the Debt Offering will occur prior to, and are not conditioned upon, the closing of the Acquisition. The closing of the Common Stock Offering is not conditioned upon the closing of the Debt Offering. See "Use of Proceeds."

   The Pro Forma Condensed Unaudited Consolidated Statement of Earnings for the six months ended June 30, 1997 reflects the above transactions as if each had occurred on January 1, 1997. The Pro Forma Condensed Unaudited Consolidated Statement of Earnings for the year ended December 31, 1996 reflects the above transactions and the acquisitions of (i) Northern Electric plc ("Northern"), (ii) Falcon Seaboard Resources, Inc. ("FSRI") and (iii) BN Geothermal, Inc., Niguel Energy Company, San Felipe Energy Company, Inc. and Conejo Energy Company (collectively, the "Mission Acquired Companies") as if each acquisition had occurred January 1, 1996. The Energy Project Joint Venture Acquisition and the acquisitions of Northern, FSRI and the Mission Acquired Companies are recorded under the purchase method of accounting, after giving effect to the applicable pro forma adjustments and assumptions described in the accompanying notes.

   The Company has not completed its assessment of the fair values of the Joint Venture Energy Projects' assets and liabilities. The Company expects to finalize its fair value assessment in the year following the Energy Project Joint Venture Acquisition. Accordingly, the final purchase price allocation may differ from the pro forma amounts set forth herein.

   The Pro Forma Condensed Unaudited Consolidated Financial Data are based upon, and should be read together with, the assumptions described in the accompanying notes. The Pro Forma Condensed Unaudited Consolidated Financial Data are intended for information purposes only and are not intended to present the results that would have actually occurred if the Acquisition and the acquisitions of Northern, FSRI and the Mission Acquired Companies had been in effect on the assumed dates and for the assumed periods, and are not necessarily indicative of the results that may be obtained in the future.

           PRO FORMA CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEET
                                JUNE 30, 1997
                                (IN THOUSANDS)



                                                         (1A)         (1B)                    (2A)    (2B, C & F)
                                            THE         CAPITAL   COMMON STOCK                DEBT        THE        PRO FORMA
                                          COMPANY      TRUST III    OFFERING    PRO FORMA   OFFERING  ACQUISITION   AS ADJUSTED
                                       -------------   ---------  ------------  ----------  --------  -----------   -----------
Cash and cash equivalents.............   $  406,241    $270,000     $504,000    $1,180,241  $350,000  $(1,140,241) $     390,000
Joint venture cash and investments ...        4,072          --           --         4,072        --           --          4,072
Restricted cash.......................       84,640          --           --        84,640        --      393,421        478,061
Short-term investments................        5,958          --           --         5,958        --           --          5,958
Accounts receivable...................      343,818          --           --       343,818        --        5,464        349,282
Due from joint ventures...............       16,662          --           --        16,662        --          900         17,562
Properties, plants, contracts and
 equipment, net.......................    3,666,627          --           --     3,666,627        --      409,233      4,075,860
Excess of cost over fair value of net
 assets acquired, net.................    1,128,198          --           --     1,128,198        --       53,658      1,181,856
Equity investments....................      185,238          --           --       185,238        --      (49,199)       136,039
Deferred charges and other assets ....      433,607          --           --       433,607        --       13,248        446,855
                                       ------------- ----------- ------------------------- ---------  ------------  -------------
  Total assets........................   $6,275,061    $270,000     $504,000    $7,049,061  $350,000  $  (313,516)    $7,085,545
                                       ============= =========== ========================= =========  ============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable......................   $  132,711    $     --     $     --    $  132,711  $     --  $     3,803  $     136,514
Other accrued liabilities.............    1,105,489          --           --     1,105,489        --       25,114      1,130,603
Parent company debt...................      953,817          --           --       953,817   350,000           --      1,303,817
Subsidiary and project debt...........    2,276,539          --           --     2,276,539        --      488,523      2,765,062
Deferred income taxes.................      328,204          --           --       328,204        --        8,121        336,325
                                       ------------- ----------- ------------------------- ----------  -----------  -------------
  Total liabilities...................    4,796,760          --           --     4,796,760   350,000      525,561      5,672,321
                                       ------------- ----------- ------------------------- ----------  -----------  -------------
Deferred income.......................       29,750          --           --        29,750        --           --         29,750
                                       ------------- ----------- ------------------------- ----------  -----------  -------------
Company-obligated mandatorily
 redeemable convertible preferred
 securities of subsidiary trusts .....      283,930     270,000           --       553,930        --           --        553,930
Preferred securities of subsidiary ...       59,101          --           --        59,101        --           --         59,101
Minority interest.....................      187,608          --           --       187,608        --     (185,608)         2,000
Total stockholders' equity............      917,912          --      504,000     1,421,912        --     (653,469)       768,443
                                       ------------- ----------- ------------------------- ---------- ------------    ------------
  Total liabilities and stockholders'
   equity.............................   $6,275,061    $270,000     $504,000    $7,049,061  $350,000  $  (313,516)    $7,085,545
                                       ============= =========== ========================= ========== ============    ============

       PRO FORMA CONDENSED UNAUDITED CONSOLIDATED STATEMENT OF EARNINGS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               (1B)
                                                                   (1A)       COMMON
                                          THE          (4C)      CAPITAL      STOCK
                                        COMPANY      NORTHERN   TRUST III    OFFERING    PRO FORMA
                                     ------------- ----------  ----------- ----------  ------------
REVENUE:
Operating revenue...................   $1,048,511    $    --     $    --     $    --    $1,048,511
Interest and other income...........       42,459         --          --          --        42,459
                                     ------------- ----------  ----------- ----------  ------------
  Total revenues....................    1,090,970         --          --          --     1,090,970
COST AND EXPENSES:
Cost of sales.......................      518,930         --          --          --       518,930
Operating expense...................      147,208         --          --          --       147,208
General and administration..........       25,492         --          --          --        25,492
Royalty expense.....................       13,283         --          --          --        13,283
Depreciation and
 amortization.......................      137,912         --          --          --       137,912
Loss on equity investment in
 Casecnan...........................        3,957         --          --          --         3,957
Interest expense....................      142,266      6,274          --          --       148,540
Less interest capitalized...........      (22,760)        --          --          --       (22,760)
Dividends on convertible
 preferred securities of
 subsidiary trusts..................        7,154         --       8,775          --        15,929
                                     ------------- ----------  ----------- ----------  ------------
  Total costs and expenses..........      973,442      6,274       8,775          --       988,491
                                     ------------- ----------  ----------- ----------  ------------
Income before income taxes..........      117,528     (6,274)     (8,775)         --       102,479
Provision for income taxes..........       46,591     (2,478)     (3,422)         --        40,691
                                     ------------- ----------  ----------- ----------  ------------
Income before minority
 interest...........................       70,937     (3,796)     (5,353)         --        61,788
Minority interest...................       12,600     (4,403)         --          --         8,197
                                     ------------- ----------  ----------- ----------  ------------
Net income available to
 common stockholders................   $   58,337    $   607     $(5,353)    $    --    $   53,591
                                     ============= ==========  =========== ==========  ============
Net income per share--primary ......   $     0.89                                       $     0.67
                                     -------------                                     ------------
Net income per share--fully
 diluted............................   $     0.87                                       $     0.67
                                     -------------                                     ------------
Average number of common and common
 equivalent shares outstanding .....       65,833         --          --      14,000        79,833
Fully diluted shares................       72,269         --          --      14,000        86,269

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                        (2A)                    (2D, E & F)     PRO FORMA
                                        DEBT       (2B & C)      PRO FORMA         AS
                                      OFFERING    ACQUISITION   ADJUSTMENTS     ADJUSTED
                                     ---------- -------------  ------------- -------------
REVENUE:
Operating revenue...................  $     --     $     --       $    --      $1,048,511
Interest and other income...........        --       10,418            --          52,877
                                     ---------- -------------  ------------- -------------
  Total revenues....................        --       10,418            --       1,101,388
COST AND EXPENSES:
Cost of sales.......................        --           --            --         518,930
Operating expense...................        --           --            --         147,208
General and administration..........        --           --            --          25,492
Royalty expense.....................        --           --            --          13,283
Depreciation and
 amortization.......................        --           --           671         138,583
Loss on equity investment in
 Casecnan...........................        --           --        (3,957)             --
Interest expense....................    14,000       23,438            --         185,978
Less interest capitalized...........        --       (4,026)       (6,250)        (33,036)
Dividends on convertible
 preferred securities of
 subsidiary trusts..................        --           --            --          15,929
                                     ---------- -------------  ------------- -------------
  Total costs and expenses..........    14,000       19,412        (9,536)      1,012,367
                                     ---------- -------------  ------------- -------------
Income before income taxes..........   (14,000)      (8,994)        9,536          89,021
Provision for income taxes..........    (5,460)      (3,508)        2,438          34,161
                                     ---------- -------------  ------------- -------------
Income before minority
 interest...........................    (8,540)      (5,486)        7,098          54,860
Minority interest...................        --           --        (8,197)             --
                                     ---------- -------------  ------------- -------------
Net income available to
 common stockholders................  $ (8,540)    $ (5,486)      $15,295      $   54,860
                                     ========== =============  ============= =============
Net income per share--primary ......                                           $     0.92
                                                                             -------------
Net income per share--fully
 diluted............................                                           $     0.89
                                                                             -------------
Average number of common and common
 equivalent shares outstanding .....        --      (19,917)           --          59,916
Fully diluted shares................        --      (19,917)           --          66,352

       PRO FORMA CONDENSED UNAUDITED CONSOLIDATED STATEMENT OF EARNINGS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               (6B & C)               (5B & C)                  (4C)
                                    MISSION    MISSION      FSRI        FSRI                  NORTHERN
                            THE    ACQUIRED   PRO FORMA   ACQUIRED   PRO FORMA    NORTHERN   PRO FORMA
                          COMPANY  COMPANIES ADJUSTMENTS  COMPANIES ADJUSTMENTS   ELECTRIC  ADJUSTMENTS
                         -------- ---------  ----------- ---------  ----------- ----------  -----------
REVENUE:
Operating revenue....... $531,914    $  --     $18,250     $61,948    $ (7,145)  $1,501,275  $  (1,871)
Interest and other
 income.................   44,281       --         436       2,299      (5,658)      16,652         --
                         -------- ---------  ----------- ---------  ----------- ----------  -----------
  Total revenues........  576,195       --      18,686      64,247     (12,803)   1,517,927     (1,871)
COST AND EXPENSES:
Cost of sales...........   31,840       --          --          --          --    1,043,119         --
Operating expense.......  108,962       --       9,911      25,911          --      124,960         --
General and
 administration.........   21,451      684          --       1,310        (396)     179,966         --
Royalty expense.........   23,693       --          --          --          --           --         --
Depreciation and
 amortization...........  118,586       --       5,259       3,709       8,003       (1,188)    68,979
Loss on equity
 investment in
 Casecnan...............    5,221       --          --          --          --           --         --
Interest expense........  165,900       --       1,700       7,638       1,429       30,411     96,850
Less interest
 capitalized............  (39,862)      --          --          --          --           --         --
Dividends on
 convertible preferred
 securities of
 subsidiary trusts......    4,691       --          --          --          --           --         --
                         -------- ---------  ----------- ---------  ----------- ----------  -----------
  Total costs and
   expenses.............  440,482      684      16,870      38,568       9,036    1,377,268    165,829
                         -------- ---------  ----------- ---------  ----------- ----------  -----------
Income before income
 taxes..................  135,713     (684)      1,816      25,679     (21,839)     140,659   (167,700)
Provision for income
 taxes..................   41,821     (644)        683         684       1,037       45,999    (36,708)
                         -------- ---------  ----------- ---------  ----------- ----------  -----------
Income before minority
 interest...............   93,892      (40)      1,133      24,995     (22,876)      94,660   (130,992)
Minority interest.......    1,431       --          --          --          --       16,788    (22,258)
                         -------- ---------  ----------- ---------  ----------- ----------  -----------
Net income available to
 common stockholders ... $ 92,461    $ (40)    $ 1,133     $24,995    $(22,876)  $   77,872  $(108,734)
                         ======== =========  =========== =========  =========== ==========  ===========
Net income per
 share--primary......... $   1.60
Net income per
 share--fully diluted .. $   1.50
Average number of
 common and common
 equivalent shares
 outstanding............   57,870
Fully diluted shares ...   67,164

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                 (1B)
                                       (1A)     COMMON                 (2A)     (2B & C)    (2D,E & F)  PRO FORMA
                          PRO FORMA   CAPITAL    STOCK                 DEBT        THE      PRO FORMA       AS
                          COMBINED    TRUSTS   OFFERING  PRO FORMA   OFFERING  ACQUISITION ADJUSTMENTS   ADJUSTED
                         ---------- ---------  -------- ----------  --------- -----------  ----------- ----------
REVENUE:
Operating revenue....... $2,104,371  $     --     $--    $2,104,371  $     --   $     --     $     --   $2,104,371
Interest and other
 income.................     58,010        --      --        58,010        --     25,611           --       83,621
                         ---------- ---------  -------- ----------  --------- -----------  ----------- ----------
  Total revenues........  2,162,381        --      --     2,162,381        --     25,611           --    2,187,992
COST AND EXPENSES:
Cost of sales...........  1,074,959        --      --     1,074,959        --         --           --    1,074,959
Operating expense.......    269,744        --      --       269,744        --         --           --      269,744
General and
 administration.........    203,015        --      --       203,015        --         --           --      203,015
Royalty expense.........     23,693        --      --        23,693        --         --           --       23,693
Depreciation and
 amortization...........    203,348        --      --       203,348        --         --        1,341      204,689
Loss on equity
 investment in
 Casecnan...............      5,221        --      --         5,221        --         --       (5,221)          --
Interest expense........    303,928        --      --       303,928    28,000     46,695           --      378,623
Less interest
 capitalized............    (39,862)       --      --       (39,862)       --     (3,843)     (12,500)     (56,205)
Dividends on
 convertible preferred
 securities of
 subsidiary trusts......      4,691    17,550      --        22,241        --         --           --       22,241
                         ---------- ---------  -------- ----------  --------- -----------  ----------- ----------
  Total costs and
   expenses.............  2,048,737    17,550      --     2,066,287    28,000     42,852      (16,380)   2,120,759
                         ---------- ---------  -------- ----------  --------- -----------  ----------- ----------
Income before income
 taxes..................    113,644   (17,550)     --        96,094   (28,000)   (17,241)      16,380       67,233
Provision for income
 taxes..................     52,872    (6,844)     --        46,028   (10,920)    (6,724)       4,875       33,259
                         ---------- ---------  -------- ----------  --------- -----------  ----------- ----------
Income before minority
 interest...............     60,772   (10,706)     --        50,066   (17,080)   (10,517)      11,505       33,974
Minority interest.......     (4,039)       --      --        (4,039)       --         --        4,039           --
                         ---------- ---------  -------- ----------  --------- -----------  ----------- ----------
Net income available to
 common stockholders ... $   64,811  $(10,706)    $--    $   54,105  $(17,080)  $(10,517)    $  7,466   $   33,974
                         ========== =========  ======== ==========  ========= ===========  =========== ==========
Net income per
 share--primary......... $     1.12                      $     0.75                                     $     0.65
Net income per
 share--fully diluted .. $     1.08                      $     0.74                                     $     0.64
Average number of
 common and common
 equivalent shares
 outstanding............     57,870             14,000       71,870              (19,793)                   52,077
Fully diluted shares ...     67,164    (8,452)  14,000       72,712              (19,793)                   52,919

                         NOTES TO PRO FORMA CONDENSED
                    UNAUDITED CONSOLIDATED FINANCIAL DATA

                            (Tables in thousands)

   On September 11, 1997, the Company announced that it had signed a definitive agreement (the "KDG Agreement") with Kiewit Diversified Group, Inc. ("KDG"), a wholly-owned subsidiary of Peter Kiewit Sons, Inc. ("PKS"), to acquire all of KDG's ownership interest in the various international power generation projects (the "Energy Project Joint Venture Acquisition") which are jointly owned with the Company and managed by the Company as well as to repurchase all of KDG's outstanding ownership interests in the Company's Common Stock (the "Stock Repurchase" and collectively with the Energy Project Joint Venture Acquisition, the "Acquisition"). KDG's ownership interest in the Company consists of 20,231,065 shares of Common Stock (including options to acquire 1,000,000 shares of Common Stock) which represents approximately 30% of the Company's outstanding shares (26% on a fully diluted basis prior to the Common Stock Offering), as well as project interests in Mahanagdong, Casecnan, Dieng, Patuha, Bali and CE Electric UK plc ("CE Electric") (the parent of Northern) (collectively, the "Joint Venture Energy Projects"). The KDG Agreement provides that the Company will pay $1,155 million for KDG's ownership interest in the Joint Venture Energy Projects and KDG's outstanding ownership interest in the Company's Common Stock less KDG option exercise proceeds of $11.625 million. The net proceeds of the Common Stock Offering and the Debt Offering are intended to be used to fund the Acquisition.

   On December 24, 1996, CE Electric, which is indirectly owned 70% by the Company and 30% by PKS, acquired a majority of the ordinary shares of Northern. As of March 18, 1997, CE Electric effectively owned 100% of Northern's common shares.

   On August 7, 1996, the Company acquired all of the stock of Falcon Seaboard Resources, Inc. ("FSRI"), including its ownership interests in three operating gas-fired cogeneration plants, Saranac Power Partners, L.P., Power Resources, Inc. and NorCon Power Partners, L.P., for $226 million in cash. Certain assets, liabilities and subsidiaries of FSRI were distributed out of FSRI prior to the Company's acquisition of FSRI's stock.

   On April 17, 1996, a subsidiary of the Company acquired all of the stock of BN Geothermal, Inc. ("BNG"), Niguel Energy Company ("Niguel"), San Felipe Energy Company ("San Felipe") and Conejo Energy Company (collectively, the "Mission Acquired Companies") from Edison Mission Energy for $70 million. The Mission Acquired Companies own 50% partnership interests in each of the Imperial Valley partnership projects (the "Partnership Project") in which the Company had an existing 50% ownership interest resulting from the acquisition of Magma Power Company ("Magma").

   The Energy Project Joint Venture Acquisition and the acquisitions of Northern, FSRI and the Mission Acquired Companies have been accounted for as purchase business combinations pursuant to the principles of APB Opinion No. 16, "Business Combinations." In applying APB No. 16, all identifiable assets acquired and liabilities assumed are assigned a portion of the cost of the acquisitions.

   The Pro Forma Condensed Unaudited Consolidated Financial Data are based on the following assumptions:

1.     A.  Issuance of $270 million of 6-1/2% Convertible Preferred Securities of CalEnergy Capital Trust III (which was completed in August
           1997).

       B. Completion of the Common Stock Offering of 14 million shares of Common Stock for $504 million.

2.     A.  Completion of the Debt Offering of $350 million 8% senior notes.

       B. The use of the proceeds of the Common Stock Offering and Debt Offering to acquire KDG's ownership interest in the Company's Common Stock and the Joint Venture Energy Projects for $1,155 million. Cash utilized in the Acquisition is as follows:

Cost of Acquisition............................  $1,155,000
KDG Option exercise price......................     (11,625)
Cash acquired in Joint Venture Energy
 Projects......................................      (3,134)
                                                ------------
                                                 $1,140,241
                                                ============

   C. The allocation of costs of $654 million to the Treasury Shares repurchased and options cancelled $486 million to the Joint Venture Energy Projects, including $86 million assigned to the fair value of certain long term power contracts and $54 million of goodwill.

   D. The amortization of the fair values assigned to contracts over the respective life of the contracts ranging from 10 to 30 years and the amortization of goodwill over 40 years.

   E.      Capitalization of interest related to construction in progress.

   F. Elimination of the equity investment in Casecnan, and the elimination of the minority interest in Northern.

3. The Acquisition and the acquisitions of Northern, FSRI and the Mission Acquired Companies occurred at the beginning of the periods presented for statements of earnings purposes.

4. The acquisition on December 24, 1996 of majority ownership of Northern is reflected in the Company's historical consolidated statement of earnings beginning December 24, 1996. The pro forma adjustments to reflect the effect of the Northern acquisition are as follows:

   A. The adjustments which have been made to the assets and liabilities of Northern to reflect the effect of the acquisition accounted for as a purchase business combination follow:


Property and plant ...................  $ 528,908
Goodwill .............................    678,365
Investments ..........................    187,208
Deferred taxes .......................    200,594
Other assets and liabilities .........    (16,526)
Accrued preacquisition contingencies     (636,607)
Long-term debt .......................    (13,038)
                                       -----------
                                        $ 928,904
                                       ===========

           Included in accrued preacquisition contingencies are reserves for contingent liabilities existing at Northern at the time of acquisition relating to a contract Northern had entered into relating to the purchase of 400 megawatts of capacity from a 15.4% owned related party, Teesside Power Limited ("Teesside"), for a period of 15 years beginning April 1, 1993. The contract sets escalating purchase prices at predetermined levels. Current contract prices exceed those paid by the Company to the electricity pool which is operated by the National Grid Group.

   B. The cash which was used to acquire Northern, including estimated transaction costs, has been provided for in the pro forma adjustments as follows:

Reduced cash on hand at the Company  ...  $  219,841
Increase in borrowings of the Company  .     195,000
U.K. credit facility ...................     739,054
Contribution from Minority Shareholder       177,789
                                         ------------
                                          $1,331,684
                                         ============
Payments to shareholders ...............  $1,289,897
Other direct transaction costs .........      31,424
Financing costs ........................      10,363
                                         ------------
                                          $1,331,684
                                         ============

    C. The pro forma adjustments to the Pro Forma Condensed Unaudited Consolidated Statements of Earnings are as follows:

     i. Provide depreciation and amortization of the fair value assigned to all identifiable assets as described above. The Company's policy is to provide depreciation and amortization expense upon the commencement of revenue production of the estimated remaining useful life of the identifiable assets and to periodically assess the carrying value of such assets for possible impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 121. The fair value of property and equipment is depreciated using a systematic method which approximates the straight line method, over the remaining portion (between 1-40 years) of the original asset lives (between 3-60 years).

     ii. The fair values assigned to Northern's investments are being amortized over the remaining contract life of 11 years using a straight line method.

     iii. Record amortization of the excess purchase price over the net assets acquired using the straight line method over 40 years.

     iv. Adjust interest relating to (1) the borrowings under the Company's acquisition loan and credit facility, (2) U.K. credit facility and (3) $225 million of senior notes, previously issued, to reflect use of the proceeds from that offering in this Pro Forma.

     v. Change income tax expenses as a result of pro forma adjustments which affect taxable income and to reflect incremental US tax expense on foreign earnings.

     vi.     Adjust for minority interest in CE Electric.

5. The acquisition on August 7, 1996 of FSRI is reflected in the Company's historical consolidated statement of earnings beginning August 1, 1996. The pro forma adjustments to reflect the acquisition of FSRI are as follows:

   A. The adjustments which have been made to the assets and liabilities of FSRI to reflect the effect of the acquisition accounted for as a purchase business combination follow:

Property and plant ...........  $ 58,050
Power sale agreements ........    46,604
Goodwill .....................    99,206
Equity investments ...........   136,375
Other assets and liabilities       8,008
Deferred taxes ...............   (95,206)
                               ----------
                                $253,037
                               ==========

   B. The FSRI historical statements have been adjusted to reflect the exclusion of FSRI assets, liabilities and subsidiaries not acquired by the Company and eliminate historical general and administrative expenses and project development expenses of FSRI which will no longer be incurred by FSRI. These FSRI assets, liabilities and subsidiaries were distributed out of FSRI prior to the acquisition of FSRI's stock by the Company.

    C. The pro forma adjustments to the Pro Forma Condensed Unaudited Consolidated Statements of Earnings are as follows:

     i. Provide depreciation and amortization of the fair values assigned to all identifiable assets as described above. The Company's policy is to provide depreciation and amortization expense upon the commencement of revenue production over the estimated remaining useful life of the identifiable assets and to periodically assess the carrying value of such assets for possible impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 121.
             The fair value of property and equipment is depreciated using the straight line method over the remaining portion (between 22-28 years) of the original 30-year life.
             Power sales agreements have been assigned values for the remaining contract period and are being amortized over the remaining contract periods using the straight line method.
             The fair values assigned to FSRI's equity investments are being amortized over the remaining contract periods using the straight line method.

     ii. Record amortization of the excess of the purchase price over the net assets acquired using the straight line method over the remaining weighted average useful life of the facilities acquired (25 years).

     iii. Record anticipated incremental general and administration expenses of the Company of $850,000 per year and reclassify historical state franchise taxes from general and administrative expenses to income tax expense.

     iv. Adjust interest relating to (1) the borrowings under the Company's revolving line of credit and (2) the use of existing funds.

     v. Change income tax expense as a result of pro forma adjustments which affect taxable income.

6. The acquisition on April 17, 1996 of the Mission Acquired Companies is reflected in the Company's historical consolidated statement of earnings beginning April 1, 1996. The pro forma adjustments to reflect the effect of the acquisition of the Mission Acquired Companies are as follows:

   A. The adjustments which have been made to the assets and liabilities of the Mission Acquired Companies to reflect the effect of the acquisition accounted for as a purchase business combination follow:

Property and plant ...........   $(101,999)
Power sale agreements ........      44,797
Other assets and liabilities        (4,882)
                               ------------
                                 $ (62,084)
                               ============

   B. The Salton Sea Funding Corporation Series D Notes and Series F Bonds were issued and all existing project level debt of the Partnership Projects was paid off at the beginning of the period presented.

   C. The pro forma adjustments to the Pro Forma Condensed Unaudited Consolidated Statements of Earnings are as follows:

     i. Provide depreciation and amortization of the fair values assigned to all identifiable assets as described above. The Company's policy is to provide depreciation and amortization expense upon the commencement of revenue production over the estimated remaining useful life of the identifiable assets and to periodically assess the carrying value of such assets for possible impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 121.

             The fair value of property and equipment, net of salvage value, and exploration and development cost is depreciated using the straight line method over the remaining portion (approximately 23 years) of the original 30-year life.
             Power sales agreements have been assigned values separately for each of (1) the remaining portion of the scheduled price periods of the power sales agreements and (2) the 20 year avoided cost periods of the power sales agreements and are being amortized separately over such periods using the straight line method.

     ii. Adjust interest relating to (1) the issuance of the Salton Sea Funding Corporation Series D Notes and Series E Bonds net of the repayment of all project level debt at the Partnership Projects and (2) the use of existing funds.

     iii. Change income tax expense as a result of pro forma adjustments which affect taxable income.

PROSPECTUS
[LOGO]
                                $1,500,000,000
                           CALENERGY COMPANY, INC.
              Common Stock, Preferred Stock and Debt Securities

                         -------------------------------

   CalEnergy Company, Inc. (the "Company") may from time to time offer, together or separately, (i) shares of its common stock, par value $.0675 per share ("Common Stock"), (ii) shares of its preferred stock, no par value ("Preferred Stock"), (iii) senior debt securities ("Senior Debt Securities") and (iv) subordinated debt securities ("Subordinated Debt Securities" and together with Senior Debt Securities, the "Debt Securities"). The Common Stock, the Preferred Stock and the Debt Securities are collectively referred to herein as the "Securities." The Securities in respect of which this Prospectus is being delivered (the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

   By separate prospectus, the form of which is included in the Registration Statement of which this Prospectus forms a part, three Delaware statutory business trusts (individually, a "CalEnergy Trust" and collectively, the "CalEnergy Trusts"), which are wholly owned subsidiaries of the Company, may from time to time severally offer preferred securities guaranteed by the Company to the extent set forth therein and the Company may offer from time to time junior subordinated debt securities either directly or to a CalEnergy Trust. The aggregate public offering price of the securities to be offered by this Prospectus and such other prospectus shall not exceed $1,500,000,000 (or its equivalent in one or more foreign currencies, currency units or composite currencies).

   Specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in an applicable Prospectus Supplement, that includes, where applicable, the following: (i) in the case of Common Stock, the specific designation, number of shares, purchase price and the rights and privileges thereof, together with any qualifications or restrictions thereon and any listing on a securities exchange; (ii) in the case of Preferred Stock, the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms for the redemption, conversion or exchange thereof and any other specific terms of the Preferred Stock) and any listing on a securities exchange; and (iii) in the case of the Debt Securities, the specific designation, aggregate principal amount, authorized denomination, maturity, premium, or discount, if any, exchangeability, redemption, conversion, prepayment or sinking fund provisions, if any, interest rate (which may be fixed or variable), if any, method, if any, of calculating interest payments and dates for payment thereof, dates on which premium, if any, will be payable, the right of the Company, if any, to defer payment of interest on the Debt Securities and the maximum length of such deferral period, the initial public offering price, any listing on a securities exchange and other specific terms of the offering. Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Securities other than the Common Stock on a national securities exchange. Any Prospectus Supplement relating to any series of Offered Securities will contain information, where applicable, concerning certain United States federal income tax considerations for the Offered Securities.

   The Common Stock and Preferred Stock and Debt Securities offered pursuant to this Prospectus may be denominated in U.S. dollars or one or more foreign currencies, currency units or composite securities to be determined at or prior to the time of any offering. The Debt Securities offered pursuant to this Prospectus may consist of bonds, debentures, notes or other evidences of indebtedness in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of any such offering. Unless otherwise disclosed in a Prospectus Supplement, the Company's obligations under the Senior Debt Securities will be unsecured obligations of the Company ranking pari passu in right of payment of principal and interest and with all other existing and future unsecured obligations of the Company. If security for the Debt Securities is to be provided it will be described in an applicable Prospectus Supplement. The Company's obligations under the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Debt.

   The Offered Securities may be offered directly, through agents designated from time to time, to or through dealers or to or through underwriters. Such agents or underwriters may act alone or with other agents or underwriters. Any such agents, dealers or underwriters will be set forth in a Prospectus Supplement. If an agent of the Company, or a dealer or underwriter, is involved in the offering of the Offered Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company, as the case may be, will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

   SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT PROSPECTIVE INVESTORS SHOULD CONSIDER PRIOR TO AN INVESTMENT IN ANY OF THE SECURITIES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement. Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in an accompanying Prospectus Supplement.

              The date of this Prospectus is September 22, 1997.

                            AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy and information statements and other information filed by the Company with the SEC can be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov. Such reports, proxy and information statements and other information can also be inspected at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

   The Company has filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules related thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the SEC.

   This Prospectus and the periodic filings of the Company under the Exchange Act contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). These forward-looking statements express the beliefs and expectations of management regarding the Company's future results and performance.

   Such statements are based on current expectation and involve a number of known and unknown risks and uncertainties that could cause the actual results, performance and/or other achievements of the Company to differ materially from any expected future results, performance or achievements, expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and any such statement is qualified by reference to the following cautionary statements. In connection with the safe harbor provisions of the Reform Act, the Company's management has identified important factors that could cause actual results to differ materially from management's expectations. Reference is made to the Company's Current Report on Form 8-K dated February 25, 1997, incorporated herein by reference. The Company is not required to publicly release any changes to these forward-looking statements for events occurring after the date thereof or to reflect any other unanticipated events.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed with the SEC (File No. 1-9874) are incorporated by reference into this Prospectus:

     (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended by the Form 10-K/A filed on April 30, 1997);

     (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997;

     (iii) the Company's Current Reports on Form 8-K dated December 24, 1996 (as amended by Form 8-K/A dated February 18, 1997), February 25, 1997, February 26, 1997, March 28, 1997, May 7, 1997, May 19, 1997, July 7,
    1997, July 15, 1997, July 22, 1997, August 6, 1997, August 8, 1997, August
    18, 1997, August 28, 1997, September 9, 1997 and September 16, 1997; and

     (iv) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for the purpose of updating such description.

   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

   Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

   The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Investor Relations, CalEnergy Company, Inc., 302 South 36th Street, Suite 400, Omaha, Nebraska 68131, telephone number (402) 341-4500.

   No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus or a Prospectus Supplement, in connection with the offering contemplated hereby and thereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus and a Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any Securities other than the Securities to which they relate and do not constitute an offer to sell or a solicitation of an offer to buy any Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or a Prospectus Supplement, nor any sale made hereunder or thereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to such date.

                                 RISK FACTORS

   Prospective investors should carefully consider the risk factors set forth below, in addition to the other information appearing in or incorporated by reference in this Prospectus. This Prospectus contains or incorporates by reference forward-looking statements which involve risks and uncertainties. The Company's actual results in the future could differ significantly from the results discussed or implied in the forward-looking statements. Factors that could cause or contribute to such a difference include, but are not limited to, the following risk factors and risk factors described in the documents incorporated herein by reference. The term "Company" refers to CalEnergy Company, Inc. and its operating subsidiaries, unless the context otherwise requires.

   ACQUISITIONS. The Company's recent growth has been achieved, in part, through strategic acquisitions in the energy industry which complement and diversify the Company's existing business. The Company intends to continue to pursue an aggressive acquisition strategy for the foreseeable future. The Company has recently completed several major acquisitions, including the acquisition of Magma Power Company ("Magma"), Falcon Seaboard Resources, Inc. ("Falcon Seaboard") and Northern Electric plc ("Northern"). The Company has successfully integrated Magma and Falcon Seaboard and is in the process of integrating Northern. See "The Company." The Company's ability to pursue acquisition opportunities successfully will depend on many factors, including, among others, the Company's ability to (i) identify suitable acquisition opportunities, (ii) consummate the acquisition, including obtaining any necessary financing, and (iii) successfully integrate acquired businesses. The integration of acquired businesses entails numerous risks, including, among others, the risk of diverting management's attention from the day-to-day operations of the Company, the risk that the acquired businesses will require substantial capital and financial investments and the risk that the investments will fail to perform in accordance with expectations. There can be no assurance that acquisition opportunities, if any, can be consummated on favorable terms or that the Company's integration efforts will be successful.

   HOLDING COMPANY STRUCTURE. As a holding company, the Company is dependent on the earnings and cash flows of, and dividends from, its subsidiaries and joint ventures to generate the funds necessary to meet its obligations, including the payment of principal, interest and premium, if any, on the Debt Securities. The availability of distributions from the Company's subsidiaries and projects is subject to the satisfaction of various covenants and conditions contained in the applicable subsidiaries' and joint ventures' financing documents and to certain utility regulatory restrictions. Furthermore, the Company is structuring other project financing arrangements containing, and anticipates that future project level financings will contain, certain conditions and similar restrictions on the distribution of cash to the Company.

   The Company's subsidiaries, partnerships and joint ventures are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on, premium, if any, or principal of the Debt Securities. Any right of the Company to receive any assets of any of its subsidiaries or other affiliates upon any liquidation or reorganization of the Company (and the consequent right of the holders of the Debt Securities to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's or other affiliate's creditors (including trade creditors and holders of debt issued by such subsidiary or other affiliate). At June 30, 1997 the Company had approximately $3,230.4 million of total consolidated indebtedness, which included approximately $2,276.5 million of the Company's proportionate share of joint venture and subsidiary debt, which would be effectively senior to the Debt Securities, substantially all of which would have been secured by the assets of such joint ventures and subsidiaries, and $283.9 million of subordinated debt issued in connection with Capital Trust Convertible Preferred Securities. As of June 30, 1997, on a pro forma basis, after giving effect to the consummation of the August 1997 offering of another series of Capital Trust Convertible Preferred Securities, there would have been approximately $3,230.4 million of total consolidated indebtedness, which included approximately $2,276.5 million of the Company's proportionate share of joint venture and subsidiary debt, which would be effectively senior to the Company's Debt Securities.

   LEVERAGE. The Company is substantially leveraged. At June 30, 1997, the Company's total consolidated liabilities were $4,796.8 million (excluding deferred income), its obligations in respect of the Trust Convertible Preferred Securities and the TIDES Securities were $283.9 million, its total consolidated assets were $6,275.1 million and its total stockholders' equity was $917.9 million. As of such date, on a pro forma basis, after giving effect to the consummation of the August 1997 offering of the 6 1/2% Convertible Preferred Securities, the Company's total consolidated liabilities would have been $4,796.8 million (excluding deferred income), its obligations in respect of the Trust Convertible Preferred Securities, the TIDES Securities and the 6 1/2% Convertible Preferred Securities would have been $553.9 million, its total consolidated assets would have been $6,545.1 million and its stockholders' equity would have been $917.9 million. The Company's leverage level presents the risk that the Company might not generate sufficient cash to service the Company's indebtedness, including the Debt Securities or Preferred Stock, or that its leveraged capital structure could limit its ability to finance future acquisitions, develop additional projects, compete effectively and operate successfully under adverse economic conditions. The Company is also a holding company which derives substantially all of its operating income from its subsidiaries and joint ventures. Distributions from such entities are restricted under various covenants and conditions contained in financing documents by which they are bound and the stock or assets of substantially all of such entities is directly or indirectly pledged, to secure various of such financings or such entities are otherwise subject to regulatory restrictions. See "Risk Factors--Holding Company Structure."

   NORTHERN'S REGULATORY ENVIRONMENT. Northern's electricity distribution and supply are subject to extensive regulation in the United Kingdom.

   Price Regulation of Distribution. Revenue from Northern's distribution business is controlled by a formula (the "Distribution Price Control Formula") which determines the maximum average price per unit of electricity (expressed in kilowatt ("kW") hours, a "unit") that a regional electricity company (a "REC") in the United Kingdom may charge. The Distribution Price Control Formula is expected to have a five year duration and is subject to review by the Director General of Electricity Supply (the "Regulator") at the end of each five-year period and at other times in the discretion of the Regulator. At each review, the Regulator can propose adjustments to the Distribution Price Control Formula. In July 1994, a review resulted in a 17% reduction in allowed distribution income compared to the original formula, before allowing for inflation, effective April 1, 1995. In July 1995, a further review of distribution prices was concluded by the Regulator for fiscal years 1997 to 2000. As a result of this further review, Northern's allowed distribution from income was reduced by a further 11%, before allowing for inflation, effective April 1, 1996. There can be no assurance that any further price reviews by the Regulator will not have a material adverse effect on the Company's results of operations.

   Competition in Supply. Northern's supply business is also subject to price control and is being progressively opened to competition. Northern currently has an exclusive right, subject to price cap regulation, to supply customers in its authorized area with a maximum demand of not more than 100 kW ("Franchise Supply Customers"). The market for customers with a maximum demand above 1 megawatt ("MW") has been open to competition for suppliers of electricity since privatization while the market for customers with a maximum demand above 100 kW ("Non-Franchise Supply Customers") became competitive in April 1994. The final stage of this process is expected to occur on March 31, 1998, when the exclusive right to supply Franchise Supply Customers is scheduled to end. There can be no assurance that competition among suppliers of electricity will not have a material adverse effect on the Company's results of operations.

   Pool Purchase Price Volatility. Northern's supply business to Non-Franchise Supply Customers generally involves entering into fixed price contracts to supply electricity to its customers. Northern obtains the electricity to satisfy its obligations under such contracts primarily by purchases from the wholesale trading market for electricity in England and Wales (the "Pool"). Because the price of electricity purchased from the Pool can be volatile, to the extent that Northern purchases electricity from the Pool, Northern is exposed to risk arising from differences between the fixed price at which it sells and the fluctuating prices at which it purchases electricity, unless it can effectively hedge such exposure. Northern's ability to manage such risk at acceptable levels will depend, in part, on the specifics of the supply contracts that Northern enters into, Northern's ability to implement and manage an appropriate hedging strategy and the development of an adequate market for hedging instruments. There can be no assurance that this risk will be effectively mitigated.

   Change in Government Policy. In the general election held in the United Kingdom on May 1, 1997, the Labour Party won a majority of seats in the United Kingdom Parliament. On July 31, 1997, the United Kingdom Parliament passed the windfall tax to be levied on privatized utilities which will result in a third quarter charge to net income of approximately $136 million. See the Company's Current Report on Form 8-K dated July 7, 1997, incorporated herein by reference. There can be no assurance that other possible changes in tax or utility regulation by the United Kingdom government, by whichever party it is controlled, would not have a material adverse effect on the Company's results of operations.

   DEVELOPMENT UNCERTAINTY. The Company is actively seeking to develop, construct, own and operate new energy projects, both domestically and internationally, the completion of any of which is subject to substantial risk. Development can require the Company to expend significant sums for preliminary engineering, permitting, fuel supply, resource exploration, legal and other expenses in preparation for competitive bids which the Company may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation on terms satisfactory to the Company of engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation of construction. Further, there can be no assurance that the Company, which is substantially leveraged, will obtain access to the substantial debt and equity capital required to continue to develop and construct electric power projects or to refinance projects. The future growth of the Company is dependent, in large part, upon the demand for significant amounts of additional energy and the Company's ability to obtain contracts to supply portions of this demand. There can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful. In this regard, reference is made to certain uncertainties associated with the Company's Casecnan Project as described in the Company's Current Reports on Form 8-K dated May 20, 1997 and August 14, 1997, incorporated herein by reference.

   UNCERTAINTIES RELATED TO DOING BUSINESS OUTSIDE THE UNITED STATES. The Company has various projects under construction outside the United States and a number of projects under award outside the United States. The financing and development of projects outside the United States entail significant political and financial risks (including, without limitation, uncertainties associated with privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, changes in law or regulation, change in government policy, political instability, civil unrest and expropriation) and other structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed, which the Company may not be capable of fully insuring against. The uncertainty of the legal environment in certain foreign countries in which the Company is developing and may develop or acquire projects could make it more difficult for the Company to enforce its rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the ability of the Company to hold a majority interest in some of the projects that it may develop or acquire. The Company's international projects may, in certain cases, be terminated by the applicable foreign governments. Furthermore, the central bank of any such country may have the authority in certain circumstances to suspend, restrict or otherwise impose conditions on foreign exchange transactions or to approve distributions to foreign investors. Although the Company may structure certain power purchase agreements and other project revenue agreements to provide for payments to be made in, or indexed to, United States dollars or a currency freely convertible into United States dollars, there can be no assurance that the Company will be able to achieve this structure in all cases or that a power purchaser or other customer will be able to obtain sufficient dollars or other hard currency or that available dollars will be allocated to pay such obligations. In addition, the Company's investment in Northern and any dividends or distributions of earnings in respect of such investment, may be significantly affected by fluctuations in the exchange rate between the United States dollar and the British pound. Although the Company expects to enter into certain transactions to hedge risks associated with exchange rate fluctuations, there can be no assurance that such transactions will be successful in reducing such risks.

   EXPLORATION, DEVELOPMENT AND OPERATION UNCERTAINTIES OF GEOTHERMAL RESOURCES. Geothermal exploration, development and operations are subject to uncertainties similar to those typically associated with oil and gas exploration and development, including dry holes and uncontrolled releases. Because of the geological complexities of geothermal reservoirs, the geographic area and sustainable output of geothermal reservoirs can only be estimated and cannot be definitively established. There is, accordingly, a risk of an unexpected decline in the capacity of geothermal wells and a risk of geothermal reservoirs not being sufficient for sustained generation of the electrical power capacity desired. In addition, geothermal power production poses unusual risks of seismic activity. Accordingly, there can be no assurance that earthquake, property damage or business interruption insurance will be adequate to cover all potential losses sustained in the event of serious seismic disturbances or that such insurance will be available on commercially reasonable terms. The success of a geothermal project depends on the quality of the geothermal resource and operational factors relating to the extraction of the geothermal fluids involved in such project. The quality of a geothermal resource is affected by a number of factors, including the size of the reservoir, the temperature and pressure of the geothermal fluids in such reservoir, the depth and capacity of the production and injection wells, the amount of dissolved solids and noncondensible gases contained in such geothermal fluids, and the permeability of the subsurface rock formations containing such geothermal resource, including the presence, extent and location of fractures in such rocks. The quality of a geothermal resource may decline as a result of a number of factors, including the intrusion of lower-temperature fluid into the producing zone. An incorrect estimate by the Company of the quality of a geothermal resource, or a decline in such quality, could have a material adverse effect on the Company's results of operations. In addition, both the cost of operations and the operating performance of geothermal power plants may be adversely affected by a variety of resource operating factors. Production and injection wells can require frequent maintenance or replacement. Corrosion caused by high-temperature and high-salinity geothermal fluids may compel the replacement or repair of certain equipment, vessels or pipelines. New production and injection wells may be required for the maintenance of operating levels, thereby requiring substantial capital expenditures.

   GENERAL OPERATING UNCERTAINTIES. The operation of a power plant involves many risks, including the breakdown or failure of power generation equipment, pipelines, transmission lines or other equipment or processes, fuel interruption, and performance below expected levels of output or efficiency. Each facility may depend on a single or limited number of entities to purchase electricity or thermal energy, to supply water, to supply gas, to transport gas, to dispose of wastes or to wheel electricity. The failure of any such purchasing utility, steam host, water or gas supplier, gas transporter, wheeling utility or other relevant project participant to fulfill its contractual obligations could have a material adverse impact on the Company.

   FUEL SUPPLY OPERATIONS. The primary fuel source for certain of the Company's projects is natural gas and a substantial portion of the operating expenses of such facilities consists of the costs of obtaining natural gas through gas supply agreements and transporting that gas to the projects under gas transportation agreements. Although the Company believes that it has contracted for natural gas supply and transportation in sufficient quantities to satisfy the needs of its projects, the gas suppliers are not required in all cases to provide dedicated reserves in support of their contractual obligations. Unless the gas projects were able to obtain substitute volumes of natural gas including the requisite transportation services, for such volumes at a price not materially higher than the sum of the contract price under the existing gas supply agreements and any damages paid by the supplier for failure to deliver, the sustained failure of a supplier to deliver natural gas in accordance with its contract could have a material adverse effect on the cash flows to the Company. In addition, under certain gas supply contracts the Company is obligated to pay for a certain minimum quantity of natural gas even if it cannot utilize it. The Company intends to manage its requirements for contract volumes under the gas supply agreements so as to meet the minimum take requirements through a combination of utilization of nominated volumes in operations and resales of the remainder of the volumes to third-party customers, if necessary. Finally, the state, federal and Canadian regulatory authorities that have jurisdiction over natural gas transportation have the right to modify aspects of the rates, terms and conditions of those contracts. It is possible that such a modification could materially increase the fuel transportation costs of the projects or give the transporter a right to terminate or suspend or decrease its performance under its contract.

   PRESENT DEPENDENCE ON LARGE CUSTOMER; CONTRACT UNCERTAINTIES. The Company currently relies on long-term power purchase "Standard Offer No. 4" contracts (each, an "SO4 Agreement") with a large customer, Southern California Edison Company ("Edison"), to generate a substantial portion of its operating revenues. Any material failure by Edison to fulfill its contractual obligations under such contracts is likely to have a material adverse effect on the Company's results of operations. Each of the Company's SO4 Agreements provides for both capacity payments and energy payments for a term of between 20 and 30 years. During the first ten years after achieving firm operation, energy payments under each SO4 Agreement are based on a pre-set schedule. Thereafter, while the basis for the capacity payment remains the same, the required energy payment is Edison's then-current published avoided cost of energy ("Avoided Cost of Energy") as determined by the California Public Utility Commission ("CPUC"). The initial ten-year period expires in August 1997 for the Company's Navy I Project, March 1999 for its BLM Project and January 2000 for its Navy II Project, which three projects comprise the Coso Project in California (the "Coso Project"). Such ten-year period expired in 1996 with respect to one of the eight geothermal plants in the Imperial Valley in California ("Imperial Valley Projects") and expires in 1999 for three of its Imperial Valley Projects and in 2000 for the remaining two Imperial Valley Projects that operate under SO4 Agreements.

   Estimates of Edison's future Avoided Cost of Energy vary substantially in any given year. The Company cannot predict the likely level of Avoided Cost of Energy prices under its SO4 Agreements with Edison at the expiration of the fixed-price periods. Edison's Avoided Cost of Energy as determined by the CPUC is currently substantially below the current scheduled energy prices under the Company's respective SO4 Agreements and is currently expected to remain so. For the year ended December 31, 1996, the time period-weighted average of Edison's Avoided Cost of Energy was 2.5 cents per kWh, compared to the time period-weighted average for the year ended December 31, 1996 selling prices for energy of approximately 11.3 cents per kWh for the Company. Thus, the revenues generated by each of the Company's facilities operating under SO4 Agreements are likely to decline significantly after the expiration of the applicable fixed price period.

   COMPETITION AND DOMESTIC DEREGULATION; INDUSTRY RESTRUCTURING. The international power production market is characterized by numerous strong and capable competitors, many of which have more extensive and more diversified developmental or operating experience (including international experience) and greater financial resources than the Company. Many of these competitors also compete in the domestic market. Further, in recent years, the domestic power production industry has been characterized by strong and increasing competition with respect to the industry's efforts to obtain new power sales agreements, which has contributed to a reduction in prices offered to utilities. In that regard, many utilities often engage in "competitive bid" solicitations to satisfy new capacity demands. In the domestic market, competition is expected to increase as the electric utility industry becomes deregulated. In addition, recent deregulation and industry restructuring activity may cause certain utilities or other contract parties to attempt to renegotiate contracts or otherwise fail to perform their contractual obligations, which in turn could adversely affect the Company's results of operations. In particular, the state of California has adopted a bill to restructure the electric industry by providing for a phased-in competitive power generation industry, with a power pool and an independent system operator, and for direct access to generation for all power purchasers outside the power exchange under certain circumstances. Although the bill contemplates that existing qualifying facility power sales contracts will be honored, and all of the Company's California projects are qualifying facilities, until the new system is fully implemented, it is impossible to predict what impact, if any, it may have on the operations of those projects.

   IMPACT OF ENVIRONMENTAL, ENERGY AND OTHER REGULATIONS. The Company is subject to a number of environmental and other laws and regulations affecting many aspects of its present and future operations, including the disposal of various forms of waste, the construction or permitting of new facilities, and the drilling and operation of new and existing wells. Such laws and regulations generally require the Company to obtain and comply with a wide variety of licenses, permits and other approvals. The Company also remains subject to a number of complex and stringent laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that existing regulations will not be revised or that new regulations will not be adopted or become applicable to the Company which could have an adverse impact on its operations. The implementation of regulatory changes imposing more comprehensive or stringent requirements on the Company, which would result in increased compliance costs, could have a material adverse effect on the Company's results of operations. In addition, regulatory compliance for the construction of new facilities is a costly and time-consuming process, and intricate and rapidly changing environmental regulations may require major expenditures for permitting and create the risk of expensive delays or material impairment of project value if projects cannot function as planned due to changing regulatory requirements or local opposition.

   The Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), and the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), are two of the laws (including the regulations thereunder) that affect the Company's operations. PURPA provides to qualifying facilities ("QFs") certain exemptions from federal and state laws and regulations, including organizational, rate and financial regulation. PUHCA regulates public utility holding companies and their subsidiaries. The Company is not and will not be subject to regulation as a holding company under PUHCA as long as the domestic power plants it owns are QFs under PURPA or are exempted as exempt wholesale generators ("EWGs"), and so long as its foreign utility operations are exempted as EWGs or foreign utility companies or are otherwise exempted under PUHCA. QF status is conditioned on meeting certain criteria, and would be jeopardized, for example, in the case of the Company's cogeneration facilities, by the loss of a steam customer or reduction of steam purchases below the amount required by PURPA. The Company's four cogeneration facilities have steam sales agreements with existing industrial hosts which agreements must be maintained in effect or replaced in order to maintain QF status. In the event the Company were unable to avoid the loss of such status for one of its facilities, such an event could result in termination of a given project's power sales agreement and a default under the project subsidiary's project financing agreements.

   Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from qualifying facilities at prices based on Avoided Cost of Energy. The Company does not know whether such legislation will be passed or what form it may take. The Company believes that if any such legislation is passed, it would apply to new projects only and thus, although potentially impacting the Company's ability to develop new domestic projects, it would not affect the Company's existing qualifying facilities. There can be no assurance, however, that any legislation passed would not adversely impact the Company's existing domestic projects.

   In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry and increase access to electric utilities' transmission and distribution systems for independent power producers and electricity consumers. On September 1, 1997, the California legislature adopted an industry restructuring bill that would provide for a phased-in competitive power generation industry with a power pool and independent system operator and also would permit direct access to generation for all power purchasers outside the power exchange under certain circumstances. Under the bill, consistent with the requirements of PURPA, existing qualifying facilities power sales agreements would be honored. The Company cannot predict the final form or timing of the proposed industry restructuring or the results of its operations.

   The structure of such federal and state energy regulations have in the past, and may in the future, be the subject of various challenges and restructuring proposals by utilities and other industry participants. The implementation of regulatory changes in response to such changes or restructuring proposals, or otherwise imposing more comprehensive or stringent requirements on the Company, which would result in increased compliance costs, could have a material adverse effect on the Company's results of operations.

   SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE. Pursuant to the Company's 1996 Stock Option Plan (the "1996 Plan"), as of June 30, 1997, the Company had outstanding various options to its officers, directors and employees for the purchase of 4,859,668 shares of Common Stock. All of the shares of Common Stock issuable upon exercise of said options have been registered pursuant to registration statements on Form S-8, and, when fully vested, are available for immediate resale. Sales of substantial amounts of Common Stock or the availability of Common Stock for sale, could have an adverse impact on the market price of the Common Stock and on the Company's ability to raise additional capital through the sale of Common Stock.

   LACK OF PUBLIC MARKET FOR THE DEBT SECURITIES AND THE PREFERRED STOCK. There is no existing public trading market for the Debt Securities and the Preferred Stock and there can be no assurance regarding the future development of a market for either the Debt Securities or the Preferred Stock, or the ability of holders of such securities to sell their Debt Securities and/or Preferred Stock or the price at which such holders may be able to sell their Securities. If such a market were to develop, the Debt Securities and/or Preferred Stock could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, the price of Common Stock, the Company's operating results and the market for similar securities. Historically, the market for non-investment grade debt has demonstrated substantial volatility in the prices of securities similar to the Debt Securities. There can be no assurance that the future market for the Debt Securities will not be subject to similar volatility.

                                 THE COMPANY

GENERAL

   CalEnergy Company, Inc. (the "Company") is a fast-growing global power company whose goal is to be one of the leading providers of low cost energy services throughout the world as electricity and gas markets privatize or deregulate. The Company was founded in 1971 and, through its subsidiaries, manages and owns interests in over 6,000 MW of power generation facilities in operation, construction and development worldwide, currently operates 20 generating facilities and also supplies and distributes electricity to 1.5 million customers. In addition, through its recently acquired subsidiary, Northern Electric plc ("Northern"), the Company is engaged in the distribution and supply of electricity to approximately 1.5 million customers primarily in northeast England as well as the generation and supply of electricity (together with other related business activities) throughout England and Wales.

   The Company's Common Stock is traded on the New York, Pacific and London Stock Exchanges. As of June 30, 1997, PKS was an approximate 27% stockholder of the Company (on a fully diluted basis). PKS is a large employee-owned construction, mining and telecommunications company with approximately $3.0 billion in revenues in 1996. PKS is one of the largest construction companies in North America and has been in the construction business since 1884.

   The principal executive offices of the Company are located at 302 South 36th Street, Suite 400, Omaha, Nebraska 68131 and its telephone number is
(402) 341-4500. The Company was incorporated in 1971 under the laws of the State of Delaware.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the Company's ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 1996 and for the six months ended June 30, 1996 and 1997.

                                                              SIX MONTHS
                                                                ENDED
                             YEAR ENDED DECEMBER 31,           JUNE 30,
                      -----------------------------------  --------------
                       1992    1993   1994    1995   1996    1996   1997
                      ------ ------  ------ ------  ------ ------  ------
Ratio of Earnings to
 Fixed Charges.......   3.2    2.8     1.7    1.5     1.6    1.4     1.7

   For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of
(a) the pre-tax income of the Company, including its proportionate share of the pre-tax income of the Coso Project and excluding the equity in loss of a non-consolidated subsidiary, and (b) fixed charges, less capitalized interest. "Fixed charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be representative of the interest factor (one-third of lease payments) and preferred stock dividend requirements of majority owned subsidiaries.

                               USE OF PROCEEDS

   Unless otherwise set forth in the applicable Prospectus Supplement accompanying this Prospectus, proceeds from the sale of the Offered Securities ultimately will be used by the Company to make equity investments in future domestic and international energy projects, to fund possible project or Company acquisitions, for the repayment of debt or for other general corporate purposes, and initially may be temporarily invested in short-term securities.

                         DESCRIPTION OF CAPITAL STOCK

   The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), and the Company's By-Laws, as amended (the "By-Laws"), and by the provisions of applicable law. The authorized capital stock of the Company consists of 180,000,000 shares of Common Stock, par value $0.0675 per share, and 2,000,000 shares of Preferred Stock, no par value. This summary contains a description of certain general terms of the Common Stock and the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any Common Stock or any series of Preferred Stock offered by a Prospectus Supplement will be described in the Prospectus Supplement relating thereto, including the number of shares, offered, any initial offering price, and market price and dividend information. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below.

COMMON STOCK

   At June 30, 1997, there were 63,668,907 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Common Stock vote together as a single class on all matters. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock will, when issued against payment therefor, be fully paid and nonassessable.

   On December 1, 1988, the Company distributed a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock. The Rights are not exercisable until ten days after a person or group, without prior Board approval, acquires, or has the right to acquire, beneficial ownership of 20% or more of the Common Stock or announces a tender or exchange offer for 30% or more of the Common Stock. Each Right entitles the holder to purchase one one-hundredth of a share of Series A Junior Preferred Stock, no par value ("Series A Preferred Stock"), for $52. The Rights may be redeemed by the Board of Directors up to ten days after an event triggering the distribution of certificates for the Rights. The Rights will expire, unless previously redeemed or exercised, on November 30, 1998. The Rights are automatically attached to, and trade with, each share of Common Stock.

PREFERRED STOCK

   The Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further action by the stockholders. The issuance of shares of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of shares of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no present plans to issue any additional shares of Preferred Stock. See "Description of Preferred Stock."

RESTATED CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS AFFECTING CHANGE IN CONTROL

   The Restated Certificate of Incorporation and the By-Laws include certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and that may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company, unless such takeover or change in control is approved by the Board of Directors. Such provisions may also render the removal of the directors and management more difficult. Such provisions include a classified Board of Directors divided into three classes serving staggered three-year terms, prohibit stockholders of the Company from taking action by written consent, require the affirmative vote of at least 66 2/3% of the outstanding shares of stock of the Company entitled to vote thereon to adopt, repeal, alter, amend or rescind the By-Laws, and require that special meetings of stockholders be called only by the Board of Directors or the Chief Executive Officer. In addition to the foregoing, the Board of Directors has adopted a Stockholder Rights Plan, which provided for a dividend of one Right for each outstanding share of Common Stock. See "--Common Stock."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

   The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (the Company did not make such an election), (ii) the transaction in which the stockholder became an interested stockholder or the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an "interested stockholder's" percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with its affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

                        DESCRIPTION OF PREFERRED STOCK

   The following description of the terms of the shares of Preferred Stock that may be offered by the Company sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of Preferred Stock and the terms of any related option, put or right of the Company to require the holder of any other Security offered to also acquire shares of Preferred Stock will be specified in the applicable Prospectus Supplement. If so specified in the applicable Prospectus Supplement, the terms of any series of Preferred Stock may differ from the terms set forth below. The description of the terms of the Preferred Stock set forth below and in any Prospectus Supplement is necessarily a summary thereof and is qualified in its entirety by reference to the Certificate of Designation relating to the applicable series of Preferred Stock, which Certificate of Designation will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

GENERAL

   Pursuant to the Restated Certificate of Incorporation and the Delaware General Corporation Law, the Board of Directors of the Company has the authority, without further stockholder action, to issue from time to time up to a maximum of up to 2,000,000 shares of Preferred Stock, in one or more series and for such consideration as may be fixed from time to time by the Board of Directors of the Company and to fix before the issuance of any shares of Preferred Stock of a particular series, the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price or prices, if any, and the terms and conditions of any redemption, the voting rights, any sinking fund provisions for the redemption or purchase of the shares of such series, the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable, and any other relative rights, preferences and limitations pertaining to such series.

   Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the designation, stated value and liquidation preference of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such shares will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the date or dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) any conversion or exchange provisions; (vi) the procedures for any auction and remarketing, if any, of such Preferred Stock; (vii) whether interests in Preferred Stock will be represented by depositary shares; and (viii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

   The Preferred Stock will, when issued against payment therefor, be fully paid and nonassessable. Holders of Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Company.

   Because the Company is a holding company, its rights and the rights of holders of its securities, including the holders of Preferred Stock, to participate in the distribution of assets of any subsidiary of the Company upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors and preferred stockholders, except to the extent the Company may itself be a creditor with recognized claims against such subsidiary or a holder of preferred stock of such subsidiary.

DIVIDENDS

   The holders of the Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Company, out of funds legally available therefor, dividends at such rates and on such dates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of

Directors of the Company. Dividends may be paid in the form of cash, Preferred Stock (of the same or a different series) or Common Stock of the Company, in each case as specified in the applicable Prospectus Supplement.

   Dividends on any series of Preferred Stock may be cumulative or noncumulative, as specified in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such Preferred Stock will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such Preferred Stock are declared or paid on any future dividend payment dates.

   The Company shall not declare, pay or set apart for payment any dividends on any series of its Preferred Stock ranking, as to dividends, on a parity with or junior to the outstanding Preferred Stock of any series unless (i) if such series of Preferred Stock has a cumulative dividend ("Cumulative Preferred Stock"), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on such Preferred Stock for all past dividend periods and the then current dividend period, or (ii) if such series of Preferred Stock is Noncumulative Preferred Stock, full dividends for the then current dividend period on such Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon Preferred Stock of any series and any other shares of Preferred Stock of the Company ranking on a parity as to dividends with such Preferred Stock, all dividends declared upon such Preferred Stock and any other Preferred Stock of the Company ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other shares of Preferred Stock shall in all cases bear to each other the same ratio that the accrued dividends per share on such Preferred Stock (which shall not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) and such other shares of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

   Except as set forth in the preceding sentence, unless (i) full dividends on the outstanding Cumulative Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) full dividends for the then current dividend period on the outstanding Noncumulative Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no dividends (other than in Common Stock of the Company or other shares of the Company ranking junior to such Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made, on the Common Stock of the Company or on any other shares of the Company ranking junior to or on a parity with such Preferred Stock as to dividends or upon liquidation.

   Unless (i) full dividends on the Cumulative Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) full dividends for the then current dividend period on the Noncumulative Preferred Stock of any series have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no Common Stock or any other shares of the Company ranking junior to or on a parity with such Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such shares) by the Company or any subsidiary of the Company except by conversion into or exchange for shares of the Company ranking junior to such Preferred Stock as to dividends and upon liquidation. Any dividend payment made on shares of Cumulative Preferred Stock of any series shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains unpaid.

REDEMPTION

   Preferred Stock may be redeemable, in whole or in part, at the option of the Company, out of funds legally available therefor, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices specified, in the applicable Prospectus Supplement. Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock.

   The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

   Notwithstanding the foregoing, unless (i) full dividends on the Cumulative Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or
(ii) full dividends for the then current dividend period on the Noncumulative Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, no shares of Preferred Stock of such series shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any shares of Preferred Stock of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of the Preferred Stock of such series.

   Notice of redemption shall be given by mailing the same to each record holder of the Preferred Stock to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, at the address of such holder as the same shall appear on the stock books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price;
(iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion or exchange rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder.

   If fewer than all the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors of the Company.

   If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date for such shares, dividends on such shares shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price) shall cease. Upon surrender, in accordance with such notice, of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Company. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

CONVERSION OR EXCHANGE RIGHTS

   The Prospectus Supplement relating to a series of Preferred Stock that is convertible or exchangeable will state the terms on which shares of such series are convertible or exchangeable into Common Stock, another series of Preferred Stock or Debt Securities.

RIGHTS UPON LIQUIDATION

   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock ranking junior to such Preferred Stock upon liquidation, liquidating distributions in the amount of the liquidation preference of such Preferred Stock plus all accrued and unpaid dividends thereon (which shall not, in the case of Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods). If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to Preferred Stock of any series and any other shares of Preferred Stock of the Company ranking as to any such distribution on a parity with such Preferred Stock are not paid in full, the holders of such Preferred Stock and of such other shares of Preferred Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Stock of any series Will not be entitled to any further participation in any distribution of assets by the Company.

VOTING RIGHTS

   Except as indicated below or in the applicable Prospectus Supplement, or except as expressly required by applicable law, the holders of Preferred Stock will not be entitled to vote.

   If the Company fails to pay dividends on any shares of Preferred Stock for six consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of such Preferred Stock or the next annual meeting of stockholders and at each subsequent meeting until (i) all dividends accumulated on shares of Cumulative Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) four consecutive quarterly dividends on shares of Noncumulative Preferred Stock shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

   So long as any shares of Preferred Stock remain outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of each series of Preferred Stock outstanding at the time, given in person or by proxy, at a meeting (voting separately as a class): (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up, or reclassify any capital stock into any such shares, or authorize, create or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such shares or
(ii) amend, alter or repeal the provisions of the Restated Certificate of Incorporation, including the Certificate of Designation relating to such series of Preferred Stock, whether by merger, consolidation, or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or any outstanding series of Preferred Stock or any other capital stock of the Company, or the creation and issuance of any other series of Preferred Stock or of any other capital stock of the Company, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                        DESCRIPTION OF DEBT SECURITIES

   The Debt Securities may consist of Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities will be issued under an indenture (the "Senior Debt Indenture") between the Company, as issuer, and one or more trustees (each a "Trustee") meeting the requirements of a trustee under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Subordinated Debt Securities will be issued under an indenture (the "Subordinated Debt Indenture") between the Company, as issuer, and a Trustee.

   Forms of the Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The Indentures are subject to and governed by the Trust Indenture Act. The following summaries of certain provisions of the Indentures do not purport to be complete, and where reference is made to particular provisions of the Indentures, such provisions, including definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The Indentures are substantially identical except for provisions relating to subordination.

   The Debt Securities may be issued in one or more series. The particular terms of each series of Debt Securities, as well as any modifications of or additions to the general terms of the Debt Securities as described herein that may be applicable in the case of a particular series of Debt Securities, will be described in the Prospectus Supplement relating to such series of Debt Securities. Accordingly, for a description of the terms of a particular series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of Debt Securities set forth in this Prospectus.

GENERAL

   Neither of the Indentures limits the amount of Debt Securities that may be issued thereunder. Each Indenture provides that Debt Securities issuable thereunder may be issued up to the aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the Prospectus Supplement for the following terms of the Debt Securities (to the extent such terms are applicable to such Debt Securities) in respect of which this Prospectus is being delivered (the "Offered Debt Securities"):

     (i) the title of the Offered Debt Securities and whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

     (ii) the aggregate principal amount of the Offered Debt Securities and any limit on such aggregate principal amount;

     (iii) the date or dates, or the method for determining such date or dates, on which the principal of the Offered Debt Securities will be payable;

     (iv) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Offered Debt Securities will bear interest, if any;

     (v) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (vi) the place or places where the principal of (and premium, if any) and interest, if any, on such Offered Debt Securities will be payable, such Offered Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such Offered Debt Securities and the applicable Indenture may be served;

     (vii) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

     (viii) the denominations of the Offered Debt Securities if other than $1,000 and any integral multiple thereof;

     (ix) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of the Offered Debt Securities which is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

     (x) whether the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, currency units, composite currencies, commodities, equity indicies or other indicies) and the manner in which such amounts shall be determined;

     (xi) any additions to, modifications of or deletions from the terms of the Offered Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

     (xii) provisions, if any, granting special rights to the Holders of the Offered Debt Securities upon the occurrence of such events as may be specified;

     (xiii) whether any of the Offered Debt Securities are to be issuable initially in temporary global form and whether any of the Offered Debt Securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable Prospectus Supplement, and, if the Offered Debt Securities are to be issuable as a global Security, the identity of the depositary for the Offered Debt Securities;

     (xiv) the date as of which any temporary global Security representing outstanding Offered Debt Securities shall be dated if other than the date of original issuance of the first Offered Debt Security to be issued;

     (xv) the Person to whom any interest on any Offered Debt Security shall be payable, if other than the Person in whose name that Offered Debt Security is registered, and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner provided in the applicable Prospectus Supplement;

     (xvi) the applicability, if any, of defeasance and covenant defeasance provisions of the applicable Indenture and any provisions in modification of, in addition to or in lieu of any such defeasance or covenant defeasance provisions;

     (xvii) if the Offered Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Offered Debt Security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

     (xviii) if the Offered Debt Securities are to be issued upon the exercise of warrants, the time, manner and place for such Offered Debt Securities to be authenticated and delivered;

     (xix) the terms, if any, upon which the Offered Debt Securities may be convertible into Common Stock or Preferred Stock of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period as well as any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock into which the Offered Debt Securities are convertible; and

     (xx) any other terms of the Offered Debt Securities not inconsistent with the provisions of the applicable Indenture.

   As described in each Prospectus Supplement relating to any particular series of Debt Securities offered thereby, the Indenture under which such Debt Securities are issued may contain covenants limiting: (i) the incurrence of debt by the Company; (ii) the incurrence of debt by subsidiaries of the Company; (iii) the making of certain payments by the Company and its subsidiaries; (iv) business activities of the Company and its subsidiaries; (v) the issuance of preferred stock of subsidiaries; (vi) asset dispositions; (vii) transactions with affiliates; (viii) liens; and
(ix) mergers and consolidations involving the Company.

SENIOR DEBT SECURITIES

   The payment of principal of, premium, if any, and interest on the Senior Debt Securities will, to the extent and in the manner set forth in the Senior Debt Indenture, rank pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

   The Subordinated Debt Indenture provides that the Subordinated Debt Securities are subordinate and junior in right of payment to all Senior Indebtedness of the Company as provided in the Subordinated Debt Indenture. No payment of principal of (including redemption payments), or interest on, the Subordinated Debt Securities may be made (i) if any Senior Indebtedness is not paid when due, any applicable grace period with respect to a default thereunder has ended and such default has not been cured or waived, or (ii) if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment. In the event that, notwithstanding the foregoing, any payment or distribution of cash, property or securities shall be received or collected by a holder of the Subordinated Debt Securities in contravention of the foregoing provisions, such payment or distribution shall be held for the benefit of and shall be paid over to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instrument evidencing Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay in full all Senior Indebtedness then due, after giving effect to any concurrent payment to the holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full.

   The term "Senior Indebtedness" shall mean in respect of the Company (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable and other similar obligations arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses
(i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise, and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness issued after the date of original issuance of the Subordinated Debt Securities that is by its terms subordinated to or pari passu with the Subordinated Debt Securities and (2) any indebtedness (including all other debt securities and guarantees in respect of those debt securities) initially issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle of the Company (a "Financing Entity") in connection with the issuance by such Financing Entity of Convertible Preferred Securities or other similar securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

   The Indenture does not limit the aggregate amount of Senior Indebtedness the Company may issue.

CERTAIN COVENANTS

   Unless otherwise provided in a Prospectus Supplements with respect to a particular series of Offered Debt Securities, each of the Indentures will contain certain covenants, including the ones summarized below, which covenants will be applicable (unless they are waived or amended or unless the Debt Securities are defeased, see "Defeasance" below) so long as any of the Debt Securities are outstanding.

 Limitation on Debt

   The Company will not Incur any Debt, including Acquisition Debt, unless, after giving effect to the incurrence of such Debt and the receipt and application of the proceeds therefrom, the Fixed Charge Ratio (as defined in the Indenture) of the Company would be equal to or greater than 2.0 to 1.

   Notwithstanding the foregoing, the Company may Incur each and all of the following: (i) Company Refinancing Debt, (ii) Debt of the Company to any of its Restricted Subsidiaries or any Eligible Joint Venture that is expressly subordinated in right of payment to the Senior Debt Securities of all series, in the case of the Senior Debt Indenture or the Subordinated Debt Securities of all series in the case of the Subordinated Debt Indenture, provided that any transfer of such Debt by a Restricted Subsidiary or an Eligible Joint Venture (other than to another Restricted Subsidiary or another Eligible Joint Venture), or any transfer of the Company's ownership interest, or a portion thereof, in such Restricted Subsidiary or such Eligible Joint Venture or the interest, or a portion thereof, of Kiewit in a Permitted Joint Venture or an Eligible Joint Venture (which transfer has the effect of causing such Restricted Subsidiary or such Eligible Joint Venture to cease to be a Restricted Subsidiary or an Eligible Joint Venture, as the case may be), will be deemed to be an Incurrence of Debt that is subject to the provisions of this covenant other than this clause (ii), (iii) Debt in an aggregate principal amount not to exceed $100 million outstanding at any one time may be issued under or in respect of Permitted Working Capital Facilities, (iv) Non-Recourse Debt Incurred in respect of one or more Permitted Facilities in which the Company has a direct or indirect interest, (v) Debt in respect of Currency Protection Agreements or Interest Rate Protection Agreements, (vi) Purchase Money Debt, provided that the amount of such Debt (net of any original issue discount) does not exceed 90% of the fair market value of the Property acquired, (vii) the Debt Securities and other Debt outstanding as of the date of original issuance of any series of the Debt Securities (other than Debt to the extent that it is extinguished, retired, defeased or repaid in connection with the original issuance of any series of the Debt Securities), including Debt that is Incurred in respect of interest or discount on such Debt (or Redeemable Stock issued as dividends in respect of Redeemable Stock) pursuant to the terms of the agreement or instrument that governs such Debt (or such Redeemable Stock) as in effect on the date of original issuance of any series of the Debt Securities and (viii) Debt in an aggregate principal amount not to exceed $75 million outstanding at any one time.

 Limitation on Subsidiary Debt

   The Company will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture, to Incur any Debt.

   Notwithstanding the foregoing, each and all of the following Debt may be Incurred by a Restricted Subsidiary or an Eligible Joint Venture: (i) Debt outstanding as of the date of original issuance of any series of the Debt Securities, (ii) Debt owed by a Restricted Subsidiary or an Eligible Joint Venture to the Company or another Restricted Subsidiary of the Company or another Eligible Joint Venture that either directly or indirectly owns all or a portion of the Company's interest in, or directly or indirectly is owned by, such Restricted Subsidiary, or such Eligible Joint Venture, as the case may be, (iii) Non-Recourse Debt Incurred in respect of one or more Permitted Facilities, provided that such Restricted Subsidiary or such Eligible Joint Venture has a direct or an indirect interest (which may include Construction Financing provided by the Company to the extent permitted under the covenant described under "Limitation on Restricted Payments" below as a "Permitted Investment") in one or more of such Permitted Facilities in respect of which one or more Restricted Subsidiaries or Eligible Joint Ventures shall have a direct or indirect interest, (iv) Subsidiary Refinancing Debt, (v) Acquired Debt, (vi) Debt in respect of Currency Protection Agreements or Interest Rate Protection Agreements, (vii) Permitted Funding Company Loans and (viii) Permitted Facilities Debt, provided that at the time of Incurrence thereof and after giving effect to the application of the proceeds thereof, the aggregate principal amount of Permitted Facilities Debt shall not exceed 15% of total consolidated Debt of the Company computed in accordance with GAAP.

 Limitation on Restricted Payments

   The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, directly or indirectly, make any Restricted Payment unless at the time of such Restricted Payment and after giving effect thereto (a) no Event of Default and no event that, after the giving of notice or lapse of time or both, would become an Event of Default, has occurred and is continuing, (b) the Company could Incur at least $1 of Debt under the provision described in the first paragraph of "Limitation on Debt" above and (c) the aggregate amount of all Restricted Payments made by the Company, its Restricted Subsidiaries and the Eligible Joint Ventures (the amount so made, if other than in cash, to be determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, or, if more than $30 million, by the Board of Directors, as evidenced by a Board resolution) after March 24, 1994, is less than the sum (without duplication) of (i) 50% of the Adjusted Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the first fiscal quarter that begins after March 24, 1994 and ending on the last day of the fiscal quarter immediately prior to the date of such calculation, provided that if throughout any fiscal quarter within such period the Ratings Categories applicable to the Debt Securities are rated Investment Grade by Standard & Poor's Corporation and Moody's Investors Service, Inc. (or if both do not make a rating of the Debt Securities publicly available, an equivalent Rating Category is made publicly available by another Rating Agency), then 100% (instead of 50%) of the Adjusted Consolidated Net Income (if more than zero) with respect to such fiscal quarter will be included pursuant to this clause (i), and provided further that if Adjusted Consolidated Net Income for such period is less than zero, then minus 100% of the amount of such net loss, plus (ii) 100% of the aggregate net cash proceeds received by the Company from and after March 24, 1994 from (A) the issuance and sale (other than to a Restricted Subsidiary or an Eligible Joint Venture) of its Capital Stock (excluding Redeemable Stock, but including Capital Stock other than Redeemable Stock issued upon conversion of, or in exchange for Redeemable Stock or securities other than its Capital Stock), (B) the issuance and sale or the exercise of warrants, options and rights to purchase its Capital Stock (other than Redeemable Stock) and (C) the issuance and sale of convertible Debt upon the conversion of such convertible Debt into Capital Stock (other than Redeemable Stock), but excluding the net proceeds from the issuance, sale, exchange, conversion or other disposition of its Capital Stock (I) that is convertible (whether at the option of the Company or the holder thereof or upon the happening of any event) into (x) any security other than its Capital Stock or (y) its Redeemable Stock or (II) that is Capital Stock referred to in clauses (ii) and (iii) of the definition of "Permitted Payment", plus (iii) the net reduction in Investments of the types specified in clauses (iv) and (v) of the definition of "Restricted Payment" that result from payments of interest on Debt, dividends, or repayment of loans or advances, the proceeds of the sale or disposition of the Investment or other return of the amount of the original Investment to the Company, the Restricted Subsidiary or the Eligible Joint Venture that made the original Investment from the Person in which such Investment was made, provided that (x) the aggregate amount of such payments will not exceed the amount of the original Investment by the Company or such Restricted Subsidiary that reduced the amount available pursuant to this clause (c) for making Restricted Payments and (y) such payments may be added pursuant to this clause (iii) only to the extent such payments are not included in the calculation of Adjusted Consolidated Net Income, provided further that if Investments of the types specified in clauses (iv) and (v) of the Definition of "Restricted Payment" have been made in any Person and such Person thereafter becomes a Restricted Subsidiary or an Eligible Joint Venture, then the aggregate amount of such Investment (to the extent that it has reduced the amount available pursuant to this clause (c) for making Restricted Payments), net of the amounts previously added pursuant to this clause (iii), may be added to the amount available for making Restricted Payments, plus (iv) an amount equal to the principal amount of Debt of the Company extinguished in connection with the conversion into Common Stock of the Company of the Company's 5% Convertible Subordinated Debentures due 2000 and its 9.5% Convertible Subordinated Debenture due 2003. The foregoing clause (c) will not prevent the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of this covenant.

   None of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture will be deemed to have made an Investment at the time that a Person that is a Restricted Subsidiary of the Company or an Eligible Joint Venture ceases to be a Restricted Subsidiary or an Eligible Joint Venture (other than as a result of being designated as an Unrestricted Subsidiary), although any subsequent Investment made by the Company, its Restricted Subsidiaries and Eligible Joint Ventures in such Person will be Investments that will be subject to the foregoing paragraph unless and until such time as such Person becomes a Restricted Subsidiary or an Eligible Joint Venture. Notwithstanding the foregoing, (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, in the manner provided in the definition of "Unrestricted Subsidiary," will be an Investment that will be subject to the foregoing paragraph and (ii) the transfer of the Company's interest (or any portion thereof) in an entity that has been deemed to be an Eligible Joint Venture, directly or indirectly, to an Unrestricted Subsidiary will be an Investment (to the extent of the interest transferred) that will be subject to the foregoing paragraph.

   Restricted Payments are defined in the Indentures to exclude Permitted Payments, which include Permitted Investments. See "Certain Definitions" below.

 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

   The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, create or cause to become, or as a result of the acquisition of any Person or Property, or upon any Person becoming a Restricted Subsidiary or an Eligible Joint Venture, remain subject to, any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary or any Eligible Joint Venture to (a) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary or such Eligible Joint Venture owned by the Company, any other Restricted Subsidiary or any other Eligible Joint Venture, (b) make payments in respect of any Debt owed to the Company, any other Restricted Subsidiary of the Company or any Eligible Joint Venture,
(c) make loans or advances to the Company or to any other Restricted Subsidiary of the Company or any other Eligible Joint Venture that is directly or indirectly owned by such Restricted Subsidiary or such Eligible Joint Venture or (d) transfer any of its Property to the Company or to any other Restricted Subsidiary or any other Eligible Joint Venture that directly or indirectly owns or is owned by such Restricted Subsidiary or such Eligible Joint Venture, other than those encumbrances and restrictions created or existing (i) on the date of the original issuance of any series of Debt Securities, (ii) pursuant to the Indenture, (iii) in connection with the Incurrence of any Debt permitted under the provisions described in clause
(iii) of the second paragraph of "Limitation on Subsidiary Debt" above, provided that, in the case of Debt owed to Persons other than the Company, its Restricted Subsidiaries and any Eligible Joint Venture, the Chief Executive Officer or the Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions are required to effect such financing and are not materially more restrictive, taken as a whole, on the ability of the applicable Restricted Subsidiary or the applicable Eligible Joint Venture to make the payments, distributions, loans, advances or transfers referred to in clauses
(a) through (d) above than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in comparable financings or comparable transactions in the applicable jurisdiction, (iv) in connection with the execution and delivery of an electric power or thermal energy purchase contract, or other contract related to the output or product of, or services rendered by one or more Permitted Facilities to which such Restricted Subsidiary or such Eligible Joint Venture is a supplying party or other contracts with customers, suppliers and contractors to which such Restricted Subsidiary or such Eligible Joint Venture is a party and where such Restricted Subsidiary or such Eligible Joint Venture is engaged, directly or indirectly, in the development, design, engineering, procurement, construction, acquisition, ownership, management or operation of one or more of such Permitted Facilities, provided that the Chief Executive Officer or the Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions are required to effect such contracts and are not materially more restrictive, taken as a whole, on the ability of the applicable Restricted Subsidiary or the applicable Eligible Joint Venture to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) above than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in comparable financings or comparable transactions in the applicable jurisdiction, (v) in connection with any Acquired Debt, provided that such encumbrance or restriction was not incurred in contemplation of such Person becoming a Restricted Subsidiary or an Eligible Joint Venture and provided further that such encumbrance or restriction does not extend to any other Property of such Person at the time it became a Restricted Subsidiary or an Eligible Joint Venture, (vi) in connection with the Incurrence of any Debt permitted under clause (iv) of the provision described in the second paragraph of "Limitation on Subsidiary Debt" above, provided that, in the case of Debt owed to Persons other than the Company and its Restricted Subsidiaries, the Chief Executive Officer or the Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions taken as a whole are not materially more restrictive than the encumbrances and restrictions applicable to the Debt and/or equity being exchanged or refinanced, (vii) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business of the Company, any Restricted Subsidiary or any Eligible Joint Venture, (viii) any restrictions imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or Property of any Restricted Subsidiary or Joint Venture that apply pending the closing of such sale or disposition, (ix) in connection with Liens on the Property of such Restricted Subsidiary or such Eligible Joint Venture that are permitted by the covenant described under "Limitation on Liens" below but only with respect to transfers referred to in clause (d) above, (x) in connection with the Incurrence of any Debt permitted under clause (ii) of the provisions described in the second paragraph of "Limitation on Subsidiary Debt" above or
(xi) in connection with the Incurrence of any Permitted Facilities Debt permitted under clause (viii) of the provisions described in the second paragraph of "Limitation on Subsidiary Debt" above, provided that any such encumbrance or restriction relates only to those Restricted Subsidiaries or Eligible Joint Ventures having a direct or indirect interest in the Permitted Facilities in respect of which such Permitted Facilities Debt was Incurred.

 Limitation on Dispositions

   Subject to the covenant described under "Mergers, Consolidations and Sales of Assets" below, the Company will not make, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to make, any Asset Disposition unless (i) the Company, the Restricted Subsidiary or the Eligible Joint Venture, as the case may be, receives consideration at the time of each such Asset Disposition at least equal to the fair market value of the Property or securities sold or otherwise disposed of (to be determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, or, if more than $30 million, by the Board of Directors, as evidenced by a Board resolution), (ii) at least 85% of such consideration is received in cash or Cash Equivalents or if less than 85%, the remainder of such consideration consists of Property related to the business of the Company as described in the first sentence of the covenant described under "Limitation on Business" below, and (ii) unless otherwise required under the terms of Senior Debt, at the Company's election, the Net Cash Proceeds are either (A) invested in the business of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture or (B) applied to the payment of any Debt of the Company or any of its Restricted Subsidiaries or any Eligible Joint Venture (or as otherwise required under the terms of such Debt), provided that, no such payment of Debt (x) under Permitted Working Capital Facilities or any other revolving credit agreement will count for this purpose unless the related loan commitment, standby facility or the like will be permanently reduced by an amount equal to the principal amount so repaid or (y) owed to the Company, a Restricted Subsidiary thereof or an Eligible Joint Venture will count for this purpose, provided further that such investment or such payment, as the case may be, must be made within 365 days from the later of the date of such Asset Disposition or the receipt by the Company, such Restricted Subsidiary or such Eligible Joint Venture of the Net Cash Proceeds related thereto. Any Net Cash Proceeds from Asset

Dispositions that are not applied as provided in clause (A) or (B) of the preceding sentence will constitute "Excess Proceeds." Excess Proceeds will be applied, as described below, to make an offer (an "Offer") to purchase any series of Debt Securities at a purchase price equal to 100% of the principal thereof, plus accrued interest, if any, to the date of purchase.

   Notwithstanding anything in the foregoing to the contrary, the Company, its Restricted Subsidiaries and the Eligible Joint Ventures may exchange with other Persons (i) Property that constitutes a Restricted Subsidiary or an Eligible Joint Venture for Property that constitutes a Restricted Subsidiary or an Eligible Joint Venture, (ii) Property that constitutes a Restricted Subsidiary or an Eligible Joint Venture for Property that does not constitute a Restricted Subsidiary or an Eligible Joint Venture, (iii) Property that does not constitute a Restricted Subsidiary or an Eligible Joint Venture for Property that does not constitute a Restricted Subsidiary or an Eligible Joint Venture and (iv) Property that does not constitute a Restricted Subsidiary or an Eligible Joint Venture for Property that constitutes a Restricted Subsidiary or an Eligible Joint Venture, provided that in each case the fair market value of the Property received is at least equal to the fair market value of the Property exchanged as determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, or, if more than $25 million, by the Board of Directors, as evidenced by a Board resolution, provided that the Investment in the Property received in the exchanges described in clauses (ii) and (iii) of the prior sentence will be subject to the covenant described under "Limitation on Restricted Payments" above. Notwithstanding anything in the foregoing to the contrary, the Company may not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, make an Asset Disposition of any of their interest in, or Property of, any of the Coso Project other than for consideration consisting solely of cash.

   To the extent that any or all of the Net Cash Proceeds of any Foreign Asset Disposition are prohibited from (or delayed in) being repatriated to the United States by applicable local law, the portion of such Net Cash Proceeds so affected will not be required to be applied at the time provided above but may be retained by any Restricted Subsidiary or any Eligible Joint Venture so long, but only so long, as the applicable local law does not permit (or delays) repatriation to the United States. If such Net Cash Proceeds are transferred by the Restricted Subsidiary or Eligible Joint Venture that conducted the Foreign Asset Disposition to another Restricted Subsidiary or Eligible Joint Venture, the Restricted Subsidiary or Eligible Joint Venture receiving such Net Cash Proceeds must not be directly or indirectly obligated on any Debt owed to any Person other than the Company. The Company will take or cause such Restricted Subsidiary or such Eligible Joint Venture to take all actions required by the applicable local law to permit such repatriation promptly. Once repatriation of any of such Net Cash Proceeds is permitted under the applicable local law, repatriation will be effected immediately and the repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant as if such Asset Disposition had occurred on the date of such repatriation. In addition, if the Chief Financial Officer determines, in good faith, as evidenced by an Officers' Certificate, that repatriation of any or all of the Net Cash Proceeds of any Foreign Asset Disposition would have a material adverse tax consequence to the Company, the Net Cash Proceeds so affected may be retained outside of the United States by the applicable Restricted Subsidiary or the applicable Eligible Joint Venture for so long as such material adverse tax consequence would continue. Notwithstanding the foregoing provisions of this paragraph to the contrary, if applicable local law prohibits (or delays) the repatriation of Net Cash Proceeds of a Foreign Asset Disposition but such local law does not prohibit the application of such Net Cash Proceeds pursuant to the first sentence of the first paragraph of this covenant, the Company may apply such Net Cash Proceeds pursuant to such provision.

   If the series of Debt Securities tendered pursuant to an Offer have an aggregate purchase price that is less than the Excess Proceeds available for the purchase of such Debt Securities, the Company may use the remaining Excess Proceeds for general corporate purposes without regard to the provisions of this covenant. The Company will not be required to make an Offer pursuant to this covenant if the Excess Proceeds available therefor are less than $10 million, provided that the lesser amounts of such Excess Proceeds will be carried forward and cumulated for each 36 consecutive month period for purposes of determining whether an Offer is required with respect to any Excess Proceeds of any subsequent Asset

Dispositions. Any such lesser amounts so carried forward and cumulated need not be segregated or reserved and may be used for general corporate purposes, provided that such use will not reduce the amount of cumulated Excess Proceeds or relieve the Company of its obligation hereunder to make an Offer with respect thereto.

   The Company will make an Offer by mailing to each Holder, with a copy to the Trustee, within 30 days after the receipt of Excess Proceeds that cause the cumulated Excess Proceeds to exceed $10 million, a written notice that will specify the purchase date, which will not be less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date"), that will contain certain information concerning the business of the Company that the Company believes in good faith will enable the Holders to make an informed decision and that will contain information concerning the procedures applicable to the Offer (including, without limitation, the right of withdrawal) and the effect of such Offer on the Debt Securities tendered. Holders that elect to have their Debt Securities purchased will be required to surrender such Debt Securities at least one Business Day prior to the Purchase Date. If at the expiration of the Offer period the aggregate purchase price of the series of Debt Securities properly tendered by Holders pursuant to the Offer exceeds the amount of such Excess Proceeds, such series of Debt Securities or portions of Debt Securities to be accepted for purchase will be selected by the Trustee in such manner as the Trustee deems to be fair and appropriate in the circumstances.

   If the Company is prohibited by applicable law from making the Offer or purchasing Debt Securities of any series thereunder, the Company need not make an Offer pursuant to this covenant for so long as such prohibition is in effect.

   The Company will comply with all applicable tender offer rules, including, without limitation, Rule 14e-1 under the Exchange Act, in connection with an Offer.

 Limitation on Transactions with Affiliates

   The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with any Affiliate of the Company, such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, unless (i) such business, transaction or series of related transactions is in the best interest of the Company, such Restricted Subsidiary or such Eligible Joint Venture, (ii) such business, transaction or series of related transactions is on terms no less favorable to the Company, such Restricted Subsidiary or such Eligible Joint Venture than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate and (iii) with respect to such business, transaction or series of related transactions that has a fair market value or involves aggregate payments equal to, or in excess of, $10 million, such business, transaction or series of transactions is approved by a majority of the Board of Directors (including a majority of the disinterested directors), which approval is set forth in a Board resolution delivered to the Trustee certifying that, in good faith, the Board of Directors believes that such business, transaction or series of transactions complies with clauses (i) and (ii) above.

 Limitation on Liens

   The Company may not Incur any Debt that is secured, directly or indirectly, with, and the Company will not, and will not permit any of its Restricted Subsidiaries or an Eligible Joint Venture to, grant a Lien on the Property of the Company, its Restricted Subsidiaries or any Eligible Joint Venture now owned or hereafter acquired unless contemporaneous therewith or prior thereto the Debt Securities are equally and ratably secured except for
(i) any such Debt secured by Liens existing on the Property of any entity at the time such Property is acquired by the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture, whether by merger, consolidation, purchase of such Property or otherwise, provided that such Liens (x) are not created, incurred or assumed in contemplation of such Property being acquired by the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture and (y) do not extend to any other Property of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture, (ii) any other Debt that is required by the terms thereof to be equally and ratably secured as a result of the

Incurrence of Debt that is permitted to be secured pursuant to another clause of this covenant, (iii) Liens that are granted in good faith to secure Debt
(A) contemplated by clause (iv) of the covenant described under "Limitation on Debt" above or (B) contemplated by clauses (ii), (iii), (vi) and (viii) of the covenant described under "Limitation on Subsidiary Debt" above, provided that, in the case of Debt owed to a Person other than the Company or a Restricted Subsidiary, the Chief Executive Officer or Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such Liens are required in order to effect such financing and are not materially more restrictive, taken as a whole, than Liens, taken as a whole, customarily accepted (or in the absence of industry custom, reasonably acceptable) in comparable financings or comparable transactions in the applicable jurisdiction, (iv) Liens existing on the date of the original issuance of any series of the Debt Securities, (v) Liens incurred to secure Debt incurred by the Company as permitted by clause (vi) of the covenant described under "Limitation on Debt" above, provided that such Liens may not cover any Property other than that being purchased and improvements and additions thereto, (vi) Liens on any Property of the Company securing Permitted Working Capital Facilities, Guarantees thereof and any Interest Rate Protection Agreements or Currency Protection Agreements, provided that such Liens may not extend to the Capital Stock owned by the Company in any Restricted Subsidiary of the Company or any Eligible Joint Venture, (vii) Liens in respect of extensions, renewals, refundings or refinancings of any Debt secured by the Liens referred to in the foregoing clauses, provided that the Liens in connection with such renewal, extension, refunding or refinancing will be limited to all or part of the specific property that was subject to the original Lien, (viii) Liens incurred to secure obligations in respect of letters of credit, bankers' acceptances, surety, bid, operating and performance bonds, performance guarantees or other similar instruments or obligations (or reimbursement obligations with respect thereto) (in each case, to the extent incurred in the ordinary course of business), (ix) any Lien arising by reason of (A) any judgment, decree or order of any court, so long as such Lien is being contested in good faith and is appropriately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired, (B) taxes, duties, assessments, imposts or other governmental charges that are not yet delinquent or are being contested in good faith, (C) security for payment of worker's compensation or other insurance, (D) security for the performance of tenders, contracts (other than contracts for the payment of money) or leases, (E) deposits to secure public or statutory obligations, or to secure permitted contracts for the purchase or sale of any currency entered into in the ordinary course of business, (F) the operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings that suspend the collection thereof, (G) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture or (H) leases and subleases of real property that do not interfere with the ordinary conduct of the business of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture and that are made on customary and usual terms applicable to similar properties, or (x) Liens, in addition to the foregoing, that secure obligations not in excess of $5 million in the aggregate.

 Purchase of Debt Securities Upon a Change of Control

   Upon the occurrence of a Change of Control, each Holder of the Debt Securities of each series will have the right to require that the Company repurchase such Holder's Debt Securities of such series at a purchase price in cash equal to 101% of the principal thereof on the date of purchase plus accrued interest, if any, to the date of purchase.

   The Change of Control provisions may not be waived by the Trustee or by the Board of Directors, and any modification thereof must be approved by each Holder. Nevertheless, the Change of Control provisions will not necessarily afford protection to Holders, including protection against an adverse effect on the value of the Debt Securities of any series, in the event that the Company or its Subsidiaries Incur additional Debt, whether through recapitalizations or otherwise.

   Within 30 days following a Change of Control, the Company will mail a notice to each Holder of the Debt Securities of each series, with a copy to the Trustee, stating (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Debt Securities at the purchase price described above (the "Change of Control Offer"), (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control),
(3) the purchase date (which will be not earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Purchase Date"), (4) and thereafter interest on and such Debt Security will continue to accrue, (5) any Debt Security properly tendered pursuant to the Change of Control Offer will cease to accrue interest after the Purchase Date (assuming sufficient moneys for the purchase thereof are deposited with the Trustee), (6) that Holders electing to have a Debt Security of any series purchased pursuant to a Change of Control Offer will be required to surrender the Debt Security of such series, with the form entitled "Option of Holder To Elect Purchase" on the reverse of the Debt Security completed, to the paying agent at the address specified in the notice prior to the close of business on the fifth Business Day prior to the Purchase Date, (7) that a Holder will be entitled to withdraw such Holder's election if the paying agent receives, not later than the close of business on the third Business Day (or such shorter periods as may be required by applicable law) preceding the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Debt Securities of such series the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Debt Securities of such series purchased and (8) that Holders that elect to have their Debt Securities of any series purchased only in part will be issued new Debt Securities having a principal amount equal to the portion of the Debt Securities of the series that were surrendered but not tendered and purchased.

   On the Purchase Date, the Company will (i) accept for payment all Debt Securities of any series or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee money sufficient to pay the purchase price of all Debt Securities of such series or portions thereof so tendered for purchase and (iii) deliver or cause to be delivered to the Trustee the Debt Securities of such series properly tendered together with an Officers' Certificate identifying the Debt Securities of such series or portions thereof tendered to the Company for purchase. The Trustee will promptly mail, to the Holders of the Debt Securities of such series properly tendered and purchased, payment in an amount equal to the purchase price, and promptly authenticate and mail to each Holder a new Debt Security of the same series having a principal amount equal to any portion of such Holder's Debt Securities of such series that were surrendered but not tendered and purchased, the Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Purchase Date.

   If the Company is prohibited by applicable law from making the Change of Control Offer or purchasing Debt Securities of any series thereunder, the Company need not make a Change of Control Offer pursuant to this covenant for so long as such prohibition is in effect.

   The Company will comply with all applicable tender offer rules, including, without limitation, Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

 Limitation on Business

   The Company will, and will cause its Restricted Subsidiaries and the Eligible Joint Ventures to, engage only in (i) the ownership, design, engineering, procurement, construction, development, acquisition, operation, servicing, management or disposition of Permitted Facilities, (ii) the ownership, creation, development, acquisition, servicing, management or disposition of Restricted Subsidiaries and Joint Ventures that own, construct, develop, design, engineer, procure, acquire, operate, service, manage or dispose of Permitted Facilities, (iii) obtaining, arranging or providing financing incident to any of the foregoing and (iv) other related activities incident to any of the foregoing. The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, make any Investment or otherwise acquire any Property that is not directly related to the business of the Company as described in the preceding sentence (collectively, the "Ineligible Investments") other than as a part of an Investment or an acquisition of Property that is predominantly and directly related to the business of the Company as described above, and if the aggregate fair market value of such Ineligible Investments in the aggregate exceeds 20% (the "Percentage Limit") of the total assets of the Company and its consolidated Restricted Subsidiaries (as determined in accordance with GAAP) as determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, the Company, its Restricted Subsidiaries and the Eligible Joint Ventures must cease acquiring any additional Ineligible Investments and, within 18 months of the acquisition that caused the Ineligible Assets to exceed the Percentage Limit, must return to compliance with the Percentage Limit by disposing of Ineligible Assets or otherwise, provided that such 18-month period may be extended up to an additional six months if, despite the Company's active efforts during such 18-month period to dispose of such Ineligible Investments or to otherwise come into compliance with such Percentage Limit, the Company is unable to do so because of regulatory restrictions or delays or adverse market conditions.

 Limitation on Certain Sale-Leasebacks

   The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, Incur or otherwise become obligated with respect to any sale-leaseback (other than a sale-leaseback with respect to a Permitted Facility that is Non-Recourse) unless, (i) (a) if effected by the Company, the Company would be permitted to Incur such obligation under the covenant described under "Limitation on Debt" above or,
(b) if effected by a Restricted Subsidiary or an Eligible Joint Venture, such Restricted Subsidiary or such Eligible Joint Venture would be permitted to Incur such obligation under the covenant described under "Limitation on Subsidiary Debt" above, assuming for the purpose of this covenant and the covenants described under "Limitation on Debt" and "Limitation on Subsidiary Debt" that (x) the obligation created by such sale-leaseback is a Capitalized Lease and (y) the Capitalized Lease Obligation with respect thereto is the Attributable Value thereof, (ii) the Company, such Restricted Subsidiary or such Eligible Joint Venture is permitted to grant a Lien with respect to the property that is the subject of such sale-leaseback under the covenant described under "Limitation on Liens" above, (iii) the proceeds of such sale-leaseback are at least equal to the fair market value of the property sold (determined in good faith as evidenced by an Officers' Certificate delivered to the Trustee in respect of a transaction involving less than $25 million, or, if equal to or in excess of $25 million, by the Board of Directors, as evidenced by a Board resolution) and (iv) the Net Cash Proceeds of the sale-leaseback are applied pursuant to the covenants described under "Limitation on Dispositions" above.

 Limitation on Sale of Subsidiary Preferred Stock

   The Company will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to create, assume or otherwise cause or suffer to exist any Preferred Stock except: (i) Preferred Stock outstanding on the date of the Indentures, including Preferred Stock issued as dividends in respect of such Preferred Stock pursuant to the terms of the agreement or instrument that governs such Preferred Stock as in effect on the date of original issuance of the Debt Securities, (ii) Preferred Stock held by the Company, a Restricted Subsidiary of the Company or an Eligible Joint Venture, (iii) Preferred Stock issued by a Person prior to the time (a) such Person becomes a Restricted Subsidiary or an Eligible Joint Venture, (b) such Person merges with or into another Restricted Subsidiary or another Eligible Joint Venture or (c) a Restricted Subsidiary, or an Eligible Joint Venture merges with or into such Person (in a transaction in which such Person becomes a Restricted Subsidiary or an Eligible Joint Venture), provided that such Preferred Stock was not issued in anticipation of such Person becoming a Restricted Subsidiary or an Eligible Joint Venture or of such merger, (iv) Preferred Stock issued or agreed to be issued by a Restricted Subsidiary or an Eligible Joint Venture in connection with the financing of the construction, design, engineering, procurement, equipping, developing, operation, ownership, management, servicing or acquisition of one or more Permitted Facilities in which the Company or one or more Restricted Subsidiaries or Eligible Joint Ventures has a direct or indirect interest or the retirement of Debt or Preferred Stock secured by any such Permitted Facility or in order to enhance the repatriation of equity, advances or income or the increase of after-tax funds available for distribution to the owners of any such Permitted Facility, (v) Preferred Stock issued or agreed to be issued by a Restricted Subsidiary or an Eligible Joint Venture in satisfaction of legal requirements applicable to a Permitted Facility or to maintain the ordinary course of conduct of such Restricted Subsidiary's or such Eligible Joint Venture's business in the applicable jurisdiction and (vi) Preferred Stock that is exchanged for, or the proceeds of which are used to refinance, any Preferred Stock permitted to be outstanding pursuant to clauses (i) through (v) hereof (or any extension, renewal or refinancing thereof), having a liquidation preference not to exceed the liquidation preference of the Preferred Stock so exchanged or refinanced and having a redemption period no shorter than the redemption period of the Preferred Stock so exchanged or refinanced.

EVENTS OF DEFAULT

   An Event of Default, as defined in each of the Indentures and applicable to any particular series of Debt Securities issued under such Indenture is defined as being: (i) default as to the payment of principal, or premium, if any, on any Debt Security of that series or as to any payment required in connection with a Change of Control or an Asset Disposition, (ii) default as to the payment of interest on any Debt Security of that series for 30 days after payment is due, (iii) failure to make an offer required under either of the covenants described under "Limitation on Dispositions" or "Purchase of Debt Securities Upon a Change of Control" above or a failure to purchase Debt Securities of that series tendered in respect of such offer, (iv) default in the performance, or breach, of any covenant, agreement or warranty contained in the Indentures and the Debt Securities of that series and such failure continues for 30 days after written notice is given to the Company by the Trustee or the Holders of at least 25% in principal amount outstanding of the Debt Securities of that series issued under such Indenture, as provided in such Indenture, (v) default on any other Debt of the Company or any Significant Subsidiary (other than Non-Recourse Debt of Significant Subsidiaries) if either (x) such default results from failure to pay principal of such Debt in excess of $25 million when due after any applicable grace period or (y) as a result of such default, the maturity of such Debt has been accelerated prior to its scheduled maturity and such default has not been cured within the applicable grace period, and such acceleration has not been rescinded, and the principal amount of such Debt, together with the principal amount of any other Debt of the Company and its Significant Subsidiaries (not including Non-Recourse Debt of the Significant Subsidiaries) that is in default as to principal, or the maturity of which has been accelerated, aggregates $25 million or more, (vi) the entry by a court of one or more judgments or orders against the Company or any Significant Subsidiary for the payment of money that in the aggregate exceeds $25 million (excluding the amount thereof covered by insurance or by a bond written by a Person other than an Affiliate of the Company), which judgments or orders have not been vacated, discharged or satisfied or stayed pending appeal within 60 days from the entry thereof, provided that such a judgment or order will not be an Event of Default if such judgment or order does not require any payment by the Company or any Significant Subsidiary, except to the extent that such judgment is only against Property that secures Non-Recourse Debt that was permitted under the Indentures, and the Company could, at the expiration of the applicable 60 day period, after giving effect to such judgment or order and the consequences thereof, Incur at least $1 of Debt under the provisions described in the first paragraph of "Limited on Debt" above, and (vii) certain events involving bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries.

   The Indentures provide that the Trustee may withhold notice to the Holders of any default (except in payment of principal of, premium, if any, or interest on any series of Debt Securities and any payment required in connection with a Change of Control or an Asset Disposition) if the Trustee considers it in the interest of Holders to do so.

   The Indentures provide that if an Event of Default with respect to Debt Securities of any series at the time outstanding (other than an event of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) has occurred and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Debt Securities of that series issued under such Indenture then outstanding may declare the Default Amount of all Debt Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of, premium, if any, or interest on the Debt Securities of that series or any payment required in connection with a Change of Control or an Asset Disposition, as the case may be) may be waived by the Holders of a majority in principal amount of the

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
Debt Securities of that series then outstanding. If an Event of Default due to the bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary occurs, the Indenture provides that the Default Amount of all Debt Securities of that series will become immediately due and payable.

   The Holders of a majority in principal amount of the Debt Securities of any series issued under such Indenture then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to the Debt Securities of such series, subject to certain limitations specified in the Indenture, provided that the Holders of Debt Securities of such series must have offered to the Trustee reasonable indemnity against expenses and liabilities. Each Indenture requires the annual filing by the Company with the Trustee of a written statement as to compliance with the principal covenants contained in the Indentures.

MODIFICATION

   Each of the Indentures contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Debt Securities at the time outstanding, to modify such Indenture or any supplemental indenture or the rights of the Holders of the series of Debt Securities issued under such Indenture, except that no such modification may (i) extend the final maturity of any of the Debt Securities, reduce the principal amount thereof, reduce any amount payable on redemption or purchase thereof or impair the right of any Holder to institute suit for the payment thereof or make any change in the covenants regarding a Change of Control or an Asset Disposition or the related definitions without the consent of the Holder of each of the series of Debt Securities so affected or (ii) reduce the percentage of any series of Debt Securities, the consent of the Holders of which is required for any such modification, without the consent of the Holders of all series of Debt Securities issued under such Indenture then outstanding.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

   The Company may not consolidate with, merge with or into, or transfer all or substantially all its Property (as an entirety or substantially an entirety in one transaction or a series of related transactions), to any Person unless: (i) the Company will be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the Property of the Company is transferred will be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and will expressly assume in writing all the obligations of the Company, under the Indenture and the Debt Securities, (ii) immediately after giving effect to such transaction, no Event of Default and no event or condition that through the giving of notice or lapse of time or both would become an Event of Default will have occurred and be continuing, (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or the surviving entity would be able to Incur at least $1 of Debt under the provision described in the first paragraph of "Limitation on Debt" above and (iv) the Net Worth of the Company or the surviving entity, as the case may be, on a pro forma basis after giving effect to such transaction (without giving effect to the fees and expenses incurred in respect of such transaction), is not less than the Net Worth of the Company immediately prior to such transaction.

   None of the Company, any of its Restricted Subsidiaries or any Eligible Joint Ventures may merge with or into, or be consolidated with, an Unrestricted Subsidiary of the Company, except to the extent that such Unrestricted Subsidiary has been designated a Restricted Subsidiary as provided in the Indenture in advance of or in connection with such merger.

DEFEASANCE AND DISCHARGE

 Legal Defeasance

   Each of the Indentures provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Debt Securities of or within any series, on the 123rd day after the deposit referred to below has been made (or immediately if an Opinion of Counsel is delivered to the effect described in clause (B)(iii)(y) below), and the provisions of such Indenture will

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
cease to be applicable with respect to such Debt Securities of such series (except for, among other matters, certain obligations to register the transfer or exchange of such Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the applicable Debt Securities, on the respective Stated Maturities of the Debt Securities or, if the Company makes arrangements satisfactory to the Trustee for the redemption of the Debt Securities prior to their Stated Maturity, on any earlier redemption date in accordance with the terms of such Indenture and the applicable Debt Securities, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and the Company had paid or redeemed such Debt Securities on the applicable dates, which Opinion of Counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related Treasury regulations after the date of the Indentures or (y) a ruling directed to the Trustee or the Company received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel, (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and (iii) an Opinion of Counsel to the effect that either (x) after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 or 548 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law or (y) based upon existing precedents, if the matter were properly briefed, a court should hold that the deposit of moneys and/or U.S. Government Obligations as provided in clause (A) would not constitute a preference voidable under Section 547 or 548 of the U.S. Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, will have occurred and be continuing on the date of such deposit or (unless an Opinion of Counsel is delivered to the effect described in clause (B)(iii)(y) above) during the period ending on the 123rd day after the date of such deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound and (D) if at such time the Debt Securities are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Debt Securities will not be delisted as a result of such deposit, defeasance and discharge.

 Covenant Defeasance

   The Indentures further provide that the provisions of clause (iii) under "Mergers, Consolidations and Sales of Assets" and all the covenants described herein under "Certain Covenants," clause (iv) under "Events of Default" with respect to such covenants and with respect to clause (iii) under "Mergers, Consolidations and Sales of Assets," clauses (i) and (iii) with respect to certain offers for any series of Debt Securities required by certain covenants and clauses (v) and (vi) under "Events of Default" will cease to be applicable to the Company, its Restricted Subsidiaries and its Eligible Joint Ventures upon the satisfaction of the provisions described in clauses (A),
(B)(ii) and (iii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and the defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and the Company had paid or redeemed such Debt Securities on the applicable dates.

 Defeasance and Certain Other Events of Default

   If the Company exercises its option to omit compliance with certain covenants and provisions of the Indentures with respect to the Debt Securities of any series as described in the immediately preceding paragraph and any series of Debt Securities are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity or scheduled redemption, but may not be sufficient to pay amounts due on such Debt Securities at the time of acceleration resulting from such Event of Default. The Company will remain liable for such payments.

GOVERNING LAW

   The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York, including Section 5-1401 of the New York General Obligations Law, but otherwise without regard to conflict of laws rules.

CERTAIN DEFINITIONS

   Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of each of the Indentures. Reference is made to the Indentures for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" is defined to mean Debt Incurred by a Person prior to the time (i) such Person becomes a Restricted Subsidiary of the Company or an Eligible Joint Venture, (ii) such Person merges with or into a Restricted Subsidiary of the Company or an Eligible Joint Venture, or (iii) a Restricted Subsidiary of the Company or an Eligible Joint Venture merges with or into such Person (in a transaction in which such Person becomes a Restricted Subsidiary of the Company or an Eligible Joint Venture), provided that, after giving effect to such transaction, any Non-Recourse Debt of such Person could have been Incurred pursuant to clause (iii) of the provision described under "Limitation on Subsidiary Debt", any Permitted Facilities Debt of such Person could have been Incurred pursuant to clause (viii) of the provision described under "Limitation on Subsidiary Debt" and would not otherwise violate any other provision of the applicable Indenture, and all the other Debt of such Person could have been Incurred by the Company at the time of such merger or acquisition pursuant to the provision described in the first paragraph of "Limitation on Debt" above, and provided further that such Debt was not Incurred in connection with, or in contemplation of, such merger or such Person becoming a Restricted Subsidiary of the Company or an Eligible Joint Venture.

   "Acquisition Debt" is defined to mean Debt of any Person existing at the time such Person is merged into the Company or assumed in connection with the acquisition of Property from any such Person (other than Property acquired in the ordinary course of business), including Debt Incurred in connection with, or in contemplation of, such Person being merged into the Company (but excluding Debt of such Person that is extinguished, retired or repaid in connection with such merger or acquisition).

   "Adjusted Consolidated Net Income" is defined to mean for any period, for any Person (the "Referenced Person") the aggregate Net Income (or loss) of the Referenced Person and its consolidated Subsidiaries for such period determined in conformity with GAAP, provided that the following items will be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the Net Income (or loss) of any other Person (other than a Subsidiary of the Referenced Person) in which any third Person has an interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Referenced Person during such period, or after such period and on or before the date of determination, by such Person in which the interest is held, which dividends and distributions will be included in such computation,
(ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the provision described in clause (c) of the first paragraph of "Limitation on Restricted Payments" above (and in such case, except to the extent includable pursuant to clause (i) above), the Net Income (if positive) of any other Person accrued prior to the date it becomes a Subsidiary of the Referenced Person or is merged into or consolidated with the Referenced Person or any of its Subsidiaries or all or substantially all the Property of such other Person is acquired by the Referenced Person or any of its Subsidiaries, (iii) the Net Income (if positive) of any Subsidiary of the Referenced Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary to such Person or to any other Subsidiary of such Net Income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales (except, solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the provision described in clause (c) of the first paragraph of "Limitation on Restricted Payments" above, any gains or losses of the Company and any of its Restricted Subsidiaries from Asset Sales of Capital Stock of Unrestricted Subsidiaries),
(v) the cumulative effect of a change in accounting principles and (vi) any amounts paid or accrued as dividends on Preferred Stock of any Subsidiary of the Referenced Person that is not held by the Referenced Person or another Subsidiary thereof. When the "Referenced Person" is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

   "Affiliate" of any Person is defined to mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purpose of the covenant described under "Limitation on Transactions with Affiliates" above, the term "Affiliate" will be deemed to include only Kiewit, any entity owning beneficially 10% or more of the Voting Stock of the Company and their respective Affiliates other than the Restricted Subsidiaries and the Eligible Joint Ventures and the other equity investors in the Restricted Subsidiaries and the Eligible Joint Ventures (solely on account of their investments in the Restricted Subsidiaries and the Eligible Joint Ventures), and for such purpose such term also will be deemed to include the Unrestricted Subsidiaries.

   "Asset Acquisition" is defined to mean (i) an investment by the Company, any of its Subsidiaries or any Joint Venture in any other Person pursuant to which such Person will become a direct or indirect Subsidiary of the Company or a Joint Venture or will be merged into or consolidated with the Company, any of its Subsidiaries or any Joint Venture or (ii) an acquisition by the Company, any of its Subsidiaries or any Joint Venture of the Property of any Person other than the Company, any of its Subsidiaries or any Joint Venture that constitutes substantially all of an operating unit or business of such Person.

   "Asset Disposition" is defined to mean any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture to any Person (other than to the Company, a Restricted Subsidiary of the Company or an Eligible Joint Venture and other than in the ordinary course of business) of any Property of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture other than any shares of Capital Stock of the Unrestricted Subsidiaries. Notwithstanding the foregoing to the contrary, the term "Asset Disposition" will include the sale, transfer, conveyance or other disposition of any shares of Capital Stock of any Unrestricted Subsidiary to the extent that the Company or any of its Restricted Subsidiaries or Eligible Joint Ventures made an Investment in such Unrestricted Subsidiary pursuant to clause (vii) of the definition of "Permitted Payment," and the Company will, and will cause each of its Restricted Subsidiaries and Eligible Joint Ventures to, apply pursuant to the covenant described under "Limitation on Dispositions" that portion of the Net Cash Proceeds from the sale, transfer, conveyance or other disposition of such Unrestricted Subsidiary that is equal to the portion of the total Investment in such Unrestricted Subsidiary that is represented by the Investment that was made pursuant to clause (vii) of the definition of "Permitted Payment." For purposes of this definition, any disposition in connection with directors' qualifying shares or investments by foreign nationals mandated by applicable law will not constitute an Asset Disposition. In addition, the term "Asset Disposition" will not include (i) any sale, transfer, conveyance, lease or other disposition of the Capital Stock or Property of Restricted Subsidiaries or Eligible Joint Ventures pursuant to the terms of any power sales agreements or steam sales agreements to which such Restricted Subsidiaries or such Eligible Joint Ventures are parties on the date of the original issuance of any series of the Debt Securities or pursuant to the terms of any power sales agreements or steam sales agreements, or other agreements or contracts that are related to the output or product of, or services rendered by, a Permitted Facility as to which such Restricted Subsidiary or such Eligible Joint Venture is the supplying party, to which such Restricted

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Subsidiaries or such Eligible Joint Ventures become a party after such date if the Chief Executive Officer or Chief Financial Officer of the Company determines in good faith (evidenced by an Officers' Certificate) that such provisions are customary (or, in the absence of any industry custom, reasonably necessary) in order to effect such agreements and are reasonable in light of comparable transactions in the applicable jurisdiction, (ii) any sale, transfer, conveyance, lease or other disposition of Property governed by the covenant described under "Mergers, Consolidations and Sales of Assets" above, (iii) any sale, transfer, conveyance, lease or other disposition of any Cash Equivalents, (iv) any transaction or series of related transactions consisting of the sale, transfer, conveyance, lease or other disposition of Capital Stock or Property with a fair market value aggregating less than $5 million and (v) any Permitted Payment or any Restricted Payment that is permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments" above. The term "Asset Disposition" also will not include (i) the grant of or realization upon a Lien permitted under the covenant described under "Limitation on Liens" above or the exercise of remedies thereunder, (ii) a sale-leaseback transaction involving substantially all the Property constituting a Permitted Facility pursuant to which a Restricted Subsidiary of the Company or an Eligible Joint Venture sells the Permitted Facility to a Person in exchange for the assumption by that Person of the Debt financing the Permitted Facility and the Restricted Subsidiary or the Eligible Joint Venture leases the Permitted Facility from such Person, (iii) dispositions of Capital Stock, contract rights, development rights and resource data made in connection with the initial development of Permitted Facilities, or the formation or capitalization of Restricted Subsidiaries or Eligible Joint Ventures in respect of the initial development of Permitted Facilities, in respect of which only an insubstantial portion of the prospective Construction Financing that would be required to commence commercial operation has been funded or (iv) transactions determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, made in order to enhance the repatriation of Net Cash Proceeds for a Foreign Asset Disposition or in order to increase the after-tax proceeds thereof available for immediate distribution to the Company. Any Asset Disposition that results from the bona fide exercise by any governmental authority of its claimed or actual power of eminent domain need not comply with the provisions of clauses (i) and (ii) of the covenant described under "Limitation on Dispositions" above. Any Asset Disposition that results from a casualty loss need not comply with the provisions of clause (i) of the covenant described under "Limitation on Dispositions" above.

   "Asset Sale" is defined to mean the sale or other disposition by the Company, any of its Subsidiaries or any Joint Venture (other than to the Company, another Subsidiary of the Company or another Joint Venture) of (i) all or substantially all of the Capital Stock of any Subsidiary of the Company or any Joint Venture or (ii) all or substantially all of the Property that constitutes an operating unit or business of the Company, any of its Subsidiaries or any Joint Venture.

   "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

   "Average Life" is defined to mean, at any date of determination with respect to any Debt security or Preferred Stock, the quotient obtained by dividing (i) the sum of the product of (A) the number of years from such date of determination to the dates of each successive scheduled principal or involuntary liquidation value payment of such Debt security or Preferred Stock, respectively, multiplied by (B) the amount of such principal or involuntary liquidation value payment by (ii) the sum of all such principal or involuntary liquidation value payments.

   "Board of Directors" is defined to mean either the Board of Directors of the Company or any duly authorized committee of such Board.

   "Business Day" is defined to mean a day that, in the city (or in any of the cities, if more than one) where amounts are payable in respect of the Debt Securities, is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close.

   "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in, or interests (however designated) in, the equity of such Person that is outstanding or issued on or after the date of Indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests in such Person.

   "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person, and "Capitalized Lease Obligation" means the rental obligations, as aforesaid, under such lease.

   "Cash Equivalent" is defined to mean any of the following: (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit of any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000 with a maturity date not more than two years from the date of acquisition, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) or (v) that was entered into with any bank meeting the qualifications set forth in clause (ii) or another financial institution of national reputation, (iv) direct obligations issued by any state or other jurisdiction of the United States of America or any other country or any political subdivision or public instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within 90 days after the date of acquisition thereof and, at the time of acquisition, having a rating of A from Standard & Poor's Corporation ("S&P") or A-2 from Moody's Investors Service, Inc. ("Moody's") (or, if at any time neither S&P nor Moody's may be rating such obligations, then from another nationally recognized rating service acceptable to the Trustee), (v) commercial paper issued by (a) the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000, and (b) others having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's may be rating such obligations, then from another nationally recognized rating service acceptable to the Trustee) and in each case maturing within one year after the date of acquisition, (vi) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000, (vii) deposits available for withdrawal on demand with any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000,
(viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vi) and
(ix), and (ix) auction rate securities or money market preferred stock having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's may be rating such obligations, then from another nationally recognized rating service acceptable to the Trustee).

   "Change of Control" is defined to mean the occurrence of one or more of the following events:

     (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Kiewit, is or becomes the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (i), any person will be deemed to beneficially own any Voting Stock of any corporation (the "specified corporation") held by any other corporation (the "parent corporation"), if such person "beneficially owns" (as so defined), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation) and Kiewit "beneficially owns" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of the Company and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company;

     (ii) during any one-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors elected by such Board of Directors or nominated for election by the shareholders of the Company by a vote of at least a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office, unless a majority of such new directors were elected or appointed by Kiewit; or

     (iii) the Company or its Restricted Subsidiaries sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all the Property of the Company and the Restricted Subsidiaries taken as a whole;

provided that with respect to the foregoing subparagraphs (i), (ii) and
(iii), a Change of Control will not be deemed to have occurred unless and until a Rating Decline has occurred as well.

   "Common Stock" is defined to mean with respect to any Person, Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "Company Refinancing Debt" is defined to mean Debt issued in exchange for, or the proceeds of which are used to refinance (including to purchase), outstanding Debt Securities or other Debt of the Company Incurred pursuant to clauses (i), (iv), and (vii) of "Limitation on Debt" and Debt Incurred pursuant to the first paragraph under "Limitation on Debt" in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest and all fees, premiums (in excess of the accreted value) and expenses related to such exchange or refinancing), for which purpose the amount so exchanged or refinanced will be deemed to equal the lesser of (x) the principal amount of the Debt so exchanged or refinanced and (y) if the Debt being exchanged or refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such exchange or refinancing, provided that (A) such Debt will be subordinated in right of payment to the Senior Debt Securities in the case of the Senior Debt Indenture and the Subordinated Debt Securities in the case of the Subordinated Debt Indenture at least to the same extent, if any, as the Debt so exchanged or refinanced is subordinated to the Senior Debt Securities in the case of the Senior Debt Indenture and the Subordinated Debt Securities in the case of the Subordinated Debt Indenture, (B) such Debt win be Non-Recourse if the Debt so exchanged or refinanced is Non-Recourse,
(C) the Average Life of the new Debt will be equal to or greater than the Average Life of the Debt to be exchanged or refinanced and (D) the final Stated Maturity of the new Debt will not be sooner than the earlier of the final Stated Maturity of the Debt to be exchanged or refinanced or six months after the final Stated Maturity of the Debt Securities, provided that if such new Debt refinances any series of the Debt Securities in part only, the final Stated Maturity of such new Debt must be at least six months after the final Stated Maturity of such series of Debt Securities.

   "Consolidated EBITDA" of any Person for any period is defined to mean the Adjusted Consolidated Net Income of such Person, plus, only to the extent deducted in computing Adjusted Consolidated Net Income and without duplication, (i) income taxes, excluding income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or Asset Sales, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, (ii) Consolidated Fixed Charges, (iii) depreciation and amortization expense, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP and (iv) all other non-cash items reducing Adjusted Consolidated Net Income for such period, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, and less all non-cash items increasing Adjusted Consolidated Net Income during such period, provided that depreciation and amortization expense of any Subsidiary of such Person and any other non-cash item of any Subsidiary of such Person that reduces Adjusted Consolidated Net Income will be excluded (without duplication) in computing Consolidated EBITDA, except to the extent that the positive cash flow associated with such depreciation and amortization expense and other non-cash items is actually distributed in cash to such Person during such period, provided further that as applied to the Company, cash in respect of depreciation and amortization and other non-cash items of Restricted Subsidiaries and Eligible Joint Ventures may be deemed to have been distributed or paid to the Company to the extent that such cash (I) is or was under the exclusive dominion and control of such Restricted Subsidiary or such Eligible Joint Venture and is or was free and clear of the Lien of any other Person, (II) is or was immediately available for distribution and (III) could be or could have been repatriated to the United States by means that are both lawful and commercially reasonable, provided that the amount of the cash deemed by this sentence to have been distributed or paid will be reduced by the amount of tax that would have been payable with respect to the repatriation thereof, provided further that any cash that enables the recognition of depreciation and amortization and other non-cash items pursuant to this sentence may not be used to enable the recognition of depreciation and amortization and other non-cash items with respect to any prior or subsequent period, regardless of whether such cash is distributed to the Company, and provided further that the recognition of any depreciation and amortization and other non-cash items as a result of this sentence will be determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate that will set forth in reasonable detail the relevant facts and assumptions supporting such recognition. When the "Person" referred to above is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

   "Consolidated Fixed Charges" of any Person is defined to mean, for any period, the aggregate of (i) Consolidated Interest Expense, (ii) the interest component of Capitalized Leases, determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, excluding any interest component of Capitalized Leases in respect of that portion of a Capitalized Lease Obligation of a Subsidiary that is Non-Recourse to such Person, and (iii) cash and non-cash dividends due (whether or not declared) on the Preferred Stock of any Subsidiary of such Person held by any Person other than such Person and any Redeemable Stock of such Person or any Subsidiary of such Person. When the "Person" referred to above is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

   "Consolidated Interest Expense" of any Person is defined to mean, for any period, the aggregate interest expense in respect of Debt (including amortization of original issue discount and non-cash interest payments or accruals) of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Protection Agreements and Currency Protection Agreements and any amounts paid during such period in respect of such interest expense, commissions, discounts, other fees and charges that have been capitalized, provided that Consolidated Interest Expense of the Company will not include any interest expense (including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Protection Agreements or Currency Protection Agreements) in respect of that portion of any Debt that is Non-Recourse, and provided further that Consolidated Interest Expense of the Company in respect of a Guarantee by the Company of Debt of another Person will be equal to the commissions, discounts, other fees and charges that would be due with respect to a hypothetical letter of credit issued under a bank credit agreement that can be drawn by the beneficiary thereof in the amount of the Debt so guaranteed if (i) the Company is not actually making directly or indirectly interest payments on such Debt and (ii) GAAP does not require the Company on an unconsolidated basis to record such Debt as a liability of the Company. When the "Person" referred to above is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

   "Construction Financing" is defined to mean the debt and/or equity financing provided (over and above the owners' equity investment) to permit the acquisition, development, design, engineering, procurement, construction and equipping of a Permitted Facility and to enable it to commence commercial operations, provided that Construction Financing may remain outstanding after the commencement of commercial operations of a Permitted Facility, without any increase in the amount of such financing, and such Construction Financing will not cease to be Construction Financing.

   "Currency Protection Agreement" is defined to mean, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement intended to protect such Person against fluctuations in currency values to or under which such Person is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

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
   "Debt" is defined to mean, with respect to any Person, at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit, bankers' acceptances, surety, bid, operating and performance bonds, performance guarantees or other similar instruments or obligations (or reimbursement obligations with respect thereto) (except, in each case, to the extent incurred in the ordinary course of business), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) the Attributable Value of all obligations of such Person as lessee under Capitalized Leases, (vi) all Debt of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such Property, the amount of such Debt will be limited to the lesser of the fair market value of such Property or the amount of such Debt, (vii) all Debt of others Guaranteed by such Person to the extent such Debt is Guaranteed by such Person, (viii) all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all net obligations of such Person under Currency Protection Agreements and Interest Rate Protection Agreements.

   For purposes of determining any particular amount of Debt that is or would be outstanding, Guarantees of, or obligations with respect to letters of credit or similar instruments supporting (to the extent the foregoing constitutes Debt), Debt otherwise included in the determination of such particular amount will not be included. For purposes of determining compliance with the Indenture, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, will classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

   "Default Amount" is defined to mean the principal amount plus accrued interest.

   "Eligible Joint Venture" is defined to mean a Joint Venture (other than a Subsidiary) (i) that is or will be formed with respect to the construction, development, acquisition, servicing, ownership, operation or management of one or more Permitted Facilities and (ii) in which the Company and Kiewit together, directly or indirectly, own at least 50% of the Capital Stock therein (of which the Company must own at least half (in any event not less than 25% of the total outstanding Capital Stock)) and (iii) in respect of which the Company alone or in combination with Kiewit, directly or indirectly, (a) controls, by voting power, board or management committee membership, or through the provisions of any applicable partnership, shareholder or other similar agreement or under an operating, maintenance or management agreement or otherwise, the management and operation of the Joint Venture or any Permitted Facilities of the Joint Venture or (b) otherwise has significant influence over the management or operation of the Joint Venture or any Permitted Facility of the Joint Venture in all material respects (significant influence includes, without limitation, the right to control or veto any material act or decision) in connection with such management or operation. Any Joint Venture that is an Eligible Joint Venture pursuant to this definition because of the ownership of Capital Stock therein by Kiewit will cease to be an Eligible Joint Venture if (x) Kiewit disposes of any securities issued by the Company and, as a result of such disposition, Kiewit becomes the beneficial owner (as such term is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of less than 25% of the outstanding shares of Voting Stock of the Company or (y) (I) as a result of any action other than a disposition of securities by Kiewit, Kiewit becomes the beneficial owner of less than 25% of the outstanding shares of Voting Stock of the Company and (II) thereafter Kiewit disposes of any securities issued by the Company as a result of which the beneficial ownership by Kiewit of the outstanding Voting Stock of the Company is further reduced, provided that thereafter such Joint Venture may become an Eligible Joint Venture if Kiewit becomes the beneficial owner of at least 25% of the outstanding shares of Voting Stock of the Company and the other conditions set forth in this definition are fulfilled.

   "Fixed Charge Ratio" is defined to mean the ratio, on a pro forma basis, of (i) the aggregate amount of Consolidated EBITDA of any Person for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Ratio (the "Transaction Date") to
(ii) the

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aggregate Consolidated Fixed Charges of such Person during such Reference
Period, provided that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (1) the Incurrence of the Debt giving rise to the need to calculate the Fixed Charge Ratio and the application of the proceeds therefrom (including the retirement or defeasance of Debt) will be assumed to have occurred on the first day of the Reference Period, (2) Asset Sales and Asset Acquisitions that occur during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date (but including any Asset Acquisition to be made with the Debt Incurred pursuant to (1) above) and related retirement of Debt pursuant to an Offer (in the amount of the Excess Proceeds with respect to which such Offer has been made or would be made on the Transaction Date if the purchase of Debt Securities pursuant to such Offer has not occurred on or before the Transaction Date) will be assumed to have occurred on the first day of the Reference Period, (3) the Incurrence of any Debt during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date and the application of the proceeds therefrom (including the retirement or defeasance of other Debt) will be assumed to have occurred on the first day of such Reference Period, (4) Consolidated Interest Expense attributable to any Debt (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless the obligor on such Debt is a party to an Interest Rate Protection Agreement (that will remain in effect for the twelve month period after the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) will be used and (5) there will be excluded from Consolidated Fixed Charges any Consolidated Fixed Charges related to any amount of Debt that was outstanding during or subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Fixed Charges actually incurred with respect to Debt borrowed (as adjusted pursuant to clause (4)) (x) under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date or (y) pursuant to the provision described in clause (iii) in the second paragraph of "Limitation on Debt" above. For the purpose of making this computation, Asset Sales and Asset Acquisitions that have been made by any Person that has become a Restricted Subsidiary of the Company or an Eligible Joint Venture or been merged with or into the Company or any Restricted Subsidiary of the Company or an Eligible Joint Venture during the Reference Period, or subsequent to the Reference Period and prior to the Transaction Date, will be calculated on a pro forma basis, as will be all the transactions contemplated by the calculations referred to in clauses (1) through (5) above with respect to the Persons or businesses that were the subject of such Asset Sales and Asset Dispositions, assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period.

   "Foreign Asset Disposition" means an Asset Disposition in respect of the Capital Stock or Property of a Restricted Subsidiary of the Company or an Eligible Joint Venture to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

   "GAAP" is defined to mean generally accepted accounting principles in the U.S. as in effect as of the date of the Indenture, applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Company's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

   "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any Debt obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements (other than solely by reason of being a general partner of a partnership), or by agreement to keep-well, to purchase assets, goods, securities or services or to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee

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against loss in respect thereof (in whole or in part), provided that the term
"Guarantee" will not include endorsements for collection or deposit in the ordinary course of business or the grant of a Lien in connection with any Non-Recourse Debt. The term "Guarantee" used as a verb has a corresponding meaning.

   "Holder", "holder of Debt Securities" and other similar terms are defined to mean the registered holder of any Debt Security.

   "Incur" is defined to mean with respect to any Debt, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Debt, provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount will be considered an Incurrence of Debt. The term "Incurrence" has a corresponding meaning.

   "Interest Rate Protection Agreement" is defined to mean, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement intended to protect such Person against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

   "Investment" in a Person is defined to mean any investment in, loan or advance to, Guarantee on behalf of, directly or indirectly, or other transfer of assets to such Person (other than sales of products and services in the ordinary course of business).

   "Investment Grade" is defined to mean with respect to the Debt Securities,
(i) in the case of S&P, a rating of at least BBB-, (ii) in the case of Moody's, a rating of at least Baa3, and (iii) in the case of a Rating Agency other than S&P or Moody's, the equivalent rating, or in each case, any successor, replacement or equivalent definition as promulgated by S&P, Moody's or other Rating Agency as the case may be.

   "Joint Venture" is defined to mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

   "Kiewit" is defined to mean and include Kiewit Energy Company and any other Subsidiary of Peter Kiewit Sons', Inc., Kiewit Construction Group Inc. or Kiewit Diversified Group, Inc.

   "Lien" is defined to mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, but will not include any partnership, joint venture, shareholder, voting trust or other similar governance agreement with respect to Capital Stock in a Subsidiary or Joint Venture. For purposes of the Indentures, the Company will be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

   "Net Cash Proceeds" from an Asset Disposition is defined to mean cash payments received (including any cash payments received by way of a payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of any such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property disposed of in such Asset Disposition or received in any form other than cash) therefrom, in each case, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses of any kind (including consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in lieu or in termination thereof) incurred, (ii) all federal, state, provincial, foreign and local taxes and other governmental charges required to be accrued as a liability under GAAP (a) as a consequence of such Asset Disposition, (b) as a result of the repayment of any Debt in any jurisdiction other than the jurisdiction where the Property disposed of was located or (c) as a result of any repatriation of any proceeds of such Asset Disposition,
(iii) a reasonable reserve for the after-tax cost of any indemnification

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payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture in connection with such Asset Disposition (but excluding any payments that by the terms of the indemnities will not, under any circumstances, be made during the term of the Debt Securities), (iv) all payments made on any Debt that is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property, or that must by its terms or by applicable law or in order to obtain a required consent or waiver be repaid out of the proceeds from or in connection with such Asset Disposition, and (v) all distributions and other payments made to holders of Capital Stock of Restricted Subsidiaries or Eligible Joint Ventures (other than the Company or its Restricted Subsidiaries) as a result of such Asset Disposition.

   "Net Income" of any Person for any period is defined to mean the net income (loss) of such Person for such period, determined in accordance with GAAP, except that extraordinary and non-recurring gains and losses as determined in accordance with GAAP will be excluded.

   "Net Worth" of any Person is defined to mean, as of any date, the aggregate of capital, surplus and retained earnings (including any cumulative currency translation adjustment) of such Person and its consolidated Subsidiaries as would be shown on a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared as of such date in accordance with GAAP When the "Person" referred to above is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

   "Non-Recourse", as applied to any Debt or any sale-leaseback, is defined to mean any project financing that is or was Incurred with respect to the development, acquisition, design, engineering, procurement, construction, operation, ownership, servicing or management of one or more Permitted Facilities in respect of which the Company or one or more Restricted Subsidiaries or Eligible Joint Ventures has a direct or indirect interest, provided that such financing is without recourse to the Company, any Restricted Subsidiary or any Eligible Joint Venture other than any Restricted Subsidiary or any Eligible Joint Venture that does not own any Property other than one or more of such Permitted Facilities or a direct or indirect interest therein, provided further that such financing may be secured by a Lien on only (i) the Property that constitutes such Permitted Facilities,
(ii) the income from and proceeds of such Permitted Facilities, (iii) the Capital Stock of, and other Investments in, any Restricted Subsidiary or Eligible Joint Venture that owns the Property that constitutes any such Permitted Facility, and (iv) the Capital Stock of, and other Investments in, any Restricted Subsidiary or Eligible Joint Venture obligated with respect to such financing and of any Subsidiary or Joint Venture (that is a Restricted Subsidiary or an Eligible Joint Venture) of such Person that owns a direct or indirect interest in any such Permitted Facility, and provided further that an increase in the amount of Debt with respect to one or more Permitted Facilities pursuant to the financing provided pursuant to the terms of this definition (except for the first refinancing of Construction Financing) may not be Incurred to fund or enable the funding of any dividend or other distribution in respect of Capital Stock. The fact that a portion of financing with respect to a Permitted Facility is not Non-Recourse will not prevent other portions of the financing with respect to such Permitted Facility from constituting Non-Recourse Debt if the foregoing requirements of this definition are fulfilled with respect to such other portions.

   "Officers' Certificate" is defined to mean a certificate signed by the Chairman of the Board of Directors, the Chief Executive Officer or any Vice President and by the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Controller, the Assistant Controller, the Secretary or any Assistant Secretary of the Company and delivered to the Trustee. Each such certificate will comply with Section 314 of the Trust Indenture Act and include the statements provided for in the Indenture if and to the extent required thereby.

   "Opinion of Counsel" is defined to mean an opinion in writing signed by legal counsel who may be an employee of or counsel to the Company or who may be other counsel satisfactory to the Trustee. Each such opinion will comply with Section 314 of the Trust Indenture Act and include the statements provided for in the Indenture, if and to the extent required thereby.

   "Permitted Facility" is defined to mean (i) an electric power or thermal energy generation or cogeneration facility or related facilities (including residual waste management and facilities that use thermal energy from a cogeneration facility), and its or their related electric power transmission, fuel supply and fuel transportation facilities, together with its or their related power supply, thermal energy and fuel contracts and other facilities, services or goods that are ancillary, incidental, necessary or reasonably related to the marketing, development, construction, management, servicing, ownership or operation of the foregoing, owned by a utility or otherwise, as well as other contractual arrangements with customers, suppliers and contractors or (ii) any infrastructure facilities related to (A) the treatment of water for municipal and other uses, (B) the treatment and/or management of waste water, (C) the treatment, management and/or remediation of waste, pollution and/or potential pollutants and (D) any other process or environmental purpose.

   "Permitted Facilities Debt" is defined to mean any Debt that is or was Incurred with respect to the direct or indirect development, acquisition, design, engineering, procurement, construction, operation, ownership, servicing or management of one or more Permitted Facilities (x) currently in development by the Company (directly or indirectly) or which are hereafter acquired or developed by the Company (directly or indirectly) and (y) in which the Company or one or more Restricted Subsidiaries or Eligible Joint Ventures has a direct or indirect interest.

   "Permitted Funding Company Loans" is defined to mean (a) Debt of a Restricted Subsidiary, all the Capital Stock of which is owned, directly or indirectly, by the Company and that (x) does not own any direct or indirect interest in a Permitted Facility and (y) is not directly or indirectly obligated on any Debt owed to any Person other than the Company, a Restricted Subsidiary or an Eligible Joint Venture (a "Funding Company"), owed to a Restricted Subsidiary or an Eligible Joint Venture that is not directly or indirectly obligated on any Debt owed to any Person other than the Company, a Restricted Subsidiary or an Eligible Joint Venture (except to the extent that it has pledged the Capital Stock of its Subsidiaries and Joint Ventures to secure Non-Recourse Debt) (a "Holding Company"), provided that such Debt (i) does not require that interest be paid in cash at any time sooner than six months after the final Stated Maturity of any series of Debt Securities, (ii) does not require any payment of principal at any time sooner than six months after the final Stated Maturity of any series of Debt Securities, (iii) is subordinated in right of payment to all other Debt of such Restricted Subsidiary other than Debt Incurred pursuant to clause (vii) of the covenant described under "Limitation on Subsidiary Debt," all of which will be pari passu and (iv) is evidenced by a subordinated note in the form attached to the Indenture, and (b) Debt of a Holding Company to a Funding Company.

   "Permitted Investment" is defined to mean any Investment that is made directly or indirectly by the Company and its Restricted Subsidiaries in (i) a Restricted Subsidiary or Eligible Joint Venture (excluding for the purpose of this clause (i) any Construction Financing) that, directly or indirectly, is or will be engaged in the construction, development, acquisition, operation, servicing, ownership or management of a Permitted Facility or in any other Person as a result of which such other Person becomes such a Restricted Subsidiary or an Eligible Joint Venture, provided that at the time that any of the foregoing Investments is proposed to be made, no Event of Default or event that, after giving notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing, (ii) Construction Financing provided by the Company (A) to any of its Restricted Subsidiaries (other than an Eligible Joint Venture) up to 100% of the Construction Financing required by such Restricted Subsidiary and (B) to any Eligible Joint Venture a portion of the Construction Financing required by such Eligible Joint Venture that does not exceed the ratio of the Capital Stock in such Eligible Joint Venture that is owned directly or indirectly by the Company to the total amount of the Capital Stock in such Eligible Joint Venture that is owned directly and indirectly by the Company and Kiewit together (provided that the Company may provide such Construction Financing to such Eligible Joint Venture only if Kiewit provides the balance of such Construction Financing or otherwise causes it to be provided), if, in either case, (x) the aggregate proceeds of all the Construction Financing provided is not more than 85% of the sum of the aggregate proceeds of all the Construction Financing and the aggregate owners' equity investment in such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, (y) the Company receives a pledge or assignment of all the Capital Stock of such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, that is owned by a non-governmental Person (other than the Company, its Subsidiaries or the Eligible Joint Ventures) that is permitted to be pledged for such purpose under applicable law and (z) neither the Company nor Kiewit reduces its beneficial ownership in such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, prior to the repayment in full of the Company's portion of the Construction Financing, (iii) any Cash Equivalents, (iv) prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits in the ordinary course of business consistent with past practice, (v) loans and advances to employees made in the ordinary course of business and consistent with past practice, (vi) Debt incurred pursuant to Currency Protection Agreements and Interest Rate Protection Agreements as otherwise permitted by the Indenture, (vii) bonds, notes, debentures or other debt securities and instruments received as a result of Asset Dispositions to the extent permitted by the covenants described under "Limitation on Dispositions" above and "Limitation on Business" above, (viii) any Lien permitted under the provisions described under "Limitation on Liens" above, (ix) bank deposits and other Investments (to the extent they do not constitute Cash Equivalents) required by lenders in connection with any Non-Recourse Debt, provided that the Chief Executive Officer or the Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such bank deposits or Investments are required to effect such financings and are not materially more restrictive, taken as a whole, than comparable requirements, if any, in comparable financings in the applicable jurisdiction or (x) any Person to the extent made with Capital Stock (other than Redeemable Stock) of the Company (whether by way of purchase, merger, consolidation or otherwise) to the extent permitted by the covenants described under "Limitation on Business" above.

   "Permitted Joint Venture" is defined to mean a Joint Venture (i) that is or will be formed with respect to the construction, development, acquisition, servicing, ownership, operation or management of one or more Permitted Facilities and (ii) in which (A) the Company or (B) the Company and Kiewit together, directly or indirectly, own at least 70% of the Capital Stock therein (of which the Company must own at least half (in any event not less than 35% of the total outstanding Capital Stock)), provided that if applicable non-U.S. law restricts the amount of Capital Stock that the Company may own, the Company must own at least 70% of the amount of Capital Stock that it may own pursuant to such law, which in any event must be not less than 35% of the total outstanding Capital Stock therein and (iii) in respect of which the Company alone or in combination with Kiewit, directly or indirectly, (a) controls, by voting power, board or management committee membership, or through the provisions of any applicable partnership, shareholder or other similar agreement or under an operating, maintenance or management agreement or otherwise, the management and operation of the Joint Venture or any Permitted Facilities of the Joint Venture or (b) otherwise has significant influence over the management or operation of the Joint Venture or any Permitted Facility of the Joint Venture in all material respects (significant influence includes, without limitations, the right to control or veto any material act or decision) in connection with such management or operation. Any Joint Venture that is a Permitted Joint Venture pursuant to this definition because of the ownership of Capital Stock therein by Kiewit will cease to be a Permitted Joint Venture if (x) Kiewit disposes of any securities issued by the Company and, as a result of such disposition, Kiewit becomes the beneficial owner (as such term is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of less than 25% of the outstanding shares of Voting Stock of the Company or (y) (I) as a result of any action other than a disposition of securities by Kiewit, Kiewit becomes the beneficial owner of less than 25% of the outstanding shares of Voting Stock of the Company and (II) thereafter Kiewit disposes of any securities issued by the Company as a result of which the beneficial ownership by Kiewit of the outstanding Voting Stock of the Company is further reduced, provided that thereafter such Joint Venture may become a Permitted Joint Venture if Kiewit becomes the beneficial owner of at least 25% of the outstanding shares of Voting Stock of the Company and the other conditions set forth in this definition are fulfilled.

   "Permitted Payments" is defined to mean, with respect to the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture, (i) any dividend on shares of Capital Stock of the Company payable (or to the extent paid) solely in Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock) of the Company and any distribution of Capital Stock (other than Redeemable Capital Stock) of the Company in respect of the exercise of any right to convert or exchange any instrument (whether Debt or equity and including Redeemable Capital Stock) into Capital Stock (other than Redeemable Capital Stock) of the Company,

(ii) the purchase or other acquisition or retirement for value of any shares of the Company's Capital Stock, or any option, warrant or other right to purchase shares of the Company's Capital Stock with additional shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock other than Redeemable Stock, (iii) any defeasance, redemption, purchase or other acquisition for value of any Debt that by its terms ranks subordinate in right of payment to the Debt Securities with the proceeds from the issuance of (x) Debt that is subordinate to the Debt Securities at least to the extent and in the manner as the Debt to be defeased, redeemed, purchased or otherwise acquired is subordinate in right of payment to the Debt Securities, provided that such subordinated Debt provides for no mandatory payments of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) by the Company (including, without limitation at the option of the holder thereof other than an option given to a holder pursuant to a "change of control" or an "asset disposition" covenant that is no more favorable to the holders of such Debt than comparable covenants for the Debt being defeased, redeemed, purchased or acquired or, if none, the covenants described under "Limitation on Dispositions" and "Purchase of Debt Securities Upon a Change of Control" above and such Debt is not in an amount (net of any original issue discount) greater than, any Stated Maturity of the Debt being replaced and the proceeds of such subordinated Debt are utilized for such purpose within 45 days of issuance or
(y) Capital Stock (other than Redeemable Stock), (iv) Restricted Payments in an amount not to exceed $75 million in the aggregate provided that no payment may be made pursuant to this clause (iv) if an Event of Default, or an event that, after giving notice or lapse of time or both, would become an Event of Default, has occurred and is continuing, (v) any payment or Investment required by applicable law in order to conduct business operations in the ordinary course, (vi) a Permitted Investment and (vii) Investments in Unrestricted Subsidiaries and other Persons that are not Restricted Subsidiaries or Eligible Joint Ventures in an amount not to exceed $100 million in the aggregate, provided that no payment or Investment may be made pursuant to this clause (vii) if an Event of Default, or an event that, after giving notice or lapse of time or both, would become an Event of Default, has occurred and is continuing. Notwithstanding the foregoing, the amount of Investments that may be made pursuant to clauses (iv) or (vii), as the case may be, may be increased by the net reduction in Investments of the type made previously pursuant to clauses (iv) or (vii), as the case may be, that result from payments of interest on Debt, dividends, or repayment of loans or advances, the proceeds of the sale or disposition of the Investment or other return of the amount of the original Investment to the Company, the Restricted Subsidiary or the Eligible Joint Venture that made the original Investment from the Person in which such Investment was made or any distribution or payment of such Investment to the extent that such distribution or payment constituted either a Restricted Payment or a Permitted Payment, provided that (x) the aggregate amount of such payments will not exceed the amount of the original Investment by the Company, such Restricted Subsidiary or Eligible Joint Venture that reduced the amount available pursuant to clause (iv) or clause (vii), as the case may be, for making Restricted Payments and (y) such payments may be added pursuant to this proviso only to the extent such payments are not included in the calculation of Adjusted Consolidated Net Income.

   "Permitted Working Capital Facilities" is defined to mean one or more loan or credit agreements providing for the extension of credit to the Company for the Company's working capital purposes, which credit agreements will be ranked pari passu with or subordinate to the Debt Securities in right of payment and may be secured or unsecured.

   "Person" is defined to mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

   "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) or preferred or preference stock of such Person that is outstanding or issued on or after the date of original issuance of any series of Debt Securities.

   "Property" of any Person is defined to mean all types of real, personal, tangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

   "Purchase Money Debt" means Debt representing, or Incurred to finance, the cost of acquiring any Property, provided that (i) any Lien securing such Debt does not extend to or cover any other Property other than the Property being acquired and (ii) such Debt is Incurred, and any Lien with respect thereto is granted, within 18 months of the acquisition of such Property.

   "Rating Agencies" is defined to mean (i) S&P and (ii) Moody's or (iii) if S&P or Moody's or both do not make a rating of the Debt Securities publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P, Moody's or both, as the case may be.

   "Rating Category" is defined to mean (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories), (ii) with respect to Moody's, any of the following categories:
Ba, B, Caa, Ca, C and D (or equivalent successor categories) and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Debt Securities has decreased by one or more gradations, gradations within Rating Categories (+ and -for S&P, 1, 2 and 3 for Moody's or the equivalent gradations for another Rating Agency) will be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB-to B+, will constitute a decrease of one gradation).

   "Rating Decline" is defined to mean the occurrence of the following on, or within 90 days after, the earlier of (i) the occurrence of a Change of Control and (ii) the date of public notice of the occurrence of a Change of Control or of the public notice of the intention of the Company to effect a Change of Control (the "Rating Date") which period will be extended so long as the rating of the Debt Securities is under publicly announced consideration for possible downgrading by any of the Rating Agencies: (a) in the event that any series of the Debt Securities are rated by either Rating Agency on the Rating Date as Investment Grade, the rating of such Debt Securities by both such Rating Agencies will be reduced below Investment Grade, or (b) in the event the Debt Securities are rated below Investment Grade by both such Rating Agencies on the Rating Date, the rating of such Debt Securities by either Rating Agency will be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

   "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of any series of the Debt Securities, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of any series of Debt Securities or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Debt having a scheduled maturity prior to the Stated Maturity of any series of Debt Securities, provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require the Company to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or a "change of control" occurring prior to the Stated Maturity of any series of Debt Securities will not constitute Redeemable Stock if the "asset sale" or "change of control" provision applicable to such Capital Stock is no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under "Limitation on Dispositions" and "Purchase of Debt Securities Upon a Change of Control" above and such Capital Stock specifically provides that the Company will not purchase or redeem any such Capital Stock pursuant to such covenants prior to the Company's purchase of Debt Securities required to be purchased by the Company under the covenants described under "Limitation on Dispositions" and "Purchase of Debt Securities Upon a Change of Control" above.

   "Reference Period" is defined to mean the four most recently completed fiscal quarters for which financial information is available preceding the date of a transaction giving rise to the need to make a financial calculation.

   "Restricted Payment" is defined to mean (i) any dividend or other distribution on any shares of the Company's Capital Stock, provided that a dividend or other distribution consisting of the Capital Stock of an Unrestricted Subsidiary will not constitute a Restricted Payment except to the extent of the portion thereof that is equal to the portion of the total Investment in such Unrestricted Subsidiary that is represented by the Investment that was made pursuant to clause (vii) of the definition of "Permitted

Payment," (ii) any payment on account of the purchase, redemption, retirement or acquisition for value of the Company's Capital Stock, (iii) any defeasance, redemption, purchase or other acquisition or retirement for value prior to the scheduled maturity of any Debt ranked subordinate in right of payment to the Senior Debt Securities in the case of the Senior Debt Indenture and the Subordinated Debt Securities other than repayment of Debt of the Company to a Restricted Subsidiary or an Eligible Joint Venture, (iv) any Investment made in a Person (other than the Company or any Restricted Subsidiary or any Eligible Joint Venture) and (v) designating a Restricted Subsidiary as an Unrestricted Subsidiary (the Restricted Payment made upon such a designation to be determined as the fair market value of the Capital Stock of such Restricted Subsidiary owned directly or indirectly by the Company at the time of the designation). Notwithstanding the foregoing, "Restricted Payment" will not include any Permitted Payment, except that any payment made pursuant to clauses (iv) and (v) of the definition of "Permitted Payment" will be counted in the calculation set forth in clause (c) of the covenant described under "Limitation on Restricted Payments."

   "Restricted Subsidiary" is defined to mean any Subsidiary of the Company that is not an Unrestricted Subsidiary.

   "Senior Debt" is defined to mean the principal of and interest on all Debt of the Company whether created, Incurred or assumed before, on or after the date of original issuance of any series of Debt Securities (other than the Debt Securities), provided that Senior Debt will not include (i) Debt that, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, was without recourse to the Company, (ii) Debt of the Company to any Affiliate and (iii) any Debt of the Company that, by the terms of the instrument creating or evidencing the same, is specifically designated as being junior in right of payment to the Debt Securities or any other Debt of the Company.

   "Significant Subsidiary" is defined to mean a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act.

   "Stated Maturity" is defined to mean, with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

   "Subsidiary" is defined to mean, with respect to any Person including, without limitation, the Company and its Subsidiaries, (i) any corporation or other entity of which such Person owns, directly or indirectly, a majority of the Capital Stock or other ownership interests and has ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, and (ii) with respect to the Company and, as appropriate, its Subsidiaries, any Permitted Joint Venture, including, without limitation, Coso Land Company Joint Venture, Coso Finance Partners, Coso Energy Developers and Coso Power Developers, provided that in respect of any Subsidiary that is not a Permitted Joint Venture, the Company must exercise control over such Subsidiary and its Property to the same extent as a Permitted Joint Venture.

   "Subsidiary Refinancing Debt" is defined to mean Debt issued in exchange for, or the proceeds of which are used to refinance (including to purchase), outstanding Debt of a Restricted Subsidiary or an Eligible Joint Venture, including, without limitation, Construction Financing, in amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest or dividends and all fees, premiums (in excess of accreted value) and expenses related to such exchange or refinancing), for which purpose the amount so exchanged or refinanced will not exceed, in the case of Debt, the lesser of (x) the principal amount of the Debt so exchanged or refinanced and (y) if the Debt being exchanged or refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such exchange or refinancing, and, in the case of an equity investment made in lieu of or as part of Construction Financing, Debt, in an amount not to exceed the capital and surplus shown on the balance sheet of such Restricted Subsidiary or Eligible Joint Venture, provided that (A) such Debt will be Non-Recourse if the Debt so exchanged or refinanced is Non-Recourse and (B) the Average Life of the new Debt will be equal to or greater than the Average Life of the Debt to be exchanged or refinanced, provided further that upon the first refinancing of any Construction Financing of a Restricted Subsidiary or an Eligible Joint Venture, (i) the amount of the Subsidiary Refinancing Debt issued in exchange for or to refinance such Construction Financing will not be limited by this provision and (ii) the Subsidiary Refinancing Debt issued in exchange for or to refinance such Construction Financing will not be subject to the provisions of the foregoing clause (B) of this provision.

   "Trade Payables" is defined to mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors Incurred, created, assumed or Guaranteed by such Person or any of its Subsidiaries or Joint Ventures arising in the ordinary course of business.

   "Unrestricted Subsidiary" is defined to mean any Subsidiary of the Company that becomes an Unrestricted Subsidiary in accordance with the requirements set forth in the next sentence. The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary if (a) such designation is in compliance with the first paragraph of the covenant described under "Limitation on Restricted Payments" above and (b) after giving effect to such designation, such Subsidiary does not own, directly or indirectly, a majority of the Capital Stock or the Voting Stock of any other Restricted Subsidiary unless such other Restricted Subsidiary is designated as an Unrestricted Subsidiary at the same time. Any such designation will be effected by filing with the Trustee an Officers' Certificate certifying that such designation complies with the requirements of the immediately preceding sentence. No Debt or other obligation of an Unrestricted Subsidiary may be with recourse to the Company, any of its Restricted Subsidiaries, any Eligible Joint Venture or any of their respective Property except to the extent otherwise permitted by the provisions of the Indenture. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the provision described under "Limitation on Subsidiary Debt" above or (ii) any portion of such Debt could not be Incurred under such provision, if the Company could borrow all such remaining Debt under the provision described in the first paragraph under "Limitation on Debt" above.

   "U.S. Government Obligations" is defined to mean securities that are (i) direct obligations of the U.S. for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the U.S., the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S., that, in either case are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

   "Voting Stock" is defined to mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors (or persons fulfilling similar responsibilities) of such Person.

   As more fully described in the Prospectus Supplement, each of the Indentures also provides for defeasance of certain covenants.

CERTIFICATED SECURITIES

   Except as may be set forth in a Prospectus Supplement, Debt Securities will not be issued in certificated form. If, however, Debt Securities of any series are to be issued in certificated form, no service charge will be made for any transfer or exchange of any such Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

BOOK-ENTRY SYSTEM

   If so specified in any accompanying Prospectus Supplement relating to Debt Securities of any series, Debt Securities of or within such series may be issued under a book-entry system in the form of one or more global securities (each, a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the accompanying Prospectus Supplement, will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

   The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the SEC.

   Purchases of the Offered Securities under the Depositary system must be made by or through Direct Participants, which will receive a credit for the Securities on the Depositary's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

   To facilitate subsequent transfers, all Securities deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Securities with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Securities; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither the Depositary nor Cede & Co. will consent or vote with respect to the Securities. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   Principal and interest payments on the Securities will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

   The Depositary may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Security certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a success securities depository). In that event, Security certificates will be printed and delivered.

   The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

   A Global Security of any series may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Security representing all but not part of an offering of Offered Debt Securities hereby is exchangeable for Debt Securities in definitive form of like tenor and terms if (i) the Depositary notified the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by the Company within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility, or (ii) the Company in its sole discretion at any time determines not to have all of the Debt Securities represented in an offering of Offered Debt Securities by a Global Security and notifies the Trustee thereof. A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in such names and in such authorized denominations as the Depositary of such Global Security shall direct.

                             PLAN OF DISTRIBUTION

   The Company may sell the Offered Securities in any of the following ways (or in any combination thereof): (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to any Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents and the respective amounts of such Offered Securities underwritten or purchased by each of them, the initial public offering price of such Offered Securities and the proceeds to the Company from such sale, any discounts, commissions or other items constituting compensation from the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed.

   If underwriters are used in the sale of any Offered Securities, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Offered Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters.

   Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement.

   Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

                                LEGAL MATTERS

   Certain legal matters (including the validity of the Securities) will be passed upon for the Company by Steven A. McArthur, Senior Vice President and General Counsel of the Company and by Willkie Farr & Gallagher. As of August 31, 1997, Mr. McArthur beneficially owned 123,542 shares of Common Stock.

                                   EXPERTS

   The consolidated financial statements and financial statement schedules of the Company and its subsidiaries incorporated by reference in this Registration Statement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   With respect to the Company's unaudited interim financial information for the periods ended March 31, 1997 and 1996 and June 30, 1997 and 1996, incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

   The consolidated financial statements of Northern Electric plc as of March 31, 1996 and 1995, and for each of the three years in the period ended March 31, 1996, appearing in the Company's Report on Form 8-K/A dated February 18, 1997, have been audited by Ernst & Young, chartered accountants, as stated in their report which is included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   With respect to Northern's unaudited condensed consolidated financial statements at September 30, 1996, and for the six months ended September 30, 1996 and 1995, incorporated by reference in this Prospectus, Ernst & Young, chartered accountants, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in the Company's Current Report on Form 8-K/A dated February 18, 1997, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. Ernst & Young are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

   The consolidated statements of operations, changes in stockholders' equity, and cash flows of Magma Power Company, and subsidiaries for the year ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

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   NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                              TABLE OF CONTENTS

                  PROSPECTUS SUPPLEMENT              PAGE
                                                   --------
Summary...........................................    S-1
Recent Developments ..............................   S-12
Use of Proceeds ..................................   S-13
Market Prices of Common Stock and Dividend Policy    S-13
Capitalization ...................................   S-14
Selected Consolidated Financial and Operating
 Data ............................................   S-15
Selected Pro Forma Financial Information  ........   S-17
The Business of the Company ......................   S-18
Projects in Development ..........................   S-29
Management .......................................   S-34
Underwriting .....................................   S-40
Notice to Canadian Residents .....................   S-43
Certain United States Federal Tax Considerations
 for Non-U.S. Holders of Common Stock ............   S-44
Legal Matters ....................................   S-46
Experts ..........................................   S-46
Index to Financial Statements ....................    F-1
Index to Pro Forma Financial Data ................    P-1

                     PROSPECTUS                      PAGE
                                                   --------
Available Information ............................      2
Incorporation of Certain Documents by Reference  .      3
Risk Factors .....................................      4
The Company ......................................     11
Ratio of Earnings to Fixed Charges ...............     12
Use of Proceeds ..................................     12
Description of Capital Stock .....................     13
Description of Preferred Stock ...................     15
Description of Debt Securities ...................     20
Plan of Distribution .............................     52
Legal Matters ....................................     53
Experts ..........................................     53

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                            CALENERGY COMPANY, INC.


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                         [CALENERGY COMPANY, INC. LOGO]

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                              14,000,000 Shares
                                 Common Stock
                              ($0.675 par value)

                            PROSPECTUS SUPPLEMENT

                          CREDIT SUISSE FIRST BOSTON

                               LEHMAN BROTHERS

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                             MERRILL LYNCH & CO.

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